Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of February 9, 2020

by and among

SIMON PROPERTY GROUP, INC.,

SIMON PROPERTY GROUP, L.P.,

SILVER MERGER SUB 1, LLC,

SILVER MERGER SUB 2, LLC,

TAUBMAN CENTERS, INC.

and

The Taubman Realty Group Limited Partnership

i

Defined Terms

Acceptable Confidentiality Agreement	76
Acquisition Proposal	76
Acquisition Transaction	76
Action	77
Affiliate	77
Agreement	1
Alternative Acquisition Agreement	49
Anti-Corruption Laws	77
Applicable Base Amount	72
Applicable Law(s)	77
Business Day	78
Capitalization Date	20
Cash Partnership Merger Consideration	8
Cash Tender Agreement	78
Certificate of Conversion	5
Certificate of Formation	5
Certificates	11
Certificates of Merger	5
Closing	4
Closing Date	4
Code	78
Collective Bargaining Agreement	78
Confidentiality Agreement	57
Consents	53
Continuing Offer	78
Contract	78
Delaware Certificate of Merger	5
DGCL	78
DLLCA	4
DRULPA	3
Effective Time	5
End Date	69
Enforceability Exceptions	19
Environmental Laws	78
EPCRA	78
ERISA	78
ERISA Affiliate	78
Exchange Act	79
Exchange Agent	11
Exchange Fund	11
Excluded Party	79
Excluded Titanium Common Stock	7
Excluded Titanium OP Units	9
Filings	53
Foreign Plan	31

Fraud	79
GAAP	79
General Partner Units	8
Governmental Entity	79
Ground Lease Consents	65
Group	79
Hazardous Materials	79
HMTA	78
HSR Act	79
Incentive Unit Merger Consideration	9
Indebtedness	79
Intellectual Property	79
Intervening Event	80
IRS	29
IT Assets	35
JV Consents	65
Knowledge	80
Letter of Transmittal	11
Lien	80
LLC Conversion	3
LLC Conversion Effective Time	5
Loan Consents	65
Material Adverse Effect	80
Material Contract	32
Maximum Amount	59
MBCA	4
Merger	4
Merger Consideration	81
Michigan Certificate of Merger	5
Michigan Courts	89
Michigan LARA	81
Minority OP Partners Partnership Merger Consideration	8
New Silver OP Units	8
No-Shop Period Start Date	48
Notice Period	51
NYSE	81
OP Exchange Ratio	81
OP Unit Partnership Merger Consideration	8
Option Deferral Agreement	81
Option Deferred Unit	81
Order	81
Organizational Documents	82
Other Filings	22

Parties	1
Partnership Certificate of Merger	5
Partnership Merger	3
Partnership Merger Consideration	9
Partnership Merger Effective Time	5
Party	1
Permits	82
Permitted Liens	82
Person	83
Proxy Statement	55
QRS	26
Qualifying Income	73
RCRA	78
Redemption	1
Reduced Termination Fee End Date	83
Regulatory Concessions	54
Regulatory Laws	83
REIT	83
REIT Requirements	72
Reorganized Titanium OP Deferred Unit	16
Reorganized Titanium OP Unit	1
Reorganized Titanium Operating Company	3
Reorganized Titanium Operating Company Operating Agreement	6
Representatives	48
SEC	83
Section 782 Exemption Resolution	19
Securities Act	83
Silver	1
Silver Board	2
Silver By-laws	83
Silver Charter	83
Silver Material Adverse Effect	83
Silver Merger Sub 1	1
Silver Merger Sub 2	1
Silver OP	1
Silver OP Agreement	83
Silver OP Preferred Contribution	1
Silver OP Unit	83
Silver Parties	84
Silver Transaction Litigation	84
Subsidiary	84
Substitute Award	16

Substitute DER	84
Superior Proposal	84
Surviving Titanium	4
Surviving Titanium Limited Liability Company Agreement	6
Surviving Titanium OP	3
Surviving Titanium OP Unit	8
Takeover Laws	19
Tax Guidance	73
Tax Returns	84
Taxes	85
Termination Fee	85
Titanium	1
Titanium Benefit Plans	29
Titanium Board	2
Titanium Board Recommendation	19
Titanium Board Recommendation Change	50
Titanium By-laws	85
Titanium Capital Stock	20
Titanium Charter	85
Titanium Common Stock	85
Titanium Common Stock Merger Consideration	7
Titanium Disclosure Letter	18
Titanium DSU	85
Titanium Equity Award Consideration	85
Titanium Equity Awards	85
Titanium Family	85
Titanium Family Converting Units	9
Titanium Family Partnership Merger Consideration	9
Titanium Family Remaining Units	9
Titanium Family Representative	73
Titanium Indemnified Parties	58
Titanium Leased Real Property	86
Titanium Material Adverse Effect	86
Titanium OP	1
Titanium OP Agreement	86
Titanium OP Approval	86
Titanium OP Incentive Unit	86
Titanium OP Minority Partner	8
Titanium OP Payment	1
Titanium OP Preferred Redemption	1
Titanium OP Unit	86
Titanium Owned Real Property	86

v

Titanium Parties	86
Titanium PSU Award	86
Titanium Real Property	86
Titanium Related Party Agreement	37
Titanium RSU Award	86
Titanium RSU/PSU Cash Amount	15
Titanium SEC Documents	23
Titanium Securities	20
Titanium Series B Merger Consideration	7
Titanium Series B Preferred Stock	20
Titanium Series J and Series K Preferred Stock Liquidation Preference	63
Titanium Series J and Series K Preferred Stock Redemption Amount	63
Titanium Series J Preferred Stock	20

Titanium Series K Preferred Stock	20
Titanium Shareholder Approval	86
Titanium Shareholders	87
Titanium Shareholders Meeting	19
Titanium Special Committee	2
Titanium Stock Plans	87
Titanium Subsidiary Partnership	27
Titanium Tax Protection Agreements	27
Titanium Transaction Litigation	87
Transaction Litigation	87
Transactions	3
Transfer Taxes	64
TRS	26
TSCA	78
Voting Agreement	2
Willful Breach	87

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 9, 2020, by and among Simon Property Group, Inc., a Delaware corporation (“Silver”), Simon Property Group, L.P., a Delaware limited partnership (“Silver OP”), Silver Merger Sub 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Silver OP (“Silver Merger Sub 1”), Silver Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Silver Merger Sub 1 (“Silver Merger Sub 2”), Taubman Centers, Inc., a Michigan corporation (“Titanium”), and The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“Titanium OP”). Each of Silver, Silver OP, Silver Merger Sub 1, Silver Merger Sub 2, Titanium and Titanium OP is sometimes referred to as a “Party” and, collectively, the “Parties.”

WHEREAS, the Parties intend that, subject to the terms and conditions set forth herein: (a) on the Closing Date and prior to the Partnership Merger Effective Time, Titanium OP shall redeem (the “Titanium OP Preferred Redemption”) any Preferred Equity (as defined in the Titanium OP Agreement) held by Titanium for an amount equal to the sum of the Titanium Series J and Series K Preferred Stock Redemption Amount, which amount shall be paid by Titanium OP to Titanium on the Closing Date; (b) immediately following the Titanium OP Preferred Redemption, at the Partnership Merger Effective Time, Silver Merger Sub 2 will be merged with and into Titanium OP pursuant to the Partnership Merger, in which (i) each Titanium OP Unit that is owned by Titanium immediately prior to the Partnership Merger Effective Time will remain outstanding as one Surviving Titanium OP Unit, (ii) each Titanium OP Unit that is owned by a Titanium OP Minority Partner immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Minority OP Partners Partnership Merger Consideration and (iii) certain Titanium OP Units that are owned by the Titanium Family immediately prior to the Partnership Merger Effective Time will remain outstanding as Surviving Titanium OP Units and all other Titanium OP Units that are owned by the Titanium Family immediately prior to the Partnership Merger Effective Time will be converted into the right to receive the Titanium Family Partnership Merger Consideration; (c) immediately following the Partnership Merger Effective Time, at the LLC Conversion Effective Time, Surviving Titanium OP will be converted into a Delaware limited liability company pursuant to the LLC Conversion, in which each Surviving Titanium OP Unit that is owned by the Titanium Family, Merger Sub 1 or by Titanium immediately prior to the LLC Conversion Effective Time will be converted into one unit of limited liability company interests in the Reorganized Titanium Operating Company (a “Reorganized Titanium OP Unit”), and each Option Deferred Unit will be converted into the right to receive one Reorganized Titanium OP Unit; (d) immediately following the LLC Conversion Effective Time, Silver OP shall contribute (the “Silver OP Preferred Contribution”) to the capital of Reorganized Titanium Operating Company an amount equal to the aggregate Titanium Series J and Series K Preferred Stock Liquidation Preference in exchange for a certain number of Series A Preferred Units (as such term is defined in the Surviving Titanium Limited Liability Company Agreement); (e) immediately after the Silver OP Preferred Contribution, Reorganized Titanium Operating Company shall pay to Titanium the amounts described in the foregoing clause (a) (the “Titanium OP Payment”); (f) immediately after the Titanium OP Payment and prior to the Effective Time, Titanium shall (i) issue a notice of redemption of each of the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock and (ii) deposit, or cause to be deposited, with an escrow agent for the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock, cash in the amounts described in the foregoing clause (a) (steps (i) and (ii) of this clause (f), the “Redemption”); and (g) immediately following the Redemption, at the Effective Time, Titanium will be merged with and into Silver Merger Sub 1 pursuant to the Merger, in which (i) each share of Titanium Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Excluded Titanium Common Stock) will be cancelled and will cease to exist and will be converted into the right to receive the Titanium Common Stock Merger Consideration, and (ii) each share of Titanium Series B Preferred Stock issued and outstanding immediately prior to the Effective Time will be cancelled and will cease to exist and will be converted into the right to receive the Titanium Series B Merger Consideration;

WHEREAS, the board of directors of Titanium (the “Titanium Board”), acting upon the unanimous recommendation of a special committee of the Titanium Board (the “Titanium Special Committee”), has (a) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, Titanium and the Titanium Shareholders; (b) adopted and approved this Agreement and the Transactions; (c) subject to Section 5.02, resolved to recommend that the Titanium Shareholders adopt and approve this Agreement; and (d) directed that this Agreement be submitted to the Titanium Shareholders and holders of Titanium Series B Preferred Stock for their adoption and approval;

WHEREAS, Titanium, in its capacity as the general partner of Titanium OP, has taken all actions required for the execution of this Agreement by Titanium OP and to approve the consummation by Titanium OP of the Transactions;

WHEREAS, the board of directors of Silver (the “Silver Board”) has unanimously (a) determined that this Agreement and the Transactions, are fair to, advisable and in the best interests of, Silver and its stockholders; and (b) approved and adopted this Agreement and the Transactions;

WHEREAS, (a) Silver, in its capacity as the general partner of Silver OP, has taken all actions required for the execution of this Agreement by Silver OP and to approve the consummation by Silver OP of the Transactions; (b) Silver OP, in its capacity as the sole member of Silver Merger Sub 1, has taken all actions required for the execution of this Agreement by Silver Merger Sub 1 and to approve the consummation by Silver Merger Sub 1 of the Transactions; and (c) Silver Merger Sub 1, in its capacity as the sole member of Silver Merger Sub 2, has taken all actions required for the execution of this Agreement by Silver Merger Sub 2 and to approve the consummation by Silver Merger Sub 2 of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Silver Parties’ willingness to enter into this Agreement, certain holders of Titanium Common Stock, Titanium Series B Preferred Stock and Titanium OP Units are entering into a Voting Agreement with Silver (the “Voting Agreement”), pursuant to which such holders will agree, among other things, to take specified actions in connection with the Transactions, in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the execution and delivery of this Agreement, in order to facilitate the transactions contemplated hereby and as a condition to the Silver Parties’ willingness to enter into this Agreement, Titanium OP and certain of its partners, including Titanium, are delivering to Silver the Titanium OP Approval; and

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WHEREAS, the Parties intend that for U.S. federal income tax purposes (a) the Merger will be treated as a taxable sale by Titanium of all of Titanium’s assets to Silver Merger Sub 1 in exchange for the Titanium Common Stock Merger Consideration, the Titanium Series B Merger Consideration, the Titanium Series J and Series K Preferred Stock Redemption Amount and the assumption of all of Titanium’s other liabilities (including Titanium’s share of the Titanium OP liabilities, as determined under the applicable U.S. federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in Titanium in liquidation pursuant to Section 331 and Section 562 of the Code, and that this Agreement will constitute a “plan of liquidation” of Titanium for U.S. federal income tax purposes; (b) the Partnership Merger will be treated as (i) with respect to Titanium OP Units that are converted into the right to receive the Cash Partnership Merger Consideration or Titanium Family Partnership Merger Consideration, a taxable purchase of Titanium OP Units in exchange for the Cash Partnership Merger Consideration and (ii) with respect to Titanium OP Units that are converted into the right to receive the OP Unit Partnership Merger Consideration, a contribution of Titanium OP Units to Silver OP pursuant to Section 721 of the Code; and (c) the LLC Conversion will be treated in accordance with Revenue Ruling 95-37, 1995-1 C.B. 130 and Revenue Ruling 84-52, 1984-1 C.B. 157.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article I.

The Transactions

Section 1.01        The Transactions.

(a)          Titanium OP Preferred Redemption. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and prior to the Partnership Merger Effective Time, Titanium OP and Titanium shall effect the Titanium OP Preferred Redemption for an amount equal to the Titanium Series J and Series K Preferred Stock Redemption Amount, which amount shall be paid by Titanium OP to Titanium on the Closing Date.

(b)          Partnership Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the DLLCA, at the Partnership Merger Effective Time, Silver Merger Sub 2 shall be merged with and into Titanium OP (the “Partnership Merger”), the separate existence of Silver Merger Sub 2 shall cease, and Titanium OP shall continue as the surviving company in the Partnership Merger (“Surviving Titanium OP”).

(c)          LLC Conversion. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the LLC Conversion Effective Time, Surviving Titanium OP shall be converted into a Delaware limited liability company (the “Reorganized Titanium Operating Company”) and the members thereof shall adopt the Reorganized Titanium Operating Company Operating Agreement (the “LLC Conversion” and, together with the Merger, the Partnership Merger, and the other transactions contemplated herein, the “Transactions”).

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(d)          Silver OP Preferred Contribution and Titanium OP Payment. On the terms and subject to the conditions set forth in this Agreement, immediately following the LLC Conversion Effective Time, Silver OP and the Reorganized Titanium Operating Company shall effect the Silver OP Preferred Contribution pursuant to which Silver OP hereby agrees to, and Silver shall cause Silver OP to, contribute to the capital of Reorganized Titanium Operating Company an amount equal to the aggregate Titanium Series J and Series K Preferred Stock Liquidation Preference in exchange for a number of Series A Preferred Units (as such term is defined in the Surviving Titanium Limited Liability Company Agreement) equal to the quotient of (i) the aggregate Titanium Series J and Series K Preferred Stock Liquidation Preference divided by (ii) $25 (i.e., the Series A Preferred Unit liquidation preference of a Series A Preferred Unit). On the Closing Date, Silver OP and the Reorganized Titanium Operating Company shall enter into a customary subscription agreement to effect the Silver OP Preferred Contribution. Following the consummation of the Silver OP Preferred Contribution, the Reorganized Titanium Operating Company shall pay to Titanium the amount required by Section 1.01(a).

(e)          Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the “MBCA”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Titanium shall be merged with and into Silver Merger Sub 1 (the “Merger”), the separate corporate existence of Titanium shall cease, and Silver Merger Sub 1 shall continue as the surviving company in the Merger (“Surviving Titanium”).

Section 1.02        Closing. The closing (the “Closing”) of the Transactions shall take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction or, to the extent permitted by Applicable Law, waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions at the Closing), or at such other place, time and date as shall be agreed in writing between Titanium and Silver; provided, that Silver, Silver OP, Silver Merger Sub 1 and Silver Merger Sub 2 shall in no event be required to effect the Closing (a) prior to November 9, 2020, if, on the date that the Closing would otherwise have occurred, any investigation or Action by any Governmental Entity is then-pending that, in Silver’s reasonable judgment, following consultation with Titanium and the Titanium Family Representative, is seeking or would reasonably be expected to lead to or result in a Silver Burdensome Condition (individually or in the aggregate with all other Regulatory Concessions in respect of any Governmental Entity, that Silver, following consultation with Titanium and the Titanium Family Representative, reasonably expects to be required or imposed), or (b) prior to July 9, 2020, if, on the date that the Closing would otherwise have occurred, any Specified Consent has not been obtained or, with respect to a Loan Consent that has not been obtained, the loan underlying such Loan Consent has not been prepaid or defeased. For the avoidance of doubt, the foregoing proviso is solely for the benefit of the Silver Parties, and the Silver Parties may elect to effect the Closing at any time prior to the dates set forth in such proviso if at such time the Closing would otherwise be required to occur pursuant to this Section 1.02. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

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Section 1.03        Effective Times.

(a)          Effective Time. On the terms and subject to the conditions of this Agreement, at the Closing, the applicable Parties shall cause to be filed (i) a certificate of merger with respect to the Merger (the “Michigan Certificate of Merger”) with the Michigan LARA in such form as required by, and executed in accordance with, the applicable provisions of the MBCA, (ii) a certificate of merger with respect to the Merger (the “Delaware Certificate of Merger” and, together with the Michigan Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA and (iii) any other filings, recordings or publications required, if any, under the MBCA and the DLLCA in connection with the Merger. The Merger shall become effective at the time that the Certificates of Merger have been accepted for filing by the Michigan LARA and the Delaware Secretary of State, or at such other time as Titanium and Silver shall agree in writing and specify in the Certificates of Merger (the time the Merger becomes effective being the “Effective Time”), it being understood and agreed that the Parties shall cause the Effective Time to occur promptly following the Partnership Merger Effective Time and immediately following the completion of the steps set forth in the first sentence of Section 6.08.

(b)          Partnership Merger Effective Time. On the terms and subject to the conditions of this Agreement, at the Closing, the applicable Parties shall cause to be filed (i) a certificate of merger with respect to the Partnership Merger (the “Partnership Certificate of Merger”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, the applicable provisions of the DRULPA and the DLLCA and (ii) any other filings, recordings or publications required, if any, under the DRULPA and the DLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time that the Partnership Certificate of Merger has been accepted for filing by the Delaware Secretary of State, or at such other time as Titanium and Silver shall agree in writing and specify in the Partnership Certificate of Merger (the time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).

(c)          LLC Conversion Effective Time. On the terms and subject to the conditions of this Agreement, at the Closing, the applicable Parties shall cause to be filed (i) a certificate of conversion with respect to the LLC Conversion (the “Certificate of Conversion”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, the applicable provisions of the DRULPA and the DLLCA, (ii) a certificate of formation with respect to the Reorganized Titanium Operating Company (the “Certificate of Formation”) with the Delaware Secretary of State, in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA and (iii) any other filings, recordings or publications required, if any, under the DRULPA and the DLLCA in connection with the LLC Conversion. The LLC Conversion shall become effective at the time that the Certificate of Conversion and Certificate of Formation have been accepted for filing by the Delaware Secretary of State, or at such other time as Titanium and Silver shall agree in writing and specify in the Certificate of Conversion (the time the LLC Conversion becomes effective being the “LLC Conversion Effective Time”), it being understood and agreed that the Parties shall cause the LLC Conversion Effective Time to occur immediately following the Partnership Merger Effective Time.

5

Section 1.04        Organizational Documents.

(a)          At the Effective Time, the limited liability company agreement of Surviving Titanium shall be in the form attached as Exhibit A (the “Surviving Titanium Limited Liability Company Agreement”), with such changes as may be agreed in writing between Silver and Titanium prior to the Effective Time, until thereafter amended in accordance with Applicable Law and the applicable provisions of such limited liability company agreement.

(b)          At the Partnership Merger Effective Time, the limited partnership agreement of Titanium OP as in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of Surviving Titanium OP, with such changes as may be agreed in writing between Silver and Titanium prior to the Effective Time, until thereafter amended in accordance with Applicable Law and the applicable provisions of such limited partnership agreement.

(c)          At the LLC Conversion Effective Time, the operating agreement of Reorganized Titanium Operating Company shall be in the form attached as Exhibit B (the “Reorganized Titanium Operating Company Operating Agreement”), with such changes as may be agreed in writing between Silver, Titanium and the other Persons that will be parties thereto prior to the Effective Time, until thereafter amended in accordance with Applicable Law and the applicable provisions of such operating agreement.

Section 1.05        Managers and Officers.

(a)          From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the sole managing member of Silver Merger Sub 1 immediately prior to the Effective Time shall be the sole managing member of Surviving Titanium and (ii) the officers of Merger Sub 1 immediately prior to the Effective Time shall be the officers of Surviving Titanium.

(b)          From and after the Partnership Merger Effective Time, until the earlier of such time as successors are duly elected or appointed and qualified in accordance with Applicable Law or the LLC Conversion Effective Time, (i) the general partner of Titanium OP immediately prior to the Partnership Merger Effective Time shall be the general partner of Surviving Titanium OP and (ii) the officers and authorized signatories of Titanium OP immediately prior to the Partnership Merger Effective Time shall be the officers and authorized signatories of Surviving Titanium OP.

(c)          From and after the LLC Conversion Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law and the Reorganized Titanium Operating Company Operating Agreement, the directors, officers and authorized signatories of the Reorganized Titanium Operating Company shall be those set forth in or selected pursuant to the Reorganized Titanium Operating Company Operating Agreement.

Article II.

Effect of the Transactions

Section 2.01        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:

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(a)          Limited Liability Company Interests of Silver Merger Sub 1. Each limited liability company interest of Silver Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall remain as an issued and outstanding limited liability company interest of Surviving Titanium and shall constitute the only outstanding limited liability company interests of Surviving Titanium.

(b)          Excluded Shares of Titanium Common Stock. Each share of Titanium Common Stock that is owned by Titanium as treasury stock, by any direct or indirect wholly owned Subsidiary of Titanium, by any of the Silver Parties or by any direct or indirect wholly owned Subsidiary of any of the Silver Parties immediately prior to the Effective Time (collectively, the “Excluded Titanium Common Stock”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          Titanium Common Stock. Subject to Section 2.04, each share of Titanium Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Excluded Titanium Common Stock) shall be cancelled and shall cease to exist and shall be converted into the right to receive $52.50 in cash (the “Titanium Common Stock Merger Consideration”) payable to the holder thereof, without interest. All such shares of Titanium Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Titanium Common Stock shall cease to have any rights with respect thereto, except the right to receive the Titanium Common Stock Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such certificate (or evidence of shares in book-entry form) in accordance with Section 2.04, without interest. For the avoidance of doubt, any Titanium DSUs, Titanium RSU Awards or Titanium PSU Awards that have vested and have been settled in shares of Titanium Common Stock prior to Closing (that is, other than those that are outstanding and unvested immediately prior to Closing and vest pursuant to Section 2.05, which shall be governed by Section 2.05) will constitute Titanium Common Stock converted pursuant to this provision.

(d)          Titanium Series B Preferred Stock. Subject to Section 2.04, each share of Titanium Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist and shall be converted into the right to receive an amount of cash equal to the Titanium Common Stock Merger Consideration divided by 14,000 (collectively, the “Titanium Series B Merger Consideration”) payable to the holder thereof, without interest. All such shares of Titanium Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Titanium Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Titanium Series B Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such certificate (or evidence of shares in book-entry form) in accordance with Section 2.04, without interest.

(e)          Adjustments. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time the outstanding shares of Titanium Common Stock or Titanium Series B Preferred Stock, or securities convertible or exchangeable into shares of Titanium Common Stock or Titanium Series B Preferred Stock, in each case shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Titanium Common Stock Merger Consideration and/or the Titanium Series B Merger Consideration, as applicable, will be appropriately adjusted to reflect that change; provided that nothing in this Section 2.01(e) shall be construed to permit any Party or its Subsidiaries to take any action that is otherwise prohibited by this Agreement.

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Section 2.02        Effect on Partnership Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the Parties or the holder of any securities of the Parties:

(a)          Limited Liability Company Interests in Silver Merger Sub 2. All of the limited liability company interests of Silver Merger Sub 2 issued and outstanding immediately prior to the Partnership Merger Effective Time shall, collectively, be converted into and become a number of units of partnership interest in Surviving Titanium OP (each, a “Surviving Titanium OP Unit”) equal to the sum of (i) the sum of (A) the number of Titanium OP Units owned by the Titanium OP Minority Partners plus (B) the number of Titanium Family Converting Units, in each case issued and outstanding immediately prior to the Partnership Merger Effective Time and that become cancelled in the Partnership Merger as provided in Section 2.02(c) and Section 2.02(d), plus (ii) the number of Acquired Equity Awards, plus (iii) the quotient of the number of shares of Titanium Series B Preferred Stock to be cancelled pursuant to Section 2.01(d) divided by 14,000.

(b)         Titanium OP Units Held by Titanium. Each Titanium OP Unit that is owned by Titanium immediately prior to the Partnership Merger Effective Time (the “General Partner Units”) shall remain outstanding as one Surviving Titanium OP Unit, and no payment shall be made with respect thereto. For the avoidance of doubt, the Surviving Titanium OP Units owned by Titanium following the Partnership Merger Effective Time shall equal the number of shares of Titanium Common Stock to be cancelled pursuant to Section 2.01(c).

(c)         Titanium OP Units Held by Titanium OP Minority Partners. Subject to Section 2.04, each Titanium OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time owned by a holder of Titanium OP Units other than Surviving Titanium and the Titanium Family (each such holder, a “Titanium OP Minority Partner”) shall be converted into, at the election of the holder thereof (which election must be made no later than ten (10) Business Days following the delivery of the procedures for such election by Silver OP to such holders, which procedures shall be subject to Titanium’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall be provided to such holders no later than twenty (20) Business Days prior to the Partnership Merger Effective Time), either (i) the Titanium Common Stock Merger Consideration (the “Cash Partnership Merger Consideration”) or (ii) a number of Silver OP Units newly and validly issued for such purpose (the “New Silver OP Units”) equal to the OP Exchange Ratio (the “OP Unit Partnership Merger Consideration” and, together with the Cash Partnership Merger Consideration, as applicable, the “Minority OP Partners Partnership Merger Consideration”), in each case, without interest; provided, that if a Titanium OP Minority Partner does not qualify as an accredited investor as defined in Rule 501 of the Securities Act or does not make a valid and timely election as provided above or does not deliver the applicable executed joinder to the Silver OP Agreement as provided below, such Titanium OP Minority Partner shall be deemed to have elected to receive the Cash Partnership Merger Consideration pursuant to clause (i) above. Each Titanium OP Minority Partner who receives New Silver OP Units shall be admitted as a limited partner of Silver OP in accordance with the terms of the Silver OP Agreement upon delivery of an executed joinder agreement substantially in the form attached hereto as Exhibit C. For the avoidance of doubt, any Titanium OP Incentive Units that have vested and have been settled in Titanium OP Units prior to Closing (that is, other than those that are outstanding immediately prior to Closing and vest pursuant to Section 2.02(e), which shall be governed by Section 2.02(e)) will constitute Titanium OP Units held by Titanium OP Minority Partners converted pursuant to this provision.

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(d)         Titanium OP Units Held by the Titanium Family. A number of Titanium OP Units owned by the Titanium Family (with the allocation of such Titanium OP Units among certain or all members of the Titanium Family to be determined by the Titanium Family Representative prior to the Effective Time) immediately prior to the Partnership Merger Effective Time that results in the Titanium Family owning 20% of the outstanding Surviving Titanium OP Units (assuming, for purposes of this calculation, that Titanium OP Units issuable under the Option Deferral Agreement are outstanding Surviving Titanium OP Units) immediately following the Partnership Merger Effective Time (such Titanium OP Units, the “Titanium Family Remaining Units,” and together with the General Partner Units, the “Excluded Titanium OP Units”) shall remain outstanding as Surviving Titanium OP Units, no payment shall be made with respect thereto, and the holders of such Surviving Titanium OP Units (which holders shall be determined by the Titanium Family Representative prior to the Effective Time) shall remain as general or limited partners (as applicable) of Surviving Titanium OP. Subject to Section 2.04, all Titanium OP Units owned by the Titanium Family immediately prior to the Partnership Merger Effective Time other than the Titanium Family Remaining Units (such Titanium OP Units, the “Titanium Family Converting Units”) shall be converted into the Cash Partnership Merger Consideration (the “Titanium Family Partnership Merger Consideration” and, together with the Minority OP Partners Partnership Merger Consideration, the “Partnership Merger Consideration”), without interest. Schedule I sets forth an illustration of the calculation described in the first sentence of this Section 2.02(d) and the effect of the LLC Conversion described in Section 2.03 and the other related transactions contemplated by this Article II based on information available as of the date hereof.

(e)          Titanium OP Incentive Units. Subject to Section 2.04, each Titanium OP Incentive Unit that is issued and outstanding immediately prior to the Partnership Merger Effective Time which by its terms as in effect on the date hereof vests or is eligible to become vested in connection with the Effective Time shall (i) to the extent not already vested, become vested (treating for this purpose any performance-based vesting condition to which such Titanium OP Incentive Unit remains subject as having been attained based on the level of Actual Performance through the Effective Time or Target Performance, whichever is greater) and (ii) be converted, immediately prior to the Partnership Merger Effective Time, into an outstanding Titanium OP Unit in accordance with the Titanium Stock Plan pursuant to which such Titanium OP Incentive Unit was granted, which shall then be treated in the same manner (and having the right to the same election) as all other Titanium OP Units in accordance with Section 2.02(c) above (the Cash Partnership Merger Consideration and/or the OP Unit Partnership Merger Consideration, as applicable, payable with respect thereto, the “Incentive Unit Merger Consideration”). Any Incentive Unit Merger Consideration payable with respect to Titanium OP Incentive Units shall be paid out of the Exchange Fund in accordance with Section 2.04. The portion of any such Titanium OP Incentive Unit that does not become vested following the determination of performance as set forth in this Section 2.02(e) shall be cancelled and forfeited immediately prior to the Effective Time without consideration therefor.

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(f)           Treatment of Units. All Titanium OP Units converted into the applicable Partnership Merger Consideration, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or evidence of units in book-entry form) that immediately prior to the Partnership Merger Effective Time represented any such Titanium OP Units shall cease to have any rights with respect thereto, except the right to receive the applicable Partnership Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such certificate (or evidence of shares in book-entry form) as provided herein, without interest.

(g)          Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Partnership Merger Effective Time the outstanding Silver Common Stock, Silver OP Units, Titanium OP Units or Titanium OP Incentive Units shall have been changed into a different number of units or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of units, or any similar event shall have occurred, then the Minority OP Partners Partnership Merger Consideration, and/or the Titanium Family Partnership Merger Consideration, and/or the Incentive Unit Merger Consideration, as applicable, will be appropriately adjusted to provide to the holders of Silver OP Units, Titanium OP Units and/or Titanium OP Incentive Units the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.02(g) shall be construed to permit any Party or its Subsidiaries to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.03        Effect of LLC Conversion. At the LLC Conversion Effective Time, by virtue of the LLC Conversion and without any action on the part of any of the Parties or the holder of any securities of the Parties:

(a)          Interests of the Titanium Family. Each Surviving Titanium OP Unit held by the Titanium Family immediately prior to the LLC Conversion Effective Time shall be automatically converted into one Reorganized Titanium OP Unit, such that the Titanium Family will hold 20% of the Reorganized Titanium OP Units (assuming, for purposes of this calculation, that Reorganized Titanium OP Units issuable under the Option Deferral Agreement are outstanding Reorganized Titanium OP Units), and each applicable member of the Titanium Family shall become a member of the Reorganized Titanium Operating Company.

(b)          Interests of Titanium. Each Surviving Titanium OP Unit held by Titanium immediately prior to the LLC Conversion Effective Time shall be automatically converted into one Reorganized Titanium OP Unit, such that Titanium and Silver Merger Sub 1 will collectively hold 80% of Reorganized Titanium OP Units (assuming, for purposes of this calculation, that Reorganized Titanium OP Units issuable under the Option Deferral Agreement are outstanding Reorganized Titanium OP Units), and Surviving Titanium shall become a member of the Reorganized Titanium Operating Company.

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Section 2.04        Exchange of Certificates.

(a)          Exchange Agent. Prior to the Partnership Merger Effective Time, Silver shall appoint a bank or trust company reasonably acceptable to Titanium to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Silver shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates (or evidence of shares or units in book-entry form) (collectively, “Certificates”) which immediately prior to the Effective Time represented shares of Titanium Common Stock (other than any shares of Excluded Titanium Common Stock) or shares of Titanium Series B Preferred Stock, or which immediately prior to the Partnership Merger Effective Time represented Titanium OP Units (other than the Excluded Titanium OP Units) and Titanium OP Incentive Units, for exchange in accordance with this Article II through the Exchange Agent, (i) certificates (or, at Silver OP’s option, evidence of units in book-entry form) representing the New Silver OP Units issuable pursuant to Section 2.02(c) to be issued as OP Unit Partnership Merger Consideration and (ii) by wire transfer of immediately available funds, an amount in cash sufficient to pay the aggregate cash portion of the Titanium Common Stock Merger Consideration, Titanium Series B Merger Consideration, Minority OP Partners Partnership Merger Consideration, Titanium Family Partnership Merger Consideration and Incentive Unit Merger Consideration, and any cash in respect of any dividends or other distributions pursuant to Section 2.04(d) (all such New Silver OP Units and cash deposited with the Exchange Agent being hereinafter referred to as the “Exchange Fund”).

(b)         Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three Business Days after the Effective Time), Silver shall cause the Exchange Agent to mail to each holder of record immediately prior to the Effective Time or the Partnership Merger Effective Time, as applicable, of Titanium Common Stock (other than any share of Excluded Titanium Common Stock), Titanium Series B Preferred Stock, Titanium Family Converting Units, Titanium OP Units held by Titanium OP Minority Partners and Titanium OP Incentive Units, a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares or units held in book-entry form) as Silver may specify, subject to Titanium’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto (it being understood that if the Exchange Agent does not customarily require a Letter of Transmittal with respect to book-entry shares, no Letter of Transmittal shall be required to be mailed to such holders pursuant to this Section 2.04(b)).

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(c)         Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Titanium Common Stock, shares of Titanium Series B Preferred Stock, Titanium OP Units and Titanium OP Incentive Units represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent or (ii) in the case of shares of Titanium Common Stock, shares of Titanium Series B Preferred Stock, Titanium OP Units and Titanium OP Incentive Units held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto (unless a Letter of Transmittal is not customarily required by the Exchange Agent with respect to book-entry shares), and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares or units shall be entitled to receive in exchange therefor (x) (A) the Titanium Common Stock Merger Consideration into which such shares of Titanium Common Stock have been converted pursuant to Section 2.01(c), (B) the Titanium Series B Merger Consideration into which such shares of Titanium Series B Preferred Stock have been converted pursuant to Section 2.01(d), (C) the Minority OP Partners Partnership Merger Consideration into which such Titanium OP Units held by Titanium OP Minority Partners have been converted pursuant to Section 2.02(c) and/or Section 2.02(e), as applicable, (D) the Titanium Family Partnership Merger Consideration into which such Titanium Family Converting Units have been converted pursuant to Section 2.02(d), or (E) the Cash Partnership Merger Consideration into which such Titanium OP Incentive Units have been converted pursuant to Section 2.02(e) and (y) any cash in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.04(d). In the event of a transfer of ownership of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units or Titanium OP Incentive Units that is not registered in the transfer records of Titanium or Titanium OP, as applicable, the applicable Merger Consideration (and cash in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.04(d)) may be issued to a transferee if the Certificate representing such Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units or Titanium OP Incentive Units (including, if such Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units or Titanium OP Incentive Units is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock or other transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.04(c), each share of Titanium Common Stock and share of Titanium Series B Preferred Stock, from and after the Effective Time, and each Titanium OP Unit and Titanium OP Incentive Unit, from and after the Partnership Merger Effective Time, and any Certificate with respect thereto, in each case shall be deemed to represent only the right to receive upon such surrender the applicable Merger Consideration that the holders of shares of Titanium Common Stock, shares of Titanium Series B Preferred Stock, Titanium OP Units and Titanium OP Incentive Units are entitled to receive in respect of such shares or units pursuant to Section 2.01(c), Section 2.01(d), Section 2.02(c), Section 2.02(d) and Section 2.02(e), as applicable (and cash in respect of any dividends or other distributions pursuant to Section 2.04(d)).

(d)          Treatment of Unexchanged Units. No dividends or other distributions declared or made with respect to New Silver OP Units with a record date after the Partnership Merger Effective Time, as applicable, shall be paid to the holder of any unsurrendered Certificate with respect to the New Silver OP Units issuable upon surrender thereof, and no cash payment with respect to the Merger Consideration shall be paid to any such holder, until the surrender of such Certificate in accordance with this Article II. Subject to Tax or other Applicable Law, following surrender of such Certificate, there shall be paid to the holder of the certificate (or evidence of shares in book-entry form) representing whole New Silver OP Units issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions declared on the New Silver OP Units with a record date after the Partnership Merger Effective Time, as applicable, and a payment date prior to such surrender that is payable with respect to such whole New Silver OP Units, as applicable, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Partnership Merger Effective Time, as applicable, and a payment date subsequent to such surrender payable with respect to such whole New Silver OP Units.

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(e)          Transfers of Shares. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Surviving Titanium of shares of Titanium Common Stock or shares of Titanium Series B Preferred Stock that were outstanding immediately prior to the Effective Time, and from and after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of Surviving Titanium OP of Titanium OP Units (other than Excluded Titanium OP Units and General Partner Units deemed transferred pursuant to the Merger) that were outstanding immediately prior to the Partnership Merger Effective Time.

(f)           No Fractional Units. No certificates or scrip representing fractional New Silver OP Units shall be issued upon the conversion of Titanium OP Units or Titanium OP Incentive Units pursuant to Section 2.02. Notwithstanding any other provision of this Agreement, each fraction of a New Silver OP Unit that would otherwise be issued to any holder of Titanium OP Units or Titanium OP Incentive Units converted in the Partnership Merger pursuant to Section 2.02(c), Section 2.02(d) and Section 2.02(e), as applicable (after taking into account all Titanium OP Units or Titanium OP Incentive Units exchanged by such holder) shall be rounded up to a whole New Silver OP Unit.

(g)          Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units, or Titanium OP Incentive Units for twelve (12) months after the Effective Time or the Partnership Merger Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), as applicable, shall be delivered to Silver or its designee, and any holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium OP Units or Titanium OP Incentive Units who has not theretofore complied with this Article II shall thereafter look only to Silver for payment of its claim for Merger Consideration and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.

(h)          Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund if and as directed by Silver; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion, and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to, and be the property of, Silver. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any shareholder of Titanium or unitholder of Titanium OP to receive the applicable Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Silver shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

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(i)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Silver, the posting by such Person of a bond, in such reasonable and customary amount as Silver may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the applicable Merger Consideration and any dividends and distributions on such Certificate, in each case deliverable in respect thereof pursuant to this Agreement.

(j)            Dividends and Distributions. In the event that (i) a dividend or distribution with respect to the shares of Titanium Common Stock permitted under the terms of this Agreement has (A) a record date prior to the Effective Time and (B) has not been paid as of the Effective Time, or (ii) a dividend or distribution with respect to the Titanium OP Units permitted under the terms of this Agreement has (A) a record date prior to the Partnership Merger Effective Time and (B) has not been paid as of the Partnership Merger Effective Time, then, in each case, the holders of shares of Titanium Common Stock or the holders of Titanium OP Units, as applicable, shall be entitled to receive such dividend or distribution from Titanium or Titanium OP, as applicable, as of immediately prior to the time such shares or units are exchanged pursuant to this Article II.

(k)           No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights will be available with respect to the Transactions, including any right to receive notice with respect to dissenters’ rights under Section 703a of the MBCA, any right or remedy under Sections 762 et seq. of the MBCA, any dissenters’ or appraisal rights under the DRULPA or any dissenters’ or appraisal rights under the Titanium OP Agreement.

Section 2.05        Treatment of Titanium Equity Awards. Prior to the Effective Time, the Titanium Board (or, if appropriate, any duly authorized committee administering any Titanium Stock Plan) will take all actions as it deems necessary or appropriate to give effect to this Section 2.05 to provide that, other than as agreed to in writing between Titanium and a holder of each Titanium Equity Award:

(a)           Titanium RSU Awards and Titanium DSUs. Except as otherwise provided in Section 2.05(c), immediately prior to, and conditioned upon the occurrence of, the Effective Time, each Titanium RSU Award, other than a Titanium 2020 Equity Award, that is then outstanding and which by its terms as in effect on the date hereof vests in full in connection with the Effective Time, and each Titanium DSU, shall, without any action by the holder thereof, become vested in full (as applicable) and shall be converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Titanium Common Stock subject to such Titanium RSU Award or Titanium DSU, as applicable, and (ii) the Titanium Common Stock Merger Consideration. Any Titanium Common Stock Merger Consideration payable with respect such Titanium RSU Awards and Titanium DSUs shall be paid as soon as practicable, and in any event within five (5) Business Days, following the Effective Time and subject to any required withholding taxes. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Titanium RSU Awards or Titanium DSUs which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Titanium RSU Awards or Titanium DSUs if required in order to comply with Section 409A of the Code.

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(b)          Titanium PSU Awards. Immediately prior to, and conditioned upon the occurrence of, the Effective Time, each Titanium PSU Award, other than a Titanium 2020 Equity Award, that is then outstanding which by its terms as in effect on the date hereof is eligible to become vested in connection with the Effective Time shall, without any action by the holder thereof, become vested (determined based on the level of Actual Performance or Target Performance, whichever is greater) and shall be converted into the right of the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Titanium Common Stock subject to the vested portion of such Titanium PSU Award and (ii) the Titanium Common Stock Merger Consideration. Any Titanium Common Stock Merger Consideration payable with respect to such Titanium PSU Awards shall be paid as soon as practicable, and in any event within five (5) Business Days, following the Effective Time and subject to any required withholding taxes. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Titanium PSU Awards which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Titanium PSU Awards if required in order to comply with Section 409A of the Code. The portion of such Titanium PSU Award described in this Section 2.05(b) that does not become vested following the determination of performance as set forth in this Section 2.05(b) shall be cancelled and forfeited immediately prior to the Effective Time without consideration therefor.

(c)           Substitute Titanium RSU and PSU Awards.

(i)            Notwithstanding anything to the contrary contained in this Agreement, in the case of any Titanium RSU Award and any Titanium PSU Award, in each case other than a Titanium 2020 Equity Award, that is outstanding immediately prior to the Effective Time which is not, by its terms, eligible to become vested upon the Effective Time, such Titanium RSU Award or Titanium PSU Award shall, immediately prior to the Effective Time, without any action by the holder thereof, be cancelled and shall be converted into a substitute award in respect thereof, in accordance with the terms of the applicable Titanium Stock Plan (assuming, for any applicable Titanium PSU Award, achievement of performance conditions at the greater of Target Performance or Actual Performance) (a “Substitute Award”), which Substitute Award shall constitute a right to receive, on a per share basis with respect to the portion of such Substitute Award that vests, a cash payment payable by Reorganized Titanium Operating Company equal to the Titanium Common Stock Merger Consideration (the “Titanium RSU/PSU Cash Amount”). Each Substitute Award shall continue to be subject to the same service-vesting schedule that applied to the original Titanium RSU Award or Titanium PSU Award to which it relates (with any Substitute Award granted in respect of a Titanium PSU Award vesting solely subject to service conditions being satisfied through the end of the originally scheduled performance period (or as otherwise provided in accordance with the terms of the applicable Titanium Stock Plan and applicable Titanium PSU Award agreement)), and the applicable Titanium RSU/PSU Cash Amount that vests and becomes payable shall be paid at such time as the previously corresponding share of Titanium Common Stock would otherwise have become vested and deliverable under the applicable Titanium RSU Award or Titanium PSU Award in accordance with its original service vesting schedule.

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(ii)           Notwithstanding anything to the contrary contained in this Agreement, in the case of any Titanium RSU Award and any Titanium PSU Award, in each case that is a Titanium 2020 Equity Award and that is outstanding immediately prior to the Effective Time, such Titanium RSU Award or Titanium PSU Award shall, immediately prior to the Effective Time, without any action by the holder thereof, be cancelled and shall be converted into a substitute award in respect thereof, in accordance with the terms of the applicable Titanium Stock Plan (a “2020 Substitute Award”), which 2020 Substitute Award shall constitute a right to receive, on a per share basis with respect to the portion of such Substitute Award that vests, a cash payment payable by Reorganized Titanium Operating Company equal to the Titanium RSU/PSU Cash Amount. Each 2020 Substitute Award shall continue to be subject to the same vesting schedule that applied to the original Titanium RSU Award or Titanium PSU Award to which it relates, and the applicable Titanium RSU/PSU Cash Amount that vests and becomes payable shall be paid at such time as the previously corresponding share of Titanium Common Stock would otherwise have become vested and deliverable under the applicable Titanium RSU Award or Titanium PSU Award in accordance with its original vesting schedule.

(d)          Treatment of Titanium DERs. Conditioned upon the occurrence of the Effective Time, upon the Effective Time: (i) each Titanium DER that relates to a then outstanding Titanium RSU Award or Titanium PSU Award, in each case other than a Titanium 2020 Equity Award, and which by its terms (A) is, as of immediately prior to the Effective Time, already vested, or (B) is eligible to become vested in connection with the Effective Time, shall, without any action by the holder thereof, become vested (to the extent not previously vested) to the same extent as the Titanium RSU Award or Titanium PSU Award to which such Titanium DER relates in accordance with Section 2.05(a) or Section 2.05(b) above, as applicable, and in each case of (A) and (B) shall, to the extent not theretofore paid, become immediately due and payable in accordance with its terms and, upon payment in full thereof in accordance with its terms, shall be cancelled as of the Effective Time; and (ii) in the case of any Titanium DER that relates to a then outstanding Titanium RSU Award or Titanium PSU Award, in each case including any Titanium 2020 Equity Award, which is not, by its terms, eligible to become vested upon the Effective Time, such Titanium DER shall, immediately prior to the Effective Time, without any action by the holder thereof, be cancelled and shall be converted into a Substitute DER. For the avoidance of doubt, any payment in respect of any Titanium DER which immediately prior to the cancellation thereof was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date for such Titanium DER (or Substitute DER, as applicable) if required in order to comply with Section 409A of the Code.

(e)          Necessary Actions. Titanium shall use reasonable best efforts to, prior to the Effective Time, take or cause to be taken all actions as are necessary to give effect to the transactions contemplated by this Section 2.05. Titanium shall provide Silver the opportunity to review and provide comments with respect to any written materials with respect thereto in advance of their adoption or distribution to holders of Titanium Equity Awards, which comments shall be considered and taken into account by the Titanium in good faith.

(f)           Option Deferral Agreement. At the LLC Conversion Effective Time, the Option Deferral Agreement shall be deemed to be amended so that each Option Deferred Unit shall represent the right to receive, following the LLC Conversion Effective Time, one Reorganized Titanium OP Unit (“Reorganized Titanium OP Deferred Unit”), with such Reorganized Titanium OP Deferred Unit remaining subject to all other terms and conditions of the Option Deferral Agreement (including the continued right to receive distributions in the same manner and in the same amount as received by any other Reorganized Titanium OP Unit). Notwithstanding anything herein to the contrary, the parties to the Option Deferral Agreement shall be permitted to amend the Option Deferral Agreement to give effect to this Section 2.05(f).

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(g)          Funding of Closing Payments. At or prior to the Effective Time, Silver shall deposit, or cause to be deposited, with Titanium OP or a Subsidiary thereof, for the benefit of the holders of the applicable Titanium RSU Awards, Titanium PSU Awards and Titanium DSUs, by wire transfer of immediately available funds, an amount in cash equal to the sum of (i) the aggregate amount of Titanium Common Stock Merger Consideration payable with respect to Titanium RSU Awards and Titanium DSUs pursuant to Section 2.05(a), plus (ii) the aggregate amount of Titanium Common Stock Merger Consideration payable with respect to Titanium PSU Awards pursuant to Section 2.05(b), plus (iii) the aggregate amount payable with respect to Titanium DERs pursuant to Section 2.05(d)(i).

Section 2.06         Treatment of Titanium Series J and Series K Preferred Stock. On the Closing Date, each share of Titanium Series J Preferred Stock and each share of Titanium Series K Preferred Stock issued and outstanding immediately prior to the Effective Time shall be redeemed in accordance with the terms of Section 6.08, and from and after the Effective Time, shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, except the right to receive the redemption price therefor plus all accumulated and unpaid dividends thereon, without interest.

Section 2.07         Withholding Rights. Each of Silver and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock, Titanium Series K Preferred Stock, Titanium DSUs, Titanium RSU Awards, Titanium PSU Awards, Titanium OP Units, or Titanium OP Incentive Units pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax law. Amounts so withheld and timely paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock, Titanium Series K Preferred Stock, Titanium DSUs, Titanium RSU Awards, Titanium PSU Awards, Titanium OP Units, or Titanium OP Incentive Units in respect of which such deduction or withholding was made. In the event that Silver or the Exchange Agent determines that withholding is required, Silver or the Exchange Agent shall use commercially reasonable efforts to notify Titanium in advance and the Parties shall cooperate in good faith to reduce or minimize such withholding to the maximum extent permitted by Applicable Law.

Article III.

Representations and Warranties of the Titanium Parties

The Titanium Parties jointly and severally represent and warrant to the Silver Parties that, except (a) as disclosed in the Titanium SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (other than (i) with respect to Titanium SEC Documents filed with or furnished to the SEC by Titanium prior to January 1, 2019, any exhibits or schedules thereto, or any documents incorporated by reference therein, and (ii) any risk factor disclosures contained in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other section to the extent there are forward looking, cautionary or predictive statements therein; it being understood that any historical factual information contained within such headings, disclosure or statements shall not be excluded) or (b) in the disclosure letter delivered by Titanium to Silver contemporaneously with the execution and delivery by the Titanium Parties of this Agreement (the “Titanium Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Titanium Disclosure Letter with respect to this Article III shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Article III to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):

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Section 3.01         Qualification, Organization, Subsidiaries, etc. Titanium is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had, and would not reasonably be expected to have a Titanium Material Adverse Effect. Titanium OP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Each of Titanium’s Subsidiaries (other than Titanium OP) is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Each of Titanium, Titanium OP and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Titanium and Titanium OP have made available to Silver true, correct and complete copies of their respective Organizational Documents, each as amended as of the date hereof, and are not in violation of any of the provisions of such Organizational Documents.

Section 3.02          Authority; Execution and Delivery; Enforceability; Ownership Restrictions.

(a)          Titanium has all requisite corporate power and authority, and Titanium OP has all requisite limited partnership power and authority, to execute and deliver this Agreement, to perform and comply with its covenants and obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to the receipt of Titanium Shareholder Approval, and in the case of the Partnership Merger and the LLC Conversion, to the receipt of Titanium OP Approval.

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(b)          The Titanium Board, acting upon the unanimous recommendation of the Titanium Special Committee, has (i) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, Titanium and the Titanium Shareholders; (ii) adopted and approved this Agreement and the Transactions; (iii) subject to Section 5.02, resolved to recommend that the Titanium Shareholders adopt and approve this Agreement; and (iv) directed that this Agreement be submitted to the Titanium Shareholders and holders of Titanium Series B Preferred Stock for their adoption and approval (the “Titanium Board Recommendation”). Titanium, in its capacity as the general partner of Titanium OP, has taken all actions required for the execution of this Agreement by Titanium OP and to approve the consummation by Titanium OP of the Transactions. The Titanium Board, acting upon the unanimous recommendation of the Titanium Special Committee, has directed that Titanium submit the adoption and approval of this Agreement to a vote at a special meeting of the shareholders of Titanium in accordance with the terms of this Agreement (the “Titanium Shareholders Meeting”). Except for Titanium Shareholder Approval and the Titanium OP Approval, no other corporate or other similar proceedings on the part of the Titanium Parties are necessary to authorize or adopt or approve this Agreement or to consummate the Transactions (except for the filing of (A) the Michigan Certificate of Merger and the Delaware Certificate of Merger with the Michigan LARA and the Delaware Secretary of State, respectively, (B) the Partnership Certificate of Merger with the Delaware Secretary of State, and (C) the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary of State). Each of the Titanium Parties has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Silver Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

(c)           Assuming the representation and warranty set forth in Section 4.09 is true and correct in all respects, (i) the Titanium Board, acting upon the unanimous recommendation of the Titanium Special Committee, has adopted a resolution pursuant to Section 782(1) of the MBCA to exempt the Silver Parties and their existing or future Affiliates from the requirements of Section 780 of the MBCA related to “interested shareholders” (as defined in Section 778 of the MBCA) with respect to the Transactions (the “Section 782 Exemption Resolution”) and (ii) no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation (collectively, “Takeover Laws”) applies with respect to this Agreement and the Transactions. The Titanium Board, acting upon the unanimous recommendation of the Titanium Special Committee, has adopted a resolution determining that none of the execution and delivery of this Agreement or the Voting Agreement or the performance of any of the obligations or agreements contemplated hereby and thereby, including the consummation of the Transactions (including the Merger), assuming no breach or default of such agreements by the Titanium Family, will result in any Person in the Titanium Family having Beneficial Ownership or Constructive Ownership (as such terms are defined in the Titanium Charter) of more than 8.23% of the value of the outstanding Titanium Common Stock and Titanium Series B Preferred Stock, in aggregate, or otherwise result in any Capital Stock (as defined in the Titanium Charter) held by the Titanium Family being deemed Excess Stock (as defined in the Titanium Charter) (the “Ownership Resolution”). No action has been taken, whether pursuant to Section 782(2) of the MBCA or otherwise, by the Titanium Board to amend, alter or repeal the Section 782 Exemption Resolution or the Ownership Resolution.

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Section 3.03          Capital Structure.

(a)          The authorized capital stock of Titanium consists of (i) 250,000,000 shares of Titanium Common Stock and (ii) 250,000,000 shares of preferred stock, of which 40,000,000 shares are designated as Series B Non-Participating Convertible Preferred Stock, 0.001 par value per share (the “Titanium Series B Preferred Stock”), 7,700,000 shares are designated as Series J Cumulative Redeemable Preferred Stock, no par value (the “Titanium Series J Preferred Stock”), and 6,800,000 shares are designated as Series K Cumulative Redeemable Preferred Stock, no par value (the “Titanium Series K Preferred Stock” and, together with the Titanium Common Stock, the Titanium Series B Preferred Stock and the Titanium Series J Preferred Stock, the “Titanium Capital Stock”). At the close of business on February 6, 2020 (the “Capitalization Date”), (1) 61,237,420 shares of Titanium Common Stock were issued and outstanding, (2) 26,398,473 shares of Titanium Series B Preferred Stock were issued and outstanding, (3) 7,700,000 shares of Titanium Series J Preferred Stock were issued and outstanding, (4) 6,800,000 shares of Titanium Series K Preferred Stock were issued and outstanding and (5) 2,609,728 shares of Titanium Common Stock were reserved and available for issuance pursuant to Titanium Stock Plans, of which (A) 84,466 shares were subject to issuance upon the settlement of outstanding Titanium DSUs, (B) 178,552 shares were subject to issuance upon the settlement of outstanding Titanium RSU Awards, and (C) 176,250 shares were subject to issuance upon the settlement of outstanding Titanium PSU Awards (assuming achievement of any applicable performance conditions at maximum levels). Except as set forth in this Section 3.03(a), Section 3.03(b) or Section 3.03(c), as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, Titanium or Titanium OP, (ii) no outstanding securities of Titanium or Titanium OP convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Titanium or Titanium OP, as applicable, (iii) no outstanding options, warrants, calls, subscriptions, rights or other commitments or agreements to acquire from Titanium or any Subsidiary of Titanium, or that obligate Titanium or any Subsidiary of Titanium to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, Titanium or Titanium OP, (iv) no obligations of Titanium or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, Titanium or Titanium OP, and (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the price or value of any of the foregoing or dividends paid thereon (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Titanium Securities”).

(b)          Except as set forth in the Titanium Charter, the Titanium By-laws, the Titanium OP Agreement, the Continuing Offer or the Cash Tender Agreement, there are no outstanding agreements of any kind that obligate Titanium or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Titanium Securities (except pursuant to the acquisition by Titanium of shares of Titanium Common Stock for purposes of satisfying Tax withholding obligations with respect to holders of Titanium DSUs, Titanium RSU Awards, Titanium PSU Awards or other equity awards), or that obligate Titanium or any Subsidiary of Titanium to grant, extend or enter into any such agreements relating to any Titanium Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Titanium Securities. Except for the Voting Agreement, the Continuing Offer or the Cash Tender Agreement, neither Titanium nor any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Titanium Securities or any other agreement relating to the disposition, voting or dividends with respect to any Titanium Securities. All outstanding shares of Titanium Capital Stock, Titanium OP Units and Titanium OP Incentive Units have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concepts are applicable) and free of preemptive rights. Since the Capitalization Date until the date hereof, neither Titanium nor any of its Subsidiaries has issued any Titanium Securities or incurred any obligation to make any payments based on the price or value of Titanium Securities, other than pursuant to Titanium OP Incentive Units, Titanium DSU, Titanium RSU Awards and Titanium PSU Awards that were outstanding as of the Capitalization Date. Section 3.03(b) of the Titanium Disclosure Letter sets forth the complete and accurate schedule of all outstanding equity, ownership or voting interests of Titanium OP as of the Capitalization Date, including the name of each general partner and limited partner thereof, the number of Titanium OP Units owned by such partner, and the percentage partnership interest represented by such Titanium OP Units.

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(c)           At the close of business on the Capitalization Date, (i) 87,653,492 Titanium OP Units were issued and outstanding, of which 61,237,420 Titanium OP Units were owned by Titanium and 26,416,072 Titanium OP Units were owned by Persons other than Titanium, including 24,191,177 Titanium OP Units beneficially owned by the Titanium Family and 2,224,895 Titanium OP Units owned by Persons other than the Titanium Family or Titanium, (ii) 123,251 Titanium OP Incentive Units were issued and outstanding, (iii) preferred equity interests in Titanium OP with a capital account balance of $362,500,000 were issued and outstanding and owned by Titanium and (iv) 871,261.76 Option Deferred Units were issued and outstanding.

(d)           Section 3.03(d) of the Titanium Disclosure Letter sets forth the following information with respect to each Titanium DSU, Titanium RSU Award, Titanium PSU Award, and Titanium OP Incentive Units outstanding as of the date hereof (including under the Option Deferral Agreement): (i) the name of the holder of such Titanium DSU, Titanium RSU Award, Titanium PSU Award and Titanium OP Incentive Units; (ii) the number of shares of Titanium Common Stock subject to such Titanium DSU, Titanium RSU Award and Titanium PSU Award; (iii) the number of Titanium OP Incentive Units held by such holder and the number of shares of Titanium Common Stock with respect to which such Titanium OP Incentive Units would be convertible or exchanged as of the date hereof; (iv) the date on which such Titanium DSU, Titanium RSU Award, Titanium PSU Award and Titanium OP Incentive Units was granted; and (v) the extent to which such Titanium DSU, Titanium RSU Award, Titanium PSU Award and Titanium OP Incentive Units is vested and/or non-forfeitable, as of the date hereof and the times and extent to which such Titanium DSU, Titanium RSU Award and Titanium PSU Award (assuming target level and maximum performance) or Titanium OP Incentive Units is scheduled to become vested and/or non-forfeitable thereafter. All shares of Titanium Common Stock to be issued pursuant to any Titanium DSU, Titanium RSU Award and Titanium PSU Award or upon the redemption of any Titanium OP Incentive Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

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(e)           Section 3.03(e) of the Titanium Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of Titanium OP that are not, directly or indirectly, wholly-owned by Titanium and all other joint ventures in which Titanium or any of its Subsidiaries owns capital stock, debt securities, or equity securities, and the percentage of such Subsidiary or other joint venture owned, directly or indirectly, by Titanium OP. Except as set forth in Section 3.03(e) of the Titanium Disclosure Letter: (i) none of Titanium or any of its Subsidiaries holds any capital stock, debt securities or equity securities (including any securities convertible into shares or equity interests of) or other capital interests of any Person other than any of the Subsidiaries of Titanium, (ii) each outstanding share of capital stock of or other equity interest in each Subsidiary of Titanium is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Titanium or one or more of its wholly owned Subsidiaries free and clear of all Liens, other than Permitted Liens, (iii) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of Titanium is a party or by which any Subsidiary of Titanium is bound relating to the issued or unissued capital stock or other equity, ownership or voting interests in such Subsidiary, or securities convertible into or exchangeable for such capital stock or other equity, ownership or voting interests of such Subsidiary, or obligating any Subsidiary of Titanium to issue or sell any shares of its capital stock or other equity, ownership or voting interests, or securities convertible into or exchangeable for such capital stock of, or other equity, ownership or voting interests in, such Subsidiary, (iv) except as would not be material to Titanium and its Subsidiaries, taken as a whole, there are no outstanding contractual obligations of Titanium or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Titanium, other than guarantees by Titanium OP of any indebtedness or other obligations of any Subsidiary of Titanium, (v) none of Titanium’s Subsidiaries owns any Titanium Capital Stock, and (vi) none of Titanium’s Subsidiaries are in material violation of any of their respective Organizational Documents.

Section 3.04          Governmental Authorization; Non-Contravention.

(a)          The execution, delivery and performance by the Titanium Parties of this Agreement and the consummation by the Titanium Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of (A) the Michigan Certificate of Merger and the Delaware Certificate of Merger with the Michigan LARA and the Delaware Secretary of State, respectively, (B) the Partnership Certificate of Merger with the Delaware Secretary of State, (C) the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary of State, and (D) filings with or notices to, in each case with respect to qualifications to do business or with respect to potential transfer taxes, the relevant authorities of other states in which any Titanium Party is qualified to do business or where a Subsidiary of Titanium does business, (ii) compliance with any applicable requirements of any applicable Regulatory Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws (including the filing with the SEC of the Proxy Statement and any other filings required under applicable U.S. state or federal securities laws in connection with the Transactions (“Other Filings”)), and (iv) consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or have a Titanium Material Adverse Effect.

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(b)          The execution, delivery and performance by the Titanium Parties of this Agreement and the consummation of the Transactions, do not and will not (i) assuming the receipt of Titanium Shareholder Approval and Titanium OP Approval, contravene, conflict with, or result in any violation or breach of any provision of Titanium Charter, Titanium By-laws or the Titanium OP Agreement, (ii) assuming compliance with the matters referred to in Section 3.04(a) and the receipt of Titanium Shareholder Approval and Titanium OP Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of Titanium Shareholder Approval and Titanium OP Approval, require any consent or other action by any Person under, constitute a default or other event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Titanium or any of its Subsidiaries is entitled under, any provision of any Contract binding upon Titanium or any of its Subsidiaries or any governmental licenses, authorizations, permits, consents, approvals, variances, exemptions or orders affecting, or relating in any way to, the assets or business of the Titanium Parties or (iv) result in the creation or imposition of any Lien on any asset of Titanium or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the consummation of the Transactions or have a Titanium Material Adverse Effect.

Section 3.05          Titanium SEC Documents.

(a)          Titanium has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by Titanium since January 1, 2017, together with any exhibits and schedules thereto and other information incorporated therein (collectively, the “Titanium SEC Documents”). As of their respective effective dates (in the case of the Titanium SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Titanium SEC Documents), the Titanium SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Titanium SEC Documents, and none of the Titanium SEC Documents as of such respective dates (or, if amended prior to the date hereof, as of the date of the filing of such amendment) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or its staff with respect to the Titanium SEC Documents, and to the Knowledge of Titanium, none of the Titanium SEC Documents is the subject of outstanding SEC comment or outstanding SEC investigation or other governmental investigation regarding the accounting practices of Titanium.

(b)          The consolidated financial statements of Titanium (including the related notes) included or incorporated by reference in the Titanium SEC Documents complied as to form, as of their respective dates of filing with the SEC (or, if amended prior to the date hereof, as of the date of the filing of such amendment), in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of Titanium and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown therein (subject, in the case of unaudited statements, to normal year-end adjustments that were not, or are not expected to be, material in amount).

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(c)          Titanium has designed and maintains a system of internal control over financial reporting and accounting intended to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Titanium has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) intended to provide reasonable assurance that material information that is required to be disclosed by Titanium in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. Titanium has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Titanium SEC Documents. Titanium has disclosed, based on its evaluation of Titanium’s internal control over financial reporting as of September 30, 2019, to Titanium’s auditors and the audit committee of the Titanium Board (x) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Titanium’s internal control over financial reporting.

Section 3.06         Absence of Certain Changes or Events. From September 30, 2019 to the date of this Agreement (a) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Titanium Material Adverse Effect, (b) the business of the Titanium Parties has been conducted in all material respects in the ordinary course of business, except for any action taken in connection with the negotiation, execution and consummation of this Agreement and the Transactions and (c) neither Titanium nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Silver’s consent pursuant to Sections 5.01(a)(ii)(B), (iii) (but only with respect to dividends or other distributions by Titanium OP that are outside the ordinary course of business), (iv)(B), (vii), (viii), (ix), (xii), or (xix) had the covenants therein applied since September 30, 2019.

Section 3.07         No Undisclosed Liabilities. Neither Titanium nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent, known, unknown, direct, indirect or otherwise), except liabilities (a) reflected or reserved against in the most recent audited or unaudited balance sheet (including the notes thereto) of Titanium and its Subsidiaries included in the Titanium SEC Documents filed prior to the date hereof, (b) incurred after September 30, 2019, in the ordinary course of business consistent with past practice, (c) contemplated by or incurred in connection with this Agreement or the Transactions, or (d) that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Titanium Material Adverse Effect.

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Section 3.08         Taxes.

(a)          Each of Titanium, Titanium OP and their respective Subsidiaries has timely filed all U.S. federal income Tax Returns and all other material Tax Returns required to have been filed (or such Tax Returns have been filed on their behalf), taking into account any extensions of time within which to file such Tax Returns, and such Tax Returns are accurate and complete in all material respects. True and complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by Titanium, Titanium OP and their respective Subsidiaries that are TRSs with respect to the taxable years ending on or after December 31, 2016 have been provided or made available to Silver.

(b)          Each of Titanium, Titanium OP and their respective Subsidiaries has paid all material amounts of Taxes required to have been paid by it other than Taxes that are not yet due (or in the case of real estate Taxes, that are not yet delinquent) or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP, whether or not shown on any Tax Return.

(c)          There are no current disputes, audits, examinations, investigations or other similar proceedings pending with regard to any material amounts of Taxes or material Tax Returns of Titanium, Titanium OP or any of their respective Subsidiaries (other than any dispute, audit, examination, investigation or other similar proceeding pending with regard to real estate or other similar property Taxes that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP), and none of Titanium, Titanium OP or any of their respective Subsidiaries has received a written notice of any such audits, examinations, investigation or other similar proceedings that has not been resolved or is currently pending. No deficiency for any material Tax has been threatened, asserted or assessed in writing by a taxing authority against Titanium, Titanium OP or any of their respective Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP. None of Titanium, Titanium OP or any of their respective Subsidiaries has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to material taxation by that jurisdiction.

(d)          As of the date hereof, none of Titanium, Titanium OP or any of their respective Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired, in each case, other than as a result of any extension of time within which to file any material Tax Return that remains unfiled.

(e)           None of Titanium, Titanium OP or any of their respective Subsidiaries has failed to withhold, collect, or timely remit all material amounts required to have been withheld, collected and remitted in respect of Taxes under any Applicable Laws relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign laws) with respect to any payments to a vendor, employee, independent contractor, creditor, shareholder, or any other Person.

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(f)          Within the past two years, neither Titanium nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g)          None of Titanium, Titanium OP or any of their respective Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of Applicable Law).

(h)          None of Titanium, Titanium OP or any of their respective Subsidiaries has (i) entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) or (ii) requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes, in each case, that (A) requires it to take any action or refrain from taking any action or (B) would be terminated or adversely affected as a result of the Transactions.

(i)           Titanium (A) for all taxable years commencing with its taxable year ended December 31, 1992 through and including its taxable year ended December 31, 2019, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT for U.S. federal income tax purposes for such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal income tax purposes and will continue to operate through the Effective Time in such a manner so as to so qualify for the taxable year that will end with the consummation of the Merger and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Titanium, threatened.

(j)           Each Subsidiary of Titanium (including Titanium OP) has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code (a “QRS”), (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “TRS”) or (D) a REIT. Section 3.08(j) of the Titanium Disclosure Letter sets forth a true and complete list of (i) the classification for United States federal income tax purposes of each Subsidiary of Titanium and (ii) the type of and percentage of interest held, directly or indirectly, by Titanium or any Subsidiary in each entity treated as a partnership for income tax purposes.

(k)          None of Titanium, Titanium OP or any of their respective Subsidiaries holds directly or indirectly any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code, and none of Titanium, Titanium OP or any of their respective Subsidiaries (other than TRSs) has or has had any undistributed earnings and profits attributable to any non-REIT year within the meaning of Section 857 of the Code.

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(l)           Section 3.08(l) of the Titanium Disclosure Letter sets forth each Titanium Tax Protection Agreement (as hereinafter defined) in force at the date hereof. As of the date hereof, no Person has raised in writing, or to the knowledge of Titanium threatened in writing to raise, a claim against Titanium, Titanium OP or any of their respective Subsidiaries for any breach of any Titanium Tax Protection Agreements. As used herein, “Titanium Tax Protection Agreements” means any written agreement to which Titanium, Titanium OP or any Titanium Subsidiary Partnership is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Titanium Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Titanium Subsidiary Partnership or Titanium OP have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee, or otherwise assume economic risk of loss with respect to, debt, (B) retain or not dispose of assets, or engage in transactions of comparable tax effect, for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (E) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect Subsidiaries under Section 752 of the Code. As used herein, “Titanium Subsidiary Partnership” means a Subsidiary of Titanium that is a partnership for U.S. federal income tax purposes.

(m)         There are no Liens for Taxes upon any property or assets of Titanium, Titanium OP or any of their respective Subsidiaries except for Permitted Liens.

(n)          There are no written Tax allocation or Tax sharing agreements or similar arrangements with respect to or involving Titanium, Titanium OP or any of their respective Subsidiaries for any material amount of Tax, except for any (A) contract exclusively between and among Titanium, Titanium OP or any of their respective Subsidiaries, (B) Titanium Tax Protection Agreement and (C) customary indemnification or similar provision contained in any agreement the primary purposes of which do not relate to Taxes. After the Closing Date none of Titanium, Titanium OP or any of their respective Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any material liability thereunder for amounts due in respect of periods prior to the Closing Date (in each case, except for any (A) contract exclusively between and among Titanium, Titanium OP or any of their respective Subsidiaries, (B) Titanium Tax Protection Agreement and (C) customary indemnification or similar provision contained in any agreement the primary purposes of which do not relate to Taxes).

(o)          Since January 1, 2012, neither Titanium nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 856(c), 856(g), 857(b), 857(f), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code which have not been previously paid.

(p)          None of Titanium, Titanium OP or any of their respective Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any material liability for the Taxes of any Person (other than Titanium, Titanium OP or any of their respective Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (excluding any (A) contract exclusively between and among Titanium, Titanium OP or any of their respective Subsidiaries, (B) Titanium Tax Protection Agreement and (C) customary indemnification or similar provision contained in any agreement the primary purposes of which do not relate to Taxes).

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(q)          None of Titanium, Titanium OP or any of their Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting of Titanium, Titanium OP or any of their respective Subsidiaries for a taxable period ending on or prior to the Closing Date made prior to Closing, (ii) installment sale by Titanium, Titanium OP or any of their respective Subsidiaries made prior to Closing or (iii) election by Titanium, Titanium OP or any of their respective Subsidiaries under Section 108(i) of the Code.

(r)           No written power of attorney that has been granted by Titanium, Titanium OP or any of their respective Subsidiaries (other than to Titanium, Titanium OP or any of their respective Subsidiaries) currently is in force with respect to any matter relating to Taxes.

Section 3.09          Labor Matters.

(a)          Titanium and its Subsidiaries are in compliance with all Applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours, and immigration, except as would not reasonably be expected to have a Titanium Material Adverse Effect.

(b)          Neither Titanium nor any of its Subsidiaries is (i) the subject of any pending or, to the Knowledge of Titanium, threatened investigations, audits, complaints, or proceedings by or before any Governmental Entity involving any applicant for employment, any current or former employee, or any class of the foregoing; or (ii) the subject of any pending or, to the Knowledge of Titanium, threatened litigation asserting an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or other violation of state or federal labor law, or seeking to compel Titanium or any of its Subsidiaries to bargain with any labor organization or other employee representative as to wages or conditions of employment, in each case, except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Neither Titanium nor any of its Subsidiaries is party to any Collective Bargaining Agreement or subject to any Order relating to Titanium’s relationship or dealings with its employees, any labor organization or any other employee representative. As of the date hereof, there is no pending or, to the Knowledge of Titanium, threatened, strike, slowdown, lockout or other material job Action or labor dispute involving Titanium or any of its Subsidiaries, nor has such event occurred within the past three years. None of Titanium’s or any of its Subsidiaries’ personnel are represented by a labor organization and, to the Knowledge of Titanium, as of the date hereof, in the past three years, there have not been any attempt by employees of Titanium or any of its Subsidiaries or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Titanium or any of its Subsidiaries.

(c)          To the Knowledge of Titanium, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other Applicable Laws related to United States immigration and Applicable Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

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(d)          During the three (3) years prior to the date of this Agreement, neither Titanium nor any of its Subsidiaries has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Titanium or any of its Subsidiaries.

Section 3.10          Benefits Matters; ERISA Compliance.

(a)          Section 3.10(a) of the Titanium Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying the material Titanium Benefit Plans. With respect to such Titanium Benefit Plans, Titanium has made available to Silver copies, to the extent applicable, of (i) the most recent plan document (and amendments thereto), or benefits reference guide, (ii) the most recent annual report on Internal Revenue Service (the “IRS”) Form 5500 and all schedules thereto filed with the Department of Labor, (iii) the most recent summary plan description, (iv) the trust agreement or other material funding mechanism, (v) the most recent financial statements and actuarial reports, (vi) the most recent IRS determination letter or opinion letter and any pending request for such a letter, and (vii) all material, non-routine filings and correspondence with any Governmental Entity. For purposes of this Agreement, “Titanium Benefit Plans” means, collectively (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, separation, retention, change in control, disability, vacation, death benefit, hospitalization, medical, dental, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite or other material employee benefit plans, programs or arrangements that are sponsored, maintained, contributed to, or required to be contributed to by Titanium or any of its Subsidiaries for the benefit of any current or former directors, officers or employees of Titanium or any of its Subsidiaries, or with respect to which Titanium or any of its Subsidiaries has an obligation or liability (whether actual or contingent), and (B) all employment, severance, retention, change of control or termination agreements between Titanium or any of its Subsidiaries and any current directors and officers of Titanium or any of its Subsidiaries.

(b)          All Titanium Benefit Plans which are intended to be qualified under Section 401(a) of the Code are the subject of or have timely applied for, as of the date of this Agreement, determination, opinion or advisory letters from the IRS to the effect that such Titanium Benefit Plans are so qualified, and, to the Knowledge of Titanium, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Titanium Benefit Plan.

(c)          No Titanium Benefit Plan is, and neither Titanium nor any of its Subsidiaries sponsors, maintains, participates in, or contributes to, or has, within the past six (6) years, sponsored, maintained, participated in or contributed to, any “employee pension plan”, as defined in Section 3(2) of ERISA, subject Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, or any “multiple employer welfare arrangement”, within the meaning of Section 3(40) of ERISA, and neither Titanium nor any of its Subsidiaries has any liability (whether actual or contingent, including on account of an ERISA Affiliate) in respect of any of the foregoing plans.

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(d)          Except as would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect, each Titanium Benefit Plan (including for the avoidance of doubt each Foreign Plan) has been administered in accordance with its terms and is in compliance with ERISA (if applicable), the Code and all other Applicable Laws, and Titanium and its Subsidiaries is in material compliance with ERISA, the Code and all other Applicable Laws with respect to Titanium Benefit Plans. There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Titanium Benefit Plan that would reasonably be expected to result in any material liability to Titanium or any of its Subsidiaries.

(e)          There is no pending or, to the Knowledge of Titanium, threatened legal actions, audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, suits, or claims (other than routine claims for benefits) by or on behalf of any participant in any of Titanium Benefit Plans, or otherwise involving any such Titanium Benefit Plan, the sponsor, administrator, or fiduciary of any such Titanium Benefit Plan, or the assets of any Titanium Benefit Plan, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Titanium Material Adverse Effect.

(f)           Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other Applicable Laws), neither Titanium nor any of its Subsidiaries has any obligation to provide for post-retirement or post-termination medical, group health or life insurance to any present or former employee, officer, individual consultant or director of Titanium or any of its Subsidiaries.

(g)          None of the execution and delivery of this Agreement, the obtaining of Titanium Shareholder Approval or Titanium OP Approval or the consummation of the Transactions or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) accelerate or trigger the time of payment, vesting or funding, of any compensation or benefits payable by Titanium or any of its Subsidiaries; (ii) increase the amount of compensation or benefits due to any employee, officer, individual consultant or director of Titanium or any of its Subsidiaries, or entitle any such person to any payment; or (iii) give rise to the payment of any “parachute payment” under Section 280G of the Code.

(h)          No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of Titanium or any of its Subsidiaries as a result of the operation of Section 409A of the Code.

(i)           There is no contract, agreement, plan or arrangement to which Titanium or any of its Subsidiaries is a party which requires Titanium or any of its Subsidiaries to pay a Tax gross-up or reimbursement payment to any Person, including, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(j)            Each Titanium Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of Titanium or any of its Subsidiaries (or any dependent thereof) who resides outside of the United States (each, a “Foreign Plan”) is marked by an asterisk (*) on Section 3.10(a) of the Titanium Disclosure Letter. With respect to each Foreign Plan, such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Applicable Law and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan.

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Section 3.11         Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Titanium, threatened in writing or, to the Knowledge of Titanium, any pending investigations, against Titanium, any of its Subsidiaries, the Titanium Real Property or any present or former director or officer of Titanium or any of its Subsidiaries in such individual’s capacity as such, or any Orders to which Titanium, any of its Subsidiaries or the Titanium Real Property is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Titanium Material Adverse Effect.

Section 3.12          Compliance with Applicable Laws; Permits.

(a)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect, Titanium, its Subsidiaries and the Titanium Real Property (a) are, and have been since January 1, 2018, in compliance with all Applicable Laws and Permits applicable to Titanium or its Subsidiaries and (b) to the Knowledge of Titanium, are not under investigation by any Governmental Entity with respect to, and have not been threatened in writing to be charged with or given notice by any Governmental Entity of, any violation or potential violation of any such Applicable Law. Titanium and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and ownership and operation of the Titanium Real Property, as presently conducted and used, and each of the Permits is in valid, subsisting and in full force and effect, except where the failure to hold or maintain a Permit has not had and would not reasonably be expected to have, individually or in the aggregate a Titanium Material Adverse Effect. There are no Actions pending or, to the Knowledge of Titanium, threatened in writing, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Titanium Material Adverse Effect.

(b)          Except as has not resulted in, and would not reasonably be expected to result in, material liability to Titanium and any of its Subsidiaries, taken as a whole, none of Titanium, its Subsidiaries or their respective Affiliates, nor, to the Knowledge of Titanium, has any of Titanium OP’s unconsolidated joint ventures and each of the officers and directors of the foregoing, have in the past five (5) years (i) violated any Anti-Corruption Laws; or (ii) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any unlawful and improper advantage.

(c)          Except as has not resulted in, and would not reasonably be expected to result in, material liability to Titanium and any of its Subsidiaries, taken as a whole, at no time during the prior five (5) years has Titanium, its Subsidiaries or their respective Affiliates, nor, to the Knowledge of Titanium, has any of Titanium OP’s unconsolidated joint ventures and each of the officers and directors of the foregoing, (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law; or (ii) been the subject of current, pending, or threatened investigation, inquiry or enforcement proceedings for violations of an Anti-Corruption Law or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law.

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Section 3.13          Material Contracts.

(a)          Section 3.13(a) of the Titanium Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which Titanium or any of its Subsidiaries is a party or by which Titanium or any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement and other than Titanium Benefit Plans set forth on Section 3.10(a) of the Titanium Disclosure Letter) that:

(i)            is or would be required to be filed by Titanium as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(ii)           relates to the formation of any material partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(iii)          contains any non-compete, exclusivity or radius provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Titanium or any of its Subsidiaries (or would so restrict or limit Surviving Titanium or any of its Subsidiaries or Affiliates following the Closing), or which restricts the conduct of any line of business that is material to Titanium and its Subsidiaries, taken as a whole, in each case other than any ground lease or any tenant lease entered into in the ordinary course of business;

(iv)          involves any merger, consolidation or similar business combination transaction or involves any disposition or acquisition of assets or properties (A) with a fair market value or potential purchase or sale price in excess of $25 million or (B) pursuant to which Titanium or any of its Subsidiaries has continuing material obligations outstanding thereunder, other than an Acceptable Confidentiality Agreement;

(v)           relates to development, construction, capital expenditures, the provision of services or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) and has continuing material obligations thereunder, in each case including requiring aggregate payments by Titanium or any of its Subsidiaries in excess of $50 million during their remaining term;

(vi)          evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $25 million, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

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(vii)         grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Titanium Real Property that, individually, is material to Titanium and its Subsidiaries, taken as a whole;

(viii)        constitutes a loan to any Person (other than wholly owned Subsidiaries of Titanium) by Titanium or any of its Subsidiaries in an amount in excess of $10 million;

(ix)           pursuant to which Titanium or any of its Subsidiaries grants or receives a license to any Intellectual Property that is material to its business as currently conducted, except shrink-wrap, click-through or off-the-shelf software licenses and any other licenses of software that are commercially available to the public generally;

(x)            constitutes an organizational document of, or otherwise sets forth the operational terms of, a joint venture, partnership or similar arrangement with respect to any entity (other than a wholly owned Subsidiary of Titanium) in which Titanium owns an equity, partnership or voting interest;

(xi)           settlement, conciliation or similar agreements (A) which would require Titanium or its Subsidiaries, taken as a whole, to pay consideration of more than $10 million after the date of this Agreement or (B) which subjects Titanium or any of its affiliates to any material ongoing obligations or restrictions;

(xii)          is an agreement with, or Contract for the employment of, any employee of Titanium or any of its Subsidiaries that provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement (other than those set forth in Sections 2.02(e) or 2.05 hereof) in excess of $100,000;

(xiii)         is a voting agreement or other agreement pursuant to which Titanium or Titanium OP agree to vote in any manner any voting interests in another Person;

(xiv)         is a Titanium Tax Protection Agreement; or

(xv)          prohibits the pledging of capital stock of Titanium or prohibits the issuance of guarantees by Titanium.

(b)          All of the Material Contracts are valid and binding and in full force and effect (except those that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be valid and binding or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. To the Knowledge of Titanium, as of the date hereof, no Person is challenging the validity or enforceability of any Material Contract, except such challenges which would not reasonably be expected to have a Titanium Material Adverse Effect. As of the date hereof, neither Titanium nor any of its Subsidiaries, nor to the Knowledge of Titanium, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a breach or default under any provision of, and neither Titanium nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under, any Material Contract, in each case except for those breaches, violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Titanium has made available to Silver true and complete copies of each Material Contract in existence as of the date hereof, other than those Material Contract filed as exhibits to Titanium SEC Documents filed with or furnished to the SEC by Titanium prior to January 1, 2019, true and complete copies of which are filed with the SEC.

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Section 3.14        Real and Personal Properties.

(a)               Section 3.14(a) of the Titanium Disclosure Letter sets forth a true, correct and complete list of each mall that is a material Titanium Real Property and all material agreements pursuant to which such relevant malls are ground leased by a Subsidiary of Titanium. Except as would not, individually or in the aggregate, reasonably be expected to be material to Titanium and its Subsidiaries, taken as a whole, Titanium or one of its Subsidiaries has good and valid fee simple title to the Titanium Owned Real Property and has a valid leasehold interest in each of the Titanium Leased Real Properties, free and clear of Liens, in each case, except for Permitted Liens. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect, neither Titanium nor any of its Subsidiaries has received written notice of any uncured violation of any Applicable Law (including zoning, building or similar laws) affecting any portion of any of the Titanium Real Properties issued by any Governmental Entity.

(b)               Titanium or one of its Subsidiaries has good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Titanium Material Adverse Effect, neither Titanium’s nor its Subsidiaries’ ownership of any such material personal property is subject to any Liens, other than Permitted Liens.

(c)               Except as would not reasonably be expected to be material to Titanium and its Subsidiaries, taken as a whole, as of the date hereof, Titanium or its Subsidiaries, as applicable, have performed all obligations required to be performed by them and are not in any default under or in breach of nor in receipt of any written notice of breach or termination under any ground lease set forth on Section 3.14(a) of the Titanium Disclosure Letter, and to the Knowledge of Titanium, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Titanium or its Subsidiaries under any such ground lease.

Section 3.15        Information Supplied. None of the information supplied or to be supplied by or on behalf of Titanium for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the shareholders of Titanium, at the time of any amendment thereof or supplement thereto, at the time of the Titanium Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Titanium Parties make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Silver or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.

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Section 3.16        Intellectual Property.

(a)               Titanium has made available to Silver complete and correct lists of all material registered trademarks and copyrights, applications for trademark and copyright registrations, patents and patent applications owned by Titanium and its Subsidiaries. Each item of Intellectual Property described in the immediately preceding sentence is subsisting, has not been cancelled or abandoned, and is not subject to any Liens other than Permitted Liens, except as would not be material to Titanium and its Subsidiaries, taken as a whole. There is no Action pending, or, to the Knowledge of Titanium, threatened, challenging the validity, enforceability, ownership, registration, use or scope of any such Intellectual Property, except as would not be material to Titanium and its Subsidiaries, taken as a whole. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect: (i) Titanium or one of its Subsidiaries owns or has a valid license or other right to use all trademarks, service marks, trade names, copyrights and other Intellectual Property rights (including any registrations or applications for registration of any of the foregoing) necessary to carry on their business as currently conducted; (ii) neither Titanium nor any of its Subsidiaries has received any written notice of infringement, dilution, misappropriation or other violation of or conflict with the Intellectual Property of others by Titanium or any of its Subsidiaries, and to the Knowledge of Titanium, neither Titanium nor any of its Subsidiaries is infringing, misappropriating, diluting, otherwise violating, or in conflict with the Intellectual Property of any Person; and (iii) to the Knowledge of Titanium, as of the date hereof, no Person is infringing, diluting, misappropriating, otherwise violating, or in conflict with any Intellectual Property owned by Titanium or any of its Subsidiaries.

(b)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect: Titanium and each of its Subsidiaries have (i) complied with their published privacy policies, contractual obligations and all Applicable Laws concerning the privacy and/or security of personally identifiable information, and (ii) taken commercially reasonable measures to protect personally identifiable information in their possession against loss, damage, unauthorized access, or other misuse. To the Knowledge of Titanium and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect, during the last three (3) years there has been no loss, unauthorized access, or other misuse of any personally identifiable information held by Titanium or any of its Subsidiaries in a manner that would trigger a notification or reporting requirement under any Applicable Laws concerning the privacy and/or security of personally identifiable information.

(c)               Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect: (i) the computers, software, hardware and all other information technology equipment owned, leased or licensed by Titanium and its Subsidiaries and used in their businesses (the “IT Assets”) are reasonably adequate and sufficient for the immediate and reasonably foreseeable needs of Titanium and its Subsidiaries, and have not suffered any material malfunction or disruption within the last three (3) years; (ii) Titanium and its Subsidiaries have implemented commercially reasonable data backup, data security and disaster recovery measures for the IT Assets and the data stored or contained therein; and (iii) to the Knowledge of Titanium, there has been no security breach or unauthorized access to the IT Assets that has resulted in the unauthorized access, use, disclosure, destruction, corruption, modification or encryption of any data or information stored or contained therein.

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Section 3.17        Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect:

(a)               (i) Titanium, each of its Subsidiaries and each of the Titanium Real Properties are in compliance with all applicable Environmental Laws; (ii) as of the date hereof, to the Knowledge of Titanium, there is no litigation, investigation, request for information or other proceeding pending or threatened in writing against Titanium or any of its Subsidiaries under any applicable Environmental Laws; and (iii) Titanium has not received, in the past two (2) years, any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative order has been issued against Titanium or any of its Subsidiaries which remains unresolved or outstanding.

(b)               To the Knowledge of Titanium, in the past two (2) years, neither Titanium nor any of its Subsidiaries has used, generated, released, stored, treated or handled any Hazardous Materials, including on the Titanium Real Properties, and to the Knowledge of Titanium, there are currently no aboveground or underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Titanium Real Properties in violation of applicable Environmental Laws. To the Knowledge of Titanium, in the past two (2) years, neither Titanium nor any of its Subsidiaries has caused a release of Hazardous Materials in violation of applicable Environmental Laws, including on the Titanium Real Properties or any other real property, and, to the Knowledge of Titanium, no other Person has caused a release or threatened release of Hazardous Materials on the Titanium Real Properties in violation of applicable Environmental Laws (and no such Titanium Real Properties or any properties formerly or currently owned, leased or operated by Titanium or off-site properties used by Titanium in connection with waste disposal, are contaminated by any Hazardous Materials in violation of applicable Environmental Laws).

(c)               To the Knowledge of Titanium, all Hazardous Material which has been removed from any Titanium Real Properties and any properties formerly owned, leased or operated by Titanium, or used by Titanium for the disposal of Hazardous Material, was handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(d)               To the Knowledge of Titanium, Titanium and each of its Subsidiaries have obtained and are in material compliance with all authorizations, licenses and permits required under Environmental Laws to operate at each owned or leased real property and to carry on their respective businesses.

Section 3.18        Brokers’ Fees and Expenses. Except for Lazard Frères & Co. and Goldman Sachs & Co., the fees and expenses of which will be paid by Titanium, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions, based upon arrangements made by, on behalf or at the expense of Titanium or any of its Subsidiaries.

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Section 3.19        Opinion of Financial Advisor. The Titanium Special Committee has received the opinion of Lazard Frères & Co., to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Titanium Common Stock Merger Consideration to be paid to the Titanium Shareholders (other than the Titanium Family and other than shares of Excluded Titanium Common Stock) pursuant to the Transactions is fair, from a financial point of view.

Section 3.20        Investment Company Act. Neither Titanium nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.21        Insurance. Titanium and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are commercially reasonable. Titanium and its Subsidiaries have paid, or have caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect, all errors and omissions, property and casualty, general liability and business interruption insurance policies of Titanium and its Subsidiaries and all self-insurance programs and arrangements relating to the business, assets and operations of Titanium and its Subsidiaries are in full force and effect. Neither Titanium nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, any of Titanium or any of its Subsidiaries, other than as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Titanium Material Adverse Effect.

Section 3.22        Related Party Agreements. Except as set forth in the Titanium SEC Documents made through and including the date hereof or as permitted by this Agreement, from January 1, 2018 through the date hereof, there are and have been no agreements, arrangements or understandings between Titanium or any of its Subsidiaries (or binding on any of their respective properties or assets), on the one hand, and any member of the Titanium Family or any of their respective Affiliates, on the other hand (a “Titanium Related Party Agreement”).

Section 3.23      Mortgages. As of the date hereof, except for mortgages on any Titanium Real Properties, neither Titanium nor any of its Subsidiaries is (a) the owner of or issuer of market mortgage backed securities or (b) the holder of any mortgage loans.

Section 3.24        No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by a Silver Party to a Titanium Party in accordance with the terms hereof, each of the Titanium Parties acknowledge that none of the Silver Parties or any of their respective Subsidiaries or Affiliates or any other Person on behalf of any of the Silver Parties has made or makes any other express or implied representation or warranty in connection with the Transactions, and no Titanium Party has relied on any such representation or warranty from any Silver Party or any of its Subsidiaries or Affiliates or any other Person on behalf of the Silver Parties in determining to enter into this Agreement. Without limiting the foregoing, each of the Titanium Parties acknowledges that (a) none of the Silver Parties or any of their respective Affiliates or Subsidiaries or any other Person on behalf of the Silver Parties has made or makes any representation or warranty regarding future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and no Titanium Party has relied on any such representation or warranty from any Silver Party or any of its Subsidiaries or Affiliates or any other Person on behalf of the Silver Parties in determining to enter into this Agreement and (b) none of the Titanium Parties shall have any claim against any Silver Party resulting from any such information provided or made available to any Titanium Party or any of its Representatives, and any such claim is hereby expressly waived.

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Article IV.

Representations and Warranties of the Silver Parties

The Silver Parties jointly and severally represent and warrant to the Titanium Parties that, except as disclosed in the reports, schedules, forms, statements, prospectuses and other documents filed with or furnished to the SEC by Silver since January 1, 2018 and publicly available at least two (2) Business Days prior to the date of this Agreement (other than (i) with respect to any such documents filed with or furnished to the SEC by Silver prior to January 1, 2019, any exhibits or schedules thereto, or any documents incorporated by reference therein, and (ii) any risk factor disclosures contained in the “Risk Factors” or “Forward Looking Statements” sections thereof or other similarly cautionary or predictive statements therein; it being understood that any factual information contained within such headings, disclosure or statements shall not be excluded):

Section 4.01        Qualification, Organization, Subsidiaries, etc. Silver is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, a Silver Material Adverse Effect. Silver OP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Silver Material Adverse Effect. Each of Silver Merger Sub 1 and Silver Merger Sub 2 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company organizational powers required to carry on its business as now conducted. Each of the Silver Parties and their respective Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Silver Material Adverse Effect.

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Section 4.02        Authority; Execution and Delivery; Enforceability; Ownership Restrictions.

(a)               Each of the Silver Parties has all requisite corporate or other organizational power and authority to execute and deliver this Agreement, to perform and comply with its covenants and obligations hereunder and to consummate the Transactions. The Silver Board and the sole member of each of Silver Merger Sub 1 and Merger Sub 2 have (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of, Silver; and (ii) approved and adopted this Agreement and the Transactions. Silver, in its capacity as the general partner of Silver OP, has taken all actions required for the execution of this Agreement by Silver OP and to approve the consummation by Silver OP of the Transactions, and Silver OP, in its capacity as the sole member of each of Silver Merger Sub 1 and Silver Merger Sub 2, has taken all actions required for the execution of this Agreement by Silver Merger Sub 1 and Silver Merger Sub 2 and to approve the consummation by Silver Merger Sub 1 and Silver Merger Sub 2 of the Transactions. No other corporate or other organizational proceedings on the part of any Silver Party are necessary to authorize or adopt or approve this Agreement or to consummate the Transactions, except for the filing of (A) the Michigan Certificate of Merger and the Delaware Certificate of Merger with the Michigan LARA and the Delaware Secretary of State, respectively, (B) the Partnership Certificate of Merger with the Delaware Secretary of State, and (C) the Certificate of Conversion and the Certificate of Formation with the Delaware Secretary of State. Each of the Silver Parties has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Titanium Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions.

(b)               Assuming the representation and warranty set forth in Section 3.02(c) is true and correct in all respects, no Takeover Laws applies with respect to this Agreement and the Transactions. There is no shareholder rights plan, “poison pill”, antitakeover plan or other similar agreement or plan in effect to which Silver is a party or is otherwise bound.

Section 4.03        Silver OP Units.

(a)               The New Silver OP Units to be issued as OP Unit Partnership Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DRULPA, the Silver OP Agreement or any Contract to which Silver is a party or otherwise bound.

(b)               At the close of business on December 31, 2019, (i) 353,609,077 common units of partnership interest in Silver OP (“Silver OP Units”) were issued and outstanding, of which 306,868,960 Silver OP Units were owned by Silver and 46,740,117 Silver OP Units were owned by Persons other than Silver and (ii) 1,052,321 preferred units of partnership interest in Silver OP (“Silver OP Preferred Units”) were issued and outstanding, of which 796,948 Silver OP Preferred Units were owned by Silver and 255,373 Silver OP Preferred Units were owned by Persons other than Silver. All outstanding Silver OP Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date until the date hereof, neither Silver nor any of its Subsidiaries has issued any Silver OP Units or Silver OP Preferred Units or incurred any obligation to make any payments based on the price or value of any securities of Silver or Silver OP, other than pursuant to equity awards that were outstanding as of the Capitalization Date.

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Section 4.04        Governmental Authorization; Non-Contravention.

(a)               The execution, delivery and performance by the Silver Parties of this Agreement and the consummation by the Silver Parties of the Transactions require no action by or in respect of, or filing with, any Governmental Entity other than (i) (A) the filing of the Michigan Certificate of Merger and the Delaware Certificate of Merger with the Michigan LARA and the Delaware Secretary of State, respectively, (B) the filing of a Partnership Certificate of Merger with the Delaware Secretary of State, (C) the filing of a Certificate of Conversion and a Certificate of Formation with the Delaware Secretary of State, and (D) filings with or notices to, in each case with respect to qualifications to do business, the relevant authorities of other states in which any Silver Party is qualified to do business, (ii) compliance with any applicable requirements of any applicable Regulatory Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws (including the filing with the SEC of the Proxy Statement and any Other Filings), and (iv) consents, approvals, Orders, authorizations, registrations, declarations, and filings the failure of which to be obtained, made or given would not, individually or in the aggregate, reasonably be expected to have a Silver Material Adverse Effect.

(b)               The execution, delivery and performance by the Silver Parties of this Agreement and the consummation of the Transactions, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Silver Charter or Silver By-laws, the limited partnership agreement of Silver OP, or the applicable Organizational Documents of Silver Merger Sub 1 or Silver Merger Sub 2, (ii) assuming compliance with the matters referred to in Section 4.04(a) and the receipt of Titanium Shareholder Approval and Titanium OP Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.04(a), require any consent or other action by any Silver Party under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Silver or any of its Subsidiaries is entitled under any provision of any Contract binding upon Silver or any of its Subsidiaries or any governmental licenses, authorizations, permits, consents, approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of Silver and any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Silver or any of its Subsidiaries, with such exceptions, in the case of each of clauses (i) through (iv), as would not, individually or in the aggregate, reasonably be expected to have a Silver Material Adverse Effect.

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Section 4.05        Ownership of Silver Merger Sub 1 and Silver Merger Sub 2.

(a)               Silver Merger Sub 1 was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

(b)               Silver Merger Sub 2 was formed solely for the purpose of engaging in the Transactions, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, prior to the Partnership Merger Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

Section 4.06        Information Supplied. None of the information supplied or to be supplied by or on behalf of Silver for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the shareholders of Titanium, at the time of any amendment thereof or supplement thereto and at the time of the Titanium Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Titanium Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Silver Parties make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Titanium or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement.

Section 4.07        Financing. Assuming the accuracy of the representations and warranties in Article III, Silver has, or will have prior to the Closing, sufficient cash to enable the Silver Parties and Surviving Titanium to pay the aggregate amounts payable hereunder, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Transactions (including, for the avoidance of doubt, any offers to repurchase outstanding debt upon a change of control or fundamental change), and any other amounts required to be paid in connection with the consummation of the Transactions, and to pay all related fees and expenses of the Silver Parties, and there is no restriction on the use of such cash for such purposes. Silver has the financial resources and capabilities for it and the other Silver Parties to fully perform all of its and their obligations under this Agreement.

Section 4.08        Taxes. Silver (A) for all taxable years commencing with its taxable year ended December 31, 1993 through and including its taxable year ended December 31, 2019, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT for U.S. federal income tax purposes for such taxable years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for U.S. federal income tax purposes and will continue to operate in such a manner so as to so qualify for the taxable year ending December 31, 2020 and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Silver, threatened.

Section 4.09       No Ownership of Titanium Stock. None of the Silver Parties nor any of their Affiliates has been during the two years prior to the adoption of the Section 782 Exemption Resolution an “interested shareholder” of Titanium as defined in Section 778 of the MBCA. Prior to the adoption of Section 782 Exemption Resolution, none of the Silver Parties nor any of their Affiliates beneficially owned, directly or indirectly, or was the record holder of (or during the two years prior to the adoption of the Section 782 Exemption Resolution had beneficially owned, directly or indirectly, or been the record holder of), or was during the two years prior to the adoption of the Section 782 Exemption Resolution a party to any Contract (other than this Agreement, the Voting Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock or Titanium Series K Preferred Stock, any Titanium OP Units, or any option, warrant or other right to acquire any shares of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock or Titanium Series K Preferred Stock or any Titanium OP Units.

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Section 4.10       Brokers’ Fees and Expenses. Except for BofA Securities, Inc., the fees and expenses of which will be paid by Silver, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the Silver Parties or any of their respective Affiliates.

Section 4.11        No Shareholder or Management Arrangements. Other than this Agreement (including for the avoidance of doubt the schedules and exhibits hereto and the other agreements and transactions contemplated hereby) or the Voting Agreement, none of the Silver Parties or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any shareholder, director, officer, employee or other Affiliate of Titanium or any of its Subsidiaries (a) relating to (i) this Agreement or the Transactions; (ii) Titanium or Titanium OP; or (iii) Surviving Titanium, the Reorganized Titanium Operating Company or any of their respective Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which (i) any holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock, Titanium Series K Preferred Stock, Titanium OP Units, or any other securities of Titanium or Titanium OP would be entitled to receive consideration of a different amount or nature than as described in this Agreement; (ii) any holder of Titanium Common Stock, Titanium Series B Preferred Stock, Titanium Series J Preferred Stock, Titanium Series K Preferred Stock, Titanium OP Units, or any other securities of Titanium or Titanium OP has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) any Person (other than the Silver Parties) has agreed to provide, directly or indirectly, equity investment to any of the Silver Parties to finance any portion of the Transactions.

Section 4.12        No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificate delivered by a Titanium Party to a Silver Party in accordance with the terms hereof (and notwithstanding the delivery or disclosure to Silver or its Representatives of any documentation, projections, estimates, budgets or other information), each of the Silver Parties acknowledges that none of the Titanium Parties or any of their respective Subsidiaries or any other Person on behalf of the Titanium Parties has made or makes any other express or implied representation or warranty in connection with the Transactions, and no Silver Party has relied on any such representation or warranty from any Titanium Party or any of its Subsidiaries or Affiliates or any other Person on behalf of the Titanium Parties in determining to enter into this Agreement. Without limiting the foregoing, each of the Silver Parties acknowledges that (a) none of the Titanium Parties or any of their respective Affiliates or Subsidiaries or any other Person on behalf of the Titanium Parties has made or makes any representation or warranty regarding future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), and no Silver Party has relied on any such representation or warranty from any Titanium Party or any of its Subsidiaries or Affiliates or any other Person on behalf of the Titanium Parties in determining to enter into this Agreement and (b) none of the Silver Parties shall have any claim against any Titanium Party resulting from any such information provided or made available to any Silver Party or any of its Representatives, and any such claim is hereby expressly waived.

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Article V.
Covenants

Section 5.01      Conduct of Business.

(a)         Conduct of Business of Titanium. From the date of this Agreement until the earlier of the valid termination of this Agreement and the Effective Time, except (x) as prohibited or required by Applicable Law, (y) as set forth in the Titanium Disclosure Letter or (z) as otherwise expressly required or contemplated by this Agreement, unless Silver shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Titanium shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in the ordinary course of business consistent with past practices and, during 2020, in accordance with its operational budget delivered by Titanium to Silver prior to the execution of this Agreement (other than immaterial deviations therefrom) and (B) preserve intact its goodwill, its business organization and material business relationships and keep available the services of its current officers and key employees; provided, however, that no action or failure to take action by Titanium or its Subsidiaries of the type specifically addressed by any of the provisions of the next sentence shall constitute a breach under this sentence unless such action would constitute a breach of such other provision. From the date of this Agreement until the earlier of valid termination of this Agreement and the Effective Time, except (A) as prohibited or required by Applicable Law, (B) as set forth in the Titanium Disclosure Letter or (C) as otherwise expressly required or contemplated by this Agreement, unless Silver shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Titanium shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i)        amend the Titanium Charter or the Titanium By-laws or amend in any material respect or in any manner adverse to Silver or Silver OP the Titanium OP Agreement or the comparable Organizational Documents of any Subsidiary of Titanium;

(ii)       (A) issue, sell, dispose of, transfer, encumber or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, except for any issuance, sale, disposition, transfer or grant (1) solely between or among Titanium and its wholly owned Subsidiaries, (2) required pursuant to the exercise or settlement of Titanium Series B Preferred Stock, Titanium RSU Awards, Titanium PSU Awards, Titanium DSUs, Titanium OP Units or other equity or equity-based awards or obligations under the Titanium Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Titanium Stock Plan in effect on the date hereof or granted after the date hereof not in violation of this Agreement or (3) required by the terms of the Continuing Offer, the Cash Tender Agreement, the Titanium Charter, the Titanium By-laws or the Titanium OP Agreement, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, except (x) pursuant to written commitments previously disclosed to Silver and in effect as of the date hereof with directors or employees in connection with the termination of their services to Titanium or any of its Subsidiaries, (y) in connection with the satisfaction of Tax withholding obligations with respect to Titanium DSUs, Titanium RSU Awards, Titanium PSU Awards or other equity or equity-based awards, acquisitions by Titanium in connection with the forfeiture of such equity awards or (z) required by the terms of the Continuing Offer, the Cash Tender Agreement, the Titanium Charter, the Titanium By-laws or the Titanium OP Agreement;

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(iii)      declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Titanium or any of its Subsidiaries or other equity securities or ownership interests in any of its Subsidiaries, except for (A) the declaration and payment by Titanium of quarterly dividends, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.675 per share of Titanium Common Stock (as well as any prorated dividends for the portion of any quarter in which the Closing occurs, which may be declared prior to the Closing and have a record and/or payment date immediately prior to Closing), (B) the declaration and payment by Titanium of dividends pursuant to the terms of the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock, (C) the declaration and payment by Titanium OP of monthly distributions pursuant to the terms of the Titanium OP Agreement, with declaration, record and payment dates consistent with past practice, at a rate not to exceed a monthly rate of $0.225 per common unit of Titanium OP (as well as any prorated distributions for the portion of any month in which the Closing occurs, which may be paid immediately prior to Closing); and (D) the declaration and payment of dividends or other distributions to Titanium or the Titanium OP by any direct or indirect Subsidiary of Titanium; provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 5.01(a)(iii), Titanium and any of its Subsidiaries shall be permitted to declare, set aside or pay or make dividends or distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Titanium to maintain its qualification as a REIT under the Code or applicable state law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state law;

(iv)      (A) repurchase, redeem, defease, cancel, prepay, forgive, issue, sell or otherwise incur, or amend in any material respect the terms of, any Indebtedness, except for (1) Indebtedness solely between or among Titanium OP and any of its wholly owned Subsidiaries, (2) letters of credit issued to Titanium OP or its Subsidiaries in the ordinary course of business, (3) Indebtedness incurred under (x) revolving credit facilities (including in respect of letters of credit) in effect as of the date hereof or (y) bank lines of credit in effect as of the date hereof used to fund short term working capital requirements of Subsidiaries of Titanium organized outside of the United States in the ordinary course of business so long as the aggregate principal amount outstanding under the foregoing clauses (x) and (y) (including in respect of letters of credit) does not exceed the amounts budgeted in Titanium’s current business plan, which amounts are set forth in Section 5.01(a) of the Titanium Disclosure Letter, by more than 5%, (4) trade credit or trade payables in the ordinary course of business consistent with past practice, (5) repayments of Indebtedness in the ordinary course of business and (6) mandatory payments under the terms of any Indebtedness in accordance with its terms, or (B) make any loans to, material capital contributions to, material investments in or advances to any person, except (x) to non-affiliates in the ordinary course of business consistent with past practice, (y) to Titanium or any Subsidiary of Titanium, or (z) as required by any joint venture agreement or as contemplated by Section 5.01(a) of the Titanium Disclosure Letter;

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(v)       sell, pledge, lease (as lessor), license, mortgage, guarantee, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of, any Titanium Real Properties or any interests therein, or any other material properties or material assets or any material interests therein, other than (A) in the ordinary course of business consistent with past practice for fair market value in an amount (excluding such leasing and licensing) not to exceed $25 million in the aggregate, or (B) pursuant to Contracts in existence on the date of this Agreement and previously disclosed to Silver;

(vi)      make or authorize capital expenditures in any calendar year that, individually or in the aggregate, exceed the amounts budgeted in Titanium’s current capital expenditures plan, which amounts are set forth in Section 5.01(a)(vi) of the Titanium Disclosure Letter, by more than 5%, other than any capital expenditures made with respect to any Non-Controllable Items (as defined in the Reorganized Titanium Operating Company Operating Agreement);

(vii)     make any material change in financial accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(viii)    assign, transfer, lease, cancel, fail to renew, fail to maintain or fail to extend any material Permit if such action or inaction would be material and adverse to Titanium and its Subsidiaries, taken as a whole;

(ix)       settle or compromise, or agree or propose to settle or compromise, any claim or Action involving or against Titanium or any of its Subsidiaries, other than settlements or compromises involving monetary payment by or to Titanium or any of its Subsidiaries in an amount not to exceed $10 million individually or in the aggregate, in any case without the imposition of equitable relief (other than equitable relief that is incidental to payment of monetary damages) on, or the admission of wrongdoing by, Titanium or any of its Subsidiaries, and which do not impose any material restrictions on the operations or business of Titanium or its Subsidiaries, taken as a whole;

(x)        abandon, encumber, convey title (in whole or in part), sell, transfer, assign, dedicate to the public, permit to lapse, license to or otherwise dispose of any material Intellectual Property owned by or exclusively licensed to Titanium or any of its Subsidiaries, or enter into licenses or agreements that impose restrictions or obligations upon Titanium or any of its Affiliates with respect to material Intellectual Property owned by any third party that would impair the operation of the business of Titanium or any of its Affiliates, in each case, other than in the ordinary course of business consistent with past practice;

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(xi)       (A) except for (x) renewals in the ordinary course of business consistent with past practice or (y) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Titanium or any of its Subsidiaries is a party as required or necessitated by this Agreement or the Transactions (provided that any such modification, amendment, waiver or consent is in accordance with Section 6.13, does not increase the principal amount thereunder or otherwise adversely affect in any material respect Titanium or any of its Subsidiaries or Silver or any of its Subsidiaries), amend in any material respect, waive any material provision under or terminate (other than for cause or expiration thereof in accordance with the terms thereof) or cancel any Material Contract, or (B) except with respect to renewals of any Material Contract in the ordinary course of business consistent with past practice, enter into a Contract that would be a Material Contract if entered into prior to the date hereof;

(xii)      adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of Titanium or Titanium OP or any of their Subsidiaries (other than wholly-owned Subsidiaries) or adopt resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, restructuring, recapitalization or reorganization (other than the Merger, the Partnership Merger and the LLC Conversion);

(xiii)     cease to maintain its qualification as a REIT or take any action that would, or fail to take any action the failure of which would, reasonably be expected to (A) cause Titanium to fail to qualify for taxation as a REIT, or (B) cause any Subsidiary of Titanium to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a REIT, a QRS or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

(xiv)     enter into any Titanium Tax Protection Agreement (excluding an Amended Tax Protection Agreement); make, change, rescind or revoke any material Tax election; change a material method of Tax accounting; amend any material Tax Return; settle or compromise any material Tax liability, audit, claim or assessment; or enter into any closing agreement related to Taxes, except in each case to the extent such action is required by Applicable Law or necessary (A) to preserve the status of Titanium as a REIT under the Code or (B) to qualify or preserve the status of any Subsidiary of Titanium as a partnership for U.S. federal income tax purposes or disregarded entity for federal income tax purposes or as a REIT, a QRS or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

(xv)      (A) increase the amount, rate or terms of compensation of any member of Titanium’s operating committee or any executive officer, (B) grant any new Titanium Equity Award, (C) terminate, promote or hire any member of Titanium’s operating committee (other than a termination due to the individual’s death or disability), (D) take any action to accelerate the vesting or time of payment of any compensation or benefit under any agreement or Titanium Benefit Plan, (E) terminate or materially amend any Titanium Benefit Plan or enter into or adopt any Titanium Benefit Plan or (F) materially increase the benefits provided under any Titanium Benefit Plan, except, in each case, as required by Applicable Law (including to avoid the imposition of any penalty taxes under Section 409A of the Code) or, in the case of (D) above, as required by any Titanium Benefit Plan as in effect on the date hereof (or as modified after the date hereof in a manner permitted by this Agreement);

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(xvi)     enter into a Collective Bargaining Agreement;

(xvii)    adopt or implement any stockholder rights plan or similar arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the Partnership Merger or the other transactions contemplated hereby;

(xviii)    (A) enter into any Contract that, if in effect on the date hereof, would be deemed to be a Titanium Related Party Agreement, or (B) amend, modify or terminate, or grant any waiver under, any Titanium Related Party Agreement;

(xix)      take any action under the Titanium or Titanium OP Organizational Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Titanium Securities with respect to the Transactions;

(xx)       acquire (including by merger, consolidation, or acquisition of stock or assets or other similar transaction) any Person, division, real property, personal property or material assets, other than (A) acquisitions of personal property in the ordinary course of business consistent with past practice or (B) other acquisitions with a purchase price of less than $25 million in the aggregate; or

(xxi)      authorize, or enter into any contract, agreement, commitment or arrangement to take, any of the foregoing actions.

(b)         Conduct of Business of Silver. From the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (i) as prohibited or required by Applicable Law, or (ii) as otherwise expressly required or contemplated by this Agreement, unless Titanium shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Silver shall not, and shall not permit Silver OP to, (A) amend the Silver OP Agreement solely to the extent such amendment would disproportionately and materially adversely impact the Titanium OP Minority Partners who elect to receive New Silver OP Units in the Partnership Merger as compared to the other limited partners of Silver OP or (B) cease to maintain its qualification as a REIT or take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause it to fail to qualify for taxation as a REIT.

(c)         No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Silver Parties, on the one hand, or the Titanium Parties, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Silver Parties, on the one hand, and the Titanium Parties, on the other hand, will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

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Section 5.02        Treatment of Acquisition Proposals.

(a)         Go-Shop. Notwithstanding anything to the contrary in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on the 45th day after the date of this Agreement (the “No-Shop Period Start Date”), the Titanium Parties and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) shall have the right to (i) solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any inquiry, proposal or offer that constitutes, or that could constitute, an Acquisition Proposal, including by providing information (including non-public information) relating to Titanium or any of its Subsidiaries and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Titanium or any of its Subsidiaries to any Person (and its Representatives, including potential financing sources of such Person) pursuant to an Acceptable Confidentiality Agreement; provided, however, that any material information concerning Titanium or its Subsidiaries to be provided or made available to any third party shall, to the extent not previously provided or made available to Silver, be provided or made available to Silver promptly (and, in any event, within 12 hours) following such time as it is provided or made available to such third party; and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives, including potential financing sources of such Person) with respect to any Acquisition Proposals (or inquiries, proposals or offers or any other effort or attempt that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals or other proposals that could lead to any Acquisition Proposal, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made to Titanium or the Titanium Board (or the Titanium Special Committee). Notwithstanding anything herein to the contrary, the Silver Parties and their Affiliates shall not enter into exclusive arrangements with potential financing sources that would by their terms or otherwise materially impair, delay or prevent any Person from financing any Acquisition Proposal contemplated by this Section 5.02(a).

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(b)         No Solicitation. Except as it may relate to any Excluded Party or Silver Party and subject to the terms of Section 5.02(c), from the No-Shop Period Start Date until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Titanium shall cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates and Representatives that would be prohibited by this Section 5.02(b). Except as it may relate to any Excluded Party and subject to the terms of Section 5.02(c), from the No-Shop Period Start Date until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, the Titanium Parties will not, and will instruct each of their respective Representatives not to, directly or indirectly, (i) solicit, initiate or propose the making or submission of, or knowingly encourage or facilitate the making or submission of, any offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) furnish to any Person (other than the Silver Parties or any designees of the Silver Parties) any non-public information relating to Titanium or any of its Subsidiaries or afford to any Person (other than the Silver Parties or any designees of the Silver Parties) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Titanium or any of its Subsidiaries, in any such case with the intent to induce the making or submission of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal; (iii) participate in, knowingly facilitate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or any offer, proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal (other than informing such Persons of the existence of the provisions contained in this Section 5.02(b) or contacting such Person or its Representatives solely to clarify the terms and conditions of any Acquisition Proposal); (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, investment agreement, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction or that would reasonably be expected to lead to an Acquisition Proposal; other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract providing for an Acquisition Transaction an “Alternative Acquisition Agreement”) or (v) reimburse or agree to reimburse the expenses of any other Person (other than the Titanium Parties’ Representatives) in connection with an Acquisition Proposal or any inquiry, discussion, offer or request that would reasonably be expected to lead to an Acquisition Proposal. From the No-Shop Period Start Date until the earlier to occur of the valid termination of this Agreement pursuant to Article VIII and the Effective Time, Titanium will be required to enforce, and will not be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to Titanium or the Titanium Board (or the Titanium Special Committee), unless the Titanium Special Committee has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Titanium Board or Titanium Special Committee in compliance with this Section 5.02 and (II) would be inconsistent with its fiduciary duties pursuant to Applicable Law. Notwithstanding anything herein to the contrary, including the occurrence of the No-Shop Period Start Date, from and after the No-Shop Period Start Date, the Titanium Parties and their respective Representatives may continue to engage in the activities described in Section 5.02(a) with respect to any Excluded Party (and its Representatives), including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 5.02(b) shall not apply with respect thereto.

(c)         Superior Proposals and Other Exceptions. Notwithstanding anything to the contrary in this Agreement, from the No-Shop Period Start Date and continuing until Titanium’s receipt of the Titanium Shareholder Approval, the Titanium Parties may, directly or indirectly through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to Titanium or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Titanium or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement to, any Person that has made, renewed or delivered to Titanium an Acquisition Proposal after the date of this Agreement or to such Person’s Representatives (including potential financing sources of such Person), and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that was not the result of a material breach of Section 5.02(a) or Section 5.02(b); provided, however, that the Titanium Special Committee has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and that failure to take such actions would be inconsistent with the Titanium Special Committee’s fiduciary duties pursuant to Applicable Law; provided, further, that, subject to Applicable Law, any non-public information concerning the Titanium Parties that is provided to any such Person or its Representatives pursuant to this Section 5.02(c) that was not previously made available to Silver shall be provided or made available to Silver promptly (and, in any event, within 12 hours) following such time as it is provided or made available to such third party.

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(d)         No Change in Titanium Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as permitted by Section 5.02(e), at no time after the date of this Agreement may the Titanium Board (or the Titanium Special Committee):

(i)          (A) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Titanium Board Recommendation (in the case of amendments or modifications, in any manner adverse to Silver); (B) adopt, approve or recommend to the Titanium Shareholders, or publicly propose to adopt, approve or recommend to the Titanium Shareholders, an Acquisition Proposal; (C) fail to include the Titanium Board Recommendation in the Proxy Statement or (D) make any recommendation in connection with a tender offer or exchange offer for the equity securities of Titanium other than a recommendation against such offer, or make any other public statement in connection with such offer that does not expressly reaffirm the Titanium Board Recommendation (any action described in clauses (A), (B), (C) and (D), a “Titanium Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Titanium Board (or the Titanium Special Committee) that an Acquisition Proposal constitutes a Superior Proposal; (2) the taking of any action contemplated by Section 5.02(c) as and to the extent permitted by Section 5.02(e)(i); or (3) the delivery by Titanium of any notice contemplated by Section 5.02(e); or (4) any “stop, look and listen” communication by Titanium, the Titanium Board or the Titanium Special Committee pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication) will constitute a Titanium Board Recommendation Change; or

(ii)         cause or permit Titanium or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)         Titanium Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Titanium Shareholder Approval:

(i)          if Titanium has received a written Acquisition Proposal that the Titanium Board (acting upon the recommendation of the Titanium Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Titanium Board (acting on the recommendation of the Titanium Special Committee) may (x) effect a Titanium Board Recommendation Change with respect to such Acquisition Proposal or (y) authorize Titanium to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal; provided, however, that the Titanium Board (or the Titanium Special Committee) shall not take any action described in the foregoing clauses (x) and (y) unless:

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(A)             the Titanium Board (acting upon the recommendation of the Titanium Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to Applicable Law;

(B)              (i) Titanium has provided prior written notice to Silver at least four Business Days in advance (the “Notice Period”) to the effect that the Titanium Board (or the Titanium Special Committee) has (A) received a Superior Proposal and (B) intends to take the actions described in clauses (A) or (B) of this Section 5.02(e)(i) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such actions, including a summary of the material terms and conditions of such Acquisition Proposal and a copy of the definitive proposed transaction agreement and all ancillary agreements and, to the extent containing terms material to such Acquisition Proposal, related schedules (other than any confidential disclosure schedules solely of the Person or Persons making such Acquisition Proposal), in each case to be entered into in respect of such Acquisition Proposal; and (ii) prior to taking such actions described in clauses (A) or (B) of this Section 5.02(e)(i), Titanium and its Representatives, during the Notice Period, must have negotiated with Silver and its Representatives in good faith (to the extent that Silver desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Titanium Board (or the Titanium Special Committee) would no longer determine that the failure to make a Titanium Board Recommendation Change in response to such Acquisition Proposal would be inconsistent with its fiduciary duties pursuant to Applicable Law; provided, however, that in the event of any material revisions to such Acquisition Proposal (including any change in price), Titanium shall be required to deliver a new written notice to Silver and to comply with the requirements of this Section 5.02(e)(i)(B) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and

(C)              in the event of any termination of this Agreement in order to cause or permit Titanium or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, Titanium shall have validly terminated this Agreement in accordance with Section 8.01(d), including paying (or causing to be paid) the Termination Fee in accordance with Section 8.03(b);

(ii)         other than in connection with an Acquisition Proposal, the Titanium Board (acting on the recommendation of the Titanium Special Committee) may effect a Titanium Board Recommendation Change in response to an Intervening Event if the Titanium Board (acting on the recommendation of the Titanium Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to Applicable Law; provided, however, that the Titanium Board (or the Titanium Special Committee) shall not effect such a Titanium Board Recommendation Change unless:

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(A)             Titanium has provided prior written notice to Silver at least four Business Days in advance to the effect that the Titanium Board (acting on the recommendation of the Titanium Special Committee) has (A) so determined and (B) resolved to effect a Titanium Board Recommendation Change pursuant to this Section 5.02(e)(ii), which notice will specify and describe the facts and circumstances relating to the applicable Intervening Event in reasonable detail and the factual bases for the Titanium Board’s determination that such events or circumstances constitute an Intervening Event; and

(B)              prior to effecting such Titanium Board Recommendation Change, Titanium and its Representatives, during such four Business Day period, must have negotiated with Silver and its Representatives in good faith (to the extent that Silver desires to so negotiate) to allow Silver to make such adjustments to the terms and conditions of this Agreement to obviate the need to effect a Titanium Board Recommendation Change in response to such Intervening Event, and following such four Business Day period, the Titanium Board (or the Titanium Special Committee) shall have determined (after consultation with its financial advisor and outside legal counsel and taking into account Silver’s proposed revisions to the terms and conditions of this Agreement) in good faith that the failure to make a Titanium Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to Applicable Law; provided, however, that each time material modifications to the Intervening Event occur, Titanium shall notify Silver of such modifications and the four Business Day period set forth above shall recommence provided that such time period shall instead be three Business Days from the day of such notification.

(f)            Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Titanium shall promptly (and, in any event, within 24 hours) notify Silver if any Acquisition Proposal is received by the Titanium Board of Directors or the Titanium Special Committee. Such notice must include a summary of the material terms and conditions of such Acquisition Proposal (but, prior to the No-Shop Period Start Date, need not include the name of the Person or Persons making such Acquisition Proposal). After the No-Shop Period Start Date, such notice shall include an unredacted copy of any written Acquisition Proposal received and any other written terms or proposal provided (including financing commitments) and any material modifications thereto. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Titanium must keep Silver reasonably informed, on a prompt basis, of the status and material terms and conditions of any such Acquisition Proposal (including any material amendments thereto and any additional written materials (including financing commitments)) (but, prior to the No-Shop Period Start Date, need not include the name of the Person or Persons making such Acquisition Proposal). No later than twenty-four hours following the No-Shop Period Start Date, Titanium shall notify Silver in writing of the identity of each Person from whom Silver received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, and deliver (i) an unredacted copy of the most recent Acquisition Proposal made in writing and any material modifications thereto and any other written terms or proposal provided (including financing commitments) and any material modifications thereto and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing and any material modifications thereto.

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(g)           Certain Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will prohibit Titanium or the Titanium Board (or the Titanium Special Committee) from (i) taking and disclosing to Titanium Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication to Titanium Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.02; (iv) including a factually accurate description with regard to an Acquisition Proposal in the “Background of the Merger” section of the Proxy Statement or in any other documents required to be filed or furnished to the SEC by Titanium in which such description of an Acquisition Proposal is required, in each case, solely in the event that such Proxy Statement or such other document also includes the Titanium Board Recommendation; or (v) making any disclosure to the Titanium Shareholders unrelated to an Acquisition Proposal (including regarding the business, financial condition or results of operations of Titanium and its Subsidiaries) that the Titanium Board (or the Titanium Special Committee) has determined to make in good faith, it being understood that any such statement or disclosure made by the Titanium Board (or the Titanium Special Committee) must be subject to the terms and conditions of this Agreement; provided, that any such disclosure or communication that constitutes a Titanium Board Recommendation Change shall only be made in accordance with Section 5.02(e). In addition, notwithstanding anything to the contrary in this Agreement, it is understood and agreed that, for purposes of this Agreement, the making of a “stop, look and listen” communication to Titanium Shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not be deemed to be a Titanium Board Recommendation Change or otherwise a violation of this Section 5.02.

Section 5.03        Efforts.

(a)           Subject to Section 5.03(b), each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by Applicable Law, to cause the conditions in Article VII to be satisfied and to consummate the Transactions prior to the End Date, including making, as soon as reasonably practicable after the date hereof, all registrations, declarations, notices, reports, submissions, applications or other filings (collectively, “Filings”) to or with, and using reasonable best efforts to obtain all consents, approvals, waivers, licenses, permits, franchises, authorizations or Orders (collectively, “Consents”) of, Governmental Entities that are necessary, proper or advisable to consummate the Transactions. In addition, each of Titanium and Silver shall use reasonable best efforts to obtain all Consents of Persons other than Governmental Entities that are necessary, proper or advisable to consummate the Transactions; provided, however, that none of Titanium, Silver nor any of their respective Subsidiaries shall be required to make, or commit or agree to make, any concession or payment to, or incur any liability to, any such non-Governmental Entity to obtain any such Consent. The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by any Governmental Entities, including in connection with any of the foregoing Filings or to determine whether any such Filings are necessary, proper or advisable to consummate the Transactions.

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(b)              In furtherance of Section 5.03(a), (i) each of Silver and Titanium shall defend any Action commenced by any Governmental Entity in connection with the Transactions and (ii) Silver shall take or cause to be taken, do or cause to be done, propose, negotiate, commit to, agree to and effect (A) the sale, divestiture, lease or other disposition of any assets, businesses or properties of Silver or Titanium or any of their respective Subsidiaries, (B) any other action, commitment, condition, contingency, contribution, obligation, restriction, requirement or term that after the Closing would limit either of Silver’s or Titanium’s freedom of action with respect to, or its ability to retain, any of Silver’s or Titanium’s or their respective Subsidiaries’ assets, businesses or properties or their interests therein, in each case to the extent necessary to resolve objections, if any, that a Governmental Entity asserts (or threatens to assert) under any Applicable Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Applicable Law asserted by any such Governmental Entity with respect to the Transactions, in each case so as to enable the Closing to occur prior to the End Date and (C) any hold separate orders as are necessary in order to avoid, or effect the dissolution of, any temporary restraining order or preliminary injunction preventing the closing of the Transactions (such actions described in this clause (ii), collectively, “Regulatory Concessions”); provided, however, that notwithstanding anything in this Agreement to the contrary, no Silver Party shall be permitted to, and no Titanium Party shall be required to (and no Titanium Party shall), in each case without the prior written consent of the Titanium Family Representative, commit to, agree to or make any Regulatory Concessions that would result in a Titanium Burdensome Condition; and provided, further, that, notwithstanding anything in this Agreement to the contrary, (x) Silver and its Subsidiaries shall not be required to commit to or make any Regulatory Concessions that would result in a Silver Burdensome Condition or that is not conditioned on the consummation of the Transactions, (y) no Titanium Party shall be permitted to (and no Titanium Party shall) offer to a Governmental Entity any Regulatory Concession without the prior written consent of Silver and (z) in connection with any Regulatory Concession, Silver shall act in good faith and take into account the best interests of Titanium and its Subsidiaries and of Silver and its Subsidiaries. As used herein, (1) “Titanium Burdensome Condition” means any sale, divestiture, lease or other disposition of, or hold separate order with respect to, the properties (or interests therein) of Titanium or any of its Subsidiaries set forth on Schedule 5.03(b)(i); and (2) “Silver Burdensome Condition” means any sale, divestiture, lease or other disposition of, or hold separate order with respect to, the properties (or interests therein) of Silver or any of its Subsidiaries set forth on Schedule 5.03(b)(ii) or the properties (or interests therein) of Titanium or any of its Subsidiaries set forth on Schedule 5.03(b)(iii).

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(c)               Each Party shall (i) consult and cooperate with the other Parties in connection with (1) any Filing contemplated by this Section 5.03 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions or information or document requests from any Governmental Entity, opinion or proposal made or submitted in connection with any such Filing and (2) any Action relating to the Transactions, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, any Governmental Entity in connection with the Transactions or if such Party acquires knowledge, or otherwise becomes aware of any Governmental Entity’s inquiry, investigation or Action related to the Transactions. Except as may be prohibited by any Governmental Entity or by Applicable Law, each Party shall permit authorized Representatives of the other Party to (A) participate at or in each meeting, conference or telephone call with a representative of a Governmental Entity relating to any such Filing or Action, (B) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Filing or Action and (C) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Entity submitted as required by this Section 5.03. Notwithstanding anything to the contrary herein (but subject to Section 5.03(b)), Silver shall, following consultation with Titanium and the Titanium Family Representative and acting in good faith (and taking into account the best interests of Titanium and its Subsidiaries and of Silver and its Subsidiaries), (x) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), (y) have the right to lead all meetings and communications (including any negotiations) with, any Governmental Entity that has authority to enforce any Regulatory Law and (z) control the defense and settlement of any inquiry, investigation or Action brought by or before any Governmental Entity that has authority to enforce any Regulatory Law.

Article VI.

Additional Agreements

Section 6.01        Preparation and Mailing of the Proxy Statement.

(a)               As promptly as reasonably practicable after the execution of this Agreement, Titanium shall prepare and cause to be filed with the SEC a proxy statement relating to the matters to be submitted to the shareholders of Titanium at the Titanium Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). Subject to Section 5.02, the Titanium Board shall make the Titanium Board Recommendation to Titanium’s shareholders and shall include such recommendation in the Proxy Statement. Each of Titanium and Silver shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and shall otherwise assist and cooperate with the other in the preparation of the Proxy Statement and the resolution of any comments to the Proxy Statement received from the SEC. Titanium and Silver shall promptly notify the other Parties and correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect, whether by misstatement or omission. Titanium and Silver shall notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the other with copies of all written correspondence between such party or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Titanium and Silver shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and Titanium shall cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments; provided, that Titanium shall not be obligated to publicly file a definitive version of, disseminate, or cause the dissemination of, the Proxy Statement to its shareholders prior to the No-Shop Period Start Date. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination of the Proxy Statement to the shareholders of Titanium, or responding to any comments from the SEC with respect thereto, each of Titanium and Silver shall provide the other with a reasonable opportunity to review and to propose comments on such document or response, which the party receiving such comments shall consider in good faith.

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(b)               Subject to Section 6.01(a), and notwithstanding any Titanium Board Recommendation Change, Titanium shall take all necessary actions in accordance with Applicable Law, the Titanium Charter, the Titanium By-laws and the rules of NYSE to duly call, give notice of, convene and hold the Titanium Shareholders Meeting for the purpose of obtaining the Titanium Shareholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement; provided, that Titanium shall not be obligated to call the Titanium Shareholders Meeting prior to the No-Shop Period Start Date. Subject to Section 5.02, Titanium shall use its reasonable best efforts to seek to obtain the Titanium Shareholder Approval, unless a Titanium Board Recommendation Change has been effected. Notwithstanding any provision of this Agreement to the contrary, Titanium may, in its sole discretion, adjourn, recess or postpone the Titanium Shareholders Meeting (i) to the extent necessary to ensure that any required information is provided to the shareholders of Titanium within a reasonable amount of time in advance of the Titanium Shareholders Meeting or (ii) if as of the time for which the Titanium Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Titanium Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Titanium Shareholders Meeting or to allow reasonable additional time to solicit additional proxies to the extent Titanium reasonably believes necessary in order to obtain the Titanium Shareholder Approval; provided that in no event shall the Titanium Shareholders Meeting be adjourned, recessed or postponed on more than two occasions, and in each such instance by more than 15 Business Days from the previously scheduled date of such meeting, unless required by Applicable Law or with the consent of Silver.

(c)               If prior to the Effective Time any event occurs with respect to Silver or any of its Subsidiaries, or any change occurs with respect to other information supplied by Silver for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Silver shall promptly notify Titanium of such event, and Silver and Titanium shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Titanium’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any Party under Section 6.01(a).

(d)               If prior to the Effective Time any event occurs with respect to Titanium or any of its Subsidiaries, or any change occurs with respect to other information supplied by Titanium for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Titanium shall promptly notify Silver of such event, and Titanium and Silver shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Titanium’s shareholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).

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Section 6.02        Access to Information; Confidentiality. Subject to Applicable Law, Titanium agrees that it shall, and shall cause each of its Subsidiaries to, afford Silver and Silver’s Representatives reasonable access, upon reasonable advance written notice and during normal business hours, during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, contracts, commitments, personnel and records and, during such period, Titanium shall, and shall cause each of its Subsidiaries to, furnish promptly to Silver all other information (other than information regarding any Acquisition Proposal) concerning its business, properties and personnel as may be reasonably requested (in each case, in a manner so as to not interfere in any material respect with the normal business operations of Titanium or its Subsidiaries); provided, however, that all such access shall be coordinated through Titanium or its Representatives in accordance with such procedures as they may reasonably establish; and provided, further, that Titanium shall not be required to permit such access or make such disclosure, if such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or any other Contract with a third party, (ii) result in the loss of any attorney-client privilege, (iii) violate or materially impair the contractual rights of its customers and tenants or (iv) violate any Applicable Law, it being agreed that, with respect to subclauses (i), (ii) and (iii), Titanium shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in such loss, violation or impairment, including by seeking a waiver from the relevant third party. Notwithstanding anything contained in this Agreement to the contrary, Titanium shall not be required to provide any access or make any disclosure to the other pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where Titanium or any of its Affiliates, on the one hand, and Silver or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. Titanium may reasonably designate any competitively sensitive material to be provided to Silver under this Section 6.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of Silver and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of Silver unless express permission is obtained in advance from Titanium or its legal counsel. All information exchanged pursuant to this Section 6.02 shall be subject to the Mutual Non-Disclosure Agreement, dated as of November 8, 2019, between Titanium and Silver (the “Confidentiality Agreement”).

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Section 6.03        Indemnification, Exculpation and Insurance.

(a)               Surviving Titanium and the Reorganized Titanium Operating Company and its Subsidiaries shall (and Silver shall cause such entities to) honor and fulfill the obligations of Titanium and its Subsidiaries pursuant to any indemnification or other similar agreements of Titanium, Titanium OP or any of their respective Subsidiaries, in each case as in effect on the date of this Agreement, which agreements shall continue in full force and effect in accordance with their terms. From and after the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by Applicable Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the MBCA, DGCL, DLLCA or DRULPA adopted after the date of this Agreement that increase the amount to which a corporation, limited liability company or limited partnership may indemnify its officers and directors) each of Silver and Reorganized Titanium Operating Company agrees that Reorganized Titanium Operating Company will (and Silver will cause such entity to) indemnify and hold harmless each individual who was or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Titanium, Titanium OP or any of their respective Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Titanium, Titanium OP or any of their respective Subsidiaries as a director, officer or employee of another Person (the “Titanium Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any actual or threatened Action, whether civil, criminal, administrative, regulatory or investigative, to the extent related to matters existing or occurring or alleged to occur at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby, including the Transactions), arising out of or pertaining to the fact that Titanium Indemnified Party is or was an officer, director or employee of Titanium, Titanium OP or any of their respective Subsidiaries or is or was serving at the request of Titanium, Titanium OP or any of their respective Subsidiaries as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such Action, (x) each Titanium Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Action from Reorganized Titanium Operating Company within ten Business Days of receipt by Reorganized Titanium Operating Company from such Titanium Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification and (y) Silver, Silver OP, Surviving Titanium, Surviving Titanium OP, the Reorganized Titanium Operating Company and their respective Subsidiaries shall cooperate in the defense of any such matter. Without limiting the foregoing, to the extent the Titanium Charter, Titanium By-laws, Titanium OP Agreement, the Organizational Documents of their respective Subsidiaries, and any indemnification or other similar agreements of Titanium, Titanium OP or any of their respective Subsidiaries, in each case as in effect on the date of this Agreement, provide more favorable terms regarding indemnification, advancement of expenses and exculpation to current or former directors, officers or employees of Titanium, Titanium OP and their respective Subsidiaries, each of Surviving Titanium and Reorganized Titanium Operating Company hereby agrees to (and Silver agrees to cause such entity to) effectuate any such favorable provisions in accordance with their terms.

(b)               For six (6) years following the Effective Time, Surviving Titanium and the Reorganized Titanium Operating Company shall maintain in effect the provisions in the Surviving Titanium Limited Liability Company Agreement and the Reorganized Titanium Operating Company Operating Agreement and in their Subsidiaries’ respective Organizational Documents to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each Titanium Indemnified Party, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same (or more favorable to the Titanium Indemnified Parties) basis as set forth in Titanium Charter, Titanium By-laws, Titanium OP Agreement or their respective Subsidiaries’ respective Organizational Documents in effect on the date of this Agreement, to the fullest extent permitted from time to time under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of Titanium Indemnified Parties’ indemnification rights thereunder.

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(c)               At or prior to the Closing Date, Titanium and/or Titanium OP shall purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for Titanium, Titanium OP and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Titanium and/or Titanium OP, such tail to provide coverage for a period of six (6) years from and after the Effective Time in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Titanium or Titanium OP with respect to claims arising from facts or events that occurred on or before the Effective Time, so long as the aggregate cost for each year of such “tail” policy does not exceed 300% of the aggregate annual premium most recently paid by Titanium or Titanium OP prior to the date of this Agreement (the “Maximum Amount”). To the extent such a “tail” policy is not obtained, for a period of six (6) years from and after the Effective Time, Surviving Titanium, Surviving Titanium OP and the Reorganized Titanium Operating Company each shall (and Silver shall cause such entities to) either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Titanium, Titanium OP or their respective Subsidiaries or provide substitute policies for Titanium, Titanium OP and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Titanium or Titanium OP in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons in the aggregate than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Titanium or Titanium OP with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance), except that in no event shall Surviving Titanium, Surviving Titanium OP or the Reorganized Titanium Operating Company be required to pay with respect to such insurance policies in respect of any one policy year more than the Maximum Amount, and if Surviving Titanium, Surviving Titanium OP and the Reorganized Titanium Operating Company are unable to (and Silver is unable to cause such entities to) obtain the insurance required by this Section 6.03 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. Surviving Titanium, Surviving Titanium OP and the Reorganized Titanium Operating Company each shall (and Silver shall cause such entities to) maintain such policies in full force and effect, and continue to honor the obligations thereunder. To the extent premiums for any such insurance under this Section 6.03 are paid for by Silver, Silver OP or Surviving Titanium, such payor shall be reimbursed as incurred by Reorganized Titanium Operating Company.

(d)               In the event that Silver, Silver OP, Surviving Titanium, Surviving Titanium OP, the Reorganized Titanium Operating Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Silver, Silver OP, Surviving Titanium, Surviving Titanium OP or the Reorganized Titanium Operating Company, as applicable, shall (and Silver shall cause such entities to) cause proper provision to be made so that the successors and assigns of Silver, Silver OP, Surviving Titanium, Surviving Titanium OP or the Reorganized Titanium Operating Company, as applicable, assume the obligations set forth in this Section 6.03.

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(e)               The provisions of this Section 6.03 (i) shall survive consummation of the Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured Persons (including Titanium Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.04        Section 16 Matters. Prior to the Effective Time, each of Silver and Titanium shall take all necessary and appropriate actions that may be required (to the extent permitted under Applicable Law) to cause any dispositions of Titanium equity securities (including derivative securities) and acquisition of Silver equity securities (including derivative securities) pursuant to or resulting from the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.05        Financing.

(a)               Prior to the Closing, Titanium shall, and shall cause its Subsidiaries to, use its reasonable best efforts to provide, at Silver’s sole expense, the following cooperation as Silver may reasonably request to assist Silver in the arrangement of any third party financing transaction related to the Transactions (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Titanium or its Subsidiaries): (i) participate in a reasonable number of meetings, drafting sessions, rating agency presentations and due diligence sessions and assist in preparation of rating agency and other presentations (provided that Titanium and its Subsidiaries and their respective Representatives shall not be required to participate in more than one road show or similar meeting in respect of marketing third party financing); (ii) furnish Silver and its financing sources with such financial statements, financial data and other information regarding Titanium and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of Silver if Silver were filing a new registration statement (including for use in Silver’s preparation of pro forma financial statements, it being understood that Silver shall be responsible for preparing any pro forma adjustments and financial statements giving effect to the Transactions), including updates to any such information as may be reasonably requested by Silver (including so as to remain current pursuant to Rule 3-12 under Regulation S-X) (provided that to the extent any such financial information is contained in any Titanium SEC Documents, such inclusion shall constitute delivery to Silver and its financing sources hereunder and consent by Titanium and its Subsidiaries to use of such information); (iii) cause Titanium’s independent accountants to prepare and deliver “comfort letters,” dated the date of each final offering document used in connection with any securities offering by Silver (with appropriate bring-down comfort letters delivered on each closing date of any such offering, including in connection with the exercise of an option to purchase additional securities of Silver), subject to and in compliance with professional standards; (iv) provide customary representation letters to Titanium’s independent accountants in connection with delivery of any such “comfort letters;” (v) cause Titanium’s independent accountants to provide consent to use of their audit reports in materials relating to such financing in respect of the Transactions, including SEC filings and offering memoranda that include or incorporate Silver’s consolidated financial information and their reports thereon in accordance with normal customary practice; and (vi) provide customary documentation and other information that financing sources reasonably determine is necessary under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested at least ten business days prior to the Closing; provided, that (1) none of the Titanium Parties or any of their respective Subsidiaries shall be required to pay any fees prior to the Closing (other than reasonable out of pocket expenses promptly reimbursed by Silver hereunder on demand) or incur any other liability in connection with any financing until the occurrence of the Closing, (2) none of the Titanium Parties or any of their respective Subsidiaries shall be required to execute or deliver any documents or take any action relating to any financing that is not contingent upon the Closing, (3) no Representative of the Titanium Parties or any of their respective Subsidiaries shall be required to take any action that would reasonably be expected to result in or cause any personal liability in their personal capacity on the part of any Representative that is an individual or, to the extent not subject to reimbursement or indemnification by Silver hereunder, any other liability on the part of any Representative, (4) no action shall be required to the extent such action could reasonably be expected to cause any representation or warranty or covenant contained in this Agreement to be breached, (5) no action shall be required to the extent that it could reasonably be expected to conflict with the Organizational Documents of any of the Titanium Parties or any of their respective Subsidiaries or any Applicable Law or could reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which any of the Titanium Parties or any of their respective Subsidiaries is a party or is bound by, (6) would require any of the Titanium Parties or any of their respective Subsidiaries or any of their Representatives to provide access to or disclose information that the Titanium determines would jeopardize any attorney-client or other legal privilege of any Titanium Party or any of their respective Subsidiaries and (7) no action shall be required to the extent such action could reasonably be expected to cause any condition to the Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement. Silver hereby acknowledges and agrees that the obtaining of any financing is not a condition to the Closing.

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(b)               Silver shall, and shall cause its Affiliates to, promptly upon request by Titanium, reimburse Titanium and its Subsidiaries for all out-of-pocket costs and expenses (including attorneys’ fees) incurred in connection with the cooperation contemplated by this Section 6.05. Silver acknowledges and agrees that none of the Titanium Parties or their respective Representatives shall have any responsibility for, or incur any liability to any Person under or in connection with, the arrangement of any financing that Silver may obtain or seek to obtain in connection with the Transactions (including any equity financing), and that Silver shall indemnify and hold harmless Titanium, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of any financing that Silver may obtain or seek to obtain in connection with the Transactions (including any equity financing), any cooperation contemplated by this Section 6.05, and any information utilized in connection therewith; provided, however, that the foregoing indemnity shall not apply to any liabilities to the extent resulting from (i) a Willful Breach of any representation, warranty or covenant or agreement of Titanium under this Agreement, (ii) gross negligence or (iii) fraud, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(c)               Titanium will use its reasonable best efforts to provide, and use its reasonable best efforts to cause its Representatives to provide, to Silver and its financing sources such information as may be necessary so that the financing information pertaining to Titanium and its Subsidiaries does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading.

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Section 6.06        Public Announcements. The Parties agree that the initial press release to be issued with respect to the Transactions, following execution of this Agreement, shall be in the form heretofore agreed to by Silver and Titanium. Silver and Titanium shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release, submission or announcement, or other public statements with respect to the Transactions, including by any Subsidiary, and shall not issue any such press release, submission or announcement, or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with the joint press release referred to above or any other release or public statement previously issued or made in accordance with this Section 6.06; provided, further, that Titanium need not consult Silver in connection with any press release or public statement to be issued or made in order to effect a Titanium Board Recommendation Change made pursuant to and in accordance with Section 5.02, or any press release or public statement permitted by Section 5.02(g), and neither Silver nor Titanium needs to consult the other in connection with any public disclosure following a Titanium Board Recommendation Change. Notwithstanding anything to the contrary in this Section 6.06, each of the Parties may make public statements in response to questions by press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by Silver and Titanium and otherwise in accordance with this Agreement.

Section 6.07        Stock Exchange Listing. Silver shall use its reasonable best efforts to cause the shares of (a) Silver Common Stock to be reserved for issuance upon exchange or redemption of New Silver OP Units by a holder thereof pursuant to the Silver OP Agreement (calculated on a fully-diluted basis and after giving effect to the Transactions), and (b) Silver Common Stock to be reserved for issuance upon exchange or redemption of Silver OP Units into which membership interests in the Reorganized Titanium Operating Company are first exchanged pursuant to the Reorganized Titanium Operating Company Operating Agreement (calculated on a fully-diluted basis and after giving effect to the Transactions), in each case to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Surviving Titanium shall cause the Titanium Common Stock, the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.08        Redemption of Preferred Interests and Titanium Series J and Series K Preferred Stock. On the Closing Date immediately following the Silver OP Preferred Contribution and the Titanium OP Payment and prior to the Effective Time, (a) Titanium shall issue a notice of redemption of each of the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock compliant with the Titanium Charter and otherwise in form and substance reasonably satisfactory to Silver and (b) Titanium shall deposit, or cause to be deposited, with an escrow agent (reasonably acceptable to Silver) for the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock, cash in immediately available funds in the amount of $25.00 (the “Titanium Series J and Series K Preferred Stock Liquidation Preference”) plus all accumulated and unpaid dividends to, but not including, the redemption date set forth in such notice of redemption, per share of Titanium Series J Preferred Stock and Titanium Series K Preferred Stock, respectively (collectively, the “Titanium Series J and Series K Preferred Stock Redemption Amount”). Following the Closing, Surviving Titanium shall consummate the redemption of the Titanium Series J Preferred Stock and the Titanium Series K Preferred Stock in accordance with the Titanium Charter and the notices of redemption issued under clause (a) above.

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Section 6.09        Tax Matters.

(a)               Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Titanium or any of its Subsidiaries from taking any action, at any time or from time to time, (i) that in the reasonable judgment of Titanium Board, upon advice of counsel to Titanium, is reasonably necessary for Titanium to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distributions to shareholders of Titanium in accordance with this Agreement or otherwise, or (ii) as Titanium or Titanium OP determines reasonably and in good faith to be necessary to be in compliance at all times with all of its obligations under any Titanium Tax Protection Agreement and avoid liability for any indemnification or other payment under any Titanium Tax Protection Agreement. If the Titanium Board determines that it is reasonably necessary to declare a dividend or make a distribution to shareholders of Titanium in order to maintain its qualification as a REIT or avoid incurring entity level income or excise Taxes under the Code, it shall notify Silver as soon as reasonably practicable prior to such declaration.

(b)               Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Silver or any of its Subsidiaries from taking any action, at any time or from time to time, (i) that in the reasonable judgment of the Silver Board, upon advice of counsel to Silver, is reasonably necessary for Silver to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distributions to stockholders of Silver in accordance with this Agreement or otherwise, or (ii) as Silver or Silver OP determines reasonably and in good faith to be necessary to be in compliance at all times with all of its obligations under any Silver Tax Protection Agreement and avoid liability for any indemnification or other payment under any Silver Tax Protection Agreement. If the Silver Board determines that it is reasonably necessary to declare a dividend or make a distribution to stockholders of Silver in order to maintain its qualification as a REIT or avoid incurring entity level income or excise Taxes under the Code, it shall notify Titanium as soon as reasonably practicable prior to such declaration.

(c)               All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne by Reorganized Titanium Operating Company. Silver and Reorganized Titanium Operating Company shall cooperate to file or cause to be filed in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes, and shall cooperate in attempting to minimize the amount of Transfer Taxes.

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(d)               Titanium shall (i) use its reasonable best efforts to obtain the opinion of counsel described in Section 7.02(e) and (ii) deliver to Honigman LLP (or such other counsel rendering the opinion referenced in Section 7.02(e)) an officer’s certificate, dated as of the Closing Date, signed by an officer of Titanium and containing representations of Titanium as shall be reasonably necessary or appropriate to enable Honigman LLP (or such other counsel rendering such opinion) to render the opinion described in Section 7.02(e) on the Closing Date.

(e)               For U.S. federal income tax purposes the Parties shall treat (i) the Merger as a taxable sale by Titanium of all of Titanium’s assets to Silver Merger Sub 1 in exchange for the Titanium Common Stock Merger Consideration, the Titanium Series B Merger Consideration, the Titanium Series J and Series K Preferred Stock Redemption Amount and the assumption of all of Titanium’s other liabilities (including Titanium’s share of the Titanium OP liabilities, as determined under the applicable U.S. federal income tax regulations), followed by a distribution of such consideration to the holders of equity interests in Titanium in liquidation pursuant to Section 331 and Section 562 of the Code, and this Agreement shall constitute a “plan of liquidation” of Titanium for U.S. federal income tax purposes, (ii) the Partnership Merger as (A) with respect to Titanium OP Units that are converted into the right to receive the Cash Partnership Merger Consideration or Titanium Family Partnership Merger Consideration, a taxable purchase of Titanium OP Units in exchange for the Cash Partnership Merger Consideration and (B) with respect to Titanium OP Units that are converted into the right to the OP Unit Partnership Merger Consideration, a contribution of Titanium OP Units to Silver OP pursuant to Section 721 of the Code; and (iii) the LLC Conversion in accordance with Revenue Ruling 95-37, 1995-1 C.B. 130 and Revenue Ruling 84-52, 1984-1 C.B. 157.

Section 6.10        Titanium OP Approval. Titanium, as general partner of Titanium OP, immediately following the execution of this Agreement, shall deliver to Silver the Titanium OP Approval from the holders of Titanium OP Units and shall not take any action to cause the Titanium OP Approval to be modified or revoked prior to the valid termination of this Agreement. Prior to the LLC Conversion Effective Time, each of Titanium, Titanium OP, and Silver OP shall, and shall cause their respective Subsidiaries to, take all actions necessary to approve the LLC Conversion.

Section 6.11        Anti-Takeover Laws. The Titanium Parties, the Titanium Board (or a committee thereof) and the Silver Parties shall (a) take all reasonable actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Transactions, take all reasonable actions within their power to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 6.12        Transaction Litigation.

(a)               Prior to the Effective Time, each Party shall provide the other Parties with prompt written notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep such other Parties reasonably informed with respect to the status thereof. Silver shall keep Titanium informed on a reasonably prompt basis regarding any Silver Transaction Litigation. Silver shall control the defense, settlement or prosecution of any Silver Transaction Litigation, and Silver shall consult with counsel to Titanium with respect to the defense, settlement and prosecution of any Silver Transaction Litigation and shall consider in good faith Titanium’s advice with respect to the Silver Transaction Litigation.

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(b)              Titanium shall (i) give the Silver the opportunity to participate in the defense, settlement or prosecution of any Titanium Transaction Litigation and (ii) consult Silver with respect to the defense, settlement and prosecution of any Titanium Transaction Litigation. Titanium may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Titanium Transaction Litigation unless Silver has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, notwithstanding anything herein to the contrary, prior to receipt of the Titanium Shareholder Approval, no consent of any Silver Party shall be required for any settlement of Transaction Litigation that relates to an Acquisition Proposal or Acquisition Transaction to the extent such settlement does not provide for the payment of funds by Titanium or purport to modify the Agreement or the rights of the Silver Parties hereunder. For purposes of this Section 6.12, “participate” means that Silver (i) will be kept apprised of proposed strategy and other significant decisions with respect to the Titanium Transaction Litigation by the Party receiving notice of Transaction Litigation (to the extent that the attorney-client privilege between such Party and its counsel and the work product doctrine are not undermined or otherwise affected), and (ii) may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation, except for the settlement or compromise consent set forth above.

Section 6.13        Specified Consents.

(a)               Section 6.13 of the Titanium Disclosure Letter sets forth a list of certain consents and waivers with respect to the Transactions that may be required from certain lenders under loan documents of Titanium or any of its Subsidiaries (the “Loan Consents”) and from certain lessors under ground leases of Titanium or its Subsidiaries (the “Ground Lease Consents”) or joint venture partners under joint venture or partnership documents of Titanium or any of its Subsidiaries (the “JV Consents”, and together with the Loan Consents and Ground Lease Consents, the “Specified Consents”). Titanium shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain each of the Specified Consents promptly after the date of this Agreement, except as may otherwise be agreed to between Silver and Titanium. Silver shall cooperate and assist Titanium in connection with soliciting and obtaining any Specified Consents, including the preparation and delivery of any information relating to Silver or any of its Affiliates and all other information required under the applicable loan, ground lease or joint venture documents and as may be reasonably requested by any such joint venture partner, lessor, lender or any loan servicer on behalf of any lender. Titanium shall use reasonable best efforts to keep Silver apprised of the content and status of any communications with, and communications from, any lessor, joint venture partner, lender or any loan servicer with respect to the Specified Consents. Without limiting the foregoing, Titanium shall (i) give Silver a reasonable opportunity (and in any event no less than twenty-four (24) hours) to review and comment on all material materials or documents with respect to the Specified Consents and Titanium shall consider the reasonable comments of Silver thereon in good faith, and (ii) use reasonable best efforts to keep Silver apprised of and, to the extent reasonably practicable, provide Representatives of Silver reasonable opportunity to participate in, any material meeting or scheduled discussion with any lender or any loan servicer with respect to the Loan Consents. All out-of-pocket consent/assumption fees and expenses, including out-of-pocket legal fees for joint venture partners, lessors, lenders and/or servicers (to the extent such fees and expenses are payable pursuant to the applicable joint venture, ground lease or loan document), incurred in connection with seeking the Specified Consents, shall be borne by Titanium OP or its Subsidiaries. Titanium is authorized for itself and on behalf of its Subsidiaries to enter into amendments or modifications of the applicable loan, ground lease or joint venture documents as Titanium deems necessary to obtain such Specified Consents, subject to the terms of Section 6.13(b).

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(b)               With respect to the Loan Consents, without the prior consent of Silver (which consent shall not be unreasonably withheld, conditioned or delayed): (i) neither Titanium nor its Representatives on its behalf shall agree to amend, modify, supplement or waive the terms and conditions of the outstanding indebtedness or guarantees thereof in order to change any of the parties subject to the obligations of such indebtedness or guarantees of Titanium or its Subsidiaries (other than as a result of the Transactions) or materially increase any recourse obligations of a Subsidiary or the guarantor or replacement guarantor following the Closing, and (ii) neither Titanium nor its Subsidiaries shall make any material financial or other covenant modifications or establish any material reserves, cash sweep requirements or cash traps in connection with obtaining the Loan Consents. With respect to any JV Consents and Ground Lease Consents, without the prior consent of Silver (which consent shall not be unreasonably withheld, conditioned or delayed), (x) neither Titanium nor its Representatives on its behalf shall agree to amend, modify, supplement or waive the terms and conditions of the applicable ground lease or joint venture documents in a manner that is material and adverse to Titanium and its Subsidiaries or Silver and its Subsidiaries, and (y) neither Titanium nor its Subsidiaries shall make any material payments other than those which are regularly scheduled or required or are legal or administrative fees.

(c)               In the event any Loan Consent is not obtained prior to the date that is 100 days after the date of this Agreement, Titanium and Titanium OP shall, and shall cause their Subsidiaries to, use reasonable best efforts to attempt to secure a binding commitment or other similar documentation reasonably acceptable to Silver that would allow Titanium or its Subsidiaries to, at the Closing, prepay, or defease the applicable financing and replace such financing on commercially reasonable, market terms, which shall be reasonably acceptable to Silver. In the event that any Loan Consent is not obtained and Titanium or its Subsidiaries have not prepaid or defeased the applicable financing for which such Loan Consent was required to be obtained (or obtained a binding commitment or other similar documentation reasonably acceptable to Silver from a lender to effect such prepayment or defeasance on the Closing Date) within 130 days after the date of this Agreement or by the Titanium Shareholders Meeting (whichever is earlier), Silver shall have the right, but not the obligation, to provide replacement financing to the applicable Subsidiary of Titanium on commercially reasonable market economic terms with respect to the loan for which the consent has not been obtained and which has not otherwise been refinanced by Titanium or its Subsidiaries (or for which such a binding commitment or other documentation has not been obtained). Any replacement financing provided by Silver shall be in an amount sufficient for the Subsidiary of Titanium to prepay or defease such original loan and shall be on substantially similar loan documents as were executed in connection with the borrowing of the original loan (including mortgages, indemnities, guaranties, pledges, other collateral agreements, opinions and other customary loan deliverables and diligence materials); provided, however, that any replacement financing made by Silver or its Subsidiaries with respect to an unsecured loan may be made on a secured basis, subject to the next sentence. Titanium and Titanium OP shall, and shall cause their Subsidiaries to, reasonably cooperate with Silver to enable Silver to provide any such applicable replacement financing on a secured basis, including by facilitating the creation and perfection of Liens (including mortgages and equity pledges) required by Silver; provided, however, that notwithstanding anything herein to the contrary, Titanium and its Subsidiaries will not be required to agree to any secured loan or facilitate any Liens that would violate the terms of any Indebtedness (other than Indebtedness that is being repaid) or joint venture agreement to which Titanium or its Subsidiaries are a party.

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Section 6.14        Certain Agreements. Prior to the Closing, Titanium and Titanium OP shall (a) cause the agreements or amendments set forth in Schedule 6.14(a) to be adopted and approved by the parties thereto and (b) cause the agreements set forth in Schedule 6.14(b) to be terminated, in each case effective immediately following the Partnership Merger Effective Time. Titanium and Titanium OP shall deliver to the Silver Parties duly executed copies of such agreements or amendments and evidence of such terminations, in substantially the forms included in the exhibits to such Schedules. At the Closing, the Parties shall cause Reorganized Titanium Operating Company to deliver an executed counterpart to the joinders to the Silver OP Agreement delivered to Silver OP pursuant to Section 2.02(c).

Article VII.

Conditions Precedent

Section 7.01        Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to effect the Closing is subject to the satisfaction or waiver (except with respect to Section 7.01(a) and Section 7.01(b), which shall not be waivable) on or prior to the Closing Date of the following conditions:

(a)               Titanium Shareholder Approval. The Titanium Shareholder Approval shall have been obtained.

(b)               Titanium OP Approval. The Titanium OP Approval shall have been obtained and not rescinded, modified or withdrawn.

(c)               Legal Restraints. No Applicable Law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding Order shall be in effect, or imminently threatened by any Governmental Entity of competent jurisdiction, which prohibits, makes illegal, enjoins, or otherwise prevents the consummation of the Transactions.

(d)               Listing. The shares of Silver Common Stock to be issued as described in Section 6.07 shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.02        Conditions to Obligation of the Silver Parties. The obligations of the Silver Parties to effect the Closing are further subject to the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties of the Titanium Parties contained in Section 3.01 [Qualification, Organization, Subsidiaries], Section 3.02 [Authority; Execution and Delivery; Enforceability], Section 3.03(b), (d) and (e) [Capital Structure] and Section 3.18 [Brokers’ Fees and Expenses] shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Titanium Parties contained in Section 3.06(a) [Absence of Certain Changes] shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time, (iii) the representations and warranties of the Titanium Parties contained in Section 3.03(a) and (c) [Capital Structure] shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for de minimis inaccuracies, and (iv) all other representations and warranties of the Titanium Parties contained in Article III shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Titanium Material Adverse Effect” set forth therein) would not reasonably be expected to have a Titanium Material Adverse Effect.

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(b)               Performance of Obligations of the Titanium Parties. The Titanium Parties shall have performed in all material respects all covenants set forth in this Agreement required to be performed by them under this Agreement at or prior to the Closing Date.

(c)               No Titanium Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Titanium Material Adverse Effect.

(d)               Titanium Certificate. Titanium shall have delivered to Silver a certificate, dated as of the Closing Date and signed by a senior officer, confirming that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(e)               REIT Opinion. Silver shall have received a tax opinion of Honigman LLP, tax counsel to Titanium (or, if Honigman LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized REIT counsel as may be reasonably acceptable to Silver), dated as of the Closing Date and in form and substance as set forth in Exhibit D, attached hereto (and in the case of such other counsel rendering such opinion, in the form of such other counsel’s standard REIT opinion that is reasonably acceptable to Silver) and with such changes as are mutually agreeable to Silver and Titanium, such agreement not to be unreasonably withheld, to the effect that, subject to customary exceptions, assumptions and qualifications, at all times since its taxable year ended December 31, 2012 and through and including its taxable year that ends at the Effective Time, Titanium has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Titanium to meet, through the Effective Time, the requirements for qualification and taxation as REIT under the Code. In rendering such opinion, Honigman LLP (or such other counsel rendering such opinion) may rely upon customary representations contained in an officer’s certificate executed by Titanium and provided pursuant to Section 6.09(d).

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Section 7.03        Conditions to Obligations of the Titanium Parties. The obligations of the Titanium Parties to effect the Closing are further subject to the following conditions:

(a)         Representations and Warranties. (i) The representations and warranties of the Silver Parties contained in Section 4.01 [Qualification, Organization, Subsidiaries], Section 4.02 [Authority; Execution and Delivery; Enforceability], Section 4.03 [Silver OP Units] and Section 4.10 [Brokers’ Fees and Expenses] shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) all other representations and warranties of the Silver Parties in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Silver Material Adverse Effect” set forth therein), would not reasonably be expected to have a Silver Material Adverse Effect.

(b)         Performance of Obligations of the Silver Parties. The Silver Parties shall have performed in all material respects all covenants set forth in this Agreement required to be performed by them under this Agreement at or prior to the Closing Date.

(c)         Silver Certificate. Silver shall have delivered to Titanium a certificate, dated as of the Closing Date and signed by a senior officer, confirming that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Article VIII.

Termination, Amendment and Waiver

Section 8.01        Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Titanium Shareholder Approval and/or the Titanium OP Approval, only as follows:

(a)         by mutual written consent of Titanium and Silver;

(b)         by either Titanium or Silver:

(i)           if the Transactions are not consummated on or before February 9, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement (which failure constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Transactions to be consummated on or before such date (it being understood that the Titanium Parties, collectively, and the Silver Parties, collectively, shall each be deemed a single Party for purposes of the foregoing proviso);

(ii)          if any Governmental Entity of competent authority issues a final nonappealable Order or enacts an Applicable Law that prohibits, makes illegal, enjoins, or otherwise restricts or prevents the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement (which failure constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the issuance of such Order or the enactment of such Applicable Law (it being understood that the Titanium Parties, collectively, and the Silver Parties, collectively, shall each be deemed a single Party for purposes of the foregoing proviso); or

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(iii)         if the Titanium Shareholder Approval shall not have been obtained following the completion of a duly convened Titanium Shareholders Meeting or any adjournment or postponement thereof; provided, however, that any termination of this Agreement pursuant to this Section 8.01(b)(iii) shall be deemed a termination of this Agreement pursuant to Section 8.01(f) for purposes of Section 8.03(b) if, at the time of such termination under this Section 8.01(b)(iii), Silver would have been permitted to terminate this Agreement pursuant to Section 8.01(f);

(c)       by Titanium, if any of the Silver Parties has breached any representation, warranty or covenant contained in this Agreement, or if any representation or warranty of any of the Silver Parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the Closing Date, the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that Titanium may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true (x) is not capable of being cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.03(a) or Section 7.03(b) prior to the End Date or (y) has not been cured prior to the earlier of (i) 45 days after written notice by Titanium to Silver informing Silver of such breach or failure to be true and (ii) the End Date; and provided, further, that Titanium may not terminate this Agreement pursuant to this Section 8.01(c) if any of the Titanium Parties is then in breach of any representation, warranty or covenant contained in this Agreement, or if any representation or warranty of any of the Titanium Parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the Closing Date, the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date;

(d)       by Titanium prior to receipt of the Titanium Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.02(e);

(e)       by Silver, if any of the Titanium Parties has breached any representation, warranty or covenant contained in this Agreement (other than the covenants contained in Section 5.02(b)), or if any representation or warranty of any of the Titanium Parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the Closing Date, the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date; provided, however, that Silver may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true (x) is not capable of being cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.02(a) or Section 7.02(b) prior to the End Date or (y) has not been cured within prior to the earlier of (i) 45 days after written notice by Silver to Titanium informing Titanium of such breach or failure to be true and (ii) the End Date; and provided, further, that Silver may not terminate this Agreement pursuant to this Section 8.01(e) if any of the Silver Parties is then in breach of any representation, warranty or covenant contained in this Agreement, or if any representation or warranty of any of the Silver Parties has become untrue, in each case, such that, if such breach or failure to be true occurs or continues on the Closing Date, the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date; or

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(f)          by Silver, prior to receipt of the Titanium Shareholder Approval, (i) in the event that a Titanium Board Recommendation Change shall have occurred, or (ii) upon a Willful Breach of Section 5.02(b) by Titanium.

Section 8.02       Effect of Termination. In the event of termination of this Agreement by either Silver or Titanium as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Titanium Party or any Silver Party, other than the last sentence of Section 6.02, the reimbursement and indemnification obligations of Silver pursuant to Section 6.05(b), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination, provided, however, that, no such termination shall relieve any Party from any liability or damages arising out of its fraud or Willful Breach of this Agreement.

Section 8.03        Fees and Expenses.

(a)         Except as specifically provided for herein, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

(b)         Titanium OP shall pay to Silver the Termination Fee if:

(i)         Titanium terminates this Agreement pursuant to Section 8.01(d) or Silver terminates this Agreement pursuant to Section 8.01(f); or

(ii)        (A) an Acquisition Proposal shall have been made to Titanium and not withdrawn or shall have been made directly to the shareholders of Titanium generally and not withdrawn; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(e) (with respect to a breach of any covenant, agreement or other obligation of the Titanium Parties set forth in Article I, Article II, Article V or Article VI of this Agreement) and (C) within 12 months of such termination such Acquisition Transaction is consummated by Titanium or Titanium enters into a definitive agreement providing for an Acquisition Transaction and such Acquisition Transaction is thereafter consummated by Titanium, provided, however, that for purposes of this Section 8.03(b)(ii), the references to 15% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%.

Any Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement in the case of termination pursuant to Section 8.01(f) (or prior to or substantially concurrently with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date of consummation of the Acquisition Transaction referred to in clause (ii)(C) above.

(c)         Titanium acknowledges and agrees that the agreements contained in Section 8.03(b) are an integral part of the Transactions and that, without these agreements, Silver would not enter into this Agreement. Accordingly, if Titanium fails promptly to pay the amount due pursuant to Section 8.03(b), and, in order to obtain such payment, Silver commences an Action that results in a judgment in its favor for such payment, Titanium shall pay to Silver its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. In no event shall Titanium be obligated to pay the Termination Fee on more than one occasion.

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(d)         Notwithstanding anything to the contrary in this Agreement, in the event that Titanium OP is obligated to pay Silver the Termination Fee pursuant to Section 8.03(b), Titanium OP shall pay to Silver from the Termination Fee an amount equal to the lesser of (i) the Termination Fee (the “Applicable Base Amount”) and (ii) the maximum amount, if any, that can be paid to Silver without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Silver has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Silver which was not Qualifying Income), in each case as determined by independent accountants to Silver. Notwithstanding the foregoing, in the event Silver receives Tax Guidance providing that Silver’s receipt of the Applicable Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the amount of the Termination Fee payable by Titanium OP to Silver shall be an amount equal to the Applicable Base Amount and Titanium OP shall, upon receiving notice that Silver has received the Tax Guidance, pay to Silver the unpaid Applicable Base Amount within five Business Days. In the event that Silver is not able to receive the full Applicable Base Amount due to the above limitations, Titanium OP shall place the unpaid amount in escrow by wire transfer within three Business Days of termination and shall not release any portion thereof to Silver unless and until Silver receives either one or a combination of the following once or more often: (x) a letter from Silver’s independent accountants indicating the maximum amount that can be paid at that time to Silver without causing Silver to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Titanium OP shall pay to Silver the lesser of the unpaid Applicable Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Titanium OP has been notified thereof. Any portion of the Termination Fee that remains unpaid as of December 31 following the date which is three years from the date of this Agreement shall be released from escrow and revert to Titanium OP. Titanium and Titanium OP shall not bear any cost of or have any liability resulting from any escrow arrangement established pursuant to this Section 8.03(d), and Silver shall fully indemnify Titanium and Titanium OP and hold Titanium and Titanium OP harmless from and against any such cost or liability. For purposes herein, “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code, and “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.

Section 8.04        Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Titanium Shareholder Approval or the Titanium OP Approval; provided, however, that (i) after receipt of the Titanium Shareholder Approval, there shall be made no amendment that by Applicable Law requires further approval by the shareholders of Titanium without the further approval of such shareholders, and (ii) after receipt of Titanium OP Approval, there shall be made no amendment that by Applicable Law requires further approval by the unitholders of Titanium OP without the further approval of such unitholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

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Section 8.05        Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06        Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require, in the case of Titanium or Silver, action by its Board of Directors (in the case of Titanium, acting on the recommendation of the Titanium Special Committee) or a duly authorized committee thereof (including, in the case of Titanium, the Titanium Special Committee). Notwithstanding anything to the contrary contained in this Agreement, (a) any amendment or modification of this Agreement (including any amendment or modification to any exhibit or schedule referred to in this Agreement), (b) any extension or waiver of any provision of this Agreement by any of the Titanium Parties and (c) any consent or approval to be given or made by any of the Titanium Parties under or relating to this Agreement shall, in each such case, require the written consent of the Titanium Family Representative, and no Titanium Party shall take any such action without obtaining such written consent of the Titanium Family Representative (provided, for the avoidance of doubt, that the Titanium Family Representative shall have no right to consent to any termination of this Agreement pursuant to Section 8.01). The Person listed on Section 8.06 of the Titanium Disclosure Letter (the “Titanium Family Representative”) has been designated as a representative of the Titanium Family in connection with the matters contemplated hereby, is an express third party beneficiary of this Agreement and the Parties shall be entitled to rely upon the written consent of the Titanium Family Representative for all purposes hereunder.

Article IX.

General Provisions

Section 9.01        Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.02        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt, (b) on the 1st Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the 5th Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

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(a)               if to a Titanium Party, to:

Taubman Centers, Inc.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304
Phone: 248-258-6800
Attention:	Chris B. Heaphy
E-mail:	cheaphy@taubman.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Phone: 212-446-4800
Attn:	Eric Schiele, P.C.
Michael P. Brueck, P.C.
Marshall P. Shaffer
E-mail:	eric.schiele@kirkland.com
michael.brueck@kirkland.com
marshall.shaffer@kirkland.com

and to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Phone: 212-403-1000
Attn:	Adam O. Emmerich
Robin Panovka
Viktor Sapezhnikov
E-mail:	aoemmerich@wlrk.com
rpanovka@wlrk.com
vsapezhnikov@wlrk.com

and to:

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Honigman LLP
39400 Woodward Avenue
Suite 101
Bloomfield Hills, Michigan 48304
Phone: 248-566-8300
Attn:	Joseph Aviv
Michael S. Ben
E-mail:	javiv@honigman.com
mben@honigman.com

(b) if to a Silver Party, to:

Simon Property Group, Inc.
225 West Washington Street
Indianapolis, Indiana 46204
Phone: 317-636-1600
Attn:	Steven E. Fivel
E-mail:	sfivel@simon.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Phone: 312-876-7700
Attn:	Mark D. Gerstein
Julian T. Kleindorfer
Jason Morelli
E-mail:	mark.gerstein@lw.com
julian.kleindorfer@lw.com
jason.morelli@lw.com

and to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Phone: 212-373-3000
Attn:	Robert B. Schumer
Michael Vogel
E-mail:	rschumer@paulweiss.com
mvogel@paulweiss.com

Section 9.03        Definitions. For purposes of this Agreement:

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“Acceptable Confidentiality Agreement” means an agreement with Titanium that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of, or with respect to, Titanium to keep such information confidential that, in each case, contains confidentiality and use provisions that are no less restrictive to such counterparty (and any of its Affiliates and representatives as provided therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal); provided, that in no event shall any agreement that permits the counterparty thereto to enter into exclusive arrangements (other than customary “tree” arrangements) with potential financing sources be considered an “Acceptable Confidentiality Agreement”.

“Acquired Equity Awards” means a number of Titanium OP Units equal to the quotient of (i) the sum of (A) the aggregate amount of Incentive Unit Merger Consideration payable pursuant to Section 2.02(e) (provided, that for purposes of this definition, if any OP Unit Partnership Merger Consideration is paid in respect of any Titanium OP Incentive Unit pursuant to such Section, the amount included in this clause (A) in respect of such OP Unit Partnership Merger Consideration shall be equal to the amount of Cash Partnership Merger Consideration that would have been payable in respect of such Titanium OP Incentive Unit if the holder of such Titanium OP Incentive Unit had instead elected to receive Cash Partnership Merger Consideration), plus (B) the aggregate amount of Titanium Common Stock Merger Consideration payable with respect to Titanium RSU Awards and Titanium DSUs pursuant to Section 2.05(a), plus (C) the aggregate amount of Titanium Common Stock Merger Consideration payable with respect to Titanium PSU Awards pursuant to Section 2.05(b), plus (D) the aggregate amount payable with respect to Titanium DERs pursuant to Section 2.05(d)(i), divided by (ii) the Titanium Common Stock Merger Consideration.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by a Silver Party) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) providing for (i) any direct or indirect acquisition (whether by merger, consolidation or otherwise) of more than 15% of the voting power of Titanium or Titanium OP by any Person or Group; (ii) any consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other similar transaction involving Titanium or Titanium OP that would result in any Person or Group, directly or indirectly, acquiring assets (including capital stock of or interests in any Subsidiary or Affiliate of Titanium) representing, directly or indirectly, more than 15% of the consolidated assets of Titanium and its Subsidiaries, taken as a whole (as determined on a book value basis (including Indebtedness secured solely by such assets)); (iii) any tender offer or exchange offer or any other direct or indirect purchase or other acquisition of securities, that, if consummated, would result in any Person or Group, whether from Titanium or any other Person(s), beneficially owning more than 15% of the outstanding shares of Titanium Common Stock or more than 15% of the outstanding Titanium OP Units; (iv) any other transaction or series of related transactions pursuant to which any Person or Group proposes to acquire, directly or indirectly, control of assets of Titanium or any of its Subsidiaries having a fair market value greater than 15% of the fair market value of all of the assets of Titanium and its Subsidiaries, taken as a whole, immediately prior to such transaction; or (v) any combination of the foregoing.

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“Action” means any action, filing of charges, suits, claims, arbitration or proceedings (whether civil, criminal or administrative) brought by or before any Governmental Entity, arbitrator, mediator or other tribunal, or, for purposes of Section 5.03, any investigation by any Governmental Entity.

“Actual Performance” means, with respect to any unvested Titanium OP Incentive Unit that is subject to performance-based vesting and any unvested Titanium PSU Award, as applicable, the average of the actual performance achievement, determined as of the Effective Time, of the two performance metrics applicable to each such grant, as such actual performance achievement with respect to each individual metric is otherwise determined in accordance with the terms of the applicable Titanium Equity Award agreement.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control(s)” means possession, directly or indirectly, of the power to designate and direct or cause the designation and direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Person shall be deemed to control another Person if such Person is the sole general partner, sole managing general partner or sole managing member of such other Person. The terms “controlled by” and “under common control with” shall have correlative meanings.

“Anti-Corruption Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the business and dealings of Titanium, each Subsidiary of Titanium, and the unconsolidated joint ventures of Titanium and its Subsidiaries; including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Entity, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, China’s Anti-unfair Competition Law, and all other applicable laws relating to bribery and corruption.

“Applicable Law(s)” means, with respect to any Person, any federal, national, state, county, municipal, provincial, local, foreign or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity and any award, order or decision of an arbitrator or arbitration panel with jurisdiction over the parties and subject matter of the dispute, in each case that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Applicable Law to be closed in New York City.

“Cash Tender Agreement” means the Amended and Restated Cash Tender Agreement, dated as of May 16, 2000, by and among Titanium, Titanium OP, and A. Alfred Titanium, A. Alfred Titanium, acting not individually but as Trustee of the A. Alfred Titanium Restated Revocable Trust, and TRA Partners.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreements, labor union contracts, trade union agreements and foreign works council contracts.

“Continuing Offer” means the Second Amended and Restated Continuing Offer, dated May 16, 2000, by Titanium to certain holders of Titanium OP Units and Titanium OP Incentive Units.

“Contract” means any contract, note, bond, mortgage, Lien, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether written or oral, that is, in each case, legally binding.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment, natural resources, and human health and safety (with respect to exposure to Hazardous Materials) including laws relating to (a) releases, discharges, emissions or disposals to air, water, soil (surficial and subsurface), land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, toxic mold, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Excluded Party” means any Person or group of Persons that includes any Person or group of Persons from whom Titanium or any of its Representatives has received a written Acquisition Proposal prior to the No-Shop Period Start Date that the Titanium Board (or the Titanium Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal.

“Fraud” means an actual, intentional and knowing common law fraud by a Titanium Party with respect to the making of the representations and warranties contained in this Agreement established by the standard of proof applicable under Michigan common law and, to the extent not already an element thereunder, upon which Silver reasonably relied.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or which is regulated under Environmental Laws because of its hazardous or toxic properties or characteristics. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, toxic mold, chlorinated fluorocarbons and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money or in respect of loans or advances, (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) in respect of outstanding letters of credit or bankers’ acceptances, sureties, performance bonds or similar obligations, (iv) all liabilities or obligations of others secured by any Lien on the assets of such Person, and (v) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, logos, trade names, domain names, technology rights and licenses, computer software (including any source or object codes therefor, and documentation and websites relating thereto), trade secrets, proprietary and/or confidential information and data, franchises, know-how, inventions, designs, and all other intellectual property and proprietary rights worldwide, including all related grants, registrations and applications for registration or issuance thereof.

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“Intervening Event” means any material effect, change, event or occurrence arising after the date hereof that (i) was not known or reasonably foreseeable to the Titanium Board or the Titanium Special Committee as of the date hereof (or, if known, the consequences of which were not reasonably foreseeable) and (ii) does not relate to any Acquisition Proposal; provided, that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (A) the fact alone that Titanium meets or exceeds any internal or published forecasts or projections for any period, (B) changes in the market price or trading volume of Titanium Common Stock, in and of itself, after the date hereof, or (C) changes in conditions in the industries in which Titanium and its Subsidiaries conduct business, except to the extent such changes had a materially disproportionate effect on Titanium relative to other companies of a similar size operating in industries in which Titanium and its Subsidiaries conduct business.

“Knowledge” means, with respect to the Titanium Parties, the actual knowledge of Robert S. Taubman, William S. Taubman, Simon Leopold, Chris Heaphy, Holly Kinnear and/or Eric Smith.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, charge, security interest, encumbrance, claim, hypothecation, option, right of first refusal, right of first offer, right-of-way, easement, servitude, or conditional sale agreement, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Material Adverse Effect” with respect to any Person means any effect, change, event or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of such Person and its Subsidiaries (and its unconsolidated joint ventures), taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which such Person and its Subsidiaries operate; (iii) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (iv) changes caused by the announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities, or any litigation arising from allegations of breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Transactions (provided that this clause (iv) shall not apply to the use of Titanium Material Adverse Effect in any representation or warranty explicitly addressing the execution, delivery, announcement or performance of this Agreement or the consummation of the Transactions or non-contravention with contractual or legal obligations or any condition to Closing as it relates to such representations and warranties); (v) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (vi) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters; (vii) any action taken by such Person or its Subsidiaries that is required by this Agreement or with the prior written consent or at the written direction of another Person in accordance with this Agreement, or the failure to take any action by such Person or its Subsidiaries if that action is prohibited by this Agreement; (viii) changes resulting or arising from the identity of, or any facts or circumstances specific to, the Silver Parties; (ix) changes or prospective changes in such Person’s or its Subsidiaries’ credit ratings; (x) changes in the price or trading volume of the such Person’s common stock; (xi) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (ix), (x) and (xi) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (xi) hereof) is, may be, contributed to or may contribute to, a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (i), (ii), (iii), (v) and (vi) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which such Person and its Subsidiaries operate.

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“Merger Consideration” means, collectively, the Titanium Common Stock Merger Consideration, the Titanium Series B Merger Consideration, the Partnership Merger Consideration and (without duplication with respect to Partnership Merger Consideration) the Incentive Unit Merger Consideration.

“Michigan LARA” means the State of Michigan Department of Licensing and Regulatory Affairs’ Corporations, Securities & Commercial Licensing Bureau.

“NYSE” means the New York Stock Exchange.

“OP Exchange Ratio” means 0.3814.

“Option Deferral Agreement” means that certain Option Deferral Agreement, dated as of January 27, 2011, by and among Robert S. Taubman, Titanium OP and The Taubman Company LLC, together with that certain Subsequent Deferral Election under the Titanium OP and The Titanium Company LLC Election and Option Deferral Agreement, dated October 7, 2016.

“Option Deferred Unit” means a right to receive a Titanium OP Unit that has been deferred by Robert S. Taubman pursuant to the Option Deferral Agreement.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitral body or tribunal with competent jurisdiction (in each case, whether temporary, preliminary or permanent).

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; (f) any joint venture or similar agreement and (g) any amendment to any of the foregoing.

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“Permits” means licenses, franchises, permits, certificates, approvals, grants, accreditations, registrations, easements, variances, exceptions, consents, billing and authorizations from Governmental Entities.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts which are not delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Titanium or its Subsidiaries for which adequate reserves are being maintained to the extent required by GAAP, (ii) Liens for Taxes, utilities and other governmental charges that are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) requirements and restrictions of zoning, building and other Applicable Laws and municipal by-laws, in each case that do not adversely impact in any material respect the current use, occupancy or operation of the Titanium Real Property by Titanium or its Subsidiaries and are not violated by the current use, occupancy or activity conducted thereon by Titanium or its Subsidiaries, as applicable, (iv) licenses or other grants of rights in Intellectual Property made in the ordinary course of business, (v) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business, (vi) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods, (vii) Liens resulting from securities laws, (viii) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, (ix) Liens securing payment, or any obligation, of the Titanium Parties with respect to mortgages, revolving credit facilities and term loan facilities in effect as of the date hereof, (x) licenses granted to third parties in the ordinary course of business by the Titanium Parties, (xi) Liens for Indebtedness relating to the real property subject thereto or affected thereby; (xii) real property and other leases and subleases; (xiii) Liens that are disclosed on, or that secure Indebtedness disclosed on, the most recent consolidated balance sheet of Titanium, or the notes thereto, included in the Titanium SEC Documents filed prior to the date hereof; (xiv) easements (including reciprocal easement agreements), rights of way (unrecorded and of record) and other similar restrictions or imperfections of title that do not materially detract from the value of such property or interfere in any material respect with the use, operation or occupancy by Titanium or any of its Subsidiaries of such property; and (xv) statutory Liens of landlords for amounts not due and payable or which are being contested by Titanium or its Subsidiaries in good faith by appropriate proceedings for which adequate reserves are being maintained to the extent required by GAAP.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

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“Reduced Termination Fee End Date” means the later of (i) the No-Shop Period Start Date and (ii) in the event that any Notice Period properly commenced pursuant to Section 5.02(e)(i)(B) begins on or prior to the No-Shop Period Start Date, solely with respect to a termination related to the Excluded Party who submitted a Superior Proposal that initiated such Notice Period, 11:59 p.m., New York City time, on the tenth (10th) Business Day following the expiration of such Notice Period.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Silver By-laws” means the amended and restated by-laws of Silver as in effect as of the date of this Agreement and as may be amended from time to time.

“Silver Charter” means the restated certificate of incorporation of Silver as in effect as of the date of this Agreement and as may be amended from time to time.

“Silver Common Stock” means common stock of Silver, par value $0.0001 per share.

“Silver Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate, would have a material adverse effect on Silver’s ability to consummate the Transactions and perform its material covenants and obligations under this Agreement.

“Silver OP Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of Simon OP, dated as of May 8, 2008, as amended, as in effect as of the date of this Agreement and as may be amended from time to time.

“Silver OP Unit” means a limited partnership unit of Silver OP.

“Silver Parties” means, collectively, Silver, Silver OP, Silver Merger Sub 1 and Silver Merger Sub 2.

“Silver Transaction Litigation” means any Transaction Litigation commenced or threatened against Silver or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers).

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“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or providing the owner thereof with the right to control such entity, are directly or indirectly owned by such Person. For the avoidance of doubt, with respect to Titanium, “Subsidiary” shall include Titanium OP and its Subsidiaries and consolidated joint ventures, and with respect to Silver, “Subsidiary” shall include Silver OP and its Subsidiaries. For the purposes of this Agreement, Subsidiaries that are wholly owned by Titanium OP shall be deemed to be wholly owned Subsidiaries of Titanium.

“Substitute DER” means a right, granted in tandem with a Substitute Award, to receive an amount in cash equal to the sum of (x) the unpaid dividend equivalent amounts that have accrued through the Effective Time under the Titanium DER to which such Substitute DER relates, plus (y) (A) the product of (I) $0.675 and (II) the number of shares of Titanium Common Stock subject to the Titanium RSU Award or Titanium PSU Award, as applicable, in respect of which such Substitute Award was granted under Section 2.05(c) of this Agreement, multiplied by (B) the number of Titanium fiscal quarters ending during the vesting period of the Substitute Award to which the Substitute DER relates, as in effect immediately after the Effective Time, which Substitute DER shall, to the extent that the Substitute Award to which such Substitute DER relates vests, be paid at the same time as such Substitute Award, in accordance with the terms of Section 2.05(c) of this Agreement.

“Superior Proposal” means any written Acquisition Proposal for an Acquisition Transaction on terms that the Titanium Board (acting on the recommendation of the Titanium Special Committee) has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial and regulatory aspects of such Acquisition Proposal, would be more favorable, from a financial point of view, to the Titanium Shareholders (in their capacity as such) than the Transactions. For purposes of the reference to an “Acquisition Proposal” and “Acquisition Transaction” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%.”

“Target Performance” means, with respect to any unvested Titanium OP Incentive Unit that is subject to performance-based vesting and any unvested Titanium PSU Award, the target performance metric (i.e., 1x) applicable to each individual performance metric set forth in the applicable Titanium Equity Award agreement.

“Tax Returns” means any returns, declarations, statements, reports, schedules, forms, certificate, claim for refund, election, filing and information returns and any other document filed or required to be filed relating to Taxes, including any attachment thereto.

“Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, stamp, transfer, profits, gains, premiums, property, capital, sales, transfer, use, payroll, employment, social security, workers’ compensation, unemployment compensation, severance, occupation, environmental, customs duties, disability, real property, personal property, withholding, franchise, windfall or other profits, value added, gains tax and license, registration and documentation fees, alternative or add-on minimum, or estimated tax.

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“Termination Fee” means (i) solely if payable in connection with (A) a termination by Titanium pursuant to Section 8.01(d) prior to the Reduced Termination Fee End Date to enter into a definitive written agreement with an Excluded Party providing for a Superior Proposal or (B) a termination by Silver in the event of a Titanium Board Recommendation Change occurring prior to the Reduced Termination Fee End Date that is expressly related solely to an Acquisition Proposal made by an Excluded Party, an amount equal to $46,604,909 and (ii) if payable in any other circumstance, an amount equal to $111,851,783.

“Titanium 2020 Equity Awards” means Titanium Equity Awards granted in 2020.

“Titanium By-laws” means the amended and restated by-laws of Titanium as in effect as of the date of this Agreement and as may be amended from time to time.

“Titanium Charter” means the Restated Articles of Incorporation of Titanium as in effect as of the date of this Agreement and as may be amended from time to time.

“Titanium Common Stock” means the common stock, par value $0.01 per share, of Titanium.

“Titanium DER” means any dividend equivalent right granted in tandem with any Titanium RSU Award or Titanium PSU Award.

“Titanium DSU” means a right to receive a share of Titanium Common Stock that has been deferred by any member of the Titanium Board pursuant to any Titanium Stock Plan (excluding under the Option Deferral Agreement).

“Titanium Equity Award Consideration” means the aggregate Titanium Common Stock Merger Consideration payable to holders of Titanium DSUs, Titanium RSU Awards and Titanium PSU Awards in respect of the shares of Titanium Common Stock underlying such awards.

“Titanium Equity Awards” means, collectively, the Titanium DSUs, Titanium RSU Awards and Titanium PSU Awards.

“Titanium Family” means those Persons set forth in Section 9.03(b) of the Titanium Disclosure Letter.

“Titanium Leased Real Property” means all real property leased, ground leased, subleased or licensed by Titanium or any of its Subsidiaries.

“Titanium Material Adverse Effect” means a Material Adverse Effect with respect to Titanium.

“Titanium OP Agreement” means the Third Amendment and Restatement of Agreement of Limited Partnership of Titanium OP, dated December 12, 2012, as amended by that First Amendment dated as of December 12, 2012, by that Second Amendment dated as of December 18, 2018 and as may be subsequently amended from time to time.

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“Titanium OP Approval” means the written consent of partners (other than Titanium and other than any “Parity Preferred Partner” (as defined in the Titanium OP Agreement)) holding at least fifty percent (50%) of the aggregate percentage interests in Titanium OP held by such partners approving the Partnership Merger.

“Titanium OP Incentive Unit” means an incentive unit granted pursuant to any Titanium Stock Plan that is intended to constitute a “profits interest” within the meaning of the Code and the regulations promulgated thereunder (including Internal Revenue Service Procedure 93-27) and that constitutes a “Profits Units Designation” as defined in the Titanium OP Agreement.

“Titanium OP Unit” means a unit of partnership interest of Titanium OP.

“Titanium Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, owned or purported to be owned by Titanium or any of its Subsidiaries.

“Titanium Parties” means, collectively, Titanium and the Titanium OP.

“Titanium PSU Award” means a performance-based share unit award granted pursuant to any Titanium Stock Plan that vests in whole or in part on the basis of the achievement of performance targets.

“Titanium Real Property” means the Titanium Owned Real Property and the Titanium Leased Real Property.

“Titanium RSU Award” means a restricted stock unit award granted pursuant to any Titanium Stock Plan that vests solely on the basis of a recipient’s service to Titanium or its Affiliates.

“Titanium Shareholder Approval” means (a) the affirmative vote of the holders of at least two-thirds of the outstanding shares of Titanium Common Stock and Titanium Series B Preferred Stock (voting together as a single class) entitled to vote at the Titanium Shareholders Meeting in favor of the approval and adoption of this Agreement and the Transactions, (b) the affirmative vote of the holders of at least a majority of the outstanding shares of Titanium Series B Preferred Stock entitled to vote at the Titanium Shareholders Meeting in favor of the approval and adoption of this Agreement and the Transactions and (c) the affirmative vote of the holders of at least a majority of the outstanding shares of Titanium Common Stock and Titanium Series B Preferred Stock (voting together as a single class) entitled to vote at the Titanium Shareholders Meeting (excluding the outstanding shares of Titanium Common Stock and Titanium Series B Preferred Stock owned of record or beneficially by the Titanium Family) in favor of the approval and adoption of this Agreement and the Transactions.

“Titanium Shareholders” means the holders of Titanium Common Stock.

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“Titanium Stock Plans” means collectively, the Titanium 2008 Omnibus Long-Term Incentive Plan and the Titanium 2018 Omnibus Long-Term Incentive Plan.

“Titanium Transaction Litigation” means any Transaction Litigation commenced or threatened against Titanium or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers).

“Transaction Litigation” means any claim, action, charge, lawsuit, litigation, audit, investigation, arbitration or other legal proceeding brought by or pending before any Governmental Entity, arbitrator or other tribunal commenced or threatened against a Party or any of its Subsidiaries or Affiliates (or any of their respective directors or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Transactions, other than any such legal proceedings solely among the Parties related to this Agreement.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching Party, whether or not breaching this Agreement is the conscious object of such act or omission.

Section 9.04        Interpretation. When a reference is made in this Agreement to an Article, a Section or an exhibit, such reference shall be to an Article, a Section or an exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The words “made available” or “provided” to Silver and words of similar import refer to documents (i) posted to the data room maintained by Titanium or its Representatives in connection with the transactions contemplated by this Agreement, (ii) delivered in person or electronically to the Silver Parties or their Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least two (2) Business Days prior to the date of this Agreement. The phrase “ordinary course of business” shall be deemed followed by the phrase “consistent with past practice”.

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Section 9.05       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions, is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the greatest extent possible.

Section 9.06       Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 9.07       Entire Agreement; No Third-Party Beneficiaries. This Agreement and any exhibits, annexes or schedules hereto, including the Titanium Disclosure Letter, together with that certain letter agreement regarding operating and capex budgets, dated as of February 9, 2020, by and among Titanium OP, Silver and Robert S. Taubman, and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (a) if the Closing occurs, (i) the right of the holders of Titanium Common Stock to receive the Titanium Common Stock Merger Consideration, (ii) the right of the holders of Titanium Series B Preferred Stock to receive the Titanium Series B Merger Consideration, (iii) the right of the holders of Titanium Series J Preferred Stock and Titanium Series K Preferred Stock to receive the Titanium Series J and Series K Preferred Stock Redemption Amount, (iv) the right of the Titanium OP Minority Partners to receive the Minority OP Partners Partnership Merger Consideration, (v) the right of the holders of Titanium Family Converting Units to receive the Titanium Family Partnership Merger Consideration, (vi) the right of the holders of Titanium OP Incentive Units to receive the Incentive Unit Merger Consideration, (vii) the right of the holders of Titanium DSUs, Titanium RSU Awards and Titanium PSU Awards to receive Titanium Equity Award Consideration, and (viii) the right of the holders of Titanium DSUs, Titanium RSU Awards and Titanium PSU Awards to receive the Titanium RSU/PSU Cash Amount, (b) the provisions set forth in Section 6.03 of this Agreement and the rights of the Titanium Indemnified Parties set forth therein, (c) in the event of a termination of this Agreement pursuant to Section 8.01(c), the right of Titanium’s and Titanium OP’s equity holders to pursue claims for damages (including damages based on the loss of the premium offered to such equity holders); provided that the rights granted pursuant to clause (c) shall be enforceable on behalf of such equity holders only by Titanium or Titanium OP, in their respective sole and absolute discretion, on behalf of such equity holders, and any amounts received by Titanium or Titanium OP in connection therewith may be retained by such Party, (d) if the Closing occurs, the provisions set forth in Section 2.05(f), and (e) the rights of the Titanium Family Representative provided in Section 8.06 and elsewhere in this Agreement, which, in the case of the foregoing clauses (a), (b), (d) and (e) shall inure to the benefit of the Persons benefiting therefrom (such Persons shall be express third party beneficiaries thereof) and such Persons may enforce the covenants contained therein.

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Section 9.08        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement and all claims, actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any of the Transactions, or the actions of the Silver Parties or the Titanium Parties in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by, and construed in accordance with, the laws of the State of Michigan (without giving effect to choice of law principles thereof).

(b)               Each of the Parties (i) irrevocably consents to submit itself to the exclusive jurisdiction of the state and federal courts in the State of Michigan (such courts, collectively, the “Michigan Courts”) in the event any dispute, claim or cause of action arises out of or relates to this Agreement or the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Michigan Court and (iii) agrees that it will not bring any claim or action arising out of or relating to this Agreement or the Transactions in any court other than a Michigan Court. Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.

(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF SILVER OR TITANIUM UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.09 shall be null and void.

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Section 9.10        Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a Party to cause the other Parties to consummate the Transactions. It is agreed that the Parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

SIMON PROPERTY GROUP, INC.,
a Delaware corporation

By:	/s/ David Simon
Name: David Simon
Title: Chairman of the Board, Chief Executive Officer and President

SIMON PROPERTY GROUP, L.P.,
a Delaware limited partnership

By: SIMON PROPERTY GROUP, INC.,
a Delaware corporation, its General Partner

	By:	/s/ David Simon
Name: David Simon
Title: Chairman of the Board, Chief Executive Officer and President

SILVER MERGER SUB 1, LLC,
a Delaware limited liability company

By:	/s/ David Simon
Name: David Simon
Title: Chief Executive Officer and President

SILVER MERGER SUB 2, LLC,
a Delaware limited liability company

By:	/s/ David Simon
Name: David Simon
Title: Chief Executive Officer and President

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

TAUBMAN CENTERS, INC.,
a Michigan corporation

By:	/s/ Robert S. Taubman
Name: Robert S. Taubman
Title: Chairman of the Board, Chief Executive Officer and President

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
a Delaware limited partnership

By: TAUBMAN CENTERS, INC.,
a Michigan corporation, its Managing General Partner

By:	/s/ Robert S. Taubman
Name: Robert S. Taubman
Title: Chairman of the Board, Chief Executive Officer and President

EXHIBIT B

JOINT VENTURE OPERATING AGREEMENT

of

THE TAUBMAN REALTY GROUP LLC

a Delaware limited liability company

[●]

TABLE OF CONTENTS

JOINT VENTURE OPERATING AGREEMENT

of

THE TAUBMAN REALTY GROUP LLC

a Delaware limited liability company

Page

I. CONTINUATION; CHANGE OF JURISDICTION; NAME; PRINCIPAL OFFICE; AGENT FOR SERVICE OF PROCESS; FILING OF CERTIFICATE(S); TERM; TITLE TO COMPANY PROPERTY.
Section 1.1 Continuation; Change of Jurisdiction	2
Section 1.2 Name	2
Section 1.3 Principal Office; Other Offices; Agent for Service of Process	2
Section 1.4 Filing of Certificate(s) as Required	3
Section 1.5 Term	3
Section 1.6 Title to Company Property	3
Section 1.7 Continuing Offer	3
II. DEFINITIONS.
III. PURPOSES AND POWERS; REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.
Section 3.1 Purposes and Powers of the Company	21
Section 3.2 Partnership Only for Tax Purposes	22
Section 3.3 Representations and Warranties by the Members; Certain Covenants	22
IV. CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; MEMBERSHIP INTERESTS; OTHER.
Section 4.1 Capital Contributions; Capital Account Balances	23
Section 4.2 Anticipated Financings	23
Section 4.3 No Right to Withdraw Capital; No Requirement of Further Contributions	24
Section 4.4 No Interest on Capital Contributions or Capital Accounts	24
Section 4.5 Capital Accounts	24
Section 4.6 Membership Interests; Units of Membership Interest; Percentage Interests	26
Section 4.7 Membership Interest Certificates	27

i

ii

iii

Schedule I         Members and Preferred Holders

Schedule II       Designated Properties

Schedule III      Permitted Competing Activities

Schedule IV      Capital Accounts

Schedule V       Certain Agreements

Schedule VI      Section 6.28 Properties

Schedule VII     Initial Mandatory Minimum

Schedule VIII   TTC Restructuring

Exhibit A           Form of Membership Interest Certificate

Exhibit B           Adoption Agreement

Exhibit C           Illustrative FFO Calculations

Exhibit D           Total Rewards Policy

Exhibit E            Initial Annual Operating Budget

Exhibit F            Initial Annual Capital Expenditure Budget

Exhibit G           Permitted Affiliate Transactions

Exhibit H           Series A Preferred Unit Designation

Exhibit I             REIT Requirements

Exhibit J             Initial Directors

Exhibit K           Treatment of Certain Equity Interests

Exhibit L            Total Equity Value

Exhibit M           Form of Voting Agreement

Exhibit N            OpComm Waiver

iv

JOINT VENTURE OPERATING AGREEMENT

OF

THE TAUBMAN REALTY GROUP LLC

a Delaware limited liability company

THIS JOINT VENTURE OPERATING AGREEMENT (hereinafter, this “Agreement”) of The Taubman Realty Group LLC, a Delaware limited liability company (the “Company”), dated as of [●] (the “Effective Date”), is made and entered into by and among Silver Merger Sub 1, LLC, a Delaware limited liability company (the “Silver Member”), as successor in interest to Taubman Centers, Inc., a Michigan corporation (“Titanium”), Simon Property Group, L.P., a Delaware limited partnership (“Silver OP”), the Titanium Family Group (as defined below), Simon Property Group, Inc., a Delaware corporation (“Silver Parent”) and the other Persons set forth on the signature page hereto solely in the capacity and for the limited purposes set forth therein.

RECITALS:

A.                Prior to the formation of the Company, Titanium was a partner in The Taubman Realty Group Limited Partnership (the “Prior Partnership”), pursuant to the terms of the Third Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, dated December 12, 2012.

B.                 Pursuant to the terms of that certain Agreement and Plan of Merger by and among Silver Parent, Silver OP, Silver Member, Silver Merger Sub 2, LLC, a Delaware limited liability company (“Non-Surviving Merger Sub”), Titanium and the Prior Partnership, dated as of February 9, 2020 (the “Merger Agreement”), (i) Non-Surviving Merger Sub, merged with and into the Prior Partnership, with the Prior Partnership surviving (the “Partnership Merger”), (ii) immediately thereafter, Titanium merged with and into the Silver Member, with the Silver Member surviving (the “Merger”), (iii) immediately thereafter, the Prior Partnership was converted into a Delaware limited liability company (the “LLC Conversion”), with the Company being formed as the successor by conversion to the Prior Partnership and (iv) as a result of the foregoing transactions, as of the Effective Date, the Silver Member owns Membership Interests in the Company representing an eighty percent (80%) Percentage Interest and the Titanium Family Group owns Membership Interests in the Company representing a twenty percent (20%) Percentage Interest (including Option Deferred Units as Common Units).

C.                For federal income tax purposes, the Company is a continuation of the Prior Partnership.

D.                The Company was formed pursuant to the laws of the State of Delaware by the filing of a certificate of conversion and a certificate of formation (the “Certificate of Formation”) with the office of the Secretary of State of the State of Delaware on the date hereof.

E.                 The Members desire to adopt and enter into this Agreement to set forth the manner in which the business and affairs of the Company shall be managed and their respective rights, duties and obligations with respect to the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the Members, Silver Parent and the other parties hereto hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.

CONTINUATION; CHANGE OF JURISDICTION; NAME; PRINCIPAL OFFICE;
AGENT FOR SERVICE OF PROCESS; FILING OF CERTIFICATE(S);
TERM; TITLE TO COMPANY PROPERTY.

Section 1.1	Continuation; Change of Jurisdiction.

The parties hereto do hereby continue the Company as the successor by conversion of the Prior Partnership and as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”), upon the terms and conditions herein set forth. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency or contradiction between them. If the Board of Directors shall cause the Company to change its jurisdiction, by merger, consolidation, or in any other fashion or manner, the Act shall, for all purposes of this Agreement, refer to the applicable laws of the new jurisdiction.

Section 1.2	Name.

The name of the Company is “The Taubman Realty Group LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as either the Chief Executive Officer during the Titanium Period or the Board of Directors (or its designees) during the Silver Period reasonably determines.

Section 1.3	Principal Office; Other Offices; Agent for Service of Process.

The principal office of the Company is located at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304. The Company, with the prior written approval of (i) the Chief Executive Officer during the Titanium Period in a manner that is not materially adverse to Silver or (ii) the Board of Directors during the Silver Period, may from time to time change such principal office and place of business, with written notice thereof to the Members. Subject to the terms and conditions of this Agreement and the Annual Budget, during the Titanium Period, the Company shall continue to maintain and keep available for use its office located at 712 Fifth Avenue, New York, New York consistent with past practice. Subject to the terms and conditions of this Agreement and the Annual Budget, the Company may establish such additional offices or places of business as the Chief Executive Officer may deem necessary or appropriate for the operation of the Company’s business in the ordinary course of business. The address of the registered office of, and the registered agent for service of process on, the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The Chief Executive Officer during the Titanium Period, and the Board of Directors during the Silver Period, may designate another registered agent or registered office from time to time as may be desirable for the Company.

Section 1.4	Filing of Certificate(s) as Required.

The Company has caused or shall cause the execution and filing of an appropriate certificate or certificates, or like instrument or instruments, or other filings or applications, at any time and from time to time as required by the Act or the law of any applicable jurisdiction in connection with the existence or activities or business of the Company, a change in the jurisdiction of the Company, or the use of a name (which name may be different than the name of the Company), and all amendments thereto of record. Copies of such certificates, instruments or other filings or applications shall be furnished on a timely basis to all Members.

Section 1.5	Term.

The term of the Company shall continue in perpetuity (provided that the Company may be dissolved in accordance with the provisions of Article X).

Section 1.6	Title to Company Property.

All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member or any other Person, individually, shall have any direct ownership of such property. Subject to the terms and conditions of this Agreement, the Company may hold any of its property in its own name or in the name of one (1) or more nominees that are not Members, Preferred Holders or Permitted Transferees of the foregoing.

Section 1.7	Continuing Offer.

The Titanium Family Group hereby acknowledges and agrees that no member of the Titanium Family Group or any of their respective transferees has any rights under that certain Second Amended and Restated Continuing Offer of Titanium, effective as of May 16, 2000.

II.

DEFINITIONS.

Unless the context in which a term is used clearly indicates otherwise, the following terms have the following respective meanings when used in this Agreement, and the singular shall include the plural and vice versa, unless the context requires otherwise:

“Action” means any action, filing of charges, suits, claims or proceedings (whether civil, criminal or administrative) brought by or before any Governmental Entity, arbitrator, mediator or other tribunal, or, other than for purposes of Section 6.19, any investigation by any Governmental Entity.

“Additional Interest” is defined in Section 8.3.

“Adjusted Capital Account Balance” means a Member’s or a Preferred Holder’s Capital Account balance increased by the sum of (i) any amount of cash or property such Member or Preferred Holder is unconditionally obligated to restore upon liquidation of the Company (including as a result of any election made under Section 10.5(c)) and (ii) such Member’s or Preferred Holder’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain.

“Adjustment Liability” is defined in Section 6.26(e).

“Administrative Manager” means that Person who has by written contract with the Company agreed to provide management, administration, leasing and development services for the properties of the Company or any of its Subsidiaries or joint venture investments. On the Effective Date, TTC is the Administrative Manager pursuant to the Master Services Agreement.

“Affiliate” and “Affiliates” means, (i) with respect to any individual, any member of such individual’s Immediate Family, a Family Trust with respect to such individual, and any Person (other than an individual) that such individual Controls; and (ii) with respect to any Person (other than an individual), any Person (other than an individual) which Controls, is Controlled By, or is Under Common Control With, such Person; provided that for purposes of this Agreement, (a) no Member or Preferred Holder shall be deemed to be an Affiliate of any other Member or Preferred Holder solely by virtue of this Agreement and (b) the Company and its Subsidiaries, on the one hand, and each of the Members and Preferred Holders and their respective Affiliates, on the other hand, shall not constitute Affiliates of each other solely by virtue of this Agreement.

“Agreement” is defined in the Preamble to this Agreement.

“Alternative Base Method” is defined in Section 5.1(d)(vii).

“Alternative Procedure” is defined in Section 6.26(e).

“Annual Budget” or “Annual Budgets” is defined in Section 6.16(a).

“Annual Capital Budget” is defined in Section 6.16(a).

“Annual Distribution Policy” is defined in Section 5.2.

“Annual Operating Budget” is defined in Section 6.16(a).

“Applicable Company Property” is defined in Section 6.28(a).

“Authorized Signatories” is defined in Section 6.1(b).

“Bankrupt” or “Bankruptcy” as to any Person means (i) applying for or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator, liquidator, or the like of itself or of all or a substantial portion of its assets, (ii) making a general assignment for the benefit of its creditors, or (iii) placing itself or consenting to its placement under the protection of the law of any jurisdiction relating to bankruptcy, insolvency, reorganization or winding-up (other than in accordance with Article X).

“Board Fundamental Decision” is defined in Section 6.19(a).

“Board of Directors” means the board of directors of the Company.

“Book Value” and “Book Values” are defined in Section 4.5(b).

“Business Day” means any Day that is not a Saturday, Sunday, or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Call Exchange Notice” is defined in Section 8.4(a)(ii).

“Capital Account” is defined in Section 4.5(a).

“Capital Gains Tax Liability” means, for each Company Fiscal Year, the product of (1) the highest individual federal income tax rate applicable to capital gains (taking into account the relevant holding period for the applicable assets disposed of during such Company Fiscal Year) in effect for such period and (2) the largest quotient obtained by dividing (a) each Member’s allocable share of net capital gain (as defined in Section 1222(11) of the Code) of the Company for such Company Fiscal Year, determined by taking into account allocations of gain pursuant to Section 704(c) of the Code and taking into account any basis adjustments available to such Member under Section 734 or Section 743 of the Code, except that a Member’s allocation of gain shall not be taken into account to the extent that (x) the Company has made or is required to make, by way of indemnification or otherwise, a payment to such Member with respect to an allocation of gain, or (y) such Member has otherwise agreed not to include the gain allocable to such Member in the calculation of the Capital Gains Tax Liability, by (b) such Member’s Percentage Interest.

“CEO Delegated Authority” is defined in Section 6.1(c).

“CEO Obligations” means the requirement of the Chief Executive Officer during the Titanium Period to manage the business and affairs of the Company and its Subsidiaries in all material respects in compliance with the covenants expressly set forth in this Agreement and, subject to Section 6.16(d), in accordance with the Annual Budget, and to comply with the obligations of the Chief Executive Officer hereunder (including pursuant to Section 7.3); provided, for the avoidance of doubt, that the CEO Obligations only apply to actions that are within the reasonable control of the Chief Executive Officer (such as the expenditure of funds contemplated by the Annual Budget) and in no event shall the CEO Obligations be deemed to impose any obligation or requirement that the Chief Executive Officer, the Company or its Subsidiaries meet or exceed any financial, operational or other performance variables, thresholds, goals or results.

“Certificate of Formation” is defined in the Recitals to this Agreement.

“Chief Executive Officer” means the Chief Executive Officer of the Company.

“Chief Operating Officer” means the Chief Operating Officer of the Company.

“Code” means the Internal Revenue Code of 1986.

“Common Units” is defined in Section 4.6(a).

“Communication” and “Communications” are defined in Section 11.1(a).

“Company” is defined in the Preamble to this Agreement.

“Company Accountants” means a nationally recognized firm of certified public accountants selected by the Chief Executive Officer during the Titanium Period or by the Board of Directors during the Silver Period; provided that, from and after the third (3rd) anniversary of the Effective Date, the Silver Member may request that the Company select as the Company Accountants a different nationally recognized firm of certified public accountants, and the Company Accountants shall thereafter be switched as so requested by the Silver Member as promptly as reasonably practicable.

“Company FFO” has the meaning set forth in, and shall be determined based upon the definition thereof set forth in the National Association of Real Estate Investment Trusts Funds From Operations White Paper – 2018 Restatement (“2018 White Paper”), calculated in a manner that is consistent in all material respects with past financial reporting practices for the Company, and shall be adjusted to exclude (without duplication) the impact of (a) extraordinary, unusual or non-recurring items, such as: (1) prepayment penalties, (2) impairment charges (whether or not meeting the 2018 White Paper criteria for addback), (3) peripheral land sales, and (4) funds from operations attributable to any assets (including all or substantially all of the interests therein) that have been sold, leased, divested or otherwise disposed of, the net proceeds of which sales, divestitures or disposals have been or prior to the applicable Exchange Date will be distributed to the Members and (b) the amortization of purchase accounting adjustments and other mark-to-market adjustments. In addition, Company FFO will be adjusted to exclude the impact of Excluded Expenses.

“Company Fiscal Year” means the calendar year.

“Company LTM FFO” means Company FFO for the consecutive twelve (12) month period ending on the last day of the fiscal quarter immediately prior to the quarter in which the Exchange Notice Date occurs.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Regulation Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a fiscal year or other period shall be determined in accordance with the rules of Regulation Section 1.704-2(d).

“Company Subsidiary” means a direct or indirect Subsidiary of the Company.

“Competing Activity” is defined in Section 7.3(a).

“Control(s)” means possession, directly or indirectly, of the power to designate and direct or cause the designation and direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Person shall be deemed to Control another Person if such Person is the sole general partner, sole managing general partner or sole managing member of such other Person. The terms “Controlled By” and “Under Common Control With” and “Controlling” shall have correlative meanings.

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for All Items, 1982-84 = 100, published monthly by the United States Department of Labor, Bureau of Labor Statistics. If the CPI becomes unavailable because publication is discontinued or otherwise, there shall be substituted therefor a comparable nationally recognized index, approved by the Board of Directors, based upon changes in the cost of living or the purchasing power of the consumer dollar, published by an agency of the federal government or in the absence thereof, by a nationally recognized financial reporting service.

“Day” or “Days” means each calendar day, including Saturdays, Sundays, and legal holidays; provided, however, that if the Day on which a period of time for consent or approval or other action begins or ends is not a Business Day, such period shall begin or end, as applicable, on the next Business Day.

“Depreciation” means for each Company Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Partnership Representative.

“Designated Individual” is defined in Section 6.26(a).

“Director” means a member of the Board of Directors.

“Director Initiated Action” is defined in Section 6.1(b).

“Distribution Date” is defined in Section 5.2(b).

“Distribution Limitation Event” is defined in Section 5.2(a).

“Dollars” or “$” means United States dollars.

“Effective Date” is defined in the Preamble.

“Emergency Situation Response” means, with respect to a property of the Company or any of its Subsidiaries, reasonable actions, in light of the circumstances, taken in response to unanticipated situations at such property in order to mitigate a reasonably likely threat of property damage, personal injury or death. For the avoidance of doubt, restoration and any other actions that are included in an Emergency Situation Response shall only be such actions that are reasonably necessary or advisable to stabilize such property and any such actions taken after any such situation has been stabilized shall not be included in this definition.

“Equity Shares” means the shares of common stock, par value $0.0001 per share, of Silver Parent.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Minimum Distribution Amount” means, for each Company Fiscal Year, an amount, as determined from time to time based on the results of the Company’s operations, equal to the sum of (i) the greater of (x) the product of (1) an amount equal to the quotient of (A) Silver OP’s (and, without duplication, Silver Member’s) allocable share of the Company’s estimated Real Estate Investment Trust Taxable Income for such Company Fiscal Year (taking into account any adjustments to basis, and any depreciation deductions available as a result of adjustments to basis under Section 734 or Section 743 of the Code) divided by (B) Silver OP’s (and, without duplication Silver Member’s) Percentage Interest and (2) ninety-five (95) percent and (y) the estimated Tax Liability Amount for such Company Fiscal Year, (ii) the Prohibited Transaction Tax Distribution Amount for such Company Fiscal Year, (iii) the Section 857(b)(7) Tax Distribution Amount for such Company Fiscal Year and (iv) the Excise Tax Distribution Amount for such Company Fiscal Year. For the avoidance of doubt, the Estimated Minimum Distribution Amount shall not take into account any allocation to a holder of Preferred Units (in its capacity as such).

“Excess Threshold” means ten million Dollars ($10,000,000) annually, determined in the aggregate (and based on absolute value) with respect to all instances in this Agreement where such term is used; provided that any action, project or expenditure that is approved or ratified by the Board of Directors shall not reduce or count against this ten million Dollar ($10,000,000) figure.

“Exchange” means the exchange by an Exchanging Member of a Common Unit for cash or Silver OP Units or a combination of the foregoing, in accordance with Section 8.4.

“Exchange Act” is defined in Section 7.3(b).

“Exchange Closing” is defined in Section 8.4(f)(ii).

“Exchange Date” is defined in Section 8.4(f)(i).

“Exchange Notice” is defined in Section 8.4(b).

“Exchange Notice Date” means the date of delivery of an Exchange Notice pursuant to Section 8.4(b) or a Call Exchange Notice pursuant to Section 8.4(a)(ii), as applicable.

“Exchange Price” means, as of any Exchange Notice Date, a Dollar amount per Common Unit which shall be equal to the quotient of (i) (x) Total Equity Value less (y) the reasonable, out-of-pocket costs actually incurred by Silver Parent or any of its Subsidiaries to obtain any approvals contemplated by Section 8.4(g) divided by (ii) the total number of Common Units (including Option Deferred Units (as defined in Exhibit K)) issued and outstanding as of the Exchange Notice Date.

“Exchangeable Unit” means a Common Unit held by any member of the Titanium Family Group or any Family Transferee.

“Exchanged Units” is defined in Section 8.4(b).

“Exchanging Member” is defined in Section 8.4(b).

“Excise Tax Distribution Amount” means, for each Company Fiscal Year, an amount equal to the excise tax that would be imposed on the Company pursuant to Section 4981(a) of the Code if the Company were a Real Estate Investment Trust.

“Excluded Expenses” is defined in Exhibit L.

“Excluded Fundamental Decisions” is defined in Section 6.22(c).

“Excluded Titanium Fundamental Decisions” is defined in Section 6.22(c).

“Failure to Comply Remedies” is defined in Section 5.1(d)(vii).

“Family Transferee” means any of RST, WST, GTK, any Immediate Family of any of the foregoing Persons, any Family Trust with respect to any of the foregoing Persons (so long as such Family Trust remains a Family Trust of the foregoing Persons), or any entity consisting of or owned entirely by one (1) or more of the foregoing Persons (so long as such entity remains owned entirely by such Persons).

“Family Trust” means, with respect to an individual, a trust solely for the benefit of such individual or solely for the benefit of any member or members of such individual’s Immediate Family or solely for the benefit of such individual and any member or members of such individual’s Immediate Family (for the purpose of determining whether or not a trust is a Family Trust, the fact that one (1) or more of the beneficiaries (but not the primary beneficiary) of the trust includes a Person or Persons, other than a member of such individual’s Immediate Family, entitled to a distribution after the death of the settlor if he, she, it, or they shall have survived the settlor of such trust, which distribution may be made of something other than a Membership Interest or includes an organization or organizations exempt from federal income taxes pursuant to the provisions of Section 501(a) of the Code and described in Section 501(c)(3) of the Code, shall be disregarded); provided, however, that in respect of transfers by way of testamentary or inter vivos trust, the trustee or trustees shall be solely such individual, a member or members of such individual’s Immediate Family, a Responsible Financial Institution, an attorney that is a member in good standing of the Bar of any State in the United States, or an individual or individuals approved by the Board of Directors in its reasonable discretion.

“FFO Valuation” is defined in Exhibit L.

“Fractional Unit” means a portion of, or less than the whole of, a Unit of Membership Interest.

“Fraud” means an intentional misrepresentation or intentional omission of material fact that has been relied upon by a Party to the detriment of that Party.

“Fundamental Decision Approval” is defined in Section 6.19(a).

“Further Push-Out Election” is defined in Section 6.26(d).

“GAAP” means generally accepted accounting principles, consistently applied in the United States.

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Gross Income” means the income of the Company determined pursuant to Section 61 of the Code before deduction of items of expense or deduction.

“GTK” means Gayle Taubman Kalisman.

“Immediate Family” means, with respect to a Person, (i) such Person’s spouse (former or then- current), (ii) such Person’s parents and grandparents and (iii) descendants (natural or adoptive, of the whole or half blood) of such first Person.

“Imputed Underpayment” is defined in Section 6.26(b).

“Incapacitated” means, as to any Person, that such Person is (i) determined by a court of competent jurisdiction (which decision is not overturned during the period set forth herein) to be incompetent to manage his person or his property for a continuous period of not less than one hundred eighty (180) Days or an aggregate period of not less than two hundred seventy (270) Days in any twelve (12) month period or (ii) unable to engage in any meaningful gainful activity by reason of any medically determinable physical or mental impairment which can be reasonably expected to result in death or can be reasonably expected to last for a continuous period of not less than one hundred eighty (180) Days or an aggregate period of not less than two hundred seventy (270) Days in any twelve (12) month period. The medical determination referenced in clause (ii) shall be made solely by an independent, licensed medical doctor that is selected as follows: such Person (or if such Person is unable to make such a selection due to a physical or mental impairment, the Person who then holds such Person’s medical power of attorney) selects such a doctor, the Silver Member selects another such doctor and such two doctors shall select a third such doctor who shall make the determination referenced in clause (ii).

“Indemnified Person” means Silver Parent, Silver OP, each Member, each Officer (including the Chief Executive Officer), each Authorized Signatory, each Director, the Partnership Representative, the Designated Individual of the Partnership Representative, each employee of the Company, each director, manager, officer or employee of a Company Subsidiary (including an Administrative Manager that is a Company Subsidiary), each Person that serves or served at the request of the Company or any Company Subsidiary as director, manager, officer, employee or agent of any other enterprise and each Affiliate of any of the foregoing persons, in each case in their respective capacities as such.

“Initial Mandatory Minimum” means the amount set forth on Schedule VII.

“Initial Total Titanium Exchange Closing” is defined in Section 8.4(f)(v).

“Interest Rate” means a fluctuating interest rate per annum equal to the interest rate published from time to time in The Wall Street Journal and designated therein as the prime rate, plus 2%.

“Lender” is defined in Section 6.27.

“LLC Conversion” is defined in the Recitals to this Agreement.

“Lockout Period” means the period of time commencing on the Effective Date and expiring on the date that is the second (2nd) anniversary of the Effective Date.

“Losses” is defined in Section 5.1(a).

“Master Services Agreement” means the management, administration, leasing and development services agreement dated as of November 30, 1992, between the Company and TTC, engaging TTC as the Administrative Manager.

“Material Contract” means any contract or arrangement to which the Company or any of its Subsidiaries is a party (or by which it or its assets are bound) that, whether written or oral:

(1)	grants to any Person (other than the Company or a Company Subsidiary) a right of first refusal, a right of first offer, an option or other right to purchase, acquire, sell or dispose of any real property that, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, it being agreed that, without limiting the generality of the foregoing, any such purchase, acquisition, sale or disposition shall be deemed to be material to the Company and its Subsidiaries, taken as a whole, if the price (or the value of consideration) thereunder is more than ten million Dollars ($10,000,000) (including debt assumed);

(2)	contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any of its Subsidiaries, or that otherwise restricts or limits in any material respect the lines of business conducted by the Company or any of its Subsidiaries or the geographic area in which the Company or any of its Subsidiaries may conduct business, other than restrictions in any ground lease or any tenant lease, license or similar agreement on the use of the shopping center in which the premises are therein demised or radius restrictions;

(3)	grants the other party or any Person “most favored nation” status or similar exclusive discount rights that would be material to the Company and its Subsidiaries, taken as a whole;

(4)	requires or is reasonably likely to require payment by the Company or any Subsidiary of the Company of more than ten million Dollars ($10,000,000) in the aggregate in any one (1) year (provided that this clause (4) shall exclude any lease, license for space or similar agreement for the use of real property);

(5)	provides for the engagement of third party advisors with respect to corporate or strategic matters that would constitute a Board Fundamental Decision;

(6)	involves the creation or material alteration (including termination) of the terms of a joint venture or similar strategic alliance that is material to the Company and its Subsidiaries, taken as a whole;

(7)	that includes a default, change of control or similar provision that would (i) require payment by the Company or any Subsidiary of the Company of more than ten million Dollars ($10,000,000) in the aggregate to the other party or parties thereto, (ii) give rise to any material rights (including termination, cancellation or acceleration rights) of the other party or parties or (iii) give rise to the loss of any material benefit to which the Company or any of its Subsidiaries are entitled, in each case of clauses (i), (ii) and (iii), solely as a result of (x) the end of the Titanium Period, (y) the removal of the Chief Executive Officer of the Company or (z) any other change of control of the Company or Silver Parent; or

(8)	is a Material Lease.

“Material Lease” means any lease, license or similar agreement to which the Company or any of its Subsidiaries is a party:

(1)	in which the Company or a Company Subsidiary is a lessor, licensor or grantor, if such agreement (i) covers more than twenty thousand (20,000) square feet of gross leasable area, or (ii) provides for annual rent in excess of one million Dollars ($1,000,000), such amount subject to adjustment for the CPI, and in each case of clauses (i) and (ii) for a term of two (2) years or more and which cannot be terminated on ninety (90) Days’ or less notice without material penalty; or

(2)	in which the Company or a Company Subsidiary is a lessee, licensee or grantee, if such agreement provides for annual rent in excess of one million Dollars ($1,000,000) and cannot be terminated on ninety (90) Days’ or less notice without material penalty.

“Member” and “Members” are (i) those Persons identified as such on the Membership Interest Ledger on the date of this Agreement, in their capacities as members of the Company, (ii) the successors to any portion or all of the Membership Interest of those Persons identified as Members on the Membership Interest Ledger on the date of this Agreement who are admitted to the Company as members pursuant to Section 8.2 and (iii) any Person to whom an Additional Interest as a member is issued pursuant to Section 8.3 and who is admitted to the Company as a member pursuant to Section 8.2. Notwithstanding the foregoing or anything in this Agreement to the contrary, no Preferred Holder, solely in its capacity as such, shall be deemed to be a Member.

“Member Nonrecourse Debt” is defined in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” is defined in Section 5.1(d)(ii).

“Member Nonrecourse Deduction” is defined in Regulations Section 1.704-2(i).

“Membership Interest” is defined in Section 4.6(a).

“Membership Interest Certificate” and “Membership Interest Certificates” are defined in Section 4.7.

“Membership Interest Ledger for Common Units” means a ledger maintained at the principal office of the Company that shall set forth, among other things, the name and address of each Member and the nature of the Membership Interest of each Member, the number of Units of Membership Interest held by each Member, if any, and the current Percentage Interest of each Member, if any.

“Membership Interest Ledger for Preferred Units” means a ledger maintained at the principal office of the Company that shall set forth, among other things, the name and address of each Preferred Holder and the nature of the Preferred Units of each Preferred Holder, and the number of Preferred Units held by each Preferred Holder.

“Merger” is defined in the Recitals to this Agreement.

“Merger Agreement” is defined in the Recitals to this Agreement.

“Minimum Distribution Amount” means, for each Company Fiscal Year, an amount equal to the sum of (i) the greater of (x) the product of (1) an amount equal to the quotient of (A) Silver OP’s (and, without duplication, Silver Member’s) allocable share of the Company’s Real Estate Investment Trust Taxable Income for such Company Fiscal Year (taking into account any adjustment to basis, and any depreciation deductions available as a result of adjustments to basis, under Section 734 or Section 743 of the Code) divided by (B) Silver OP’s (and, without duplication, Silver Member’s) Percentage Interest and (2) ninety-five (95) percent and (y) the Tax Liability Amount for such Company Fiscal Year, (ii) the Prohibited Transaction Tax Distribution Amount for such Company Fiscal Year, (iii) the Section 857(b)(7) Tax Distribution Amount for such Company Fiscal Year and (iv) the Excise Tax Distribution Amount for such Company Fiscal Year. For the avoidance of doubt, the Minimum Distribution Amount shall not take into account any allocation to a holder of Preferred Units (in its capacity as such).

“Minimum Gain” means an amount determined in accordance with Regulations Section 1.704-2(d) by computing, with respect to each Nonrecourse Liability of the Company, the amount of gain, if any, that the Company would realize if it disposed of the property subject to such liability for no consideration other than full satisfaction thereof, and by then aggregating the amounts so computed.

“Name Transfer Date” is defined in Section 6.30.

“New China Business” is defined in Section 7.3(c).

“New Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 together with any binding administrative guidance issued thereunder, or successor provisions and any similar provision of state or local Tax laws.

“Non-Compete Subject Persons” is defined in Section 7.3(a).

“Non-Controllable Items” means the minimum amount of funds in excess of amounts reserved for such matters in the Annual Budget needed to (i) pay and perform when due all of the obligations of the Company and its Subsidiaries required to be paid or performed pursuant to any notes, mortgages, loan documents, operating agreements, investment agreements, ground or other leases and reciprocal easement agreements or any other legally binding agreements: (a) to which the Company or any Subsidiary of the Company is a party or by which it or its assets are bound and (b) which have (x) been entered into prior to the date of the Merger Agreement, (y) been entered into subsequent to the date of the Merger Agreement but prior to the Effective Time (as defined in the Merger Agreement) and in accordance with the Merger Agreement or (z) been entered into at or following the Effective Time (as defined in the Merger Agreement) in accordance with the terms hereof; (ii) pay when due real estate and other taxes, utility charges and insurance premiums (and if applicable, self-insured employee benefit claims), in each case for the Company, any Subsidiary of the Company or any assets or properties of the Company or its Subsidiaries or which the Company or any Company Subsidiary is responsible for under any agreement with a joint venture partner; (iii) comply with any legal requirement now or hereafter in force which shall be applicable to all or any part of the Company, any Subsidiary of the Company or any assets or properties of the Company or its Subsidiaries (including assets or properties in which the Company or a Company Subsidiary has an indirect ownership interest) (including the making of capital expenditures to the extent required for such compliance); and (iv) pay the cost of Emergency Situation Responses (including the making of capital expenditures required in connection therewith). For the avoidance of doubt, the Initial Mandatory Minimum is not a Non-Controllable Item.

“Non-Income Producing Assets” means any assets, rights or properties that do not provide any material revenue (including, for the avoidance of doubt, those that provide no revenue) for the owner or licensor thereof.

“Nonrecourse Deductions” is defined in Regulations Section 1.704-2(b)(1).

“Nonrecourse Liabilities” and “Nonrecourse Liability” are defined in Regulations Section 1.704-2(b)(3).

“Non-Surviving Merger Sub” is defined in the Recitals to this Agreement.

“NOPPA” is defined in Section 6.26(e).

“Officers” is defined in Section 6.1(b).

“OpComm Liability” is defined in Section 6.29(c).

“OpComm Waiver” is defined in Section 6.29(c).

“Operating Committee” means a committee of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President, Center Operations, Executive Vice President, General Counsel & Secretary, Senior Vice President, Human Resources and Chief Human Resources Officer and President of Taubman Asia, or any other person serving a substantially similar function.

“Ordinary Tax Liability” means, for each Company Fiscal Year, an amount equal to the product of (1) the highest individual federal income tax rate applicable to ordinary income in effect for such Company Fiscal Year and (2) the largest quotient obtained by dividing (a) each Member’s allocable share of the taxable income of the Company for such Company Fiscal Year, determined by taking into account allocation of items of income and deduction pursuant to Section 704(c) of the Code, except that a Member’s allocation of taxable income shall not be taken into account to the extent that (x) the Company has made or is required to make a payment to such Member, by way of indemnification or otherwise, with respect to such income, or (y) such Member has agreed not to include such income in the calculation of the Ordinary Tax Liability, and by (i) excluding any items giving rise to a capital gain or a capital loss and (ii) taking into account any adjustment to basis, and any depreciation deductions available to such Member as a result of adjustments to basis, under Section 734 or Section 743 of the Code, by (b) such Member’s Percentage Interest.

“Partnership Merger” is defined in the Recitals to this Agreement.

“Partnership Representative” is defined in Section 6.26(a).

“Pass-Through Entity Tax” means the entity-level tax imposed by the State of Connecticut on partnerships and certain other pass-through entities pursuant to Section 12-726 of the Connecticut General Statutes, as amended from time to time, and any regulations or other guidance published thereunder.

“Pass-Through Partner” is defined in Section 6.26(e).

“Percentage Interest” is defined in Section 4.6(b).

“Permitted Affiliate Transactions” means agreements, actions or transactions (a) solely between or among the Company or any of its wholly owned Subsidiaries, (b) on an arm’s length basis and on terms no less favorable to the Company or its Subsidiaries than those that would reasonably be obtained by and from an unaffiliated third party and for consideration not in excess of twenty-five thousand Dollars ($25,000) per year individually or one hundred thousand Dollars ($100,000) per year in the aggregate, (c) relating to bona fide employee, Officer or Director compensation (e.g., annual rates of base salaries or annual fees, short-term or long-term incentive arrangements) and set forth in Exhibit D (or another document agreed to in writing by the Silver Member and the Titanium Family Designee), subject to Section 6.15, or (d) set forth in Exhibit G.

“Permitted Affiliate Transfer” is defined in Section 8.1(b).

“Permitted Transferee” is defined in Section 8.1(b).

“Person” or “Persons” means an individual, a partnership (general, limited or limited liability), limited liability company, corporation, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.

“Per Unit Consideration Election” means, for each Common Unit being exchanged on the same Exchange Date:

(i)         if the Exchanging Member(s) elect, pursuant to the Exchange Notice, to receive, or the Silver Member elects, pursuant to a Call Exchange Notice, to pay, Silver OP Units as consideration for all of the Exchange, a number of Silver OP Units equal to the quotient of (a) the Exchange Price divided by (b) the sixty (60)-Day aggregate volume-weighted average price per Equity Share (as reported on Bloomberg, or, if Bloomberg no longer reports such closing prices, another nationally recognized reporting service) on the New York Stock Exchange or NASDAQ or any other U.S. national securities exchange on which the Equity Shares are listed for the VWAP Period (the “Silver OP Unit Consideration”); provided that no fractional Silver OP Units shall be delivered as consideration and, in lieu thereof, cash in Dollars shall be paid at the same valuation as the Silver OP Unit Consideration;

(ii)        if the Exchanging Member(s) elect, pursuant to the Exchange Notice, to receive, or the Silver Member elects, pursuant to a Call Exchange Notice, to pay, cash as consideration for all of the Exchange, an amount of cash in Dollars equal to the Exchange Price (the “Silver Cash Consideration”); or

(iii)       if the Exchanging Member(s) elect, pursuant to the Exchange Notice, to receive, or the Silver Member elects, pursuant to a Call Exchange Notice, to pay, a portion of the consideration for the Exchange in cash (such portion expressed as a percentage, the “Silver Cash Consideration Percentage”) and a portion of the consideration for the Exchange in Silver OP Units (such portion expressed as a percentage, the “Silver OP Unit Consideration Percentage”), (x) a number of Silver OP Units equal to the product of (a) the Silver OP Unit Consideration multiplied by (b) the Silver OP Unit Consideration Percentage and (y) an amount of cash in Dollars equal to the product of (a) the Silver Cash Consideration multiplied by (b) the Silver Cash Consideration Percentage.

For the avoidance of doubt, (A) the Per Unit Consideration Election for each Common Unit being exchanged on the same Exchange Date shall be the same for each such Common Unit and (B) the sum of the Silver Cash Consideration Percentage and the Silver OP Unit Consideration Percentage for a Common Unit being exchanged shall equal one hundred percent (100%).

“Pledge” means a pledge or grant of a mortgage, security interest or lien in respect of a Membership Interest.

“Preferred Holder” means a holder of Preferred Units (in its capacity as such).

“Preferred Rate” means a fixed rate per annum specified in the applicable Preferred Unit Designation.

“Preferred Return” has the meaning, as to each class or series of Preferred Units, set forth in the Preferred Unit Designation of such class or series of Preferred Units.

“Preferred Unit Designation” means those certain Preferred Unit designations to be set forth in an Exhibit attached to, and incorporated by reference in, this Agreement, setting forth the rights, privileges and preferences of any class or series of Preferred Units. As of the Effective Date, the Preferred Unit Designations consist of the Series A Preferred Unit Designation.

“Preferred Units” means those Membership Interests that are designated as “Preferred Units” pursuant to a Preferred Unit Designation in accordance with this Agreement, which may be issued in one (1) or more different classes or series. As of the Effective Date, the Preferred Units consist of the Series A Preferred Units.

“Prior Decision” is defined in Section 8.4(a)(ii).

“Prior Partnership” is defined in the Recitals to this Agreement.

“Profits” is defined in Section 5.1(a).

“Prohibited Transaction Tax Distribution Amount” means, for each Company Fiscal Year, an amount equal to 100% of the net income of the Company derived from prohibited transactions (as defined in Section 857(b)(6)(B)(i) of the Code) for such Company Fiscal Year.

“Protected Gain” shall mean all of the income and gain that would be allocable to and/or recognized by the Titanium Family Group under the Code (for the avoidance of doubt, taking into account any basis adjustments as of the Effective Date under Section 734, 743 and 1014 of the Code and the applicable state and local equivalents of such sections to which the relevant Member is entitled) in the event of the sale of a property listed on Schedule II or a direct or indirect interest therein in a fully taxable transaction on the Effective Date for an amount equal to the fair market value of such property on the Effective Date listed on Schedule II; provided, that the Protected Gain shall be decreased from time to time to take into account any basis adjustments after the Effective Date under Section 734, 743 and 1014 of the Code and the applicable state and local equivalents of such sections to which the relevant Member is entitled.

“Push-Out Election” is defined in Section 6.26(b).

“Qualified Expert” is defined in Section 6.22(b).

“Real Estate Investment Trust” means such term as defined in Section 856 of the Code.

“Real Estate Investment Trust Taxable Income” means such term as defined in Section 857(b)(2) of the Code.

“Registrable Securities” is defined in Section 8.5(b).

“Regulations” (including Temporary Regulations or Proposed Regulations) means Department of Treasury regulations promulgated under the Code.

“Regulatory Concession” has the meaning set forth in the Merger Agreement.

“REIT Requirements” is defined in Section 6.23.

“Required Distribution Amount” means an amount, as reflected in the Annual Distribution Policy, equal to the aggregate cash (or cash per Common Unit) to be distributed to the Members in respect of their Common Units for such Company Fiscal Year, as such amount may be increased or decreased from time in accordance with the Annual Distribution Policy, but shall in no event equal less than the Estimated Minimum Distribution Amount (as determined from time to time). Notwithstanding the foregoing, the Required Distribution Amount shall be equal to at least the Initial Mandatory Minimum per Common Unit in each of 2020, 2021 and 2022 Company Fiscal Years, subject to Section 5.2(a) and pro rata adjustment for partial years. For example and without limiting the foregoing, (i) if the Effective Date occurs in 2020, the Initial Mandatory Minimum per Common Unit shall be reduced pro rata based on the portion of 2020 that occurs prior to the Effective Date and (ii) if a Common Unit is exchanged during the 2022 Company Fiscal Year, the Initial Mandatory Minimum per Common Unit for such Common Unit shall be reduced pro rata based on the portion of 2022 that occurs after the Exchange Date.

“Responsible Financial Institution” means a licensed or regulated bank or trust company that has at least twenty-five billion Dollars ($25,000,000,000) in total assets.

“Restricted Property” is defined in Section 6.28(a).

“Reviewed Year” is defined in Section 6.26(c).

“Reviewed Year Member” is defined in Section 6.26(c).

“RST” means Robert S. Taubman.

“SEC” means the United States Securities and Exchange Commission.

“Second Total Titanium Exchange Closing” is defined in Section 8.4(f)(v).

“Section 6.28(b) Property” is defined in Section 6.28(b).

“Section 857(b)(7) Tax Distribution Amount” means, for each Company Fiscal Year, an amount equal to 100% of redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income of the Company (each as defined in Section 857(b)(7)) for such Company Fiscal Year.

“Securities Act” means the Securities Act of 1933.

“Series A Preferred Unit” means a Preferred Unit designated as a “Series A Preferred Unit” with the rights, limitations, qualifications, privileges and preferences specified in the Series A Preferred Unit Designation, dated as of the Effective Date, set forth on Exhibit H (the “Series A Preferred Unit Designation”).

“Shelf Registration” is defined in Section 8.5(a).

“Shelf Rights Holder” means any member of the Titanium Family Group and any Family Transferee that holds Registrable Securities.

“Silver Call Right” is defined in Section 8.4(a)(ii).

“Silver Member” is defined in the Preamble to this Agreement.

“Silver OP” is defined in the Preamble to this Agreement.

“Silver OP Partnership Agreement” means the Eighth Amended and Restated Limited Partnership Agreement of Silver OP.

“Silver OP Unit” means a Limited Partnership Unit (as defined in the Silver OP Partnership Agreement).

“Silver OP Unit Consideration Percentage” is defined in Article II.

“Silver Parent” is defined in the Preamble to this Agreement. Any references to Silver Parent herein shall, for the avoidance of doubt, include any successor to Silver Parent.

“Silver Period” means the period from and after the end of the Titanium Period.

“Special Allocation Formula” is defined in Section 5.1(d)(vii).

“State Allocable Share” is defined in Section 5.1(d)(vii).

“Subject Members” means each partner in the Taxable Partnerships that is an individual, trust, estate, or pass-through entity having individuals, trusts, or estates as its direct or indirect members.

“Subsidiary” means, with respect to any Person, as of any date of determination, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or providing the owner thereof with the right to Control such entity, are directly or indirectly owned by such Person. For the avoidance of doubt, TTC shall be deemed to have been a Subsidiary of the Company prior to the Effective Date.

“Subsidiary Partnership” is defined in Section 6.26(d).

“Tax” or “tax” mean any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, stamp, transfer, profits, gains, premiums, property, capital, sales, transfer, use, payroll, employment, social security, workers’ compensation, unemployment compensation, severance, occupation, environmental, customs duties, disability, real property, personal property, escheat, withholding, franchise, windfall or other profits, value added, gains tax and license, registration and documentation fees, alternative or add-on minimum, or estimated tax.

“Tax Actions” is defined in Section 6.26(o).

“Tax Liability Amount” means, for each Company Fiscal Year, the sum of (1) the Ordinary Tax Liability and (2) the Capital Gains Tax Liability.

“Tax Loan” is defined in Section 5.1(d)(vii).

“Taxable Partnerships” means, collectively, West Farms Associates, a Connecticut general partnership, Rich-Taubman Associates, a Connecticut general partnership, TTC, any other Connecticut partnership or other pass-through entity subject to the Pass-Through Entity Tax in which the Company may subsequently invest, and any other pass-through entity in which the Partnership has invested or subsequently invests that is or may become subject to an entity-level tax similar to the Pass-Through Entity Tax.

“Titanium” is defined in the Preamble to this Agreement.

“Titanium Business” means, without regard to geography, the business and strategy of the Company or any of the Company Subsidiaries (including their ownership and operation of, and investments in, properties and assets) conducted by them prior to the Effective Date (including the natural extension thereof), and any other business or strategy of the Company or any of its Subsidiaries after the Effective Date.

“Titanium Family Approval” is defined in Section 6.20(a).

“Titanium Family Designee” is defined in Section 11.18.

“Titanium Family Group” means each Person that is a signatory to this Agreement as of the Effective Date that is listed under the heading “Titanium Family Group” on the signature page hereto.

“Titanium Fundamental Decision” is defined in Section 6.20(a).

“Titanium Other Fundamental Decision” is defined in Section 6.20(b).

“Titanium Period” means the period beginning on the date of the Effective Date and ending on the earliest of (i) the first day on which the Titanium Family Group (together with any Family Transferees) ceases to own, collectively, at least forty percent (40%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), (ii) the date that is one year after the first date on which each of RST and WST is either dead or Incapacitated, (iii) the occurrence of a Bankruptcy or involuntary bankruptcy in a court of competent jurisdiction with respect to the Company or any of its Subsidiaries that, individually or in the aggregate, generate at least one-third (1/3) of the Company’s and its Subsidiaries’ net operating income that is either not contested in good faith by the Company or is not dismissed within one hundred and eighty (180) Days of the applicable filing or (iv) the Initial Total Titanium Exchange Closing. For the avoidance of doubt, in no event does the Titanium Period restart once it ends.

“Total Equity Value” is defined in, and shall be calculated in accordance with, Exhibit L.

“Total Titanium Exchange” is defined in Section 8.4(c).

“Transaction Expenses” means the aggregate amount (but without any duplication) of all fees and expenses (whether or not yet invoiced) (for the avoidance of doubt, other than any payments required to be made by Article II of the Merger Agreement), incurred by, or on behalf of, Titanium or any of its Subsidiaries prior to the Effective Time in connection with the sale process for Titanium or otherwise relating to the negotiation, preparation or execution of the Merger Agreement or any documents or agreement contemplated thereby or the performance or consummation of the transactions contemplated thereby, including: (a) fees and expenses of counsel, advisors, consultants, investment bankers, accountants and auditors and experts engaged by, or on behalf of, Titanium or any of its Subsidiaries at or prior to the Effective Time in connection with the transactions contemplated by the Merger Agreement, (b) all transaction-related or other discretionary bonuses, severance payments, change of control payments, “stay put” and other similar payments payable by Titanium or any of its Subsidiaries to any current or former board member, manager or employee of Titanium or any of its Subsidiaries arising in connection with the consummation of the transactions contemplated by the Merger Agreement, (c) the employer portion of any payroll, social security, unemployment or similar Taxes related to any payment made pursuant to the foregoing clauses (a) and (b), (d) any payments made at or prior to the Effective Time by Titanium or any of its Subsidiaries (other than the Company or its Subsidiaries) in connection with obtaining any third party consent, the payoff, prepayment or defeasance of any indebtedness or the redemption of any preferred stock, in each case, in connection with the consummation of the transactions contemplated by the Merger Agreement (but not including the liquidation preference of any preferred stock) and (e) any payments by Titanium or any of its Subsidiaries (other than the Company and its Subsidiaries) in respect of indemnification or advancement of expenses to directors, officers or other persons entitled to such rights.

“Transfer” means any direct, indirect or synthetic assignment, sale, transfer, conveyance, Pledge, grant of an option or proxy, or other disposition or act of alienation, whether voluntary or involuntary, or by operation of law (including through a merger or other business combination).

“Triggering Decision” is defined in Section 8.4(a)(ii).

“TTC” is The Taubman Company LLC, a Delaware limited liability company.

“Unallocated Preferred Return” means, with respect to a class or series of Preferred Units, the excess of the Preferred Return with respect to such class or series over the cumulative amount of allocations pursuant to Section 5.1(b)(i)(A) hereof with respect to such series.

“Unit of Membership Interest” and “Units of Membership Interest” are defined in Section 4.6(a).

“VWAP Period” means the period of the sixty (60) consecutive trading days ending on the trading day immediately prior to the Exchange Notice Date.

“Willfully Breached” is defined in Section 6.1(c).

“Withholding Tax” is defined in Section 9.1.

“WST” means William S. Taubman.

III.

PURPOSES AND POWERS; REPRESENTATIONS AND WARRANTIES;
CERTAIN COVENANTS.

Section 3.1	Purposes and Powers of the Company.

(a)               The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the Act, (b) acquire, hold and dispose of any properties or assets or interests in any corporation, partnership, joint venture, limited liability company or other entity and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to its interests therein and (c) conduct any and all activities related or incidental to the foregoing purposes.

(b)               The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company, including to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in Section 3.1(a) and for the protection and benefit of the Company.

(c)               The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member, each Preferred Holder and any Affiliate of any Member or Preferred Holder, including holding regular meetings of the Board of Directors in accordance with this Agreement and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.

(d)               The Company may form one (1) or more Subsidiaries to own one (1) or more of the Company’s properties or to conduct part of the Company’s business.

Section 3.2	Partnership Only for Tax Purposes.

The Company shall be classified as a partnership for federal, state, and local income tax purposes. This Agreement shall not be deemed to create or constitute a partnership among the Members or the Preferred Holders, except as specified in the immediately preceding sentence. Except as otherwise provided in this Agreement, no Member or Preferred Holder, in its capacity as such, shall have any authority to act for, bind, commit, or assume any obligation or responsibility on behalf of the Company, its properties, or any other Member or Preferred Holder. No Member or Preferred Holder, in its capacity as a Member or Preferred Holder under this Agreement, shall be responsible or liable personally for any indebtedness or obligation of another Member, Preferred Holder, the Company or any of its Subsidiaries, whether arising in contract, tort, or otherwise, nor shall the Company be responsible or liable for any indebtedness or obligation of any Member or Preferred Holder, incurred either before or after the execution and delivery of this Agreement by such Member or Preferred Holder, except as to those responsibilities, liabilities, indebtedness, or obligations which are expressly assumed by such Member, by such Preferred Holder or by the Company under terms of this Agreement, if any, or as required by the Act.

Section 3.3	Representations and Warranties by the Members; Certain Covenants.

(a)               Each Member and each Preferred Holder that is an individual represents and warrants to each other Member, that (i) such Member or such Preferred Holder is not a “foreign person” within the meaning of Section 1445(f) of the Code and (ii) this Agreement is binding upon, and enforceable against, such Member or such Preferred Holder in accordance with its terms.

(b)               Each Member and each Preferred Holder that is not an individual represents and warrants to each other Member and Preferred Holder, that (i) such Member or such Preferred Holder is neither a “foreign person” within the meaning of Section 1445(f) of the Code nor a “foreign partner” within the meaning of Section 1446(e) of the Code and (ii) this Agreement is binding upon, and enforceable against, such Member or such Preferred Holder in accordance with its terms.

(c)               Each Member and each Preferred Holder hereby acknowledges that no representations as to potential profit, cash flows, or yield, if any, in respect of the Company or any one (1) or more or all of the Company Subsidiaries or its or their properties or assets (including investments) have been made by any Member or Preferred Holder or any employee, agent or representative or Affiliate of any Member or Preferred Holder, and that projections and any other information, including financial and descriptive information and documentation, which may have been in any manner submitted to such Member or Preferred Holder shall not constitute any representation or warranty, express or implied.

IV.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
MEMBERSHIP INTERESTS; OTHER.

Section 4.1	Capital Contributions; Capital Account Balances.

(a)               The Members and Preferred Holders have contributed to the capital of the Company such assets and amounts as set forth on the books and records of the Company.

(b)               The Capital Account balances of the Members and Preferred Holders are as set forth on the books and records of the Company.

Section 4.2	Anticipated Financings.

Subject to the terms and conditions of this Agreement (including Section 6.19 and Section 6.20), the Company may obtain funds which it considers necessary to meet the needs and obligations and requirements of the Company, including the Company’s obligation to lend or contribute funds to, or the Company’s obligations in respect of, a Company Subsidiary or any other entity in which the Company owns, directly or indirectly, any ownership interest, or to maintain adequate working capital or to repay Company indebtedness or spend on capital expenditures, and to carry out the Company’s purposes, from the proceeds of any financing or refinancing obtained by the Company or a Company Subsidiary (including any such financing structured as preferred equity), in each case pursuant to such terms, provisions, and conditions and in such manner (including the engagement of brokers or investment bankers to assist in providing such financing) and amounts (i) during the Titanium Period, as the Chief Executive Officer shall determine (subject to otherwise complying with this Agreement, including Section 6.19, and his or her fiduciary duties, to the extent described herein) or (ii) during the Silver Period, as the Board of Directors shall determine (subject to otherwise complying with this Agreement, including Section 6.20, and his or her fiduciary duties, to the extent described herein). Subject to otherwise complying with this Agreement (including Section 6.19 and Section 6.20), any such financing or refinancing may be unsecured, may be secured by a mortgage or mortgages, deed(s) of trust or assignments or security interests on or in respect of all or any portion of the assets of the Company or one (1) or more Company Subsidiaries or any other entity in which the Company or a Company Subsidiary owns any ownership interest, and may include or be obtained through the public or private placement of debt or other instruments, domestic and foreign, and may include the acquisition of or provision for interest rate swaps, credit enhancers, or other transactions or items in respect of such financing or refinancing; provided, however, that in no event may the Company obtain any such financing or refinancing that is recourse to any Member or any Affiliate, partner, shareholder, beneficiary, principal, officer, or director of any Member without the consent of the Person or Persons to whom such recourse may be had.

Section 4.3	No Right to Withdraw Capital; No Requirement of Further Contributions.

Except as specifically provided in this Agreement (including the capital contributions required by Section 8.4 and the distributions contemplated by Section 5.2), no Member and no Preferred Holder (i) shall have the right to withdraw any part of its Capital Account or to demand or receive the return of its capital contributions, or any part thereof, or to receive any distributions from the Company, (ii) shall be entitled to make, or have any obligation to make, any contribution to the capital of, or any loan to, or provide a guaranty with respect to any loan to, the Company, or (iii) except as provided in Section 10.5(c), shall have any liability for the return of any other Member’s or Preferred Holder’s Capital Account or contributions to the capital of the Company. No Member or Preferred Holder shall be liable for the liabilities and obligations of the Company, except as otherwise provided by the Act; provided, however, that any and all obligations and liabilities to a Member or a Preferred Holder or an Affiliate of a Member or Preferred Holder shall be satisfied solely from Company assets and no Member or Preferred Holder shall have any personal liability on account thereof.

Section 4.4	No Interest on Capital Contributions or Capital Accounts.

Except for any amounts to which Preferred Holders may be entitled under the express provisions of the applicable Preferred Unit Designation, no Member or Preferred Holder shall receive any interest or return in the nature of interest on its contributions to the capital of the Company, or on the positive balance, if any, in its Capital Account.

Section 4.5	Capital Accounts.

(a)               The Company shall establish and maintain a separate capital account (“Capital Account”) for each Member and Preferred Holder, including each permitted transferee who shall acquire a Membership Interest pursuant to the provisions of Section 8.2. The estimated Capital Accounts for each Member and Preferred Holder as of the date hereof are set forth on Schedule IV (which shall be updated within a reasonable amount time (and no later than forty-five (45) days) following the close of the taxable year of the Company that includes the date hereof). Each Capital Account shall be:

(i)                 credited with the amount of cash and the initial Book Value (net of liabilities secured by such contributed property that the Company assumes or takes subject to) of any other property contributed by such Member or Preferred Holder to the capital of the Company, such Member’s and Preferred Holder’s distributive share of Profits, and any items in the nature of income or gain that are allocated to such Member or Preferred Holder pursuant to Section 5.1, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i); and

(ii)              debited with the amount of cash and the Book Value (net of liabilities secured by such distributed property that such Member or Preferred Holder assumes or takes subject to) of any Company property distributed to such Member or Preferred Holder pursuant to any provision of this Agreement, such Member’s or Preferred Holder’s distributive share of Losses, any items in the nature of expenses or losses that are allocated to such Member or Preferred Holder pursuant to Section 5.1, but excluding tax items described in Regulations Section 1.704-1(b)(4)(i), and such Member’s or Preferred Holder’s share, determined in accordance with its Percentage Interest, of any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i).

In the event that a Member’s or Preferred Holder’s applicable Membership Interest or portion thereof is transferred within the meaning of Regulations Section 1.704-1(b)(2)(iv)(l), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Membership Interest or portion thereof so transferred.

In the event that the Book Values of Company assets are adjusted as described below in Section 4.5(b), the Capital Accounts of the Members and Preferred Holders shall be adjusted simultaneously to reflect the aggregate net adjustments as if the Company recognized gain or loss for federal income tax purposes equal to the amount of such aggregate net adjustment.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied as provided in the Regulations. Notwithstanding the other provisions of this Agreement, the Partnership Representative shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Profits and Losses (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement in order to comply with Section 704 of the Code or applicable Regulations. If there are any changes after the date of this Agreement in applicable tax law or regulations, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Members or Preferred Holders not to achieve in any material respect the economic objectives underlying this Agreement, the Partnership Representative may make, in its reasonable discretion, appropriate adjustments to such allocations in order to achieve or approximate such economic objectives; provided, that the Partnership Representative shall provide advanced written notice to all the Members and Preferred Holders, in sufficient detail to enable such Members and Preferred Holders to evaluate the issue and the Partnership Representative’s proposed adjustments, and shall consider in good faith any comments received from the Members and Preferred Holders that would be adversely affected by the Partnership Representative’s proposed adjustment prior to making any adjustments to such allocations. In the event that the Partnership Representative reasonably determines that the manner in which the Capital Accounts, or any debits or credits thereto, are maintained or computed under the Regulations should be further amended, the Partnership Representative shall be authorized to amend this Agreement; provided that such amendment shall not adversely affect any Member or Preferred Holder or the Membership Interest of a Member or Preferred Holder, including the right to receive distributions allocable thereto, without the prior written consent of such Member or Preferred Holder. In determining whether this Agreement should be amended to reflect the foregoing, the Partnership Representative shall be entitled to rely on the advice of the Company Accountants and counsel to the Company.

(b)               Except as otherwise provided in this Agreement, the term “Book Value” or “Book Values” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except:

(i)                 the initial Book Value of any asset contributed by a Member or Preferred Holder to the Company shall be the gross fair market value of such asset;

(ii)              the Book Value of all Company assets may be adjusted to equal their respective gross fair market values as of the following times, as determined by the Partnership Representative (unless such adjustment shall be required by Regulations Section 1.704-1(b)(2)(iv)(f)): (i) the acquisition from the Company, in exchange for more than a de minimis capital contribution, of a Membership Interest by an additional member or an additional Membership Interest by an existing Member or Preferred Holder; (ii) the distribution by the Company to a Member or Preferred Holder of more than a de minimis amount of Company property (including money) as consideration for an interest in the Company; (iii) the issuance of any interests in the Company as consideration for the provision of services to or for the benefit of the Company; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iii)            if the Book Value of an asset has been determined or adjusted as provided in Section 4.5(b)(i) or Section 4.5(b)(ii), the Book Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses; and

(iv)             the Book Value of any Company asset distributed to any Member or Preferred Holder shall be the gross fair market value of such asset on the date of distribution.

(c)               In the event that subsequent to the Effective Date any provision of this Article IV requires the determination of the fair market value of any asset, such fair market value shall be as determined by Partnership Representative and the relevant Member or Preferred Holder; provided that (i) such value is reasonably agreed to by such Persons in arm’s length negotiations and (ii) such Persons have sufficiently adverse interests, as provided in Regulations Section 1.704-1(b)(2)(iv)(h). In the event that the requirements of clauses (i) and (ii) of this Section 4.5(c) are not met, then the fair market value shall be determined using the procedures set forth in Exhibit L for determining Fair Market Value, applied mutatis mutandis. The cost of any such appraisal shall be an expense of the Company.

Section 4.6	Membership Interests; Units of Membership Interest; Percentage Interests.

(a)               For the purpose of this Agreement, the term “Membership Interest” means, with respect to a Member or Preferred Holder, such Member’s or Preferred Holder’s right to the allocations (and each item thereof) specified in Section 5.1 and distributions from the Company, its share of expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such under Regulations Section 1.704-1(b)(2)(iv)(i)) and its rights of management, consent, approval, or participation, if any, as provided in this Agreement. Membership Interests shall be represented by and divided into units (herein referred to collectively as the “Units of Membership Interest” and individually as a “Unit of Membership Interest”) that are either common Units of Membership Interest (the “Common Units”) or Preferred Units, each having the relative rights, powers, preferences, duties, qualifications, limitations and restrictions set forth in this Agreement. The Membership Interest Ledger for Common Units and the Membership Interest Ledger for Preferred Units as of the date hereof is attached hereto as Schedule I. The Company may issue additional Units of Membership Interest in accordance with and subject to the terms of this Agreement, including Section 8.3. All Membership Interests are securities governed by Article 8 of the Uniform Commercial Code, as provided in Section 8-103(c) of the Uniform Commercial Code, as in effect from time to time in the State of Delaware.

(b)               For the purpose of this Agreement, the term “Percentage Interest” means, with respect to each Member, a fraction, the numerator of which is the aggregate number of Common Units held by such Member, and the denominator of which is the aggregate number of all Common Units that are issued and outstanding. Each Member’s Percentage Interest shall be set forth opposite such Member’s name on the Membership Interest Ledger for Common Units, as the Membership Interest Ledger for Common Units may be updated from time to time in accordance with this Agreement. For the avoidance of doubt, for purposes of calculating Percentage Interest, no interest in the Company that is a Preferred Unit shall be taken into account.

(c)               The parties hereto agree to the matters set forth on Exhibit K.

Section 4.7	Membership Interest Certificates.

Units of Membership Interest may be evidenced by Membership Interest Certificates (herein referred to collectively as “Membership Interest Certificates” and individually as a “Membership Interest Certificate”), which shall solely be issued, at the written request of any Member or Preferred Holder (as applicable), in accordance with this Section 4.7 and Section 11.17, in the form of Exhibit A. Each Membership Interest Certificate shall be signed by two Officers and shall bear the following legend:

“The Unit(s) of Membership Interest represented by this certificate is(are) subject to and transferable only in compliance with the Joint Venture Operating Agreement of The Taubman Realty Group LLC, as the same may be amended or supplemented from time to time (the “Operating Agreement”), a copy of which is on file at the office of The Taubman Realty Group LLC. Any assignment, sale, transfer, conveyance, mortgage, or other encumbrance, pledge, grant of an option or proxy, or other disposition or act of alienation, whether voluntary or involuntary, or by operation of law, in respect of a Unit of Membership Interest made other than as permitted in the Operating Agreement shall be null and void and have no force or effect whatsoever.”

Transfers of Units of Membership Interest shall be made only as permitted herein and, if a Membership Interest Certificate has been issued with respect to such Membership Interest, then only upon the request of the Person named in the such Membership Interest Certificate, or by its attorney lawfully constituted in writing, and upon surrender and cancellation of such Membership Interest Certificate for a like number of Units of Membership Interest, a duly executed and acknowledged written instrument of assignment and agreement by the transferee to be bound by this Agreement, and with such proof of authenticity of the signatures as the Chief Executive Officer or the Board of Directors, as applicable, may reasonably require. In the event that the Company shall purchase any Units of Membership Interest (including Fractional Units), such Units of Membership Interest (or Fractional Units) shall be extinguished, and the Membership Interest Certificates with respect thereto shall be surrendered and cancelled.

V.

ALLOCATIONS; DISTRIBUTIONS; BANK ACCOUNTS;
BOOKS OF ACCOUNT; TAX RETURNS; ACCOUNTING AND
REPORTS; COMPANY FISCAL YEAR.

Section 5.1	Allocations.

(a)               For the purpose of this Agreement, the terms “Profits” and “Losses” mean, respectively, for each Company Fiscal Year or other period, the Company’s taxable income or loss for such Company Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted as follows:

(i)                 any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 5.1(a) shall be added to such taxable income or loss;

(ii)              in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Company Fiscal Year or other period; and

(iii)            any items that are specially allocated pursuant to Section 5.1(d) or Section 5.1(g) shall not be taken into account in computing Profits or Losses.

(b)               Except as otherwise provided in Section 5.1(d) or Section 5.1(g), the Profits and Losses of the Company (and each item thereof) for each Company Fiscal Year shall be allocated among the Members and Preferred Holders in accordance with this Section 5.1(b).

(i)                 Profits shall be allocated:

(A)              first, to the Preferred Holders, in an amount equal to the Unallocated Preferred Return with respect to each series (proportionate as to such Unallocated Preferred Return among each series); and then

(B)              second, to the Preferred Holders, in an amount equal to the excess, if any, of the cumulative amount of Losses allocated to such Preferred Holders pursuant to Section 5.1(b)(ii)(B) over the cumulative amount of Profits allocated to such Preferred Holders pursuant to this Section 5.1(b)(i)(B) (proportionate as to such excess amounts); and then

(C)              third, to the Members in accordance with their respective Percentage Interests.

(ii)              Losses shall be allocated:

(A)             first, to Members until the Adjusted Capital Account Balances of all such Members are reduced to zero, excluding, for purposes of calculating the Adjusted Capital Account Balance of any Preferred Holder, the Preferred Units (in proportion to such positive Adjusted Capital Account Balances (excluding the Preferred Units)); and then

(B)              second, to the Preferred Holders, if any, until the Adjusted Capital Account Balances of the Preferred Holders are reduced to zero (in proportion to such positive Adjusted Capital Account Balances); and then

(C)              third, to the Members in accordance with their respective Percentage Interests.

(c)               For the purpose of Section 5.1(b), gain or loss resulting from any disposition of Company property shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for federal income tax purposes differs from its Book Value.

(d)               Notwithstanding the foregoing provisions of this Section 5.1, the following provisions shall apply:

(i)                 Nonrecourse Deductions shall be allocated in accordance with the Members Percentage Interests; provided, however, that a Member shall not receive an allocation of any Company deduction that would result in total loss allocations attributable to Nonrecourse Liabilities in excess of such Member’s share of Minimum Gain (as determined under Regulations Section 1.704-2(g)). If there is a net decrease in Company Minimum Gain for a Company Fiscal Year, in accordance with Regulations Section 1.704-2(f) and the exceptions contained therein, the Members shall be allocated items of Company income and gain for such Company Fiscal Year (and, if necessary, for subsequent Company Fiscal Years) equal to the Members’ respective shares of the net decrease in Minimum Gain within the meaning of Regulations Section 1.704-2(g)(2). The items to be allocated pursuant to this Section 5.1(d)(i) shall be determined in accordance with Regulations Sections 1.704-2(f) and (j).

(ii)              Any item of Member Nonrecourse Deduction with respect to a Member Nonrecourse Debt shall be allocated to the Member or Members (or Preferred Holder or Preferred Holders) who bear the economic risk of loss for such Member Nonrecourse Debt in accordance with Regulations Section 1.704-2(i)(1). Subject to Section 5.1(d)(i), but notwithstanding any other provision of this Agreement, in the event that there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt (such Minimum Gain being hereinafter referred to as “Member Nonrecourse Debt Minimum Gain”) for a Company Fiscal Year, then after taking into account allocations pursuant to Section 5.1(d)(i), but before any other allocations are made for such taxable year, and subject to the exceptions set forth in Regulations Section 1.704-2(i)(4), each Member or Preferred Holder with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Company Fiscal Year shall be allocated items of income and gain for such Company Fiscal Year (and, if necessary, for subsequent Company Fiscal Years) equal to such Member’s or Preferred Holder’s share of the net decrease in Member Nonrecourse Debt Minimum Gain as determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). The items to be allocated pursuant to this Section 5.1(d)(ii) shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and (j).

(iii)            For the purpose of determining each Member’s or Preferred Holder’s share of excess Nonrecourse Liabilities of the Company, and solely for such purpose, each Member’s or Preferred Holder’s interest in Company profits shall be reasonably determined by the Partnership Representative in accordance with Internal Revenue Service authority interpreting Regulations Section 1.752-3(a)(3), and to the extent reasonably possible, the Partnership Representative will allocate excess Nonrecourse Liabilities first to each Member and Preferred Holder with negative Capital Accounts up to the amount of such negative Capital Account set forth with respect to each Member and Preferred Holder on Schedule IV as of the Effective Date, as reduced from time to time (i) proportionately to reflect any Transfer of Common Units by any such Member and Preferred Holder and (ii) to reflect the allocation of taxable income to each such Member and Preferred Holder in excess of pro rata distributions to each such Member and Preferred Holder, as applicable; provided, that, for the avoidance of doubt, the allocation of Nonrecourse Liabilities to Silver OP shall not be less than the amount of Nonrecourse Liabilities required to be allocated pursuant to the agreement set forth in Section 2 of Schedule V. Silver OP shall, and Silver Parent shall cause Silver OP to, allocate to any of its members that are a party to the agreement set forth in Section 2 of Schedule V an amount of Nonrecourse Liabilities at least equal to the amount of Nonrecourse Liabilities required to be allocated to such members pursuant to such agreement provided that at least that amount of Nonrecourse Liabilities are allocated to Silver OP by the Partnership Representative and Silver OP is able to make such allocation under applicable law, as reasonably determined by Silver OP; provided, that, for the avoidance of doubt, Silver OP shall not be liable for any failure to make any allocation of Nonrecourse Liabilities to such members as a result of the failure of the Company to allocate such Nonrecourse Liabilities to Silver OP or if Silver OP is not able to make such allocation under applicable law, as reasonably determined by Silver OP, in each case, unless the Partnership Representative, during the Silver Period, has failed to comply with this Section 5.1(d)(iii).

(iv)             No Member or Preferred Holder shall be allocated any item of deduction or loss of the Company if such allocation would cause such Member’s or Preferred Holder’s Capital Account to become negative by more than the sum of (i) any amount such Member or Preferred Holder is obligated to restore upon liquidation of the Company, plus (ii) such Member’s or Preferred Holder’s share of the Company’s Minimum Gain and Member Nonrecourse Debt Minimum Gain. For this purpose, in determining the Capital Account balance of such Member or Preferred Holder, the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be taken into account. In the event that (A) any Member or Preferred Holder unexpectedly receives any adjustment, allocation, or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and (B) such adjustment, allocation, or distribution causes or increases a deficit balance (net of amounts which such Member or Preferred Holder is obligated to restore or deemed obligated to restore under Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and determined after taking into account any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) that, as of the end of the Company Fiscal Year, reasonably are expected to be made to such Member or such Preferred Holder) in such Member’s or Preferred Holder’s Capital Account as of the end of the Company Fiscal Year to which such adjustment, allocation, or distribution relates, then items of Gross Income (consisting of a pro rata portion of each item of Gross Income) for such Company Fiscal Year and each subsequent Company Fiscal Year shall be allocated to such Member or Preferred Holder until such deficit balance or increase in such deficit balance, as the case may be, has been eliminated. In the event that this Section 5.1(d)(iv) and Section 5.1(d)(i) or (ii) apply, Section 5.1(d)(i) or (ii) shall be applied prior to this Section 5.1(d)(iv).

(v)               Such portion of the gain allocated pursuant to this Section 5.1 that is treated as ordinary income attributable to the recapture of depreciation shall, to the extent reasonably possible, be allocated among the Members or Preferred Holders in the proportion that (i) the amount of depreciation previously allocated to each Member or Preferred Holder relating to the property that is the subject of the disposition bears to (ii) the total of such depreciation allocated to all of the Members or Preferred Holders. This Section 5.1(d)(v) shall not alter the amount of allocations among the Members or Preferred Holders pursuant to this Section 5.1, but merely the character of gain so allocated.

(vi)             To the extent permitted by Regulations Sections 1.704-2(h)(3) and 1.704-2(i)(6), the Partnership Representative shall endeavor to treat a distribution of the proceeds of Nonrecourse Liabilities (that would otherwise be allocable to an increase in Company Minimum Gain) or Member Nonrecourse Debt (that would otherwise be allocable to an increase in Member Nonrecourse Debt Minimum Gain) as a distribution that is not allocable to an increase in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain to the extent that such distribution does not cause or increase a deficit balance in any Member’s or Preferred Holder’s Capital Account that exceeds the amount such Member or Preferred Holder is otherwise obligated to restore (within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) as of the end of the Company’s taxable year in which the distribution occurs.

(vii)          The Company is a partner in each of the Taxable Partnerships. Each Taxable Partnership has elected or shall elect the “alternative base method” provided under the Pass-Through Entity Tax for calculating each Subject Member’s Pass-Through Entity Tax liability (the “Alternative Base Method”). The partnership agreement or operating agreement governing each Taxable Partnership specially allocates the federal income tax deduction for the Pass-Through Entity Tax to the Subject Members in such Taxable Partnerships in proportion to each such Subject Member’s allocable share (the “State Allocable Share”) of such tax, determined in accordance with the ratio that each Subject Member’s share of the income of such Taxable Partnership (before deduction of the Pass-Through Entity Tax) subject to the Pass-Through Entity Tax (computed under the Alternative Base Method) bears to the aggregate income of such Taxable Partnership (before deduction of the Pass-Through Entity Tax) subject to the Pass-Through Entity Tax (computed under the Alternative Base Method) of all the Subject Members of such Taxable Partnership (the “Special Allocation Formula”). The Members and Preferred Holders hereby acknowledge and agree that the federal income tax deduction for the payment of the Pass-Through Entity Tax liability shall be allocated to each of the Subject Members of the Company in accordance with their State Allocable Shares determined in accordance with the Special Allocation Formula. The partnership agreement or operating agreement governing each Taxable Partnership allocates the corresponding Connecticut personal income tax credit for payment of the Pass-Through Entity Tax to its Subject Members in accordance with the Special Allocation Formula. The Members and Preferred Holders hereby acknowledge and agree that the Connecticut personal income tax credit shall be allocated to the Subject Members in the Company in accordance with the Special Allocation Formula. To the extent a Member or Preferred Holder (or any direct or indirect member of a Member or Preferred Holder) is not subject to the Pass-Through Entity Tax on its share of the Company’s income subject to such tax, then such Member or Preferred Holder shall provide the Company with written notice thereof within thirty (30) Days prior to the due date for payment by the Company of the Pass-Through Entity Tax. The Company shall give each Subject Member written notice setting forth such Subject Member’s State Allocable Share of the Pass-Through Entity Tax. The Company shall (i) withhold from cash otherwise currently distributable to each Subject Member pursuant to Section 5.2 or Section 10.5(a), as applicable, such Subject Member’s State Allocable Share of the Pass-Through Entity Tax, (ii) decrease each Subject Member’s Capital Account by such Subject Member’s State Allocable Share of the Pass-Through Entity Tax and (iii) to the extent cash is not distributable to such Subject Member for the taxable quarter (or if the tax is not payable quarterly, then for such other taxable period during which the tax must be paid) in which the Pass-Through Entity Tax must be paid by the Company, each Subject Member shall make a payment to the Company in readily available funds within ten (10) Days after written notice from the Company of such Subject Member’s amount due. In the event a Subject Member fails to timely remit its State Allocable Share of the Pass-Through Entity Tax, the Partnership Representative may determine, in its sole discretion, either to (x) treat, subject to any required consent under any applicable financing, such Subject Member’s State Allocable Share of the Pass-Through Entity Tax as a loan from the Company (or from an Affiliate of the Company) (hereinafter, together with any loan made pursuant to Section 6.26(f) or Article IX, referred to as a “Tax Loan”) to such Subject Member, which Tax Loan shall have a maturity of one (1) year, shall bear interest at the Interest Rate, and shall be subject to the provisions of Section 6.27, and all cash subsequently distributable to such Subject Member shall, to the extent of the unpaid principal amount of and the accrued interest on such Tax Loan, be retained by the Company and applied against the principal and accrued interest on such Tax Loan, or (y) pursue any and all remedies available to the Company at law or in equity, including instituting a lawsuit against such Subject Member to collect such Subject Member’s State Allocable Share with interest calculated at the Interest Rate (the “Failure to Comply Remedies”). The Members and Preferred Holders acknowledge that in the event the Company is or becomes a partner or a member in any other pass-through entity that is or becomes subject to taxation under a state law providing tax benefits to the direct or indirect members of such entity, then the provisions of this Section 5.1(d)(vii) shall apply with respect to such entity and such tax. For the purpose of determining a Subject Member’s Capital Account in the Company, any amount distributable to a Subject Member that is retained by the Company pursuant to this Section 5.1(d)(vii) shall be treated as if such cash had been actually distributed to such Member pursuant to Section 5.2 or Section 10.4(a), as applicable, and remitted to the Company by the Subject Member. The amount deemed remitted or any amount actually remitted to the Company for payment of the Pass-Through Entity Tax by the Subject Member (not including any payments of principal and interest on a Tax Loan) and the principal amount (at the time loaned) of any Tax Loan made by the Company (or its Affiliate) to the Subject Member pursuant to this Section 5.1(d)(vii) shall constitute a capital contribution and increase such Subject Member’s Capital Account in the Company; and, in any event, all such amounts shall be remitted to the Company by the applicable Subject Member prior to the exercise of such Subject Member’s Exchange rights pursuant to Section 8.4, if applicable. The provisions of this Section 5.1(d)(vii) shall survive a Subject Member’s membership in the Company and the dissolution, liquidation, winding up, and termination of the Company, and for purposes of this Section 5.1(d)(vii), the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against a Subject Member under this Section 5.1(d)(vii), including instituting a lawsuit to collect such reimbursement with interest calculated at the Interest Rate. To the extent permitted by applicable law, the provisions of this Section 5.1(d)(vii) shall be binding on the Company’s successors and assigns. To the extent applicable, this Section 5.1(d)(vii) shall apply mutatis mutandis to any Subsidiaries of the Company.

(e)               Notwithstanding anything to the contrary contained in this Section 5.1, the allocation of Profits and Losses for any Company Fiscal Year during which a Person acquires a Membership Interest (other than upon formation of the Company) shall take into account the Members’ and Preferred Holders’ varying interests for such Company Fiscal Year pursuant to any method permissible under Section 706 of the Code that is selected by the Partnership Representative (notwithstanding any agreement between the assignor and assignee of such Membership Interest although the Partnership Representative may recognize any such agreement), which method may take into account the date on which the Transfer or an agreement to Transfer becomes irrevocable pursuant to its terms, as determined by the Partnership Representative.

(f)                The Profits, Losses, gains, deductions, and credits of the Company (and all items thereof) for each Company Fiscal Year shall be determined in accordance with the accounting method followed by the Company for federal income tax purposes.

(g)               The following allocations shall be made solely for federal income tax purposes:

(i)                 The Company shall elect pursuant to Section 754 of the Code, in connection with the transactions effected pursuant to the Merger Agreement, to adjust the basis of partnership property. Except as provided in Regulations Section 1.704-1(b)(2)(iv)(m), such adjustment shall not be reflected in the Members’ Capital Accounts and shall be effective solely for federal and (if applicable) state and local income tax purposes. Each Member and Preferred Holder hereby agrees to provide the Company with all information necessary to give effect to such election. With respect to such election:

(i)                 Any change in the amount of the depreciation deducted by the Company and any change in the gain or loss of the Company, for federal income tax purposes, resulting from an adjustment pursuant to Section 743(b) of the Code shall be allocated entirely to the transferee of the Membership Interest or portion thereof so transferred. Neither the capital contribution obligations of, nor the Membership Interest of, nor the amount of any cash distributions to, the Members or Preferred Holders shall be affected as a result of such election, and except as provided in Regulations Section 1.704-1(b)(2)(iv)(m), the making of such election shall have no effect, except for federal and (if applicable) state and local income tax purposes.

(ii)              Solely for federal and (if applicable) state and local income tax purposes and not for the purpose of maintaining the Members’ and Preferred Holders’ Capital Accounts (except as provided in Regulations Section 1.704-1(b)(2)(iv)(m)), the Company shall keep a written record for those assets, the basis of which is adjusted as a result of such election, and the amount at which such assets are carried on such record shall be debited (in the case of an increase in basis) or credited (in the case of a decrease in basis) by the amount of such basis adjustment. Any change in the amount of the depreciation deducted by the Company and any change in the gain or loss of the Company, for federal and (if applicable) state and local income tax purposes, attributable to the basis adjustment made as a result of such election shall be debited or credited, as the case may be, on such record.

(ii)              In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for federal income tax purposes, be allocated among the Members and Preferred Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Book Value of such property. If the Book Value of any Company property is adjusted pursuant to Section 4.5(b), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Book Value of such asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Regulations thereunder. With respect to any Section 704(c) allocations arising out of or attributable to any transactions after the Effective Date (including with respect to any reverse Section 704(c) amounts caused by any book-up in capital accounts), such allocations shall be made using the traditional method specified in Treasury Regulations Section 1.704-3(b); provided, however, that Section 704(c) allocations with respect to the properties which are the subject of the agreements set forth on Schedule V shall be made using the traditional method with curative allocations specified in Treasury Regulations Section 1.704-3(c).

(h)               Except as provided in Sections 5.1(g)(i) and 5.1(g)(ii), for federal income tax purposes, each item of income, gain, loss, or deduction shall be allocated among the Members and Preferred Holders in the same manner as its correlative item of “book” income, gain, loss, or deduction has been allocated pursuant to this Section 5.1.

Section 5.2	Distributions.

(a)               No later than December 15 prior to the beginning of each Company Fiscal Year, the Chief Executive Officer shall present to the Board of Directors for approval an annual distribution policy (an “Annual Distribution Policy”) for such upcoming Fiscal Year; provided, that such annual distribution policy shall provide for the distribution of no less than the Required Distribution Amount. In determining and approving the Annual Distribution Policy, the Chief Executive Officer and the Board of Directors shall consider the Estimated Minimum Distribution Amount for the upcoming Fiscal Year and the Minimum Distribution Amount, if any, remaining to be distributed with respect to the then-current Fiscal Year. Between October and mid-December of each Fiscal Year beginning in 2022, as part of the Annual Budget approval process, the Company will provide the Board of Directors with a draft Annual Distribution Policy for the next Fiscal Year (with the initial draft of such policy to be provided by October 31 of the then-current Fiscal Year). In the event that an Annual Distribution Policy for any such upcoming Company Fiscal Year (i.e., 2023 and thereafter) is not unanimously approved by the Board of Directors, the Annual Distribution Policy for such Company Fiscal Year shall provide for mandatory minimum distributions equal to the greater of (x) the Minimum Distribution Amount and (y) 65% of the budgeted aggregate “funds from operations” for the Company and its Subsidiaries set forth in the applicable Annual Budget for such Company Fiscal Year, subject to quarterly adjustment to give effect to any change to the “outlook” for the Company Fiscal Year (i.e., good faith projections of actual performance against the Annual Budget) for actual “funds from operations”, and also taking into account actual performance to date in such Company Fiscal Year. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Annual Distribution Policy for each of the 2020, 2021 and 2022 Company Fiscal Years shall be to distribute to Members in respect of their Common Units at least the Initial Mandatory Minimum per Common Unit per Company Fiscal Year (subject to pro rata adjustment for partial years) in accordance with Section 5.2(b), and in no event less than the Minimum Distribution Amount for any such Company Fiscal Year. Notwithstanding the foregoing or anything else in this Agreement to the contrary, all distributions in excess of the Minimum Distribution Amount shall be limited by the Company to the extent reasonably necessary to retain cash to address exigent circumstances, where the failure to retain such cash, after taking into account the availability of funds from borrowing that would be available at such time on commercially reasonable terms (and in any event not at a rate higher than the lower of (x) four hundred basis points above the 10-year U.S. Treasury bill rate at the time of such borrowing and (y) 8.00%), would be reasonably likely to have a material adverse impact on the Company and its Subsidiaries, taken as a whole (“Distribution Limitation Event”). If the Silver Member believes in good faith that a Distribution Limitation Event has occurred but the Company has not limited distributions accordingly, the Silver Member shall be permitted to submit such disagreement to a Qualified Expert for resolution in accordance with the procedures set forth in Section 6.22(b), applied mutatis mutandis; provided that distributions for any Company Fiscal Year shall be suspended during the pendency of any dispute that is subject to resolution pursuant to Section 6.22(b) but only with respect to any disputed amount (i.e., undisputed amounts shall not be suspended) and in any case there shall be no delay in distributions with respect to any Estimated Minimum Distribution Amount or Minimum Distribution Amount. Subject to the foregoing, in the event that the Estimated Minimum Distribution Amount is determined to be higher or lower than such amount as determined when the Annual Distribution Policy was set (whether pursuant to changed results, asset sales or otherwise), the Annual Distribution Policy shall be appropriately adjusted to reflect such change.

(b)               Subject to Section 5.2(a), except with respect to the liquidation of the Company or on liquidation of substantially all of the assets of the Company, which shall be governed by Section 10.5 and subject to the priority set forth in any Preferred Unit Designation, for the term of the Company, a cash distribution shall be made to the Members in respect of their Common Units, in accordance with their respective Percentage Interests, not later than the fifteenth (15) Day of each month (the “Distribution Date”) of each Company Fiscal Year, in an amount equal to one-twelfth (1/12) of the Required Distribution Amount for such Company Fiscal Year.

(c)               In the event that the Board of Directors or the Chief Executive Officer determines that the amount of cash actually distributed to Members with respect to a Company Fiscal Year pursuant to Section 5.2(b) was less than the Minimum Distribution Amount for such Company Fiscal Year, then a cash distribution shall be made to the Members, in accordance with their respective Percentage Interests, as soon as practical, but not later than ninety (90) Days following the end of such Company Fiscal Year, in an amount equal to the excess of (1) the Minimum Distribution Amount for such Company Fiscal Year over (2) the amount of cash actually distributed to Members with respect to such Company Fiscal Year pursuant to Section 5.2(b).

(d)               All distributions pursuant to this Section 5.2 and Section 10.5 shall be made in accordance with the terms and provisions of this Agreement to the Members (or former Members as provided in the second following sentence) who are such on the applicable Distribution Date. In no event may a Member receive a distribution with respect to a Common Unit that such Member has Exchanged (i.e., the closing of the Exchange with respect to such Unit has occurred) prior to the relevant Distribution Date, other than as set forth in the next sentence. Notwithstanding anything in this Agreement to the contrary, on the Distribution Date immediately following the closing of any Exchange, the relevant Exchanging Members (whether or not still a Member) shall be entitled to receive a prorated distribution with respect to each Common Unit previously Exchanged in such Exchange based on the number of days that have elapsed from the preceding Distribution Date until, and including, the Exchange Date, and the amount to be distributed to Silver OP (or Silver Parent or another Subsidiary of Silver Parent) with respect to a Common Unit that has been issued pursuant to Section 8.4 in respect of such Exchanged Common Unit at the next regularly scheduled Distribution Date shall be correspondingly reduced. Distributions to the Members under this Agreement shall be subject to any restriction imposed by applicable law, and the Company shall refrain from making any distribution hereunder without liability to the extent such distribution would be in violation of any applicable law.

(e)               Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make or pay any distributions with respect to any class or series of Preferred Units, except for distributions in accordance with the applicable Preferred Unit Designation relating to such class or series of Preferred Units. Notwithstanding anything to the contrary contained in this Agreement, (i) any Member that receives a distribution in violation of any Preferred Unit Designation (including any preference on distributions contained in any Preferred Unit Designation) shall be obligated to return such distribution to the Company upon delivery of notice to such Member of such violation and (ii) any amounts that a Member does not return as and when required by the foregoing clause (i) shall reduce, on a dollar-for-dollar basis and without duplication, any future distributions to such Member under this Section 5.2 and any amounts to which such Member would otherwise be entitled in connection with any Exchange.

Section 5.3	Bank Accounts and Other Investments.

Funds of the Company shall be deposited in one (1) or more bank accounts in Responsible Financial Institutions, all as determined in good faith by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. All withdrawals therefrom shall be made upon the signature or signatures of whichever officer or employee of the Company or any of its Subsidiaries as shall be designated in writing from time to time by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. Any checks of the Company may be signed by any officer(s) of the Company designated in writing, from time to time, by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. In addition, funds of the Company may be invested in highly liquid investments pursuant to a customary investment policy approved from time to time by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. Funds of the Company shall not be commingled with the funds of any other Person (other than Subsidiaries of the Company).

Section 5.4	Books of Account.

The Company shall maintain at its principal office complete and accurate books of account and records of its operations showing the assets, liabilities, costs, expenditures, receipts, profits, and losses of the Company, and which books of account and records shall include provision for separate Capital Accounts for the Members and Preferred Holders and shall provide for such other matters and information as may be required by the Act or as the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period shall otherwise determine, together with copies of all documents executed on behalf of the Company. In addition, the Company shall maintain at its principal office a Membership Interest Ledger for Common Units and a Membership Interest Ledger for Preferred Units, which shall be kept current by the Company. Each Member and its representatives, duly authorized in writing, shall have the right to inspect and examine, at all reasonable times, at the principal office of the Company, all such books of account, records, ledgers, and documents.

Section 5.5	Tax Returns.

(a)           The Partnership Representative shall determine the methods to be used in the preparation of federal, state, and local income and other tax returns for the Company in connection with all items of income and expense, including, but not limited to, valuation of assets, the methods of depreciation and cost recovery, elections, credits, and tax accounting methods and procedures.

(b)           As soon as practicable, but in any event within one hundred twenty (120) Days after the end of each Company Fiscal Year, the Company shall cause to be prepared and transmitted to the Members federal income tax IRS Form Schedule K-1s, or any substitute therefor, with respect to such Company Fiscal Year. As soon as practicable, but in any event within one hundred fifty (150) Days after the end of each Company Fiscal Year, the Company shall cause to be prepared and transmitted to the Members appropriate state and local income tax Schedule K-1s, or any substitute therefor, with respect to such Company Fiscal Year on appropriate forms prescribed. In addition, the Company shall provide to the Silver Member, on a quarterly basis, a report regarding the income projections of the Company and its Subsidiaries and any other information reasonably requested by the Silver Member in order for Silver Parent to comply with its reporting requirements as a Real Estate Investment Trust.

Section 5.6	Accounting and Reports, Etc.

As soon as reasonably practicable, but in any event within forty-five (45) Days after the end of each Company Fiscal Year, the Company shall cause to be prepared and transmitted to each Member, an unaudited annual report of the Company relating to the previous Company Fiscal Year, containing a statement of financial condition as of the year then ended, and statements of operations, cash flow and Company equity for the year then ended, which annual statements shall be prepared in accordance with GAAP. As soon as reasonably practicable, but in any event within seventy-five (75) Days after the end of each Company Fiscal Year, the Company shall cause to be prepared and transmitted to each Member statements of operations, cash flow and Company equity for the year then ended, which annual statements shall be prepared in accordance with GAAP and shall be audited by the Company Accountants. The Company shall also cause to be prepared and transmitted to each Member as soon as reasonably practicable, but in any event within thirty (30) Days after the end of each of the first three (3) quarters of each Company Fiscal Year, a quarterly unaudited report of the Company’s financial condition and statements of operations, cash flow and Company equity relating to the fiscal quarter then just ended, prepared in accordance with GAAP, and statistical reporting in a format that is reasonably requested by Silver Parent. The Company shall also cause to be prepared and transmitted to each Member as soon as reasonably practicable, but in any event within twenty (20) Days after the end of each month in each Company Fiscal Year (including any month that is a quarter or year-end), unaudited consolidated balance sheets of the Company and the Subsidiaries as of the end of that month, and unaudited consolidated statements of income and cash flows of the Company and the Subsidiaries for that month, prepared in accordance with GAAP. The Company shall further cause to be prepared and transmitted to Silver Parent and, in the case of clauses (iii) and (v), each Member, as soon as reasonably practicable (and the Company shall provide such items on a time frame sufficient for the Company to comply with its obligations under Silver Parent’s bona fide internal policies, the Securities Act, the Exchange Act and the applicable stock exchange rules, and under any other regulations to which Silver Parent or the Company may be subject, in each case as to which policies, laws, rules and regulations Silver Parent has provided such advance notice as is reasonably necessary to enable the Company to prepare and provide such items): (i) such reports or information as are necessary for Silver Parent to fulfill its obligations under the Securities Act, the Exchange Act and the applicable stock exchange rules, and under any other regulations to which Silver Parent or the Company may be subject, which reports or information shall be provided in a format that is reasonably requested by Silver Parent, (ii) such reports or information as are necessary for Silver Parent to determine its qualification as a Real Estate Investment Trust under the REIT Requirements or its liability for a tax as a consequence of its indirect Membership Interest, including Silver Member’s (or Silver OP’s) distributive share of taxable income, in each case, in a manner that will permit Silver Parent to comply with such obligations or make such determinations in a timely fashion, (iii) such reports or information provided by the Company or any of its Subsidiaries to any of their respective lenders (which shall be provided to Silver Parent promptly following their provisions to such lenders), (iv) such reports or information to which the Board of Directors or a member of the Board of Directors would be entitled if the Company were a Delaware corporation and (v) any other reports or information in the possession of the Company or any of its Subsidiaries that Silver Parent or a Member may reasonably request in good faith (including with respect to non-financial reporting metrics, updated financial forecasts, separate reporting for individual properties and customary certifications of the internal control environment from management); provided, that if any report or information that is available to the Company is requested under this Section 5.6 in connection with any approval required or requested of the Board of Directors, in connection with the determination of the Total Equity Value pursuant Exhibit L or in connection with a Deadlock pursuant to Section 6.22, any time period required for such approval or determination shall be tolled until such request is substantially completed. In furtherance of the foregoing, including clause (ii) above, (a) within twenty (20) Days after the end of each calendar quarter, the Company shall provide to the Silver Member (x) written confirmation that the Company has conducted a review of the income, assets and operations of the Company and its Subsidiaries for compliance with, and that the Company and its Subsidiaries have complied with, the REIT Requirements during the applicable quarter and (y) information regarding the Company’s assets, an estimate of Silver Member’s distributive share of taxable income of the Company and such other information reasonably necessary for Silver Parent to determine its compliance with the asset tests set forth in Section 856(c)(4) of the Code and income tests set forth in Sections 856(c)(2) and (3) of the Code (on an actual or pro forma basis) and (b) within fifteen (15) Days before the end of the Company Fiscal Year and by January 7 of each subsequent year, the Company shall provide to Silver Member an estimate of Silver Member’s distributive share of taxable income of the Company, forecasted earnings and profits of the Company, as computed under U.S. income tax principles, and such other information as is reasonably necessary to enable Silver Parent to comply with its IRS Form 1099 and other applicable reporting requirements.

Section 5.7	Company Fiscal Year.

The Company’s fiscal year (and taxable year) shall be the Company Fiscal Year.

VI.

MANAGEMENT.

Section 6.1	Management; Power and Authority and Authorized Actions of the Chief Executive Officer and Board of Directors.

(a)           In accordance with Section 18-402 of the Act, management of the Company is vested in the “manager,” and not in the Members or the Preferred Holders. The Board of Directors shall be the sole “manager” of the Company within the meaning of Section 18-402 of the Act, subject to the terms and conditions of this Agreement.

(b)           Except as expressly stated in this Agreement, the Board of Directors shall be authorized and empowered to manage the business and affairs of the Company and shall have the full right, power and authority, on behalf of and in the name of the Company, to carry out any and all objectives and purposes of the Company, to make all decisions of, and to exercise any and all of the powers of the Company and to perform any and all acts and enter into and perform any and all contracts, agreements, and other undertakings which the Board of Directors may deem necessary or advisable in furtherance of the purposes of the Company or incidental thereto. Subject to the express terms of this Agreement (including Section 6.19, and his or her fiduciary duties, to the extent described herein), the Board of Directors hereby irrevocably delegates to the Chief Executive Officer during the Titanium Period the full right, power and authority of the Board of Directors to manage the business and affairs of the Company and to carry out any and all objectives and purposes of the Company, to make all decisions of, and to exercise any and all of the powers of the Company and to perform any and all acts and enter into and perform any and all contracts, agreements and other undertakings. Subject to the terms and conditions of this Agreement (including Section 6.19, and his or her fiduciary duties, to the extent described herein), the Chief Executive Officer during the Titanium Period and the Board of Directors during the Silver Period may employ or engage others (who, if such individuals are employees of the Company or its Subsidiaries, may be designated as “Officers” or “Authorized Signatories”), including one (1) or more Affiliates of a Member, to perform all actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by or with respect to the Company, its business and its properties, in each case as is customary of officers of such type of a Delaware corporation and other than those actions, decisions and the like that are customarily performed only by the Chief Executive Officer of a Delaware corporation, and all such actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, selections, and the like shall be controlling and binding upon the Company; provided, that any Person employed or engaged by the Chief Executive Officer during the Titanium Period or by the Board of Directors during the Silver Period, shall be subject to all of the terms and conditions of this Agreement, and shall have the rights delegated to such Person by the Chief Executive Officer or the Board of Directors, as applicable, all as provided in, and subject to the terms and conditions of, this Agreement. Notwithstanding anything herein to the contrary, during the Titanium Period, any Director shall be permitted to seek approval from the Chief Executive Officer for any Board Fundamental Decision (and, if not approved and timely implemented, from and after January 1, 2021, initiate the deadlock procedures contemplated by Section 6.22 for any Board Fundamental Decision that could be subject to arbitration pursuant to Section 6.22 (any matter so approved, a “Director Initiated Action”), in each case subject to Section 6.22(c)). The Company shall implement the Director Initiated Actions to the extent that the Qualified Expert determines in the written decision that such transaction or action is permissible and such transaction or action is consistent with the other terms of this Agreement.

(c)               The power and authority of the Chief Executive Officer during the Titanium Period referred to in this Section 6.1 shall be referred to as the “CEO Delegated Authority”. During the Titanium Period, the Chief Executive Officer shall operate the Company in accordance with the CEO Obligations. Subject to the express terms of this Agreement (including Section 6.19), during the Titanium Period, neither the Board of Directors nor the Silver Member nor any of its Affiliates shall take any action to (i) diminish the CEO Delegated Authority (it being acknowledged and agreed that nothing herein limits or modifies the rights of Directors to exercise the approval rights set forth herein in their sole discretion), or (ii) remove the Chief Executive Officer, in each case except with the prior written consent of Titanium Family Designee; provided that, notwithstanding anything herein to the contrary, each of the Board of Directors and the Silver Member shall (x) retain full discretion to exercise its rights and remedies hereunder, not be precluded from making recommendations to, expressing disagreement with or engaging in discussion or debate with, the Chief Executive Officer or any other Officer, whether or not regarding the CEO Delegated Authority and (y) have the right to remove the Chief Executive Officer solely upon the occurrence of any of the following: (i) the Chief Executive Officer has been convicted by a court of competent jurisdiction of or pleads nolo contendere to (or the procedural equivalent of either in a foreign jurisdiction), either (x) a felony or (y) other substantially similar crime category that has or reasonably could be expected to result in non-de minimis financial or reputational harm to the Company, the Silver Member or Silver Parent, and which conviction or plea has not been reversed or stayed within thirty (30) Days; (ii) the Chief Executive Officer has violated any law, rule or regulation; (iii) the Chief Executive Officer becomes Incapacitated; (iv) the Chief Executive Officer has Willfully Breached any fiduciary duty to the Company or committed Fraud; or (v) the Chief Executive Officer has Willfully Breached the CEO Obligations; provided that in the cases of clauses (ii), (iv) and (v) such violation, breach or Fraud has or reasonably could be expected to result in non-de minimis financial or reputational harm to the Company, the Silver Member or Silver Parent and is not capable of being cured or has not been cured within thirty (30) Days after written notice thereof is given by the Silver Member or the Board of Directors to the Chief Executive Officer (which notice must include a reasonably detailed description of such violation, breach or Fraud, such harm and the intention of the Person providing the notice to remove the Chief Executive Officer if such violation, breach or Fraud is not cured within such thirty (30) Day period). For purposes hereof, “Willfully Breached” means a material breach that is a consequence of an intentional action or an intentional failure to act (not mere negligence, gross negligence or recklessness) taken by the Chief Executive Officer.

(d)               Notwithstanding anything to the contrary in this Agreement (but subject to Section 11.13), Preferred Holders shall have no voting rights or rights of consent, approval or the like, unless and to the extent specified in the Preferred Unit Designation relating to the applicable class or series of Preferred Units.

(e)               For the avoidance of doubt, each Member shall have the right to enforce this Agreement regardless of whether it is the Titanium Period or the Silver Period.

Section 6.2	Number, Qualification and Term of Office of Directors.

Initially, the number of Directors which shall constitute the whole Board of Directors shall be six (6), but may be varied after the date hereof as provided in this Section 6.2. During the Titanium Period, the number of Directors which shall constitute the whole Board of Directors shall be six (6), unless otherwise agreed in writing by the Silver Member and the Titanium Family Designee. During the Silver Period, the number of Directors that shall constitute the whole Board of Directors shall be determined from time to time by the Silver Member. Each Director shall hold office as provided in Section 6.3 through Section 6.5.

Section 6.3	Appointment of Directors.

(a)               Directors must be individuals.

(b)               During the Titanium Period, Directors shall be appointed as follows: (i) the Silver Member shall have the right to appoint three (3) Directors (any Director appointed by the Silver Member, a “Silver Director”) and (ii) the Titanium Family Designee shall have the right to appoint three (3) Directors (any Director appointed by the Titanium Family Group, a “Titanium Director”); provided, however, that in the event that the size of the Board of Directors is increased or decreased in accordance with Section 6.2 during the Titanium Period, each of the Silver Member and the Titanium Family Group shall be entitled to appoint an equal number of Directors, unless otherwise agreed in writing by the Silver Member and the Titanium Family Designee. A list of the initial Directors is attached as Exhibit J.

(c)           During the Silver Period, (i) all Directors shall be appointed by the Silver Member and (ii) for so long as the Titanium Family Group (together with any Family Transferees) continues to own, collectively, at least two percent (2%) of the outstanding Common Units, the Titanium Family Group shall have the right to appoint, replace and remove one (1) non-voting board observer (a “Board Observer”) to the Board of Directors. The Titanium Family Group shall be entitled to replace its designated Board Observer at any time from time to time upon notice to the Board of Directors. A Board Observer shall be entitled to attend and speak at all meetings of the Board of Directors or any committees thereof and shall receive all reports, meeting materials, notices and other materials (including draft and final written consents) as and when provided to the Board of Directors; provided, that the Board Observer shall not be entitled to attend or otherwise participate in the applicable portion of any meetings or presentations or to receive the applicable portion of any information if the Chairman reasonably determines in good faith:

(i)              that such attendance, participation or information would be reasonably likely to jeopardize, compromise or otherwise waive attorney-client privilege, the work product doctrine or other similar evidentiary privileges or doctrines;

(ii)             the applicable portion of any meeting, presentation or information involves the Company’s evaluation, strategy, position or analysis with respect to an adverse claim or potential adverse claim between or among the Company or any of its Affiliates, on the one hand, and Titanium, the Titanium Family Group or any of their respective Affiliates, on the other hand; or

(iii)            Titanium, the Titanium Family Group or any of their respective affiliates has an actual or potential conflict of interest due to another investment or proposed investment.

(d)           The Titanium Family Group shall cause each individual designated as a Board Observer to, at such time as such individual is designated as a Board Observer, execute a written acknowledgment stating that such individual: (i) has read, agrees to and is familiar with the terms of this Agreement and (ii) shall keep all confidential information that he or she receives in his or her capacity as a Board Observer confidential and not use such information for any purpose other than in furtherance of the Company’s business.

(e)            Each Director (including any additional Director designated to fill a vacancy resulting from an increase in the total number of Directors or from the death, resignation or removal from office of a Director) shall serve until his or her successor is duly appointed and qualified, or until such Director’s death, or until such Director resigns in accordance with Section 6.5 or is removed in accordance with Section 6.4.

Section 6.4	Removal of Directors.

During the Titanium Period, (i) any Silver Director may be removed, with or without cause, at any time, by the Silver Member, by written notice to such Silver Director and the Board of Directors and (ii) any Titanium Director may be removed, with or without cause, at any time, by the Titanium Family Group, by written notice to such Titanium Director and the Board of Directors. During the Silver Period, any Director may be removed, with or without cause, at any time, by the Silver Member, by written notice to any such Director and the Board of Directors. The vacancy in the Board of Directors caused by any such removal shall be filled as provided in Section 6.6. Absent written consent of the Silver Member to the contrary, all Titanium Directors shall be deemed to have resigned as provided in Section 6.5 effective immediately upon the commencement of the Silver Period.

Section 6.5	Director Resignations.

Any Director may resign at any time by giving notice of such Director’s resignation in writing or by electronic transmission to the Board of Directors. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the Board of Directors. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The vacancy in the Board of Directors caused by any such resignation shall be filled as provided in Section 6.6.

Section 6.6	Vacancies.

Any vacancy on the Board of Directors (including any vacancy that results from a newly created directorship resulting from an increase in the authorized number of Directors) shall be filled solely as follows: (i) in the case of a Silver Director vacancy during the Titanium Period or any Director vacancy during the Silver Period, by the Silver Member, by written notice to the Board of Directors and (ii) in the case of a Titanium Director vacancy during the Titanium Period, by the Titanium Family Designee, by written notice to the Board of Directors. For the avoidance of doubt, any increase in the authorized number of Directors during the Titanium Period shall be valid only if each of the Titanium Family Group and the Silver Member have the right to appoint an equal number of Directors.

Section 6.7	Chairman of the Board of Directors; Chief Executive Officer and President.

(a)               During the Titanium Period, RST shall be (i) the Chief Executive Officer and President of the Company and (ii) provided he is a member of the Board of Directors, the Chairman of the Board of Directors (“Chairman”); provided that in the event RST ceases to be the Chief Executive Officer, the President of the Company or the Chairman, the Titanium Family Group may appoint as a replacement Chief Executive Officer, President or Chairman, as applicable, either (x) WST or (y) another individual reasonably acceptable to the Silver Member, in each case, so long as the Silver Member would not have the right to remove such appointee pursuant to Section 6.1(c). The Titanium Family Group shall be permitted, during the Titanium Period, to designate (or re-designate) any individual selected pursuant to the previous sentence as either the Chief Executive Officer, President, or Chairman of the Board of Directors, or any combination of the foregoing, in each case, so long as the Silver Member would not have the right to remove any individual so designated (or re-designated) pursuant to Section 6.1(c).

(b)               During the Silver Period, the Chairman shall be elected by the Board of Directors annually and the Chief Executive Officer and President of the Company shall be selected by the Board of Directors.

Section 6.8	Board Meetings; Notice.

(a)           Regular meetings of the Board of Directors shall be held from time to time at such date and time and at such place as the Board of Directors may designate. Special meetings of the Board of Directors may be called at any time by the Chairman or by the written request of any two (2) Directors who make such request in good faith.

(b)           Notice of a meeting of the Board of Directors or any committee thereof shall be given no less than three (3) Business Days before the date of the meeting (or, in the case of exigent circumstances, on twenty-four (24) hours’ notice) to each Director, either personally, by telephone or by email. Notice of any such meeting need not be given to any Director, however, if waived by such Director in writing or by email or other form of electronic communication, or if such Director shall be present at such meeting.

(c)           All Directors shall substantially contemporaneously receive copies of any board books or other presentations or materials (including any request for consent or approval hereunder) that are to be distributed to any Director in its capacity as such (for the avoidance of doubt, other than the Chief Executive Officer or any other Officer in their respective capacities as such) and in any event at least twenty-four (24) hours prior to any meeting (unless waived), subject to such restrictions, requirements and limitations as may be imposed by the Board from time to time in its reasonable discretion with respect to privileged information to the extent related to a dispute with the Members or with respect to information with respect to which the Members or their respective Affiliates has a conflict of interest due to another investment or proposed investment.

Section 6.9	Board Action Without Meeting.

Subject to the terms of this Agreement, any action required or permitted to be taken at any meeting by the Board of Directors or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by (i) during the Titanium Period, all of the members of the Board of Directors or of such committee, as the case may be or (ii) during the Silver Period, a majority of the members of the Board of Directors or of such committee, as the case may be; provided that a verbatim copy of the proposed consent is distributed to each Director (in the case of an action by committee, regardless of whether such Director is on the committee taking such action) at least three (3) Business Days (or, in the case of exigent circumstances, twenty-four (24) hours) in advance. The writing or writings or electronic transmission or transmissions of any action taken by written consent shall be filed with the minutes of proceedings of the Board of Directors or the committee, as applicable.

Section 6.10	Conference Telephone Board Meetings.

Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 6.11	Board Quorum.

At all meetings of the Board of Directors, (i) during the Titanium Period, all of the Directors must be present at a meeting in order to constitute a quorum for the transaction of business and (ii) during the Silver Period, a majority of the Directors must be present at a meeting in order to constitute a quorum for the transaction of business. At all meetings of any committee of the Board of Directors, the presence of (i) during the Titanium Period, all of the members of such committee shall constitute a quorum and (ii) during the Silver Period, a majority of the members of such committee shall constitute a quorum. In the event that any Silver Director is not able to attend a meeting of the Board of Directors or any committee thereof, the Silver Member may, by notice sent prior to the time of such meeting, appoint an alternate to attend such meeting in the stead of a Silver Director, and such alternate shall have all the same rights, privileges and obligations at such meeting, including as to voting, as a Silver Director. In the event that any Titanium Director is not able to attend a meeting of the Board of Directors or any committee thereof, the Titanium Family Group may, by notice sent prior to the time of such meeting, appoint an alternate to attend such meeting in the stead of a Titanium Director, and such alternate shall have all the same rights, privileges and obligations at such meeting, including as to voting, as a Titanium Director. During the Titanium Period, all actions by the Board or a committee must be by unanimous vote in order to constitute an act of the Board or a committee. During the Silver Period, all actions by the Board or a committee must be by majority vote of the Directors present at a meeting where a quorum is present in order to constitute an act of the Board or a committee. If a quorum shall not be present at any meeting of the Board of Directors or any committee, a majority of the Directors or members, as the case may be, present thereat (which must include at least one (1) Silver Director and at least one (1) Titanium Director during the Titanium Period) may adjourn the meeting from time to time without further notice other than announcement at the meeting.

Section 6.12	[Reserved].

Section 6.13	Remuneration of Directors.

Unless otherwise expressly provided by resolution adopted by the Board of Directors, none of the Directors shall, as such, receive any stated remuneration for their service as a Director, but the Board of Directors may at any time and from time to time by resolution provide that a customary and reasonable specified sum shall be paid to any Director, payable in cash, either as such Director’s annual remuneration as such Director or member of any special or standing committee of the Board of Directors or as remuneration for such Director’s attendance at each meeting of the Board of Directors or any such committee. The Board of Directors may also provide that the Company shall reimburse each Director for any expenses paid by such Director on account of such Director’s attendance at any meeting. Nothing in this Section 6.13 shall be construed to preclude any Director from serving the Company or any of its Affiliates in any other capacity and receiving remuneration therefor.

Section 6.14	Delegation of Authority and Designation of Officers.

(a)           Each Officer or Authorized Signatory shall exercise such powers and shall have such duties as may from time to time be assigned or established by the Chief Executive Officer during the Titanium Period or by the Board of Directors during the Silver Period, which powers and duties shall be those customarily held or performed by an officer of a Delaware corporation.

(b)           Except as provided in Section 6.14(c), each Officer or Authorized Signatory shall hold office until his or her successor is appointed or until his or her earlier death, disability, resignation or removal. Any number of offices may be held by the same Person.

(c)           Any Officer or Authorized Signatory may resign at any time upon written notice to the Company. Any Officer or Authorized Signatory shall serve at the pleasure of the Chief Executive Officer during the Titanium Period and of the Board of Directors during the Silver Period, and may be removed at any time with or without cause, by the Chief Executive Officer during the Titanium Period or the Board of Directors during the Silver Period. Such removal shall be without prejudice to a Person’s contract rights, if any, but the appointment of any Person as an Officer, Authorized Signatory, agent or employee of the Company shall not of itself create contract rights.

Section 6.15	Compensation and Incentive Arrangements.

(a)          The material terms of compensation (including base salaries, short-term and long-term incentive compensation, including profit-sharing opportunities and excluding any compensation in the form of equity (or rights to acquire equity) interests of the Company or any of its Subsidiaries), benefits and perquisites (if any) to which each member of the Operating Committee shall be entitled effective upon the completion of the Merger, are set forth in the Total Rewards Policy attached as Exhibit D or another document agreed to in writing by the Silver Member and the Titanium Family Designee. Any increases in any annual rates of base salaries (other than customary cost of living increases), any increases in short-term or long-term incentive threshold, target or maximum opportunities from those set forth in Exhibit D, any increases in profit-sharing opportunities from those set forth in Exhibit D and any discretionary bonus pool proposed to be allocated to members of the Operating Committee shall be presented by the Chief Executive Officer to the Board of Directors for its approval thereof (as a Board Fundamental Decision during the Titanium Period), and shall not be implemented without a Fundamental Decision Approval.

(b)           Subject to Section 6.15(a), Section 6.16 or Section 6.19 and without prejudice to the Board of Directors’ right to approve the Annual Budget, during the Titanium Period and except to the extent that the Chief Executive Officer is personally conflicted in connection therewith, the Chief Executive Officer shall have exclusive power and authority with respect to, and the right to cause the Company to establish or undertake, all decisions, actions and other matters (including expenditure of funds in accordance with the Annual Budget or as otherwise permitted under this Agreement) pertaining to the employment, supervision, benefits, perquisites, severance, promotion and discharge of any and all officers and other employees of the Company or any of its Subsidiaries or any other Person in which the Company or a Company Subsidiary owns an ownership interest (including all salaries, bonus (including any discretionary bonuses) and other incentive compensation (including the establishment of any phantom equity or other long-term incentive compensation plans, programs or arrangements, and designations of participants and allocations thereunder), administration costs and other payments, including those arising from unlawful or unfair dismissal, discrimination or other employment-related liability); provided, however, that no compensation shall be payable in the form of equity (or rights to acquire equity) of the Company or any of its Subsidiaries without the prior approval of the Board of Directors. In connection with the preparation of each Annual Operating Budget in accordance with Section 6.16, the Chief Executive Officer shall consult with the Board of Directors (or designated compensation committee thereof) in advance of the finalization of the Annual Operating Budget for the given Company Fiscal Year regarding (x) the material terms of, and total proposed pool (both assuming target and maximum performance achievement of any relevant performance metrics, if any) payable under, such short-term and long-term incentive compensation programs to be established for the given Company Fiscal Year, (y) the total proposed increase in annual rates of base salary as a percentage of payroll to be provided for the given Company Fiscal Year and (z) any material employee benefit plans proposed to be adopted in the given Company Fiscal Year, or any material modifications thereto that would reasonably be expected to materially increase the annual cost or expense of such plan to the Company or any Subsidiary of the Company, as applicable.

Section 6.16	Annual Budgets.

(a)           On or before December 15 prior to the beginning of each following Company Fiscal Year, an annual capital budget (the “Annual Capital Budget”) and an annual operating budget (the “Annual Operating Budget”) for the Company for such upcoming Company Fiscal Year, which shall reflect a reasonably detailed estimate of the proposed operations (including development) and expenses of the Company for such Company Fiscal Year, and which shall include the proposed Annual Distribution Policy (including the Required Distribution Amount) for such Company Fiscal Year and an annual business plan and leasing plan, shall be submitted by the Chief Executive Officer to the Board of Directors for approval. The Annual Capital Budget and the Annual Operating Budget are each referred to as an “Annual Budget” and are referred to together as the “Annual Budgets,” as applicable. The initial Annual Budgets for the 2020 Company Fiscal Year are attached as Exhibit E and Exhibit F. Between October and mid-December prior to the beginning of each following Fiscal Year, the Company will provide the Board of Directors with regular periodic updates regarding the budget process, including draft Annual Budgets and draft Annual Distribution Policy that is being developed by the Company for the next Fiscal Year (with the initial drafts of such budgets and policies, which shall reflect the same level of detail as final budgets and policies are required by this Agreement to reflect, to be provided by October 31 of the then-current Fiscal Year).

(b)           Each member of the Board of Directors shall be required to either approve or disapprove the Annual Budgets no later than thirty (30) Days after the date on which the Chief Executive Officer delivered the proposed Annual Budgets, it being agreed and understood that if any Director fails to expressly approve such Annual Budgets in writing within such thirty (30) Day period, then such failure to approve shall be deemed a disapproval by such Director. If the Board of Directors unanimously approves an Annual Budget as presented, then such Annual Budget shall be deemed to be adopted and approved as an Annual Budget for the applicable Company Fiscal Year. If any such proposed Annual Budget is not approved (or is deemed disapproved) by the Board of Directors, the Chief Executive Officer shall consider in good faith any feedback he or she receives from the Board of Directors and subsequently may (but shall not be required to) resubmit a revised Annual Budget for the Board of Directors’ approval. Each member of the Board of Directors shall be required to either approve or disapprove such revised Annual Budget in accordance with the procedures set forth above no later than fifteen (15) Days after the date on which the Company’s Chief Executive Officer delivers such revised Annual Budget. If the Board of Directors approves a revised Annual Budget as presented, then such Annual Budget shall be deemed to be adopted and approved as an Annual Budget for the applicable Company Fiscal Year. If any Annual Budget or revised Annual Budget is not approved (or is deemed disapproved) by the Board of Directors, then the applicable Annual Budget for the preceding year shall be deemed to be adopted and approved as an Annual Budget for the applicable Company Fiscal Year, with the following being deemed to be adopted and approved as part of such Annual Budget: (i) any increases in expenses with respect to Non-Controllable Items and (ii) percentage increases or decreases to each item therein other than any Non-Controllable Items in an amount equal to the annual percentage increase or decrease, respectively, in the CPI; provided that in no event shall any percentage increase pursuant to this clause (ii) be greater than the greater of (I) 2.5% and (II) the percentage increase in the Company LTM FFO (measured by comparing the Company LTM FFO as of December 31 immediately prior to the Company Fiscal Year to which the to-be-adopted Annual Budget relates to the Company LTM FFO as of one year prior to such date); provided, further, that non-ordinary course expenditures that have not yet been committed pursuant to a prior year’s Annual Budget (e.g., a new development to be initiated in the upcoming Company Fiscal Year or the acquisition of a new property in the upcoming Company Fiscal Year), and tenant improvements, tenant allowances, landlord work and other tenant inducement costs and similar expenses that have not yet been committed pursuant to a prior year’s Annual Budget, and that either (x) are with respect to any lease covering more than twenty thousand (20,000) square feet of gross leasable area or (y) involve more than two million Dollars ($2,000,000) for any lease, will not be deemed adopted and approved (however, and for the avoidance of doubt, ordinary course expenditures for property-level repairs and maintenance, to continue projects to the extent previously approved in a prior year’s Annual Budget and other tenant improvements, tenant allowances, landlord work and other tenant inducement costs and similar expenses, in each case, to the extent previously approved in a prior year’s Annual Budget, will be considered to be a part of the deemed approved prior year’s applicable Annual Budget, subject to any limitations and schedules agreed to therewith, and subject to increase as set forth above in this paragraph, and will be deemed permitted in accordance with this paragraph).

(c)               The Chief Executive Officer shall have the right, from time to time during each Company Fiscal Year, to submit a proposed amendment to an Annual Budget to the Board of Directors for approval, which amendment shall specify whether (and the extent to which) the changes reflect non-ordinary course expenditures, and any such approved amendment shall be deemed part of the Annual Budgets hereunder. The Board of Directors shall review all proposed amendments to such Annual Budget, and if any such amendment is approved by the Board of Directors, such amendment shall be deemed to be part of the Annual Budget for all purposes of this Agreement.

(d)               The Company shall be operated in all material respects in accordance with the Annual Budgets with respect to controllable actions contemplated by the Annual Budget, such as expenditures of funds other than for Non-Controllable Items. For the avoidance of doubt and notwithstanding anything herein to the contrary, (X) Non-Controllable Items and any distributions made by the Company in accordance with Section 5.2 shall not be limited by this Section 6.16(d), and the amount by which any such expenditure or distribution exceeds the amount therefor set forth in the Annual Budgets shall not be counted in determining whether a variance or deviation has occurred and (Y) expenditures made from any contingency or unspecified line item in the Annual Capital Budget available therefor shall not be counted in determining whether a variance or deviation has occurred. For the avoidance of doubt and notwithstanding anything herein to the contrary, neither the Chief Executive Officer nor the Company (I) shall have any obligation to meet or exceed any performance variables, thresholds, goals or results that may be set forth in any Annual Budget or (II) is making, or shall be deemed to have made, any guaranty, representation or warranty of the estimations set forth in any Annual Budget or with respect to the results or quality of performance of any actions that may be contemplated by any Annual Budget.

Section 6.17	Master Services Agreement.

During the Titanium Period, subject to Section 6.19, the Chief Executive Officer is hereby authorized, and during the Silver Period, the Board of Directors is hereby authorized, to employ or engage others, including the Administrative Manager, to manage and perform all activities and services in furtherance of the purposes of the Company, including seeking, acquiring and managing various development opportunities or existing retail centers (or any peripheral property), and all other activities and services in respect of the management, administration, leasing, financing, refinancing, development, improvement, acquisition and disposition of retail centers, development opportunities and peripheral property.

Section 6.18	Member Communications.

Appropriate representatives of the Silver Member and the Titanium Family Group Designee shall endeavor to engage in regular open dialogue to further the interests of the Company.

Section 6.19	Certain Approval Requirements During the Titanium Period.

(a)            Notwithstanding anything in this Agreement to the contrary (provided that nothing in this Section 6.19 shall apply to the satisfaction of the Company’s obligations under Section 8.4), during the Titanium Period, the following matters, actions and decisions by, or with respect to, the Company and the Company Subsidiaries (each, a “Board Fundamental Decision”) shall require approval by the Board of Directors (by unanimous vote or written consent of all Directors) (such approval by the Board of Directors, a “Fundamental Decision Approval”), and the Company shall not, and the Company shall cause each Company Subsidiary not to, directly or indirectly, effect, take or make any such Board Fundamental Decision without the Fundamental Decision Approval:

(i)                 Engaging in (i) any merger, consolidation, joint venture, recapitalization or business combination of the Company or any of its Subsidiaries or a sale of all or substantially all of the assets of the Company and its Subsidiaries, or any comparable transaction with similar effect or (ii) any sale or acquisition or purchase of any assets, land or property, in the case of this clause (ii) for which the Company’s or a Company Subsidiary’s share of the purchase or sale price (or the value of consideration) is more than the Excess Threshold annually in the aggregate (including assumed net debt), other than (x) transactions solely among wholly owned Subsidiaries of the Company that remain wholly owned following such transaction or are dissolved or (y) transactions expressly set forth in the Annual Budget; in the event that any such transaction described in this Section 6.19(a)(i) is approved, the Members hereby agree to cooperate in good faith to implement such transactions in a tax-efficient manner;

(ii)              Issuing, amending the terms of, or redeeming or repurchasing any equity securities (including securities convertible into equity securities) of the Company (including any Membership Interests) or any of its Subsidiaries (including conducting any public offering or direct listing of equity securities), other than (i) transactions solely with or among wholly owned Subsidiaries of the Company that remain wholly owned following such transaction or are dissolved, (ii) redemptions of Series A Preferred Units in accordance with the applicable Preferred Unit Designation, (iii) redemptions or repurchases of equity securities (including securities convertible into equity securities) of the Company Subsidiaries not costing in excess of the Excess Threshold annually in the aggregate or (iv) pursuant to Section 8.4;

(iii)            Making or granting any loans, advances, guarantees or capital contributions to or for the benefit of any Person (other than any wholly owned Subsidiaries of the Company) in excess of the Excess Threshold annually in the aggregate, except (i) as may be expressly set forth in the Annual Budget, (ii) tenant loans or advances in the ordinary course of business or (iii) subject to Section 6.19(a)(xi), guarantees or indemnities for the benefit of joint venture entities in the ordinary course of business;

(iv)             Amending, waiving any rights under or otherwise modifying any organizational documents of the Company (including this Agreement and including any change to the Company’s jurisdiction, by merger, consolidation, or in any other fashion or manner) or any of its Subsidiaries, other than amendments or modifications (i) that are ministerial or administrative in nature and are not adverse to any of the Members (which amendments shall be provided to the Board of Directors at least ten (10) Business Days’ prior to the effectiveness thereof), (ii) of organizational documents of wholly owned Company Subsidiaries that remain wholly owned following such amendment or modification or are dissolved, which amendments or modifications and not adverse to any of the Members in any respect or (iii) of organizational documents of any Company Subsidiary to the extent required by lenders in a bona fide and permitted debt financing and are not adverse to any of the Members;

(v)               Commencing any voluntary (or consenting to any involuntary) Bankruptcy proceeding in respect of the Company or any of its Subsidiaries seeking liquidation, reorganization, dissolution or Bankruptcy, or otherwise liquidating or dissolving the Company;

(vi)             (A) Changing in any material respect any financial accounting method or changing the Company Fiscal Year, other than as required by law, regulation, GAAP or the Company’s auditor or (B) changing the Company’s auditor unless the then-existing auditor resigns or the then-existing auditor engages in gross negligence or willful misconduct;

(vii)          Establishing the Annual Budget other than as specified in Section 6.16, or, other than as expressly permitted in Section 6.16(d), deviating in any Company Fiscal Year from actions (as opposed to results) expressly set forth in the then-applicable Annual Budget that are within the control of the Company or any of its Subsidiaries, or making capital or other expenditures in any Company Fiscal Year that exceed the aggregate amount expressly set forth in the Annual Budget by more than the Excess Threshold;

(viii)        Entering into any material business or line of business that is materially different than the Titanium Business, discontinuing any material business or line of business within the Titanium Business, or otherwise changing in any material respect the nature of the Titanium Business, in each case other than natural evolution of the Titanium Business;

(ix)             Declaring, setting aside, paying or otherwise making any dividends or other distributions by the Company or any of its Subsidiaries, other than: (i) in connection with a liquidating distribution pursuant to Section 10.5(a), (ii) pro rata dividends or distributions by a Subsidiary of the Company to the Company or another Subsidiary of the Company, (iii) distributions required to be made by the organizational documents (including any joint venture or similar agreements) of any non-wholly owned Subsidiary of the Company or (iv) cash distributions required by this Agreement (including the Annual Distribution Policy or as expressly provided in any Preferred Unit Designation), including, for the avoidance of doubt, paying the Required Distribution Amount and Minimum Distribution Amount;

(x)               Other than as expressly set forth in the Annual Budget or as set forth in Exhibit D (or another document agreed to in writing by the Silver Member and the Titanium Family Designee), changing the compensation of the Chief Executive Officer, Chief Operating Officer or any other member of the Operating Committee or adopting or amending any profit sharing arrangements for the Chief Executive Officer, Chief Operating Officer or any other member of the Operating Committee;

(xi)             Entering into, terminating, waiving any rights under, amending or engaging in any arrangement, transaction or agreement, written or oral, with or that provides disproportionate benefits to any Member, Officer, Director, any member of the Titanium Family Group, any Family Transferee or any Affiliate of any of the foregoing (other than the Company and its Subsidiaries) or any other Person (not including a widely held publicly traded company) in which any member of the Titanium Family Group or any Family Transferee (or any of their respective Immediate Family members) holds a material interest (any such arrangement, transaction or agreement, an “Affiliate Transaction”), other than engaging in any Permitted Affiliate Transaction, any Exchange or any other action expressly required by this Agreement (including distribution required by this Agreement (including by the Annual Distribution Policy, and including paying the Minimum Distribution Amount and the Required Distribution Amount));

(xii)          Commencing, settling or withdrawing from any material Action the resolution of which would: (i) involve a monetary payment by the Company or any Company Subsidiary where the Company’s or a Company Subsidiary’s share is in an amount that exceeds the Excess Threshold annually in the aggregate; (ii) result in the imposition of any materially adverse limitations or restrictions on the Company, a Company Subsidiary, any Member or any Affiliate of any Member; (iii) involve criminal or quasi-criminal liability for the Company or any Company Subsidiary or any Director, Officer or employee in their capacity as such or (iv) include any admission of guilt or wrongdoing by the Company or any Company Subsidiary or any Director or Officer in their capacity as such;

(xiii)        Entering into, waiving any material rights under, amending in any material respect, cancelling or terminating (other than if any counterparty is in breach or default beyond applicable notice and cure periods thereunder or otherwise for cause and excluding automatic terminations, terminations by the counterparty or expirations in accordance with the terms thereof) any Material Contract, other than as expressly set forth in the Annual Budget;

(xiv)         Taking any actions (including any guarantees or other credit support) that purport to bind Silver Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) or using any name or trade name of Silver Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) in commercial transactions other than factual statements regarding Silver Parent and its Subsidiaries and their direct and indirect ownership in the Company and matters related thereto;

(xv)           Incurring, assuming, issuing, selling or amending in any material respect or guarantying any indebtedness for borrowed money or issuing any debt securities in each case where the Company’s or a Company Subsidiary’s share is in excess of ten million Dollars ($10,000,000) annually in aggregate principal amount outstanding at any one time, other than (i) trade payables and equipment leases or solar leases in the ordinary course of business, (ii) indebtedness to refinance or replace any existing indebtedness or the Series A Preferred Units being redeemed (so long as such new indebtedness is on market terms no less favorable to the Company in the aggregate than the terms of the indebtedness being refinanced or the Series A Preferred Units being redeemed, as applicable (other than interest rate, which for the avoidance of doubt shall be no more than a market interest rate) and the principal amount of such new indebtedness does not exceed the principal amount of the indebtedness being refinanced or the liquidation value of the Series A Preferred Units being redeemed, as applicable, plus in any such case, the amount of costs, expenses and fees incurred or to be incurred in connection therewith), (iii) indebtedness to be incurred or modified as expressly set forth in the Annual Budget or (iv) as may be required to distribute the full Required Distribution Amount in accordance with the terms of this Agreement (so long as the debt to be incurred pursuant to this clause (iv) to distribute the full Required Distribution Amount is on commercially reasonable terms (and in any event not at a rate higher than the lower of (x) four hundred basis points above the 10-year U.S. Treasury bill rate at the time of such borrowing and (y) 8.00%)); provided that none of clauses (i) through (iv) of this Section 6.19(a)(xv) shall allow for the issuance of debt securities;

(xvi)         Amending or modifying in any material respect (or in any respect if such amendment or modification prejudices in any material respect the Silver Member) the Company’s policies regarding human resources matters, internal controls over financial reporting, treasury matters, privacy and other compliance matters, including changing (other than immaterial changes) any financial reporting practices (including with respect to the determination of Company FFO), other than as may be required to comply with (i) changes in applicable law or (ii) the Company’s obligations under this Agreement;

(xvii)      Entering into any transaction or taking (or failing to take) any action that would result in an indemnification or other payment obligation of the Company pursuant to the agreements set forth on Schedule V; and

(xviii)    Agreeing to perform or authorize any of the foregoing restricted actions.

(b)           During the Titanium Period, upon request and at the direction of the Silver Member, after consulting in good faith with the Titanium Family Designee, the Company and Company Subsidiaries shall cause some or all of the equity interests of TTC that are held directly by the Company to be transferred to an entity directly or indirectly wholly owned by the Company that is a “taxable REIT subsidiary” (as defined in Section 856(l) of the Code) with respect to Silver Parent, subject to compliance with the covenant set forth on Schedule VIII and applicable laws (but only so long as TTC remains an indirect wholly owned Subsidiary of the Company).

Section 6.20	Certain Approval Requirements During the Silver Period.

(a)           Notwithstanding anything in this Agreement to the contrary, during the Silver Period and only for so long as the Titanium Family Group (together with any Family Transferee) continues to own, collectively, at least twenty five percent (25%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), the prior written approval of the Titanium Family Designee (such approval, the “Titanium Family Approval”) shall be required to authorize and approve the following matters, actions and decisions by, or with respect to, the Company and the Company Subsidiaries (each, a “Titanium Fundamental Decision”), and the Company shall not, and the Company shall cause each Company Subsidiary not to, directly or indirectly, effect, take or make any such Titanium Fundamental Decision without obtaining the prior written Titanium Family Approval:

(i)              Engaging in any merger, recapitalization or business combination of the Company or any of its Subsidiaries or a sale of all or substantially all of the assets of the Company and its Subsidiaries, or any comparable transaction with similar effect, other than (i) transactions solely among wholly owned Subsidiaries of the Company that remain wholly owned following such transaction or are dissolved, (ii) transactions where consideration is allocated in accordance with Sections 10.5(a) (without giving effect to Section 10.5(a)(i)) and 10.5(b) (provided that (A) the Titanium Family Designee is provided with reasonable advance notice of any such sale and its terms and the consideration to be paid, (B) the Titanium Family Group and the Family Transferees are afforded the opportunity, with reasonably adequate advance notice and opportunity to elect to so exchange, to exchange their Common Units for Silver OP Units, on terms reflecting the valuation reflected in such transaction and the then-current value of the Silver OP Units, at the closing of such sale, (C) Silver Parent, Silver OP and the Company use reasonable best efforts to structure such sale in the most tax efficient manner available for the Titanium Family Group without incurring any material cost or diminution in value to Silver Parent, Silver OP or the Company and (D) no later than the later of (1) thirty (30) Days following the closing of any direct or indirect sale or transfer (or deemed sale or transfer) of the properties listed on Schedule II and (2) two (2) Days prior to the due date or dates for Taxes (including estimated Taxes) resulting from such direct or indirect sale or transfer (or deemed sale or transfer), the Company provides full reimbursement to the Titanium Family Group for any Taxes with respect to an amount of gain not to exceed the Protected Gain (including any Taxes in respect of any additional amounts paid with respect to the reimbursement such that the Titanium Family Group is in the same after Tax position as it would have been had the liability so reimbursed not been incurred) imposed on or incurred by, directly or indirectly, any of the members of the Titanium Family Group and any Family Transferee, or any of their beneficiaries, shareholders, members or other owners, or ultimate parent entities, as a result of any such direct or indirect sale or transfer (or deemed sale or transfer) of the properties listed on Schedule II by virtue of being a direct or indirect Member, subject to the Titanium Family Group reasonably cooperating to minimize such Taxes or (iii) recapitalizations of any Subsidiary of the Company that do not cause any adverse Tax consequences to the Titanium Family Group;

(ii)              Changing in any material respect the Annual Distribution Policy; provided that the Annual Distribution Policy may be changed without Titanium Family Approval if the Board of Directors determines in good faith that the Company’s bona fide business purposes require it to retain funds that would otherwise be distributed (provided that, for the avoidance of doubt, no reduction in distributions shall result in annual distributions being less than the Estimated Minimum Distribution Amount or being less than the Initial Mandatory Minimum per Common Unit (subject to Section 5.2(a) and to pro rata adjustment for partial years) in each of the 2020, 2021 and 2022 Company Fiscal Years, except in accordance with Section 5.2(a)); provided further that distributions may be suspended in part during the pendency of any dispute that is subject to resolution pursuant to Section 6.22 but only with respect to any disputed amount (i.e., undisputed amounts shall not be suspended) and in any case there shall be no delay in distributions with respect to any Estimated Minimum Distribution Amount or Minimum Distribution Amount;

(iii)            Changing in any material respect any financial accounting method or changing the Company Fiscal Year, other than as required by law, regulation, GAAP or the Company’s auditor and other than as required for Silver Parent to uniformly comply with its own accounting policies;

(iv)             Commencing any voluntary (or consenting to any involuntary) Bankruptcy proceeding in respect of the Company or any of its material Subsidiaries seeking liquidation, reorganization, dissolution or Bankruptcy, or otherwise liquidating or dissolving the Company;

(v)            Amending, waiving any rights under or otherwise modifying any organizational documents of the Company (including this Agreement and including any change to the Company’s jurisdiction, by merger, consolidation, or in any other fashion or manner) or any of its material Subsidiaries, other than amendments or modifications (i) that are not disproportionately adverse to the Titanium Family Group as compared to the Silver Member, (ii) of organizational documents of wholly owned Subsidiaries of the Company that remain wholly owned following such amendment or modification or are dissolved, (iii) of organizational documents of any Company Subsidiary to the extent required by lenders in a bona fide and permitted debt financing or (iv) subject to Section 6.20(b), of organizational documents of the Company or any material Subsidiary solely to reflect the admission of an additional member and the corresponding reduction in the Percentage Interests of the Members, if any, in connection with the issuance of any Membership Interests or other equity securities that complies with the other terms of this Agreement or the organizational documents of such Subsidiary, as applicable;

(vi)             Declaring, paying or otherwise making any non-cash dividends or other non-cash distributions by the Company or any of its Subsidiaries, other than (i) in connection with a liquidating distribution pursuant to Section 10.5(a), (ii) dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company or (iii) distributions required to be made by the organizational documents (including any joint venture or similar agreements) of any non-wholly owned Subsidiary of the Company;

(vii)          Entering into, terminating, waiving any rights under, amending or engaging in any arrangement, transaction or agreement, written or oral, with or that provides disproportionate benefits to any Member, Director or Silver Parent or any Subsidiary or Affiliate thereof (other than the Company and its Subsidiaries), other than any Permitted Affiliate Transaction or any action expressly required by this Agreement (including distribution required by this Agreement (including by the Annual Distribution Policy, and including paying the Minimum Distribution Amount and the Required Distribution Amount));

(viii)           Issuing any Membership Interests (or securities convertible into or exercisable for any Membership Interests) other than pursuant to Section 8.4; and

(ix)             Agreeing to perform or authorize any of the foregoing restricted actions.

(b)               Notwithstanding anything in this Agreement to the contrary, during the Silver Period and only for so long as the Titanium Family Group (together with any Family Transferee) continues to own, collectively, at least five percent (5%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), the prior written Titanium Family Approval shall be required to authorize and approve the following matters, actions and decisions by, or with respect to, the Company and the Company Subsidiaries (each, a “Titanium Other Fundamental Decision”), and the Company shall not, and the Company shall cause each Company Subsidiary not to, directly or indirectly, effect, take or make any such Titanium Other Fundamental Decision without obtaining the prior written Titanium Family Approval:

(i)                 Selling, disposing, exchanging or otherwise transferring any of the assets or properties set forth on Schedule II if such sale or other transfer would result in an adverse tax consequence to any member of the Titanium Family Group or any of their respective Affiliates; provided that any such sale or transfer shall be deemed to be permitted if the Company provides full reimbursement to the Titanium Family Group, no later than the later of (A) thirty (30) Days following the closing of such sale or transfer and (B) two (2) Days prior to the due date or dates for Taxes (including estimated Taxes) resulting from such sale or transfer, for any Taxes with respect to an amount of gain not to exceed the Protected Gain (including any Taxes in respect of any additional amounts paid with respect to the reimbursement such that the Titanium Family Group is in the same after Tax position as it would have been had the liability so reimbursed not been incurred) imposed on or incurred by, directly or indirectly, any of the members of the Titanium Family Group and any Family Transferee, or any of their beneficiaries, shareholders, members or other owners, or ultimate parent entities, as a result of any such sale or transfer by virtue of being a direct or indirect Member, subject to the Titanium Family Group reasonably cooperating to minimize such Taxes;

(ii)              Amending, waiving any rights under or otherwise modifying any organizational documents of the Company (including this Agreement and including any change to the Company’s jurisdiction, by merger, consolidation, or in any other fashion or manner), other than amendments or modifications (i) that are not disproportionately adverse to the Titanium Family Group as compared to the Silver Member or (ii) in connection with the issuance of any equity securities; and

(iii)             Agreeing to perform or authorize any of the foregoing restricted actions.

Section 6.21	Additional Restrictions on Silver Parent and its Non-Company Subsidiaries.

For so long as the Titanium Family Group (together with any Family Transferees) continues to own, collectively, at least twenty-five percent (25%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), unless previously offered to the Company on commercially reasonable terms (which offer must include an affirmative consent of each Silver Director for the Company to accept such offer and for the Company to take any commercially reasonable action to consummate any such transaction), Silver Parent shall not, and shall cause its Subsidiaries (other than the Company and its Subsidiaries) not to, acquire or otherwise redeem (i) any debt or equity securities or other debt obligations of the Company or any of its Subsidiaries or (ii) any interests (including any debt or equity securities) of any joint venture, partnership, limited liability company or similar arrangement to which the Company or any of its Subsidiaries is a party. If the Company does not participate in any of the forgoing transactions for any reason, Silver Parent shall work in good faith with the Company and the Titanium Family Designee to (a) protect the interests of the Company and all of the Members and (b) not take any action that is disproportionally adverse to the Company or any of the Members as compared to Silver Parent and its Subsidiaries (other than the Company or any of its Subsidiaries) or disproportionally beneficial to Silver Parent or any of its Subsidiaries (other than the Company or its Subsidiaries) as compared to the Company and its Subsidiaries, in each case, taking into account the circumstances of the business at such time. Notwithstanding the foregoing, the restrictions in this Section 6.21 shall not apply to Silver Parent and its Subsidiaries in connection with, or during the pendency of, a Bankruptcy or involuntary bankruptcy in a court of competent jurisdiction with respect to the Company or any of its Subsidiaries that, individually or in the aggregate, generate at least one-third (1/3) of the Company’s and its Subsidiaries’ net operating income that is either not contested in good faith by the Company or is not dismissed within one hundred and eighty (180) Days of the applicable filing.

Section 6.22	Deadlocks.

(a)               Subject to Section 6.22(c), from and after January 1, 2021, if a Fundamental Decision Approval is not obtained pursuant to Section 6.19 (or Section 6.15) or a Titanium Family Approval is not obtained pursuant to Section 6.20(a), in each case within twenty-one (21) Days after submission of such matter to the Board of Directors or the Titanium Family Designee, as applicable, then either the Silver Member or the Titanium Family Designee can send written notice thereof to the other (a “Deadlock Notice”), stating that failure to reach agreement on such matter within twenty-one (21) Days after delivery of the Deadlock Notice will give rise to a deadlock with respect thereto (a “Deadlock”); provided, that the Silver Member may not deliver more than two Deadlock Notices in any twelve (12) month period and the Titanium Family Designee may not deliver more than two Deadlock Notices in any twelve (12) month period. As promptly as practicable following the giving of a Deadlock Notice, the chief executive officer of Silver Parent and the Chief Executive Officer (and, at the election of the Titanium Family Designee, a representative of the Titanium Family Group) shall meet to negotiate in good faith in order to try to resolve the deadlock or disagreement over the disputed matter or matters (it being understood that a refusal to meet or negotiate on the part of any Person shall not preclude a Deadlock from occurring). If the representatives pursuant to the preceding sentence are unable to reach agreement on the disputed matter prior to the occurrence of a Deadlock as set forth in this Section 6.22(a), then the Company shall submit such Deadlock, and either the Silver Member or the Titanium Family Designee may cause such Deadlock to be submitted, to binding arbitration before a Qualified Expert under the rules of the American Arbitration Association that are in effect as of the date of this Agreement (or, in the event that the American Arbitration Association will not proceed on that basis, under the rules of the American Arbitration Association then in effect) (the “Rules”) and the procedures set forth in Section 6.22(b) shall be followed. The place of arbitration shall be New York, New York. A judgment on the award or decision rendered by the Qualified Expert may be entered in any court having jurisdiction thereof.

(b)               The Rules for “Expedited Procedures” shall apply to a Deadlock only if and to the extent the Silver Member elects in its sole discretion. In the event that the Silver Member or the Titanium Family Designee calls for a determination of a Deadlock in arbitration pursuant to the terms of this Section 6.22, Silver Parent and the Titanium Family Designee shall have a period of ten (10) Business Days from the date of such request to mutually agree on one Qualified Expert. If Silver Parent and the Titanium Family Designee fail to so agree, each of Silver Parent and the Titanium Family Designee shall have an additional ten (10) Business Days to each select a Qualified Expert, and the two Qualified Experts selected shall select, and Silver Parent and the Titanium Family Designee shall request its selected Qualified Expert to select, a single Qualified Expert to be the arbitrator for the Deadlock in question. If either the Silver Member or the Titanium Family Designee fails to make its respective selection of a Qualified Expert within the additional ten (10) Day period provided for above, then the other party’s selection shall be the Qualified Expert to be the arbitrator for the Deadlock in question. If the selected Qualified Experts fail to select a single Qualified Expert within ten (10) Business Days of the selection of the last of them, the Silver Member, the Titanium Family Designee and the Company agree that the Qualified Expert shall be selected by the American Arbitration Association from its panel of arbitrators who reside in New York, New York. The Qualified Expert shall decide the issue submitted to him/her in accordance with and giving equal effect to (i) the language, commercial purpose and restrictions contained in this Agreement and (ii) that which the Qualified Expert reasonably believes, in good faith and using the care that a reasonably prudent person would use, is in the best interests of the Company, recognizing and taking into account the commercial purposes of this Agreement and the arrangement between the Members and their Affiliates, including the equity investments in the Company by the Silver Member (which, for the avoidance of doubt, shall include the consideration paid by the Silver Member and its Affiliates in connection with the Merger) and the Titanium Family Group and the business of Silver Parent and of the Company as each has been historically conducted. Because a prolonged Deadlock may have a serious adverse effect on the Company, the Silver Member and the Titanium Family Designee shall instruct the Qualified Expert to render a decision as quickly as reasonably possible. The Qualified Expert shall decide the dispute based solely on the submissions and evidence provided by the Silver Member and the Titanium Family Designee. The Qualified Expert may, in his or her discretion, upon good cause shown and consistent with the expedited nature of arbitration, order depositions to obtain the testimony of a person or entity that may possess information determined by the Qualified Expert to be relevant and material to the issues to be decided. The Silver Member, the Titanium Family Designee and the Company shall cooperate with one another as promptly as reasonably practicable in the production and discovery of reasonably requested or ordered documents, information or other materials that are relevant to the issues to be decided, and in the submission and presentation of arguments to the Qualified Expert. Nothing in this Section 6.22 shall limit the rights of any Member under this Agreement to obtain or request information from the Company or to use those rights to obtain information or material for use in an arbitration pursuant to this Section 6.22. At a reasonable time in advance of a hearing, the Silver Member and the Titanium Family Designee will provide the other with (a) copies of all materials upon which the Silver Member or the Titanium Family Designee, as applicable, will rely or intends to present at the hearing; and (b) a statement of the identity of each witness the Silver Member or the Titanium Family Designee, as applicable, intends to call and the subject matter of the expected testimony. The Qualified Expert shall unilaterally decide the dispute in a written decision which shall be conclusive, final and binding (and which shall designate either the Silver Member or the Titanium Family Designee, at the discretion of the Qualified Expert, as the predominately prevailing party in such dispute), and the Company and its Subsidiaries shall be permitted to engage in any transaction or take any action that was the subject of the dispute to the extent that the Qualified Expert determines in the written decision that such transaction or action is permissible and such transaction or action is consistent with the other terms of this Agreement. The Qualified Expert conducting any arbitration shall be bound by the provisions of this Agreement and shall not have the power to add to, subtract from or otherwise modify such provisions. The Company and the Members and the Titanium Family Designee agree that, with respect to Deadlocks, the ruling of the Qualified Expert shall be final and not be subject to any judicial review. All fees and expenses of the arbitration proceeding, including the fees and expenses of the Qualified Expert, shall be borne by the Company. For purposes of this Section 6.22, the term “Qualified Expert” means a real estate professional in good standing having at least fifteen (15) years of experience in commercial real estate finance and the development, operation and management of commercial shopping malls similar to the commercial shopping malls owned by the Company, and who has served as an arbitrator in at least five (5) American Arbitration Association arbitrations.

(c)               Notwithstanding anything to the contrary in this Section 6.22, (I) the Excluded Fundamental Decisions, the Excluded Titanium Fundamental Decisions and the Titanium Other Fundamental Decisions and (II) any matters brought before the Board of Directors prior to January 1, 2021, in each case of clauses (I) and (II), shall not be subject to the Deadlock dispute resolution process set forth in this Section 6.22, and if there is a failure to obtain the requisite approval with respect thereto, such matter(s) shall remain unresolved until the applicable requisite approval is obtained (if at all) as provided herein. The “Excluded Fundamental Decisions” shall mean the Board Fundamental Decisions set forth in clauses (i), (ii), (iv) (with respect to the Company), (v), (ix), (xi) and (xiv) of Section 6.19(a) and, solely to the extent of indebtedness (by borrowing, issuance of debt securities or otherwise) proposed to be incurred in an aggregate principal amount in excess of fifty million Dollars ($50,000,000), clause (xv) of Section 6.19(a) and, solely as they relate to any of the foregoing, clauses (vii) and (xviii) of Section 6.19(a). The “Excluded Titanium Fundamental Decisions” shall mean the Titanium Fundamental Decisions set forth in clauses (i), (iv), (v) (with respect to the Company), (vi) and (vii) of Section 6.20(a) and, solely as it relates to any of the foregoing, clause (ix) of Section 6.20(a).

Section 6.23	REIT Requirements.

(a)               At any time that Silver Parent intends to qualify as a Real Estate Investment Trust, the Company shall be operated as if the Company were a Real Estate Investment Trust, and in connection therewith, the Company shall (i) monitor and manage the income and assets of the Company and the Subsidiaries in order for the Company to satisfy all Real Estate Investment Trust qualification requirements, (ii) not cause or permit the Company and the Subsidiaries to engage in any transactions that could reasonably be expected to cause Silver Parent to be subject to federal income tax, including under Section 857(b)(5), Section 857(b)(6), Section 857(b)(7) or Section 4981(a) of the Code, so long as such taxes may be imposed and as such provisions may be amended from time to time, or corresponding provisions of succeeding law, (iii) cause the Company and the Subsidiaries to operate in such a manner and take or omit to take all actions as may be reasonably necessary (including making distributions as provided for herein), so as to permit Silver Parent to continue to qualify as a Real Estate Investment Trust under Sections 856 through 860 of the Code so long as such requirements exist and as such provisions may be amended from time to time, or corresponding provisions of succeeding law and (iv) perform any work and provide the Silver Member with information, in each case, reasonably necessary for Silver Parent to determine its status as a Real Estate Investment Trust (including information set forth in the last sentence of Section 5.6) and monitor its taxable income as a result of its direct or indirect interest in the Company (clauses (i)-(iv), the “REIT Requirements”), each of (ii) and (iii) to at all times be determined (A) as if Silver Parent’s sole asset is its indirect Membership Interest and (B) without regard to the action or inaction of Silver Parent with respect to distributions (by way of dividends or otherwise) and the timing thereof. The Silver Member may cause the Company, at the Company’s expense, to obtain an opinion of tax counsel selected by the Silver Member, regarding the impact of any proposed action (i) in the event that such proposed action would, in the reasonable discretion of the Silver Member, create a material risk that Silver Parent, any Affiliate of Silver Parent that intends to qualify as a Real Estate Investment Trust or the Company would not meet the requirements to qualify as a Real Estate Investment Trust (in the case of the Company, if it were a Real Estate Investment Trust), or (ii) on Silver Parent’s exposure to an excise tax under Section 4981(a) of the Code, or a tax under Section 857(b)(6) of the Code, so long as such taxes exist and as such provisions may be amended from time to time or corresponding provisions of succeeding law. Notwithstanding anything herein or on Exhibit I to the contrary, the Company, its Subsidiaries and its Officers shall be deemed to comply with the REIT Requirements and this Section 6.23 to the extent that the Company and its Subsidiaries operate in such a manner or take or omit to take any action (or take any tax position) (x) at the direction of the Silver Member, (y) consistent with the tax opinion described in the immediately foregoing sentence to the extent such opinion concludes that operating in such manner or taking or failing to take any action or tax position is consistent with the applicable Person’s qualification as a Real Estate Investment Trust or (z) otherwise consented to by the Silver Member. Notwithstanding anything in this Agreement to the contrary, at any time that Silver Parent intends to qualify as a Real Estate Investment Trust, neither the Company nor any of its Subsidiaries shall take any of the actions prohibited by Exhibit I without the prior written consent of the Silver Member, such consent not to be unreasonably withheld, delayed or conditioned; provided, that neither the Company nor any of its Subsidiaries shall be restricted from (or required to obtain the prior written consent of the Silver Member before) taking any action pursuant to any binding written arrangement entered into prior to, and effective as of, the Effective Date (provided that this proviso shall not limit the obligations of the Company under Section 6.23(b)); provided, further, that for all applicable purposes of Exhibit I, the Company shall be entitled to rely upon the Silver Parent Related Party Tenant Schedule (as such term is defined in Exhibit I) so long as the Company has complied with the obligations in Section 8 of Exhibit I. At any time that Silver Parent intends to qualify as a Real Estate Investment Trust, the Silver Member shall, in a timely manner, provide the Company and its Officers with all information reasonably requested by the Company for purposes of ascertaining its compliance with this Section 6.23. After the Effective Time, the Company shall cause any entity that is currently a TRS of Titanium to file a joint election with Silver Parent on IRS Form 8875 to be treated as a TRS of Silver Parent. To the extent that any such entity that is not controlled by the Company is not able or willing to make such an election, the Company agrees to transfer its interest in such entity to a Subsidiary of the Company that is treated as a TRS of Silver Parent.

(b)               Upon the reasonable request of the Silver Member, after consulting in good faith with the Titanium Family Designee, the Company or any of its Subsidiaries shall (i) cause one or more services provided by the Company or a Subsidiary of the Company pursuant to any binding written arrangement entered into prior to, and effective as of, the Effective Date to be restructured (for example, by performing such services through one or more TRSs that is or are directly or indirectly wholly owned by the Company) or (ii) transfer assets to one or more TRSs that is or are directly or indirectly wholly owned by the Company or such Subsidiary of the Company or (iii) shall take such other action as reasonably necessary, based on written advice of tax counsel (which written advice, for the avoidance of doubt, shall include any advice in e-mail), to satisfy the REIT Requirements.

Section 6.24	Execution of Legal Instruments.

Subject to the terms and conditions of this Agreement (including Section 6.19 and Section 6.20), all legal instruments affecting the Company or Company property need be executed by, and only by, that Person or those Persons designated in writing as Officers or Authorized Signatories by the Chief Executive Officer during the Titanium Period and by the Board of Directors during the Silver Period, and such Officer(s)’s or Authorized Signatory(s)’ signature(s) shall be sufficient to bind the Company and its properties.

Section 6.25	Limited Fiduciary or Implied Duties; Reliance; Indemnity and Reimbursement; Advancement of Expenses and Insurance; Other.

(a)               To the fullest extent permitted under Delaware law, notwithstanding anything to the contrary in this Agreement (but without waiving or limiting any express contractual obligation contained in this Agreement), no Director, Officer (including the Chief Executive Officer), Member, Partnership Representative or Designated Individual of the Partnership Representative (in each case, in such capacity) shall owe any fiduciary or other duty to the Company or any Member or any Preferred Holder, in each case, except as expressly set forth below in Section 6.25(b). In furtherance of the foregoing, each Member and each Preferred Holder irrevocably and unconditionally waives, and acknowledges that the other Members and Preferred Holders irrevocably and unconditionally waive, to the fullest extent permitted under Delaware law, any fiduciary or other duty that could be deemed to be owed to any Member or any Preferred Holder or to the Company by it, any Member, any Preferred Holder, any Partnership Representative or any Director or any Officer (including the Chief Executive Officer), except as expressly set forth below in Section 6.25(b) or any of the other express contractual obligations contained in this Agreement.

(b)               Each of the Directors (during the Silver Period, but excluding with respect to (i) the exercise of any approval requirements provided for in this Agreement and (ii) Section 7.2, in each case as to which no such fiduciary duties shall attach), Officers (including the Chief Executive Officer) and Authorized Signatories shall owe to the Company, the Members and the Preferred Holders only those fiduciary duties that would be owed by a director (with respect to a Director) or an officer (with respect to an Officer or Authorized Signatory) of the Company if the Company were a Delaware corporation.

(c)               Notwithstanding anything in this Agreement to the contrary, no Director, Officer (including the Chief Executive Officer) or Authorized Signatory shall be liable for monetary damages for breach of fiduciary duty (that is applicable to such Person pursuant to Section 6.25(b)) to the Company or any Member or any Preferred Holder; provided, that the foregoing shall not eliminate or limit the liability of any Director (during the Silver Period, but excluding with respect to (x) the exercise of any approval requirements provided for in this Agreement and (y) Section 7.2, in each case as to which no such fiduciary duties shall attach) or Officer (including the Chief Executive Officer) or Authorized Signatory (i) for any breach of such Director’s or Officer’s or Authorized Signatory’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which such Director, Officer or Authorized Signatory derived an improper personal benefit, in each case, to the extent the same could not be eliminated with respect to a Person with such fiduciary duties (assuming an Officer or Authorized Signatory is deemed to be a director for this purpose) pursuant to Section 102(b)(7) of the Delaware General Corporation Law.

(d)               A Director, Officer (including the Chief Executive Officer), Authorized Signatory or Partnership Representative shall be fully protected in relying in good faith upon the records of the Company and its Subsidiaries and upon such information, opinions, reports or statements presented to any of the Company or its Subsidiaries by any Person as to matters such Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of any of the Company or any of its Subsidiaries, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members or Preferred Holders might properly be paid. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

(e)               No Director shall be disqualified from voting on matters as to which such Director or the Member that appointed such Director may have a conflict of interest.

(f)                To the fullest extent permitted by Delaware law as the same would apply to a Delaware corporation, the Company shall and does hereby indemnify, defend, and hold harmless each Indemnified Person from any claim, demand, or liability, and from any loss, cost, judgment or expense including attorneys’ fees and court costs, which may be asserted against, imposed upon, or suffered or otherwise incurred by such Indemnified Person by reason of the fact that such Person is or was a Member, an Affiliate of a Member, a Director, Officer (including the Chief Executive Officer), Authorized Signatory, or serves or served at the request of any of the Company or the Board of Directors or any Officer (including the Chief Executive Officer) as a member, manager, partner, director, officer, employee or agent of any other enterprise or by reason of any act performed for or on behalf of the Company, or in furtherance of the Company’s business, if such Indemnified Person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and all of its Members and Preferred Holders collectively, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any indemnity under this Section 6.25 shall be provided out of and to the extent of Company assets only, and only with respect to amounts actually and reasonably incurred, and no Member or Preferred Holder shall have any personal liability on account thereof.

(g)               Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Action relating to any action or omission in respect of the Company and for which the indemnification above may be applicable shall be paid by the Company promptly upon receipt by it of an undertaking of such Indemnified Person to repay such expenses if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(h)               The rights provided to any Indemnified Person by this Section 6.25 shall be enforceable against the Company by such Indemnified Person, who shall be presumed to have relied upon it in serving or continuing to serve as a Member, Preferred Holder, Director, Officer (including the Chief Executive Officer), Partnership Representative, Authorized Signatory, member, manager, partner, director, officer, employee or agent as provided above.

(i)                 The Company shall purchase and maintain customary insurance, as reasonably determined by the Chief Executive Officer during the Titanium Period and by Board of Directors during the Silver Period, in respect of each Indemnified Person against any liability relating to any act or omission in respect of the Company, whether or not the Company may indemnify such Indemnified Person against such liability under this Agreement.

(j)                 Notwithstanding anything herein to the contrary, the Company shall not indemnify any Indemnified Person on account of, or otherwise relating to, (x) any breach by such Indemnified Person of this Agreement (but not including a breach of such Indemnified Person’s fiduciary duties to the extent that indemnification for such a breach would be available under this Agreement) or any other agreement between the Company or any of its Subsidiaries, on the one hand, and such Indemnified Person or any Affiliate of such Indemnified Person, on the other hand, in each case as determined by a court of competent jurisdiction or (y) any legal proceeding brought by any Indemnified Person against the Company, its Affiliates or its Members (other than any legal proceeding seeking indemnification to which such Indemnified Person is entitled under this Section 6.25, as determined by a court of competent jurisdiction).

(k)               The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 6.25 shall survive the liquidation, dissolution and termination of the Company and the termination or amendment of this Agreement, shall continue as to any Person who has terminated his, her or its relationship with the Company and shall inure to the benefit of such Person’s heirs, executors and administrators and shall, to the extent permitted by the Act, be binding on the Company’s successors and assigns.

(l)                 No amendment of this Section 6.25 shall impair the rights of any Indemnified Person arising at any time with respect to any acts or omissions occurring prior to such amendment.

(m)             The indemnification provided by the foregoing provisions of this Section 6.25 shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others. The Company hereby acknowledges that certain Indemnified Persons may have rights to indemnification, advancement of expenses or insurance provided by Silver Parent or its Subsidiaries (other than the Company and its Subsidiaries) (collectively, the “Alternative Indemnitors”). The Company hereby agrees that, as to its indemnification obligations under this Section 6.25, (i) it is the indemnitor of first resort (i.e., its obligations to any such Indemnified Persons are primary and any obligation of the Alternative Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person are secondary), (ii) it shall be required to advance the full amount of expenses incurred by such Indemnified Person and shall be liable for the full amount of all such expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Person), without regard to any rights such Indemnified Person may have against the Alternative Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Alternative Indemnitors from any and all claims against the Alternative Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Alternative Indemnitors on behalf of such Indemnified Person with respect to any claim for which any Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Alternative Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person in such regard against the Company. The Company and such Indemnified Person agree that the Alternative Indemnitors are express third party beneficiaries of the terms of this Section 6.25(m).

Section 6.26	Partnership Representative.

(a)               For taxable years beginning on or after January 1, 2018, Taubman Ventures Group, LLC is hereby designated as the “partnership representative” under Section 6223(a) of the Code (the “Partnership Representative”); provided that, during the Silver Period, the Silver Member may designate the Partnership Representative. The Partnership Representative shall recommend to the Company, on an annual basis or at such other time as the individual resigns or its designation is revoked, an individual who meets the requirements of Section 6223 of the Code and the Regulations promulgated thereunder to serve as the designated individual (the “Designated Individual”) to act on the Company’s behalf, which recommendation shall be subject to Silver Member’s approval, not to be unreasonably withheld, conditioned or delayed. No Member or Preferred Holder may revoke the authority of the Partnership Representative or of the Designated Individual without the Partnership Representative’s prior written consent. The Partnership Representative shall have full authority to bind the Company in all proceedings with the Internal Revenue Service, and each Member and Preferred Holder agrees to be bound by the actions taken by the Partnership Representative as provided in Section 6223(b) of the Code.

(b)               Subject to Section 6.26(f), the Partnership Representative shall or shall cause the Company to make the election under Section 6226(a) of the Code (the “Push-Out Election”) to apply the alternative procedure to the Company’s payment of any “imputed underpayment” as determined under Section 6225 of the Code (the “Imputed Underpayment”) and associated interest, adjustments to tax, and penalties arising from a partnership-level adjustment that are imposed on the Company so that they are borne by the Members and Preferred Holders and former Members and former Preferred Holders to whom such Imputed Underpayment relates as determined in good faith by the Partnership Representative. The Partnership Representative is authorized to take any other actions as shall be necessary or appropriate to effectuate and comply with the Push-Out Election. Each Member and Preferred Holder consents to the Push-Out Election and agrees to take any reasonable action reasonably requested by the Partnership Representative to effectuate the Push-Out Election and to furnish the Partnership Representative with any information reasonably necessary to give effect to the Push-Out Election.

(c)               In connection with the Push-Out Election, the Partnership Representative shall provide each Member and Preferred Holder or former Member or former Preferred Holder for the reviewed year (as defined in Regulations Section 301.6241-1(a)(8)) (the “Reviewed Year”) a statement as required by Regulations Section 301.6226-2 setting forth the applicability of any penalty, additions to tax, or additional amounts, and the adjustments to which those penalties, additions to tax, or additional amounts relate, and each Member and Preferred Holder for the Reviewed Year (the “Reviewed Year Member”) shall compute any penalties, additions to tax, or additional amounts applicable to it as if each correction amount were an underpayment or understatement for the first affected year (or intervening year). Each Reviewed Year Member or former Reviewed Year Member shall provide the Partnership Representative such reasonable documentation as may be reasonably requested by the Partnership Representative proving payment of the liability pushed out to such Reviewed Year Member pursuant to the Push-Out Election or a further Push-Out Election made by such Reviewed Year Member.

(d)               In the event the Company is a direct or indirect member of another partnership or limited liability company (the “Subsidiary Partnership”) that is under audit and makes a Push-Out Election (including the case in which there are successive Push-Out Elections through a chain of Subsidiary Partnerships), then the Partnership Representative shall or shall cause the Company to make a further Push-Out election (the “Further Push-Out Election”) so that the Imputed Underpayment and associated interest, adjustments to tax, and penalties arising from an audit of a Subsidiary Partnership are borne by the Members and Preferred Holders and former Members and former Preferred Holders of the Company to whom such Imputed Underpayment relates as determined by the Partnership Representative. If a Further Push-Out Election is made, the provisions of Section 6.26(b) and Section 6.26(c) shall apply with respect to the Further Push-Out Election.

(e)               Subject to Section 6.26(f), if for any reason, including the inability to make an effective Push-Out Election or Further Push-Out Election, the Company is assessed the Imputed Underpayment, associated interest, adjustments to tax, or penalties (all such amounts being referred to as the “Adjustment Liability”), the Company shall effect a modification of the Imputed Underpayment by applying the procedure set forth in Section 6225(c)(2)(B) of the Code and require the Members and Preferred Holders to pay the Adjustment Liability directly to the Internal Revenue Service so that the Adjustment Liability is borne by the Members and Preferred Holders and former Members and former Preferred Holders to whom such Imputed Underpayment relates as determined by the Partnership Representative. The Company shall give written notice to each Reviewed Year Member and former Reviewed Year Member of its share of the Adjustment Liability and the information required for the alternative procedure to filing an “amended return modification” as provided in Regulations Section 301.6225-2(d)(2)(x) (the “Alternative Procedure”), including the mailing date of the notice of proposed partnership adjustment (the “NOPPA”), and each Member and Preferred Holder agrees to follow the Alternative Procedure and to timely pay its share of the Adjustment Liability, if any, directly to the Internal Revenue Service. Each Member and Preferred Holder further agrees to provide the Company the documentation reasonably required by Regulations Section 301.6225-2(c)(2) and (d)(2) (and by any additional Internal Revenue Service guidance provided pursuant to the Proposed Regulations) evidencing its payment to the Internal Revenue Service of its share of the Adjustment Liability not later than sixty (60) Days prior to the due date for the Company’s request for modification of the Imputed Underpayment, which is two hundred seventy (270) Days after the date of the mailing of the NOPPA. If the Member or Preferred Holder is a “Pass-Through Partner” (as defined in Regulations Section 301.6241-1(a)(5)), then such Pass-Through Partner shall (x) require its partners or members to follow the Alternative Procedure and provide such Pass-Through Partner with the documentation reasonably required by Regulations Section 301.6225-2(c)(2) and (d)(2) (and by any additional Internal Revenue Service guidance provided pursuant to the Proposed Regulations) supporting the computation and payment of the Adjustment Liability by its partners or members and (y) provide such documentation to the Company not later than sixty (60) Days prior to the due date for the Company’s request for a modification of the Imputed Underpayment. If a Member or Preferred Holder fails to timely submit all required evidence of proper execution of the Alternative Procedure and the payment to the Internal Revenue Service of its share of the Adjustment Liability or of its partners’ or members’ payment of their respective shares of the Adjustment Liability to the Internal Revenue Service, then the Company shall (i) withhold such Member’s or Preferred Holder’s share of the Adjustment Liability, if any, from cash otherwise currently distributable to such Member or Preferred Holder pursuant to this Agreement and (ii) to the extent cash is not distributable to such Member or Preferred Holder for the taxable quarter in which the Adjustment Liability must be paid, but in all events prior to the date on which the Adjustment Liability must be paid, the Failure to Comply Remedies shall apply. In the event the Internal Revenue Service denies the Company’s modification request in whole or in part, then the Company shall give written notice to each Member and Preferred Holder not less than thirty (30) Days prior to the date the Company must make the payment of the Adjustment Liability to the Internal Revenue Service, setting forth each Member’s or Preferred Holder’s share, if any, of the Adjustment Liability and the date on which the Company must make the payment, and each Member and Preferred Holder shall, not later than three (3) Business Days prior to the date the Company must pay the Adjustment Liability to the Internal Revenue Service, make a payment to the Company in readily available funds of such Member’s or Preferred Holder’s share of the Adjustment Liability. If a Member or Preferred Holder fails to timely make such payment to the Company, then the Failure to Comply Remedies shall apply. Notwithstanding anything in this Agreement to the contrary, none of the Members or Preferred Holders shall be required to amend any Tax Return in accordance with Section 6225(c)(2) of the Code (or any similar provisions under state or local law).

(f)                Notwithstanding Section 6.26(b), Section 6.26(d) and Section 6.26(e), the Partnership Representative shall decide to make or not to make the Push-Out Election (or the Further Push-Out Election) or elect to follow the Alternative Procedure. If the Company does not elect the Push-Out Election (or the Further Push-Out Election) or the Alternative Procedure, then the Company shall (i) withhold such Member’s or Preferred Holder’s share of the Adjustment Liability, if any, from cash otherwise currently distributable to such Member or Preferred Holder pursuant to this Agreement and (ii) to the extent cash is not distributable to such Member or Preferred Holder for the taxable quarter in which the Adjustment Liability must be paid, but in all events prior to the date on which the Adjustment Liability must be paid, the Failure to Comply Remedies shall apply. If the Subsidiary Partnership does not elect the Push-Out Election (or the Further Push-Out Election), the Alternative Procedure, or if the Internal Revenue Service denies the Subsidiary Partnership’s modification request in whole or in part, then the Company shall give written notice to each Member and Preferred Holder not less than thirty (30) Days prior to the date the Company must make the payment to the Subsidiary Partnership, setting forth each Member’s or Preferred Holder’s share, if any, of the Adjustment Liability and the date on which the Company must make the payment, and each Member and Preferred Holder shall, not later than three (3) Business Days prior to the date the Company must pay the Adjustment Liability to the Subsidiary Partnership, make a payment to the Company in readily available funds of such Member’s or Preferred Holder’s share of the Adjustment Liability; provided, that the Company may, at the reasonable discretion of the Partnership Representative, waive such requirements of the Members and Preferred Holders to pay the Adjustment Liability if the Company’s payment of such Adjustment Liability would have no more than a minimal adverse effect on the Company, the Company’s assets, any Member or any Preferred Holder. If a Member or Preferred Holder fails to timely make such payment to the Company, then the Failure to Comply Remedies shall apply.

(g)               In the event a Subsidiary Partnership does not or is unable to make an effective Push-Out Election, is required to pay its Adjustment Liability, and elects to follow the Alternative Procedure, then each Member, Preferred Holder and each Pass-Through Partner shall follow the procedures and timing set forth above in Section 6.26(e) for payment of its share of the Adjustment Liability to the Internal Revenue Service and the provision of the required documentation to the Company. If a Member or Preferred Holder fails to timely submit all required evidence of proper execution of the Alternative Procedure and the payment to the Internal Revenue Service of its share of the Adjustment Liability or of its partners’ or members’ respective shares of the Adjustment Liability to the Internal Revenue Service, then the Failure to Comply Remedies shall apply. Alternatively, if the Subsidiary Partnership does not elect to follow the Alternative Procedure, or if the Internal Revenue Service denies the Subsidiary Partnership’s modification request in whole or in part, then the Company shall give written notice to each Member and Preferred Holder not less than thirty (30) Days prior to the date the Company must make the payment to the Subsidiary Partnership, setting forth each Member’s or Preferred Holder’s share, if any, of the Adjustment Liability and the date on which the Company must make the payment, and each Member and Preferred Holder shall, not later than three (3) Business Days prior to the date the Company must pay the Adjustment Liability to the Subsidiary Partnership, make a payment to the Company in readily available funds of such Member’s or Preferred Holder’s share of the Adjustment Liability. If a Member or Preferred Holder fails to timely make such payment to the Company, then the Failure to Comply Remedies shall apply.

(h)               For the purpose of determining a Member’s and a Preferred Holder’s Capital Account, any amount of cash otherwise distributable to a Member or Preferred Holder that is retained by the Company pursuant to this Section 6.26 shall be treated as if such cash had been actually distributed to such Member or Preferred Holder pursuant to Section 5.2 or Section 10.5(a), as applicable. Any Adjustment Liability actually remitted or deemed remitted to the Company by a Member or Preferred Holder pursuant to this Section 6.26 shall not increase such Member’s or Preferred Holder’s Capital Account and shall be treated as a reimbursement to the Company by such Member or Preferred Holder of such Member’s or Preferred Holder’s share of the Adjustment Liability paid or to be paid by the Company to the Internal Revenue Service on such Member’s or Preferred Holder’s behalf.

(i)                 The Partnership Representative shall keep the Board of Directors apprised of the status of any Company audit or court proceeding.

(j)                 Any and all reasonable out-of-pocket expenses incurred by the Partnership Representative in serving as such shall be at the Company’s expense and shall be paid by the Company, and notwithstanding anything herein to the contrary, the Company shall be permitted to pay any such amounts, including through borrowing for such purpose. Notwithstanding the foregoing, it shall be the responsibility of each Member and Preferred Holder, at its own expense, to employ tax counsel to represent its separate interests. No Member or Preferred Holder shall file a notice with the Internal Revenue Service under Section 6222(c) of the Code in connection with such Member’s or Preferred Holder’s intention to treat an item on such Member’s or Preferred Holder’s federal income tax return in a manner that is inconsistent with the treatment of such item on the Company’s federal income tax return, unless such Member or Preferred Holder has, not less than thirty (30) Days prior to the filing of such notice, provided the Partnership Representative with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Partnership Representative shall reasonably request.

(k)               The provisions of this Section 6.26 and a Member’s and Preferred Holder’s obligation to reimburse the Company pursuant to this Section 6.26 shall survive such Member’s and Preferred Holder’s membership in the Company and the dissolution, liquidation, winding up, and termination of the Company, and for purposes of this Section 6.26, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against a Member or Preferred Holder under this Section 6.26, including instituting a lawsuit to collect reimbursement with interest calculated at the Interest Rate. To the extent permitted by applicable law, the provisions contained in this Section 6.26 shall be binding on the Company’s successors and assigns.

(l)                 The Partnership Representative shall be responsible for representing the Company in all dealings with any state, local, or foreign tax authority and shall have the authority to make all state, local, and foreign tax elections and to settle any state, local, or foreign tax audits.

(m)             Notwithstanding the foregoing provisions of this Section 6.26, without the prior written consent of the Silver Member (which consent shall not be unreasonably conditioned, delayed or withheld) for so long as a member of the Titanium Family Group is the Partnership Representative, or without the prior written consent of the Titanium Family Designee (which consent shall not be unreasonably conditioned, delayed or withheld) for so long as the Silver Member designates the Partnership Representative and the Titanium Family Group (together with any Family Transferees) continues to own, collectively, twenty-five percent (25%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date, the Partnership Representative shall not:

(i)                 make any tax elections (including the Push-Out Election or the Further Push-Out Election) or decisions, in each case, under the New Partnership Audit Rules, including with respect to any Internal Revenue Service examination of the Company commenced under Section 6231(a) of the Code;

(ii)               make any decision to initiate any administrative or judicial proceedings involving the Company under the New Partnership Audit Rules;

(iii)              make a request for administrative adjustment under Section 6227 of the Code;

(iv)              file a petition for readjustment under Section 6234 of the Code (including choice of judicial forum) with respect to a final partnership administrative adjustment;

(v)               appeal an adverse judicial decision;

(vi)              make any decision regarding the compromise, settlement, or dismissal of any of the foregoing proceedings;

(vii)             enter into a settlement agreement with the Internal Revenue Service; or

(viii)            enter into any material agreement, including a waiver of the statute of limitations, with the Internal Revenue Service;

provided, however, that for so long as the Silver Member designates the Partnership Representative and the Titanium Family Group (together with any Family Transferees) continues to own, collectively, five percent (5%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date, the Partnership Representative shall consult in good faith with the Titanium Family Designee regarding any of the foregoing with respect to a taxable period for which the Titanium Family Group (together with any Family Transferees) owned twenty five percent (25%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date.

(n)               In furtherance of the foregoing provisions of this Section 6.26, the Partnership Representative shall (i) promptly provide the other Members with copies of all material written notices and communications from the Internal Revenue Service, (ii) promptly inform the other Members of the substance of any material oral communication with the Internal Revenue Service, (iii) consult regularly with the other Members and keep them apprised of the status of any audit or court proceeding, (iv) provide the Silver Member with a reasonable opportunity to comment on written submissions to the Internal Revenue Service and shall, in good faith, consider any reasonable comments on such written submissions by the Silver Member and (v) use reasonable best efforts to provide a single representative of the Silver Member the opportunity to participate in all scheduled communications and meetings with the Internal Revenue Service. To the extent applicable, this Section 6.26(n) shall apply mutatis mutandis to other federal, state, local or foreign tax proceeding or audit.

(o)               Notwithstanding anything in this Agreement to the contrary, for so long as a member of the Titanium Family Group is the Partnership Representative, the Partnership Representative and Designated Individual shall consult in good faith with, and obtain the consent of (such consent not to be unreasonably withheld, conditioned or delayed), the Silver Member with respect to any and all material tax elections and actions and decisions with respect to taxes (“Tax Actions”), including any Tax Action with respect to the method of allocation of Profits and Losses to Capital Accounts for tax purposes, the maintenance of Capital Accounts, any tax election (excluding any election under the New Partnership Audit Rules or any other tax proceeding or audit), any material change in method of tax accounting and any material position on any tax return (provided, that any Tax Actions pursuant to Section 5.1(d)(iii) shall be deemed to be material).

(p)               For so long as the Silver Member designates the Partnership Representative and the Titanium Family Group (together with any Family Transferees) continues to own, collectively, five percent (5%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date, the Partnership Representative shall consult in good faith with the Titanium Family Designee regarding any material change of tax policy or election and any other Tax Action which is disproportionately and materially adverse to the Titanium Family Group taken as a whole.

(q)               To the extent applicable, this Section 6.26 shall apply mutatis mutandis to any Subsidiaries of the Company.

Section 6.27       Security with Respect to Tax Loans.

Any Tax Loan made to a Member or Preferred Holder pursuant to this Agreement shall be secured by a security interest in such Member’s or Preferred Holder’s Membership Interest. Each Member or Preferred Holder receiving a Tax Loan hereby grants the Company or an Affiliate of the Company, as the case may be (each, a “Lender”), a security interest in its interest in the Company, including a security interest in all distributions such Member or Preferred Holder may be entitled to receive under this Agreement and any and all rights to consent under this Agreement. The Lender is hereby authorized to prepare and file a UCC-1 statement covering such Member’s or Preferred Holder’s Membership Interest and reflecting the security interest granted to the Lender. A Member or Preferred Holder receiving a Tax Loan hereby agrees to cooperate with the Lender and execute and deliver, or cause to be executed and delivered, all such promissory notes, security agreements, financing statements, transfer powers, proxies, instruments, and documents and take such other action as the Lender may reasonably request from time to time to carry out the provisions of this Section 6.27. Each Member or Preferred Holder receiving a Tax Loan grants the Lender an irrevocable power of attorney to execute any and all such documents and instruments on such Member’s or Preferred Holder’s behalf in the event such Member or Preferred Holder fails to timely execute and deliver any of the foregoing. The power of attorney hereby granted is coupled with an interest and shall survive the granting Member’s or Preferred Holder’s death or disability.

Section 6.28	Certain Actions.

(a)               Notwithstanding anything to the contrary in this Agreement, if Silver Parent is required by a Governmental Entity to sell all or a substantial portion of, otherwise divest all or a substantial portion of, or agree to any other Regulatory Concession that would have a material adverse effect on, the property described on Schedule VI as the “Restricted Property” as a result of an Action arising from or otherwise relating to the transactions contemplated by the Merger Agreement, and if selling all or a substantial portion of, otherwise divesting all or a substantial portion of, or subjecting to a Regulatory Concession, the property described on Schedule VI as the “Applicable Company Property” would result in such Governmental Entity not requiring a sale of all or a substantial portion of, divestiture of all or a substantial portion of or applicable Regulatory Concession with respect to, the Restricted Property, then, and only in such case and subject to compliance with the provisions of Section 6.28(c), the Silver Directors shall have the authority to cause the Company and any Company Subsidiary to sell or divest all or a substantial portion of the Applicable Company Property, or to subject the Applicable Company Property to a Regulatory Concession, and to manage, control and settle all decisions and actions of the Company and its Subsidiaries with respect thereto, so long as the Company receives all of the net proceeds from such sale, divestiture or Regulatory Concession (if any) and such net proceeds are distributed to the Members in accordance with Sections 10.5(a) (without giving effect to Section 10.5(a)(i)) and 10.5(b).

(b)               In addition, and notwithstanding anything to the contrary in this Agreement, if Silver Parent or the Company is required by a Governmental Entity to sell or otherwise divest any property of either Silver Parent or the Company or any of their respective Subsidiaries, or to subject any such property to a Regulatory Concession, in each case other than the Applicable Company Property (but without derogation of the provisions of Section 6.28(a) as to the Applicable Company Property) or the property described on Schedule VI as the “Section 6.28(b) Property”, as a result of an Action arising from the transactions contemplated by the Merger Agreement, then, and only in such case and subject to compliance with the provisions of Section 6.28(c), the Silver Directors shall have the authority to cause the Company and any Company Subsidiary to sell or divest any such property, or to subject such property to a Regulatory Concession, and to manage, control and settle all decisions and actions of the Company and its Subsidiaries with respect thereto, so long as the Company receives all of the net proceeds from such sale, divestiture or Regulatory Concession (if any) and such net proceeds are distributed to the Members in accordance with Sections 10.5(a) (without giving effect to Section 10.5(a)(i)) and 10.5(b), but provided that any such action by Silver Parent and the Silver Directors shall be taken upon, and only upon, the condition that Silver Parent shall have reasonably made the decision to sell or divest such property, or to subject such property to a Regulatory Concession, in good faith and taking into account the best interests of the Company and of Silver Parent.

(c)               With respect to any Action commenced by a Governmental Entity that has authority to enforce any Regulatory Law (as defined in the Merger Agreement) arising from or otherwise relating to the transactions contemplated by the Merger Agreement, each of Silver Parent and the Titanium Family Designee shall (i) consult and cooperate in good faith with each other in connection with (1) any inquiry or Action relating to the transactions contemplated by the Merger Agreement, including any inquiry or Action initiated by a Governmental Entity and (2) any filing, analysis, appearance, presentation, memorandum, brief, argument, response to questions or information or document requests from any Governmental Entity, and any opinion or proposal made or submitted in connection with any such inquiry or Action and (ii) keep each other informed as promptly as practicable of any communication received from, or given to, any Governmental Entity in connection with any inquiry or Action relating to the transactions contemplated by the Merger Agreement, or if such party acquires knowledge, or otherwise becomes aware of any such inquiry or Action. Except as may be prohibited by any Governmental Entity or by Applicable Law, each of Silver Parent and the Titanium Family Designee shall permit the other party to (A) have reasonable access to, and be consulted in connection with, any document, opinion or proposal made or submitted to any Governmental Entity in connection with any Action relating to the transactions contemplated by the Merger Agreement, (B) review prior to submission drafts of any proposed filing with or submission to (including any response to questions from) any Governmental Entity relating to any such Action and (C) participate at or in each meeting, conference or telephone call with a representative of a Governmental Entity relating to any such Action. Notwithstanding anything to the contrary herein, and without limiting any of the consent or approval requirements contained in this Agreement, solely with respect to any Action commenced by a Governmental Entity that has authority to enforce any Regulatory Law arising from or otherwise relating to the transactions contemplated by the Merger Agreement, Silver Parent shall, following consultation with the Titanium Family Designee in accordance with the preceding sentence, and subject to Sections 6.28(a) and (b), (x) direct, devise and implement the strategy for obtaining any necessary approval of, or for responding to any request from, or any inquiry or Action by (including directing the timing, nature and substance of all such responses) any Governmental Entity that has authority to enforce any Regulatory Law, (y) have the right to lead all meetings and communications (including any negotiations) with any Governmental Entity that has authority to enforce any Regulatory Law and (z) control the defense and settlement of any inquiry or Action brought by or before any Governmental Entity that has authority to enforce any Regulatory Law.

(d)               Notwithstanding anything to the contrary in this Agreement, if consent from any third party is required under the Company’s or its Subsidiaries’ mortgage debt in connection with the transactions contemplated by the Merger Agreement but not obtained prior to the Effective Date and such mortgage debt has not otherwise been refinanced by the Company or a Subsidiary of the Company, then, if the Silver Member so elects, the Company or its applicable Subsidiary shall refinance such mortgage debt with indebtedness from Silver Parent or its Subsidiaries (other than the Company and its Subsidiaries) on substantially similar terms to be reasonably negotiated and agreed, with the costs of such refinancing (including “breakage” costs) borne by the Company.

(e)               Notwithstanding anything to the contrary in this Agreement, from and after the effectiveness of this Agreement, the Company and its Subsidiaries shall not bring any claims under the Merger Agreement other than pursuant to Article I or Article II thereof.

Section 6.29	Company Reimbursements.

(a)               Within thirty (30) Days of the date hereof, the Company shall pay, by wire transfer in immediately available funds, to an account or accounts designated in writing by Silver Parent, on a dollar-for-dollar basis, without duplication, (i) the amount of Transaction Expenses that were paid or incurred by Titanium or any of its Subsidiaries (other than the Company or any of its Subsidiaries) at or prior to the Partnership Merger Effective Time (as defined in the Merger Agreement) and (ii) any amount (including legal fees, expert fees, court costs, and other expenses) paid or incurred by Silver Parent, Titanium or any of their respective Subsidiaries (other than the Company or any of its Subsidiaries) prior to the Partnership Merger Effective Time in connection with prosecuting, defending, settling or otherwise resolving or attempting to resolve any Action arising from or otherwise relating to the transactions contemplated by the Merger Agreement.

(b)               From time to time following the Partnership Merger Effective Time, promptly following request therefor by Silver Parent, the Company shall pay, by wire transfer in immediately available funds, to an account or accounts designated in writing by Silver Parent, on a dollar-for-dollar basis, any amount (including legal fees, expert fees, court costs, and other expenses) paid or incurred by Silver Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) at or from and after the Partnership Merger Effective Time in connection with prosecuting, defending, settling or otherwise resolving or attempting to resolve any Action arising from or otherwise relating to the transactions contemplated by the Merger Agreement (including as contemplated by Section 6.28).

(c)               Promptly following the payment by the Company of any liability in connection with the termination of employment or service (or in connection with any “single trigger” vesting pursuant to the 2018 Plan as described in the OpComm Waiver) of any member of the Operating Committee identified in Exhibit N, in each case, that would not have been incurred had such member executed and delivered an OpComm Waiver (an “OpComm Liability”), the Titanium Family Group shall pay, by wire transfer of immediately available funds, to the Company an amount equal to the quotient of (x) the excess of (A) the product of such OpComm Liability multiplied by fifty percent (50%) over (B) the product of such OpComm Liability multiplied by the Percentage Interest of the Titanium Family Group and its Family Transferees at such time divided by (y) 1 minus the Percentage Interest of the Titanium Family Group and its Family Transferees at such time. In lieu of the foregoing payment, the Titanium Family Designee may elect, by written notice to the Silver Member, to reduce the distributions that would otherwise be payable to the Titanium Family Group pursuant to Section 5.2 by the amount of such payment, on a dollar-for-dollar basis (in which case, for the avoidance of doubt, any distributions to the Silver Member or its Affiliates would not be so reduced), with such reduction applied to each distribution following the date that such payment otherwise would have been required to be made under this Section 6.29(c) until fully offset. An “OpComm Waiver” means a waiver in substantially the form attached hereto as Exhibit N.

Section 6.30	Transfer of Titanium Name.

Within one (1) year following the date on which no Common Units are owned by any member of the Titanium Family Group or any Family Transferee (the “Name Transfer Date”), the Company shall, and Silver and Silver OP shall cause the Company to: (a) transfer any and all of the Company’s title, right and interest in and to the “Taubman” name, to the extent any such rights exist as of the Name Transfer Date, to a designee selected in writing by the Titanium Family Designee and (b) take all actions necessary to change its legal, registered, assumed, trade and “doing business as” name, as applicable, to a name not containing “Taubman”. For the avoidance of doubt, following the Name Transfer Date, neither Silver nor any of its Subsidiaries (including the Company and its Subsidiaries) shall use the “Taubman” name as a legal, registered, assumed, trade or “doing business as” name. Notwithstanding the foregoing, it is understood and agreed that the Company, Silver and each of its Subsidiaries shall be permitted to use the “Taubman” name (i) for fair use purposes or in a factual matter, (ii) in connection with litigation or legal proceedings or (iii) to refer to or describe the history of the Company.

VII.

COMPANY BUSINESS AND STRATEGY;
BUSINESS OPPORTUNITIES; COMPANY POLICIES.

Section 7.1	General Acknowledgement.

Subject to Sections 7.2 and 7.3 and the fiduciary duties of the Directors, Officers and Authorized Signatories, to the extent provided for herein, the Members acknowledge and agree that each of them and their respective constituents and Affiliates (and Directors appointed by any of them) may have interests in other present or future ventures, of whatever nature, including real estate, and further including ventures that are competitive with the Company and that, notwithstanding their status as a Member in the Company or as a Director, a Member and their respective constituents and Affiliates (and Directors appointed by any of them) shall be entitled to obtain or continue their respective individual participation in all such ventures without (i) accounting to the Company or the other Members for any profits with respect thereto, (ii) any obligation to advise the other Members of business opportunities for the Company which may come to its or its constituents’ or Affiliates’ attention as a result of its or its Affiliates’ or constituents’ participation in such other ventures or in the Company and (iii) being subject to any claims whatsoever on account of such participation.

Section 7.2	Company Business and Strategy and Business Opportunities.

(a)               Notwithstanding Section 7.1, so long as the Titanium Family Group (together with any Family Transferees) continues to own, collectively, at least fifty percent (50%) of the Membership Interests owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Membership Interests), (i) Silver Parent and the Silver Member agree that any business opportunity or venture of any kind (including owning, financing, acquiring, leasing promoting, developing, improving, operating, managing and servicing real property) first identified by the Company, its Subsidiaries, the Chief Executive Officer or any other Officer and presented to the Board of Directors prior to Silver Parent or its Subsidiaries (other than the Company and its Subsidiaries) identifying such opportunity or venture other than through the Board of Directors, the Company or its Subsidiaries, shall (subject to this Section 7.2(a)) belong solely to the Company and (ii) without the written consent of the Titanium Family Designee, Silver Parent and the Silver Member and their respective Affiliates (other than the Company and its Subsidiaries) shall not pursue, agree to or implement any such opportunities or ventures. In the event that either (x) there is any disagreement between the Titanium Family Designee, on the one hand, and Silver Parent or the Silver Member, on the other hand, regarding whether such business opportunity or venture was first identified by the Company, its Subsidiaries, the Chief Executive Officer or any other Officer and presented to the Board of Directors prior to Silver Parent or its Subsidiaries (other than the Company and its Subsidiaries) identifying such opportunity or venture other than through the Board of Directors, the Company or its Subsidiaries or (y) the Silver Directors reasonably believe that such opportunity or venture reasonably and logically should be pursued by Silver Parent and its Subsidiaries (other than the Company and its Subsidiaries) (including due to there being a bona fide auction for such opportunity or venture), notwithstanding the prior sentence, the Silver Directors and the Titanium Directors shall negotiate in good faith in order to try to resolve such disagreement or determine whether such conditions have been satisfied and should prevail. If such Directors are unable to reach a mutually acceptable resolution within fifteen (15) Days of the occurrence of such disagreement or foregoing conditions being invoked, then the parties shall submit such dispute, and the Titanium Family Designee or Silver Parent or the Silver Member may cause such dispute to be submitted, to binding arbitration in accordance with the provisions of, and procedures set forth in, Section 6.22.

(b)               If Silver Parent implements changes to its own policies regarding human resources matters, internal controls over financial reporting, treasury matters and other compliance matters that are contrary to comparable policies of the Company, and if the failure to apply such policies to the Company would reasonably be expected to prejudice Silver Parent or any of its Subsidiaries (for instance, by making it more difficult for Silver Parent to comply with its own legal or other obligations as a public company) other than to a de minimis extent, the Company shall seek to implement such changes to its own comparable policies, taking into account the business and culture of the Company.

Section 7.3	Non-Compete.

(a)               For so long as the Titanium Family Group (together with any Family Transferees) continues to own, collectively, at least two percent (2%) of the outstanding Common Units, and for a one (1)-year period thereafter, neither RST nor WST nor any other individual Immediate Family member of RST or WST that serves or has served after the Effective Date as a Director, Officer or other senior employee of the Company or any Subsidiary of the Company (collectively, the “Non-Compete Subject Persons”) shall, directly or indirectly, other than in his or her capacity as a Director, Officer, Authorized Signatory, Member or employee or agent of the Company (in each case, for the benefit of the Company) or in his or her capacity as a director, officer, manager, employee or agent of any of the Company’s Subsidiaries (in each case, for the benefit of such Subsidiary), engage in or operate any business that is directly or indirectly competitive with the Titanium Business (as the Titanium Business has been conducted prior to or during the Titanium Period) or own any equity interest in, or manage or operate, any entity that engages in any business that is directly or indirectly competitive with the Titanium Business (as the Titanium Business has been conducted prior to or during the Titanium Period) (a “Competing Activity” or “Competing Activities”) in each case in any geographical area. Notwithstanding the foregoing, a Competing Activity shall not include, and the first sentence of this Section 7.3(a) shall not apply to, any business or activities set forth on Schedule III.

(b)               Notwithstanding the foregoing, Section 7.3(a) shall not prohibit or otherwise apply to any of the following activities and matters incidental thereto:

(i)                 acquisitions of, or the holding of, equity interests in any Person representing five percent (5%) or less during the Titanium Period or ten percent (10%) or less during the Silver Period of the total equity value and voting power of such Person on a passive basis (except that the foregoing percentage threshold may be exceeded solely as a result of the pro rata purchase or redemption by an issuer of its own securities); or

(ii)               acquisitions of, or the holding of, a direct or indirect interest (including a Controlling interest) in any Person that is not “principally engaged in the business of Competing Activities” (as that expression is defined below), whether directly or through one (1) or more of its Affiliates. For the purposes of this Section 7.3(b), a Person will be deemed to be “principally engaged in the business of Competing Activities” only if either (x) fifteen percent (15%) or more of the operating revenues of such Person and its consolidated Subsidiaries for the most recent twelve (12) month period ended before the date of determination were revenues derived from one (1) or more Competing Activities or (y) five hundred million Dollars ($500,000,000) or more of the operating revenues of such Person and its Subsidiaries (whether or not consolidated) for the most recent twelve (12) month period ended before the date of determination were revenues derived from one (1) or more Competing Activities.

(c)               In the event that the Company, any Officer or any member of the Titanium Family Group identifies any business opportunity or venture of any kind (including owning, acquiring, promoting, developing, improving, operating, managing and servicing real property) in the People’s Republic of China (“New China Business”), the Company or the Titanium Family Group, as applicable, shall present such New China Business to the Board of Directors to authorize the Company to consummate and engage in such New China Business. A determination by the Board of Directors with respect to such New China Business shall be made within thirty (30) Days of such New China Business being presented to the Board of Directors with such detail as is reasonably necessary for the Board of Directors to make such determination. In the event that the New China Business is not authorized by all of the Silver Directors, then, notwithstanding anything to the contrary in Section 7.3(a), RST, WST and each member of their Immediate Families (or entities in which they hold any interest) shall be permitted to consummate and engage in and operate such New China Business solely within China (so long as such activities do not disrupt the day-to-day activities of the Chief Executive Officer with respect to the Company in any material respect) and the Company shall provide such management and development services (which, for the avoidance of doubt, shall not include the provision of financing) with respect to such New China Business as are approved by the Silver Directors (such approval shall not be unreasonably withheld, conditioned or delayed), in each case on standard prevailing market terms.

VIII.

TRANSFERS OF MEMBERSHIP INTERESTS;
EXCHANGE RIGHTS; REGISTRATION RIGHTS.

Section 8.1	Transfers.

(a)               No Member or Preferred Holder may, directly or indirectly, Transfer all or any portion of its Membership Interest or, if such Member or Preferred Holder is an entity, permit a direct or indirect Transfer of an interest in such Member or Preferred Holder, to any Person, except as specifically permitted in this Article VIII or as may be mutually agreed in writing by the Silver Member and the Titanium Family Designee. Any purported Transfer in violation of this Article VIII shall be null and void and ineffective for all purposes, and shall not bind the Company.

(b)               Notwithstanding Section 8.1(a) but otherwise subject to this Agreement, a Member may, directly or indirectly, Transfer all or any portion of its Membership Interest (but not less than one (1) Unit of Membership Interest) (and a Person who holds a direct or indirect ownership interest in a Member may Transfer all or any portion of such Person’s ownership interest) to any other Member, to an entity consisting of or owned entirely by one (1) or more of the foregoing Persons, to a wholly owned Subsidiary of such Member, to the Company, to any Family Transferee or, in the case of the Silver Member, to any wholly owned Subsidiary of Silver Parent or Silver OP. A Transfer described in this Section 8.1(b) is referred to as a “Permitted Affiliate Transfer” and a transferee of such a Permitted Affiliate Transfer is referred to as a “Permitted Transferee”. Notwithstanding anything herein to the contrary, if at any time following a Permitted Affiliate Transfer the Permitted Transferee in such Permitted Affiliate Transfer ceases to qualify as a Permitted Transferee, then all Membership Interests then held by such Permitted Transferee (and all interest and rights related thereto) will, without any further action required by such Permitted Transferee, be automatically Transferred back to the transferor of such Membership Interests, and such former Permitted Transferee and the transferor shall take such action as the Company deems appropriate to document and effect such Transfer. In addition to the foregoing and notwithstanding anything herein to the contrary (including Section 8.1(a)), Transfers of ownership interests in Silver Parent or Silver OP or any change in a trustee of any trust that is a Member or of any trust that holds a direct or indirect interest in any Member may be made without restriction by the terms of this Agreement.

(c)               Notwithstanding Section 8.1(a), the Silver Member (or any of its Affiliates) may Transfer any Membership Interests following the earlier of (x) the seventh (7th) anniversary of the date of this Agreement or (y) the last day of the Titanium Period. Notwithstanding anything herein to the contrary, if none of Silver Parent or any its Subsidiaries hold any Common Units or if no Silver Parent equity securities are listed for trading on a national securities exchange, the Exchanging Members’ rights to receive any consideration other than cash pursuant to Section 8.4 shall be deemed modified such that such right shall, thereafter, only represent the right to receive cash in an amount that is determined in accordance with Section 8.4.

(d)               Notwithstanding Section 8.1(a), subject to applicable law, each of the Members and any Person holding a direct or indirect ownership interest in a Member shall be permitted to mortgage, hypothecate, or pledge any of its Membership Interests or such ownership interests in respect of one (1) or more bona fide purpose (margin) or bona fide non-purpose loans (each, a “Permitted Loan”). Any Permitted Loan entered into by a Member or any of the foregoing Persons shall be with one (1) or more Responsible Financial Institutions (or any other financial institution reasonably acceptable to the Silver Member) and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities’ affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise transfer any such Membership Interests or such ownership interests mortgaged, hypothecated or pledged to secure the obligations of the borrower following an event of default under a Permitted Loan. Notwithstanding the foregoing or anything to the contrary herein, in the event that any lender or other creditor under a Permitted Loan transaction (including any agent or trustee on their behalf) or any affiliate or transferee of the foregoing forecloses on Membership Interests that constitute collateral for any Permitted Loan, (I) no lender, creditor, agent or trustee on their behalf or affiliate or transferee of any of the foregoing (other than, for the avoidance of doubt, any Member) shall be entitled to any rights (other than the rights set forth in Section 8.4 and Section 8.5 as though such Person was part of the Titanium Family Group (or the Titanium Family Designee) with respect to such Membership Interests, the rights to receive the distributions, return of contributions and allocations with respect to such Membership Interest and the rights under Section 11.12) hereunder, (II) such Membership Interests shall be deemed Transferred to such lender, creditor, agent, trustee, affiliate or transferee (as applicable) for all purposes hereunder and (III) such lender, creditor, agent, trustee, affiliate or transferee (as applicable) shall be deemed the owner of such Membership Interests.

(e)                If requested by a Member, the Company and the other Members shall reasonably cooperate with such Member with respect to obtaining any Permitted Loan, including entering into customary agreements with lenders to facilitate such Permitted Loans; provided, however, that in each case such cooperation does not require the Company or any cooperating Member to incur any material expense or liability or provide any guarantee or other credit support (and the Company and its Subsidiaries shall not be permitted to incur any such expense or liability or provide any such guarantee or other credit support without the approval of the Board of Directors).

Section 8.2	General Provisions Regarding Transfers.

(a)                Upon any Transfer by a Member of all of its Common Units, that Member shall cease to be a Member under this Agreement. Upon any Transfer by a Preferred Holder of all of its Preferred Units, that Preferred Holder shall cease to be a Preferred Holder under this Agreement.

(b)                Notwithstanding any other provision of this Agreement:

(i)                 No Transfer of Membership Interests by any Member or Preferred Holder will be permitted, unless the transferee in such Transfer (if not already a Member or Preferred Holder) executes an Adoption Agreement consenting to becoming a Member or Preferred Holder and to be bound by all provisions of this Agreement that the transferor is subject to. Upon such execution, the Company shall cause Schedule I to be amended to add such transferee as a Member or Preferred Holder hereunder;

(ii)                No Transfer shall be permitted if such Transfer would (A) cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code and Regulations Section 1.7704-1, (B) cause the Company to be classified other than as a partnership for federal income tax purposes, (C) cause all or any portion of the assets of the Company to constitute as plan assets as defined in the Plan Asset Regulation under ERISA, or (D) cause the Company to be required to register the Membership Interests under the Exchange Act, the Securities Act or the securities laws of any non-U.S. jurisdiction;

(iii)               The Transfer of a Membership Interest in accordance with this Article VIII shall entitle the transferee only to receive the distributions, return of contributions and allocations with respect to such Membership Interest and not to any other rights of a Member, except as provided in Section 8.1(d) and Section 11.12 and except that Permitted Transferees in Permitted Affiliate Transfers and transferees of the Silver Member (or any of its Affiliates) in Transfers pursuant to Section 8.1(c) shall have and be entitled to exercise all other rights with respect to such Membership Interest. For the avoidance of doubt, any and all transferees shall be bound by the provisions of this Agreement;

(iv)               The transferor and transferee of any Member’s or Preferred Holder’s Membership Interest shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including any transfer taxes and attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s or Preferred Holder’s Membership Interest, whether or not consummated. The transferee of any Membership Interest shall be treated as having made all of the capital contributions made by, and received all of the allocations and distributions received by, the transferor of such Membership Interest in respect of such Interest.

(v)                The Transfer of a Member’s Membership Interest in accordance with this Article VIII shall only become valid following delivery of written notice thereof to the Company and the Board of Directors.

Section 8.3	Issuance of Additional Interests in the Company.

At any time after the Effective Date, subject to the terms of this Agreement (including Section 6.19 and Section 6.20), the Company may, upon unanimous approval of the Board of Directors, cause the Company to issue additional Membership Interests (herein referred to as an “Additional Interest”) in the Company to, and admit as a member in the Company (or as a Preferred Holder), any Person in exchange for the contribution to the Company by such Person of development or other venture opportunities, interests in development or other venture opportunities, regional shopping center developments, interests in regional shopping center developments, cash, cash equivalents or other assets. Subject to the terms of this Agreement (including Section 6.19 and Section 6.20), the Board of Directors shall be authorized on behalf of each of the Members to amend this Agreement solely to reflect the admission of an additional member and the corresponding reduction in the Percentage Interests of the Members, if any.

Section 8.4	Exchange Rights.

(a)                Terms of Exchange Right.

(i)               Upon the terms and subject to the conditions set forth in this Section 8.4 and the last sentence of Section 8.1(c), at any time, and from time to time, following the expiration of the Lockout Period, subject to obtaining the prior written consent of the Titanium Family Designee, the Titanium Family Group and any Family Transferees shall have the right to transfer to the Company any or all Common Units owned by the Titanium Family Group (or any Family Transferee), but, with respect to any Exchange, no less than a number of Common Units equal to ten percent (10%) of the Common Units owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Common Units) (unless all of the Common Units owned by the Titanium Family Group and any Family Transferees are being Exchanged, in which case the foregoing limitation shall not apply), in exchange for, at the election of the Titanium Family Designee, (x) a number of Silver OP Units, (y) cash, or (z) a mix of Silver OP Units and cash, in each case, determined pursuant to this Section 8.4, which the Company shall pay to such Exchanging Member(s) in respect of such transfer. Notwithstanding anything herein to the contrary, if and only if the Titanium Family Group and any Family Transferees submit an Exchange Notice for a Total Titanium Exchange, Silver OP shall have the option to modify the Per Unit Consideration Election set forth therein to make the Silver Cash Consideration Percentage equal to 50% and the Silver OP Unit Consideration Percentage equal to 50% (for example, if the Exchanging Members elect, pursuant to such Exchange Notice, to receive cash as consideration for all of such Exchange and Silver OP exercises its option to modify such election as set forth in this sentence, the Exchanging Members shall receive 50% of the consideration for such Exchange in cash and 50% of the consideration for such Exchange in Silver OP Units); provided that the Titanium Family Designee shall only be permitted to elect to receive Silver OP Units, and the Silver Member shall only be permitted to modify the Per Unit Consideration Election, in each case if the Silver OP Units to be received in such Exchange are redeemable or exchangeable for Equity Shares on a one-for-one basis and the Equity Shares are then listed for trading on a national securities exchange.

(ii)              Upon the terms and subject to the conditions set forth in this Section 8.4 and the last sentence of Section 8.1(c), by delivering written notice (a “Call Exchange Notice”) (which notice may not be revoked once delivered) to the Titanium Family Designee during (x) the ninety (90) day period immediately following the date on which a Qualified Expert issues a written decision (the “Triggering Decision”) in which the Silver Member is designated by such Qualified Expert as the predominately prevailing party with respect to any Deadlock where the Deadlock Notice was delivered after January 1, 2021 (and provided that a Call Exchange Notice may only be delivered pursuant to this clause (x) if (A) a Qualified Expert has also, within the eighteen (18) month period immediately preceding the date the Deadlock Notice was delivered with respect to the Triggering Decision, issued a written decision (the “Prior Decision”) in which the Silver Member is designated by such Qualified Expert as the predominately prevailing party with respect to a different Deadlock where the Deadlock Notice was delivered after January 1, 2021 and (B) at least one of the Triggering Decision or the Prior Decision was a decision with respect to a Deadlock where the Deadlock Notice was delivered by the Titanium Family Designee) or (y) the period from and after the first date on which the Titanium Family Group and the Family Transferees hold no Common Units, the Silver Member shall have the right (the “Silver Call Right”) to cause the Titanium Family Group, any Family Transferees and all other Members (other than the Silver Member) to transfer to the Company all Common Units owned by them (in which case all such Common Units shall be deemed to be Exchanged Units and the Titanium Family Group, Family Transferees and such other Members shall be deemed to be the Exchanging Members), in exchange for, at the election of the Silver Member, (x) a number of Silver OP Units, (y) cash, or (z) a mix of Silver OP Units and cash, in each case, determined pursuant to this Section 8.4, which the Company shall pay to such Exchanging Member(s) in respect of such transfer; provided, that the Titanium Family Designee shall have the option to modify the Per Unit Consideration Election set forth in the Call Exchange Notice (by delivering written notice of such modification to the Silver Member within thirty (30) days of the delivery of the Call Exchange Notice) to make the Silver Cash Consideration Percentage equal to 50% and the Silver OP Unit Consideration Percentage equal to 50% (for example, if the Silver Member elects, pursuant to such Call Exchange Notice, to pay cash as consideration for all of such Exchange and the Titanium Family Designee exercises its option to modify such election as set forth in this sentence, the Exchanging Members shall receive 50% of the consideration for such Exchange in cash and 50% of the consideration for such Exchange in Silver OP Units); provided, further, that the Silver Member shall only be permitted to elect to deliver Silver OP Units, and the Titanium Family Designee shall only be permitted to modify the Per Unit Consideration Election, in each case if the Silver OP Units to be received in such Exchange are redeemable or exchangeable for Equity Shares on a one-for-one basis and the Equity Shares are then listed for trading on a national securities exchange.

(iii)             On or prior to each Exchange Date, Silver Parent and Silver OP shall contribute or cause to be contributed to the Company, as a capital contribution, sufficient Silver OP Units or cash to satisfy all of the Company’s obligations set forth in this Section 8.4, and the Company shall provide as consideration for such contribution a number of Common Units equal to the number of Common Units subject to the applicable Exchange in respect of which such contribution was made; provided that, in the case of an election to receive Silver OP Units, Silver OP may, in its discretion, on or before the Exchange Date, by so notifying the Exchanging Member in writing no later than the Exchange Date, elect to purchase the Common Units being Exchanged by such Exchanging Member from the Exchanging Member in exchange for Silver OP Units in the amount of the Per Unit Consideration Election for each Common Unit, and if Silver OP so elects, the Company no longer has any obligations pursuant to this Section 8.4 with respect to such Exchange. The parties hereto acknowledge and agree that any Exchange for Silver OP Units shall be treated as a contribution by the Exchanging Member of Common Units to Silver OP in exchange for Silver OP Units within the meaning of Section 721 of the Code.

(b)               Delivery of Exchange Notices. Subject to Section 8.4(c), the Titanium Family Designee may deliver written notice (which notice may be revoked at any time (other than an Exchange Notice with respect to a Total Titanium Exchange, as described in the last sentence of Section 8.4(c))) to the Company (copying Silver Parent and Silver OP) (an “Exchange Notice”): (i) specifying (A) the name of the member(s) of the Titanium Family Group or Family Transferee(s) (if any) participating in the Exchange (each, an “Exchanging Member”), (B) the number of Exchangeable Units to be exchanged by each such Exchanging Member (the “Exchanged Units”) and (C) the Exchanging Members’ selection of the type of Per Unit Consideration Election to be received for each Exchangeable Unit (for the avoidance of doubt, such Per Unit Consideration Election may be in the form of Silver OP Units, cash or a combination thereof and shall be the same for each Exchanged Unit subject to the same Exchange Notice) and (ii) containing representations and warranties by each such Exchanging Member that (A) such Person is the legal owner of the applicable Exchanged Units and that upon the transfer of the applicable Exchanged Units to the Company, all right, title and interest in such Exchanged Units will vest in the Company, free and clear of all liens, (B) the documentation related to the Exchange is duly authorized, executed and delivered by such Person, (C) all consents and approvals required by such Person’s governing documents, if any, to consummate the transactions contemplated by such Exchange Notice have been obtained or will be obtained prior to the applicable Exchange Date, (D) the documentation related to the Exchange is legal, valid and binding on such Person and is enforceable in accordance with its terms and (E) solely to the extent Silver OP Units are to be provided in such Exchange, other customary representations and warranties reasonably requested by Silver Parent to confirm that an exception from registration for the Silver OP Units being issued is available. For the avoidance of doubt, any portion of the Exchangeable Units whose Exchange is being requested by such Exchange Notice but are not exchanged due to exceeding the limitations set forth in Section 8.4(c), may be submitted on a new Exchange Notice at a subsequent date on which such portion of the Exchangeable Units whose Exchange is being requested no longer exceed such limitations. Notwithstanding anything herein to the contrary, no Exchange Notice shall be valid unless accompanied by the written consent of the Titanium Family Designee that such Exchange Notice may be submitted. The Titanium Family Designee may not deliver an Exchange Notice following its delivery of an Exchange Notice for a Total Titanium Exchange or the delivery by the Silver Member of a Call Exchange Notice.

(c)                Limitations on Exchanges. Except as otherwise agreed in writing by Silver Parent and an Exchanging Member and except as provided in the last sentence of this Section 8.4(c) with respect to a Total Titanium Exchange, Exchanging Members shall not be permitted to Exchange a number of Exchangeable Units pursuant to this Agreement in excess of the amount determined as set forth under the heading “Amount” in the table below (which amount is expressed as a percentage of the Common Units owned by the Titanium Family Group as of the Effective Date (subject to any adjustment necessary to account for any split, dividend, distribution, combination, reclassification or similar event, in each case, in respect of the Common Units)). If any Exchange Notice is revoked, then no subsequent Exchange Notice may be submitted until the expiration of a one-year period following the delivery of the Exchange Notice that was revoked.

Period	Amount
At any time following the two (2)-year anniversary of the Effective Date	Up to 20%
At any time following the three (3)-year anniversary of the Effective Date	Up to 40% (inclusive of any prior Exchanges)
At any time following the four (4)-year anniversary of the Effective Date	Up to 60% (inclusive of any prior Exchanges)
At any time following the five (5)-year anniversary of the Effective Date	Up to 80% (inclusive of any prior Exchanges)
At any time following the six (6)-year anniversary of the Effective Date	Up to 100% (inclusive of any prior Exchanges)

Notwithstanding the foregoing but subject to Section 8.4(f)(v), from the two (2)-year anniversary of the Effective Date until the three (3)-year anniversary of the Effective Date (i.e., between 24-36 months after the Effective Date), the Titanium Family Designee may submit an Exchange Notice (which Exchange Notice shall be irrevocable) with respect to 100% of the Common Units owned by the Titanium Family Group and the Family Transferees (such an Exchange, a “Total Titanium Exchange”).

(d)                Exchange of Units. On the Exchange Date, the Company (or, if applicable, Silver OP) shall deliver to each Exchanging Member the Per Unit Consideration Election for each Common Unit being Exchanged by such Exchanging Member as provided herein and each Exchanging Member shall deliver to Silver OP (or its designee) all of its Common Units being Exchanged, free and clear of all liens.

(e)                Determination of Total Equity Value. For purposes of calculating the Exchange Price, the “Total Equity Value” shall be determined, as of any Exchange Notice Date, in accordance with the provisions of Exhibit L.

(f)                 Closing Procedures; Other Provisions.

(i)               Exchange Date. Subject to Section 8.4(g) and Section 8.4(f)(v), the closing of any Exchange shall occur, and the Exchanging Members, the Company, Silver Parent and Silver OP shall cause the closing of any Exchange to occur, as soon as reasonably practicable after the relevant Exchange Notice Date (but not to be fewer than ten (10) Days or to exceed thirty (30) Days following the Exchange Notice Date) (the date on which the closing of any such Exchange occurs, the “Exchange Date”); provided that, in the event that either the FFO Valuation or the Fair Market Value has not been finally determined by such date, then the closing of the Exchange (and the Exchange Date) shall occur within five (5) Business Days following the final determination of both the FFO Valuation and the Fair Market Value. Notwithstanding the foregoing or anything else herein to the contrary, but subject to the other provisions of this Section 8.4 regarding the rescission of Exchange Notices, an Exchanging Member shall have the right, in its sole discretion, to rescind any Exchange Notice (other than an Exchange Notice with respect to a Total Titanium Exchange, as described in the last sentence of Section 8.4(c), which may not be rescinded) prior to the closing of the applicable Exchange and not consummate the closing of such Exchange, even after any Total Equity Value has been finally determined.

(ii)              Location. On the Exchange Date, the Exchanging Member(s), the Company, Silver Parent and Silver OP shall effect the closing (an “Exchange Closing”) of the transactions contemplated by this Section 8.4 at the offices of the Company in the manner set forth in this Section 8.4(f) or at such other time, at such other place and in such other manner as the Titanium Family Designee, Silver Parent and Silver OP, shall mutually agree in writing.

(iii)             Closing Deliveries. At the Exchange Closing, payment of the Per Unit Consideration Election shall be accompanied by customary instruments of transfer and assignment with respect to each Common Unit being Exchanged (which shall include, with respect to any Exchange pursuant to a Call Exchange Notice, representations and warranties by each such Exchanging Member that (A) such Person is the legal owner of the applicable Exchanged Units and that upon the transfer of the applicable Exchanged Units to the Company, all right, title and interest in such Exchanged Units will vest in the Company, free and clear of all liens, (B) the documentation related to the Exchange is duly authorized, executed and delivered by such Person, (C) all consents and approvals required by such Person’s governing documents, if any, to consummate the transactions contemplated by such Exchange Notice have been obtained or will be obtained prior to the applicable Exchange Date, (D) the documentation related to the Exchange is legal, valid and binding on such Person and is enforceable in accordance with its terms and (E) solely to the extent Silver OP Units are to be provided in such Exchange, other customary representations and warranties reasonably requested by Silver Parent to confirm that an exception from registration for the Silver OP Units being issued is available) and any applicable Silver OP Units and, if applicable, to the extent that such Common Units or Silver OP Units are certificated, a certificate or certificates evidencing such Common Units or Silver OP Units registered in the name of the Exchanging Member(s); provided that if Silver OP Units constitute a portion of the Per Unit Consideration Election, each Exchanging Member shall deliver an executed copy of (x) a joinder to the Silver OP Partnership Agreement to Silver OP, which joinder shall follow Silver OP’s customary form and (y) a voting agreement in the form attached hereto as Exhibit M.

(iv)             Term of Exchange Rights. The rights of the parties with respect to Exchanges pursuant to this Section 8.4 (the “Exchange Rights”) shall remain in effect, subject to the terms of this Agreement, throughout the existence of the Company, subject to the last sentence of Section 8.1(c). Notwithstanding anything in this Agreement to the contrary, none of the provisions of Section 8.2(b) shall restrict or apply to any Exchange.

(v)              Total Titanium Exchange. Notwithstanding anything in this Agreement to the contrary, in the case of a Total Titanium Exchange, the Silver Member may elect to modify the timing, and only the timing, of such Total Titanium Exchange so that only fifty percent (50%) of the Common Units subject to such Total Titanium Exchange will be Exchanged at the Exchange Closing (the “Initial Total Titanium Exchange Closing”) and the remaining fifty percent (50%) of such Common Units will be Exchanged one Day prior to the one-year anniversary of the Initial Total Titanium Exchange Closing (or earlier, at the Silver Member’s election, on ten (10) Days’ prior written notice to the Titanium Family Designee) (the “Second Total Titanium Exchange Closing”), with the provisions of Section 8.4(a)(iii), Section 8.4(d), Section 8.4(g) and this Section 8.4(f) (other than Section 8.4(f)(i)) applying to the Second Total Titanium Exchange Closing mutatis mutandis. The Common Units Exchanged at the Second Total Titanium Exchange Closing will be entitled to the same Per Unit Consideration Election as the Common Units Exchanged at the Initial Total Titanium Exchange Closing. By way of example and for the avoidance of doubt, if the Per Unit Consideration Election paid at the Initial Total Titanium Exchange Closing is $10 in cash and 2 Silver OP Units, the Per Unit Consideration Election paid at the Second Total Titanium Exchange Closing will be $10 in cash and 2 Silver OP Units. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, during the period until they are Exchanged at the Second Total Titanium Exchange Closing, the Common Units that have not yet been Exchanged pursuant to this Section 8.4(f)(v) shall continue to be outstanding Common Units for all purposes of this Agreement, including with respect to receiving distributions, which shall be distributed to each Member during such period at the rate contemplated by the Annual Distribution Policy in effect immediately prior to the Initial Total Titanium Exchange Closing, without giving effect to any Distribution Limitation Event.

(g)                Cooperation; Consents. Each of the Company, the Exchanging Members, Silver Parent and Silver OP shall cooperate and use its reasonable best efforts to effect and consummate, in accordance with this Agreement, any Exchange, including to obtain any necessary third party consents and regulatory approvals, in connection with or as a result of any Exchange (it being understood and agreed that no such consent shall be a condition to the closing of any Exchange); provided that, notwithstanding anything to the contrary in this Section 8.4, if the Company, any Exchanging Member, Silver Parent or Silver OP is prohibited by law (including by reason of an injunction), the consequence of violation of which would be other than de minimis to Silver Parent, any of its Subsidiaries or any of their respective directors, officers or employees, from consummating any Exchange until approval is obtained, or any applicable waiting period under the HSR Act (as defined in the Merger Agreement) expires, the Company, any Exchanging Member, Silver Parent and Silver OP shall not be required to consummate such Exchange until the date that is five (5) Business Days after such approval is obtained or expiration occurs, as applicable.

Section 8.5	Registration Rights.

(a)                For so long as Silver Parent has any equity securities listed for trading on a national securities exchange, Silver Parent agrees that, upon the request of the Titanium Family Designee, made at any time following delivery of an Exchange Notice, Silver Parent shall, solely to the extent permitted by applicable law, if it has not already done so, within ninety (90) Days thereafter file a “shelf” registration statement or a prospectus supplement to an existing “automatic shelf” registration statement, on an appropriate form pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the SEC (such registration statement, a “Shelf Registration”) and in compliance with applicable securities laws, with respect to the sale of Registrable Securities (as defined below) by the Shelf Rights Holders, the sale of which is reasonably expected to result in aggregate gross proceeds of not less than ten million Dollars ($10,000,000), in brokerage or dealer transactions or block sales through an underwriter or underwriters or any other transactions that may or may not involve an underwritten public offering. Silver Parent shall have the Shelf Registration declared effective as soon as practicable after such filing and, for so long as Silver Parent has any equity securities listed on a national securities exchange, shall use reasonable best efforts to keep such Shelf Registration continuously effective following the date on which such Shelf Registration is declared effective for so long as any Registrable Securities are outstanding. For so long as Silver Parent has equity securities listed on a national securities exchange, Silver Parent further agrees, if necessary, to supplement (including with any free writing prospectus) or make amendments to the Shelf Registration, if required by the registration form used by Silver Parent for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules and regulations thereunder. With respect to any Shelf Registration, or any supplement or amendment thereto, Silver Parent shall (i) furnish to the Titanium Family Designee copies of all documents proposed to be filed at least three (3) Business Days prior to it being used or filed with the SEC in accordance with this Section 8.5 and (ii) give reasonable consideration to the inclusion in such documents of any comments reasonably and timely made by the Titanium Family Designee and its advisors (including legal counsel), subject to the Titanium Family Group providing customary representations and warranties regarding the accuracy of any information provided by it regarding the Titanium Family Group; provided that Silver Parent shall include in such documents any such comments that are necessary to correct an untrue statement of a material fact or an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing regarding a Shelf Rights Holder, its beneficial ownership of equity in Silver Parent, its distribution plans and similar related information. For so long as Silver Parent has equity securities listed for trading on a national securities exchange, Silver Parent also shall use reasonable best efforts to list such Registrable Securities on any exchange on which the Equity Shares are trading at the time of such Shelf Registration (if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange) to the extent required. Notwithstanding the foregoing, if Silver Parent determines in good faith that it would be disadvantageous in any material respect to Silver Parent and its stockholders for any such Shelf Registration to be amended or supplemented, Silver Parent may defer such amending or supplementing of such Shelf Registration for not more than ninety (90) Days (and not more than a total of one hundred and twenty (120) Days in any twelve (12) month period) and in such event the Shelf Rights Holder shall be required to discontinue disposition of any Registrable Securities covered by such Shelf Registration during such period. Silver Parent shall use commercially reasonable efforts to cooperate with a Shelf Rights Holder in respect of any sale of Registrable Securities pursuant to the Shelf Registration, including using commercially reasonable efforts to enter into customary underwriting or other agreements in connection therewith and request its auditors to provide customary comfort letters and legal advisors to provide customary legal opinions in connection therewith.

(b)                The securities entitled to the benefits of this Section 8.5 are the Equity Shares that may be issued from time to time upon the exchange or redemption of Silver OP Units that have been received in an Exchange pursuant to Section 8.4 (the “Registrable Securities”) but, with respect to any particular Registrable Security, only so long as it continues to be a Registrable Security. For the purposes of this Agreement, a security that was at one time a Registrable Security shall cease to be a Registrable Security when (i) such security has been effectively registered under the Securities Act, and either (A) the registration statement with respect thereto has remained continuously effective for one hundred eighty (180) Days or (B) such security has been disposed of pursuant to such registration statement, (ii) such security is or can be immediately sold to the public in reliance on Rule 144 (or any similar provision then in force) under the Securities Act without any restriction or limitation, or (iii) such security has ceased to be outstanding or owned by a Shelf Rights Holder.

(c)                Silver Parent shall pay all expenses incident to the Shelf Registration, including (i) all SEC, stock exchange and National Association of Securities Dealers, Inc. registration, filing and listing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and disbursements of Silver Parent’s independent public accountants and counsel and (v) all fees and expenses of any special experts retained by Silver Parent in connection with the Shelf Registration pursuant to the terms of this Section 8.5, regardless of whether such Shelf Registration becomes effective, unless such Shelf Registration fails to become effective as a result of the fault of the Shelf Rights Holders; provided, however, that Silver Parent shall not pay the costs and expenses of any Shelf Rights Holder relating to brokerage or dealer fees, transfer taxes or the fees or expenses of any counsel’s accountants or other representatives retained by the Shelf Rights Holders.

IX.

WITHHOLDING AND DOCUMENTATION.

Section 9.1	Withholding.

If any local, state, federal, or foreign law or regulation requires the Company to withhold tax attributable to allocations of Profits or items of the foregoing or distributions to a Member or Preferred Holder (all such amounts being herein referred to collectively as the “Withholding Tax”), (i) any Withholding Tax shall be withheld from cash otherwise currently distributable to such Member or Preferred Holder pursuant to Section 5.2 or Section 10.5(a) and (ii) to the extent cash is not distributable to such Member or Preferred Holder within the taxable period as to which such withholding is required (i.e., quarterly, semi-annually, or annually), such Member or Preferred Holder shall make a payment to the Company in readily available funds within ten (10) Days after written notice from the Company of such Member’s or Preferred Holder’s Withholding Tax. In the event a Member or Preferred Holder fails to timely remit the Withholding Tax, the Failure to Comply Remedies shall apply.

For the purpose of determining a Member’s or Preferred Holder’s Capital Account, any amount of cash otherwise distributable to a Member or Preferred Holder that is retained by the Company pursuant to this Section 9.1 shall be treated as if such cash had been actually distributed to such Member or Preferred Holder and remitted to the Company. Any amount remitted to the Company for payment of a Tax Loan made by the Company (or its Affiliate) shall be treated as a payment to the Company (or its Affiliate) as a lender and from the Member or Preferred Holder as a borrower. Any amount of cash deemed remitted or actually remitted to the Company by a Member or Preferred Holder pursuant to this Section 9.1 shall not constitute a capital contribution and shall not increase a Member’s or Preferred Holder’s Capital Account.

The provisions of this Section 9.1 shall survive a Member’s membership in the Company, a Preferred Holder’s ownership of Preferred Units and the dissolution, liquidation, winding up, and termination of the Company, and for purposes of this Section 9.1, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against a Member or Preferred Holder under this Section 9.1, including instituting a lawsuit to collect such reimbursement with interest calculated at the Interest Rate. To the extent permitted by applicable law, the provisions of this Section 9.1 shall be binding on the Company’s successors and assigns.

Section 9.2	Documentation.

Each Member and Preferred Holder agrees to furnish the Company with any representations, forms, or information, including an updated Internal Revenue Service Form W-9 or Form W-8BEN or equivalent certificate, as applicable, as shall reasonably be requested by the Company from time to time (i) to assist the Company in determining the extent of, and in fulfilling, its withholding, reporting, or other tax obligations, including any obligations under the Foreign Account Tax Compliance Act or equivalent law of any other jurisdiction, (ii) as will permit distributions or allocations of income made to or by the Company to be made without withholding or at a reduced rate of withholding, (iii) to reduce the amount of tax borne by the Company, or (iv) that is necessary to ensure compliance with any laws or regulations applicable to the Company or its business, including the laws of any foreign jurisdiction affecting the ability of the Company to claim the benefit of an income tax treaty with such jurisdiction. Each Member and Preferred Holder (A) represents and warrants to the Company that such information and forms furnished by such Person are and at all times shall be true, correct, and complete and (B) agrees to promptly update any such information or forms (x) if at any time such Person becomes aware that such previously provided information or forms are no longer true, correct, and complete or (y) if requested to do so by the Company.

X.

DISSOLUTION OF THE COMPANY,
WINDING UP, AND LIQUIDATION.

Section 10.1	No Dissolution.

The Company shall not be dissolved by the withdrawal of any Member or the admission of additional Members in accordance with the terms of this Agreement.

Section 10.2	Events Causing Dissolution.

(a)                The Company shall be dissolved upon and its affairs shall be wound up upon the earliest to occur of the following events:

(i)               the unanimous written agreement of all of the Members;

(ii)              to the extent permitted by this Agreement, the sale or other disposition of all or substantially all of the assets of the Company, in which case the Company shall dissolve upon the expiration of any possible indemnification obligations resulting from a sale of its assets; or

(iii)             dissolution required under the Act.

(b)                Except as set forth in Section 10.2(a), dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs and the assets of the Company have been distributed as provided in Section 10.3.

Section 10.3	Bankruptcy of a Member.

The occurrence of any event described in Section 18-304 of the Act shall not in and of itself cause such Member to cease to be a member of the Company.

Section 10.4	Winding Up.

(a)                Subject to Section 18-803(a) of the Act, in the event of the dissolution of the Company pursuant to Section 10.2, the Company’s affairs shall be wound up by a liquidating agent of the Company selected by the Board of Directors (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about businesses similar to those of the Company and has substantial experience in the purchase and sale of businesses. The costs of winding up shall be borne by the Company.

(b)               Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, exercise reasonable discretion to (unless such discretion is otherwise limited by this Article X) prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell any of the Company’s Subsidiaries, discharge or make reasonable provision for the Company’s liabilities, and distribute, subject to the terms of any Preferred Unit Designation, to the Members in accordance with Section 10.5 and without imposing any liability on the Liquidating Agent, all without affecting the liability of Members and without imposing any liability on the Liquidating Agent.

(c)                Except as otherwise provided in this Agreement, the Members shall continue to share distributions and allocations during the period of liquidation in the same manner as before the dissolution.

(d)                A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation; provided, however, that the Liquidating Agent shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. As promptly as possible after dissolution and again after final liquidation, the Liquidating Agent shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware in accordance with clause (e) below.

(e)                Upon the completion of the winding up of the Company, any Director or the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

Section 10.5	Distribution of Assets.

(a)               As soon as practicable upon dissolution of the Company, subject to the terms of any Preferred Unit Designation, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):

(i)               first, to creditors of the Company, including Members and Preferred Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions under Article V; and

(ii)              second, to the Members and Preferred Holders in accordance with and in proportion to the positive balances in their Capital Accounts, after giving effect to all contributions, distributions, allocations and adjustments for all periods.

(b)                It is the intention of the parties that final Capital Account balances of the Members and Preferred Holders in respect of their Membership Interests will permit liquidating distributions to be made (after the satisfaction of the liabilities, debts and obligations of the Company to creditors pursuant to Section 10.5(a)(i)) pro rata in accordance with their respective Percentage Interests and, in the case of Preferred Holders, in accordance with the economic entitlement of the Preferred Units. The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member and Preferred Holder in respect of its Membership Interest immediately prior to the distribution of the Company’s assets pursuant to this Section 10.5(b) (after the satisfaction of the liabilities, debts and obligations of the Company to creditors pursuant to Section 10.5(a)(i)) being equal to the amount that would be distributable to such Member in accordance with its Percentage Interest and, in the case of Preferred Holders, in accordance with the economic entitlement of the Preferred Units. The Company is authorized, to the extent possible, to make appropriate adjustments to the allocation of items of income, gain, loss and deduction as necessary to cause the amount of each Member’s and Preferred Holder’s Capital Account in respect of its Membership Interest immediately prior to the distribution of the Company’s assets pursuant to this Section 10.5 (after the satisfaction of the obligations of the Company to creditors pursuant to Section 10.5(a)(i)) to equal the amount that would be distributable to such Member in respect of its Membership Interest in accordance with its Percentage Interest and, in the case of Preferred Holders, in accordance with the economic entitlement of their Preferred Units.

(c)                Notwithstanding anything to the contrary contained in this Agreement, if any Member which, by written notice to the Company, in its sole discretion, elects to be bound by this Section 10.5(c) shall have a negative balance in its Capital Account upon liquidation of the Company or upon liquidation of its Membership Interest, after giving effect to the allocation of all Profits, Losses, gain or loss and items of the foregoing under Section 5.1 and all distributions to the Members pursuant to Section 5.2 in each case for all Company Fiscal Years through and including the Company Fiscal Year of such liquidation, such Member shall be obligated to make an additional capital contribution to the Company by the end of the Company Fiscal Year of liquidation (or, if later, within ninety (90) Days after the date of such liquidation), in an amount sufficient to eliminate the negative balance in its Capital Account. For purposes of this Section 10.5(c), “liquidation” shall be as defined in Regulations Section 1.704-1(b)(2)(ii)(g).

(d)                In connection with a liquidation of a Member’s or Preferred Holder’s interest in the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) that is not in connection with a liquidation of the Company, distributions to such Member or Preferred Holder shall be made in accordance with the requirements of Regulations Section 1.704-1(b)(2)(ii)(b)(2).

Section 10.6	Cancellation of Certificates.

All documents and records of the Company, including all financial records, vouchers, canceled checks and bank statements, shall be delivered to the Silver Member upon dissolution of the Company. The Silver Member shall retain such documents and records for a period of not less than seven (7) years and shall afford access to such documents and records to each Member (or former Member), except and to the extent that the Silver Member believes, in its reasonable good faith judgment, that doing so would (i) result in the loss of attorney-client, work product or other privilege, (ii) result in the disclosure of any trade secrets of third parties or violate any obligations of the Silver Member or its Subsidiaries with respect to confidentiality to any third party, or otherwise breach, contravene or violate any such contract to which the Silver Member or any of its Subsidiaries is a party or (iii) breach, contravene or violate any applicable law; provided, further, that the Silver Member shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing.

Section 10.7	Disposition of Documents and Records.

After the affairs of the Company have been wound up, the property and assets of the Company have been liquidated, and the proceeds thereof have been applied and distributed as provided in Section 10.4(a) and the Company has been terminated, appropriate Persons shall, if required by law, execute and file an assumed or fictitious name certificate (or a similar writing) to effect the cancellation, of record, of the certificate(s) of Members or Preferred Holders of the Company (or similar writing), and the Membership Interest Certificates.

XI.

MISCELLANEOUS.

Section 11.1	Notices.

(a)               Any and all notices, approvals, directions, consents, offers, demands, waivers, claims, elections, and other communications (herein sometimes referred to collectively as the “Communications” and individually as a “Communication”) required or permitted under this Agreement shall be deemed adequately given only if in writing and in compliance with Sections 11.1(b) and (c), below.

(b)               All Communications to be sent hereunder shall be deemed to have been given: (a) if delivered by hand (with delivery receipt required), (b) if sent by email transmission (confirmation of receipt requested), (c) if mailed by certified mail, return receipt requested, postage prepaid or (d) if sent by Federal Express or similar nationally recognized expedited overnight commercial carrier or courier. Such Communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

If to the Company:	[COMPANY ADDRESS] Email: [EMAIL ADDRESS] Attention: [TITLE OF OFFICER TO RECEIVE NOTICES]

with a copy to:

[COMPANY LAW FIRM AND ADDRESS]
Email: [EMAIL ADDRESS]
Attention: [ATTORNEY NAME]

and

each of the Silver Member and the Titanium Family Designee, at its respective mailing address or email address, as set forth on Schedule I.

If to a Member:	To such Member's respective mailing address or email address, as set forth on Schedule I.

(c)                All Communications shall be deemed to have been properly given or served: (i) if delivered by hand or mailed, on the date of receipt or date of refusal to accept shown on the delivery receipt or return receipt, (ii) if delivered by Federal Express or similar nationally recognized expedited overnight commercial carrier or courier, on the date that is one (1) Business Day after the date upon which the same shall have been delivered to Federal Express or similar nationally recognized expedited overnight commercial carrier, addressed to the recipient, with all shipping charges prepaid; provided that the same is actually received (or refused) by the recipient in the ordinary course and (iii) if sent by email, on the date such email is sent; provided that either (x) receipt is confirmed or (y) notice is given by alternative means in accordance with this Section 11.1 on the next Business Day. The time to respond to any Communication given pursuant to this Agreement shall run from the date of receipt or confirmed delivery, as applicable.

(d)                By giving to the Board of Directors written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change the Person to receive Communications and their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

Section 11.2	Applicable Law.

This Agreement shall be governed by and construed in accordance with, the laws (other than the law governing choice of law) of the State of Delaware. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence. Each party hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware) any and all claims, demands, Actions arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such claim, demand, action, suit or proceeding may be heard and determined in such court. Each party hereto hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 11.1.

Section 11.3	WAIVER OF JURY TRIAL.

EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

Section 11.4	Entire Agreement.

This Agreement (including the Exhibits and Schedules hereto) and that certain letter agreement regarding operating and capex budgets, dated as of February 9, 2020, by and among the Company, Silver and RST, contain the entire agreement among the parties hereto relative to the Company. In the event of a conflict between this Agreement and a Preferred Unit Designation, the Preferred Unit Designation shall control.

Section 11.5	Word Meanings; Gender.

The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and words of similar import refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any agreement, instrument or applicable law defined or referred to herein means such agreement, instrument or applicable law as from time to time amended, modified or supplemented, in each case, in accordance with its terms and this Agreement and unless otherwise specifically indicated. Any references herein to Sections 856 through 860 or Section 4981 of the Code shall, in each case, mean such provisions as may be amended from time to time, or corresponding provisions of succeeding law.

Section 11.6	Section Titles.

Section titles and other headings, the table of contents and index of defined terms, are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 11.7	Waiver.

No consent or waiver, express or implied, by a party hereto to or of any breach or default by any other party hereto in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of a party to object to any act or failure to act of any other party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

Section 11.8	Separability of Provisions.

Every provision of this Agreement is intended to be severable to the extent that its absence does not materially alter the rights, duties and obligations of the parties or materially affect related provisions of this Agreement. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity in a manner that most closely approximates the original intent of the parties hereto. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties hereto.

Section 11.9	Binding Agreement.

Subject to the restrictions on Transfers set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned parties and their respective heirs, executors, personal representatives, successors, and assigns; provided that the rights granted hereunder may only be transferred in accordance with Article VIII.

Section 11.10	Equitable Remedies.

Except as otherwise provided in this Agreement, the rights and remedies of the parties hereto hereunder shall not be mutually exclusive, i.e., the exercise of a right or remedy under any given provision hereof shall not preclude or impair exercise of any other right or remedy hereunder. Each of the parties hereto confirms that damages at law may not always be an adequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof.

Section 11.11	Partition.

No Member or Preferred Holder nor any successor-in-interest to a Member or Preferred Holder shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member and each Preferred Holder, on behalf of itself and its successors and assigns, hereby waives any such right. It is the intention of the Members and Preferred Holder that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members, the Preferred Holders and their successors-in-interest to Transfer any interest in the Company shall be subject to the limitations and restrictions set forth in this Agreement.

Section 11.12	Amendment.

(a)                This Agreement and the Certificate of Formation may not be amended or modified at any time (whether by merger, consolidation or otherwise), other than, subject to Section 6.19, Section 6.20 and Section 11.12(b), by an instrument unanimously approved by the Board of Directors and signed by each Director.

(b)                Notwithstanding Section 11.12(a), (i) the prior written consent of a Member shall be required for an amendment of this Agreement if such amendment would adversely and materially affect the rights or obligations of such Member and (ii) the prior written consent of RST and WST shall be required for any amendment of (A) this Agreement if such amendment adversely affects the rights or obligations of such Person or (B) Section 6.30.

(c)                For the avoidance of doubt, Preferred Holders shall have no voting, approval or consent rights under this Section 11.12, except as may be expressly specified in the Preferred Unit Designation related to such class or series of Preferred Units.

Section 11.13	No Third-Party Rights Created Hereby.

The provisions of this Agreement are solely for the purpose of defining the rights and obligations of the Members, Preferred Holders, Silver Parent and Silver OP, and the interests of the Members and Preferred Holders, inter se; and no other person, firm, or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title, or interest by way of subrogation or otherwise in and to the rights, powers, titles, and provisions of this Agreement; provided, that (i) the Preferred Holders shall be intended third party beneficiaries of Section 5.2(e), (ii) the Indemnified Persons shall be intended third party beneficiaries of Section 6.25, (iii) any Affiliate of the Company that is a Lender shall be intended third party beneficiaries of Section 6.27 and (iv) the Alternative Indemnitors shall be intended third party beneficiaries of Section 6.25(m), in each case of clauses (i) through (iv), with full rights of enforcement (including pursuant to Section 11.10).

Section 11.14	Agreement in Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which as so executed shall constitute one (1) Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart; provided, however, that no provision of this Agreement shall become effective and binding, unless and until all parties hereto have duly executed this Agreement, at which time this Agreement shall then become effective and binding as of the date first above written.

Section 11.15	Attorneys-In-Fact.

Any Member or Preferred Holder may execute a document or instrument or take any action required or permitted to be executed or taken under the terms of this Agreement by and through an attorney-in-fact duly appointed for such purpose (or for purposes including such purpose) under the terms of a written power of attorney (including any power of attorney granted herein).

Section 11.16	Execution by Trustee.

Any trustee executing this Agreement in such capacity shall be considered as executing this Agreement solely in his capacity as a trustee of the trust of which he is a trustee, and such trustee shall have no personal liability hereunder except to the extent such trustee is otherwise party to this Agreement.

Section 11.17	Lost Membership Interest Certificates.

In the event that any Membership Interest Certificate shall be lost, stolen, or destroyed, the Chief Executive Officer or the Board of Directors may authorize the issuance of a substitute Membership Interest Certificate in place of the Membership Interest Certificate so lost, stolen, or destroyed. In each such case, the applicant for a substitute Membership Interest Certificate shall furnish to the Chief Executive Officer or the Board of Directors evidence to its satisfaction of the loss, theft, or destruction of such Membership Interest Certificate and of the ownership thereof, and also such security or indemnity as the Chief Executive Officer or the Board of Directors may reasonably require.

Section 11.18	Actions by Titanium Family Group.

Subject to the express terms of this Agreement, the Titanium Family Group shall appoint, one (1) individual (the “Titanium Family Designee”) to perform all actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, selections, and the like to be taken, made, or given by or to or with respect to the Titanium Family Group and any of its Permitted Transferees (including to receive any notices contemplated by this Agreement), and all such actions, decisions, determinations, designations, delegations, directions, appointments, consents, approvals, deliveries, selections, and the like shall be controlling and binding upon each member of the Titanium Family Group and each of their respective Permitted Transferees. The approval or removal of the Titanium Family Designee shall require approval or consent in a writing that is executed by members of the Titanium Family Group that own in excess of fifty percent (50%) of the Membership Interests that are then owned by the Titanium Family Group. Silver Parent, Silver OP and the Silver Member (and any of their respective Affiliates) shall be entitled to rely on any action or decision of the Titanium Family Designee. Written notice shall be provided to the Silver Member in advance of any appointment or removal of a Titanium Family Designee.

Section 11.19	Release.

Effective as of the date hereof, each member of the Titanium Family Group and RST and WST, in each case, for themselves and their respective Affiliates (each a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Releasors has, might have or might assert now or in the future (but only to the extent arising out of acts or omissions occurring on or prior to the date hereof), against Titanium, the Company or the Company Subsidiaries or any of their respective Subsidiaries, successors, assigns, officers, directors, managers, partners and employees (in each case in their capacity as such) (each, a “Releasee”), arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken on or prior to the date hereof; provided, however, that nothing contained in this Section 11.19 shall release, waive, discharge, relinquish or otherwise affect (a) any obligations, rights or claims under any agreements entered into after the date of the Merger Agreement not in violation of the Merger Agreement or this Agreement, (b) the rights, claims, liabilities or obligations of any party to the extent arising out of, based upon or resulting from this Agreement, the Merger Agreement or any other agreement entered into by a Releasee in connection with the transactions contemplated by the Merger Agreement or this Agreement, (c) any rights, claims, liabilities or obligations to the extent arising out of, based upon or resulting from a Releasor’s employment with a Releasee with respect to any compensation (including the Option Deferral Agreement, as modified by the Merger Agreement and this Agreement), employee welfare, employee retirement, benefits (including 401k plans), perquisite arrangements or other similar entitlements, (d) any indemnification, advancement or reimbursement obligations of a Releasee to a Releasor under any agreements, bylaws, certificates of incorporation, operating agreements, limited partnership agreements, limited liability company agreements or any other organizational documents of such entities or federal, state or local law (in the case of such advance or reimbursement obligations, subject to receipt of an undertaking to repay the applicable expenses if it shall ultimately be determined that indemnification was not available) relating to (I) any circumstances, as to which a Releasor has not received notice of or has not been made aware of, or as to which Releasor does not know or should not reasonably have known could give rise to such indemnification, advancement or reimbursement obligations, in each case as of the date of the Merger Agreement, or which were disclosed pursuant to the Merger Agreement, or (II) the Merger Agreement or the transactions contemplated thereby or hereby, (e) any rights a Releasor may have as an insured under any director’s and officer’s liability insurance policy now or previously in force, (f) any contractual rights, claims, liabilities or obligations of any party under any of the agreements listed on Exhibit G or Schedule III, excluding indemnification and similar matters as to circumstances known or which should reasonably have been known by a Releasor as of the date of the Merger Agreement, and excluding those arising out of, based upon or resulting from a breach or other failure to comply with any such agreement or (g) any ordinary course contractual rights, claims, liabilities or obligations to the extent arising out of, based upon or resulting from ordinary course commercial transactions or arrangements in effect as of immediately following the Closing and disclosed publicly and filed with the SEC prior to the date of the Merger Agreement or disclosed pursuant to the Merger Agreement, other than those arising out of, based upon or resulting from a breach or other failure to comply with any such agreement.

Each Releasor shall refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Releasee based upon any matter released pursuant to this Section 11.19. The foregoing release extends to any and all claims released pursuant to this Section 11.19 of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or Liabilities whatsoever, in law or equity, in each case to the extent released pursuant to this Section 11.19. The Releasors (in their respective capacities as such) hereby explicitly waive all rights with respect to the foregoing releases under the provisions of Section 1542 of the California Civil Code (as now amended and as hereafter amended) which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Releasors (in their respective capacities as such) agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing releases. The Releasors (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal law providing the same or similar effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Members and other parties named below effective as of the date first written above.

MEMBERS:

SILVER MERGER SUB 1, LLC,
a Delaware limited liability company

By:
Name:
Title:

[TITANIUM FAMILY GROUP MEMBERS],
a [[●]]

By:
Name:
Title:

OTHER PARTIES:

SIMON PROPERTY GROUP, INC.,
a Delaware corporation

By:
Name:
Title:

SIMON PROPERTY GROUP, L.P.,
a Delaware limited partnership

By:
Name:
Title:

[Signature page to TRG Joint Venture Operating Agreement]

TAUBMAN VENTURES GROUP, LLC, SOLELY IN ITS CAPACITY AS PARTNERSHIP REPRESENTATIVE

By:
Name:
Title:

SOLELY WITH RESPECT TO HIS OBLIGATIONS UNDER SECTION 7.3 AND, TO THE EXTENT HE IS SERVING AS CHIEF EXECUTIVE OFFICER, HIS CEO OBLIGATIONS:

ROBERT S. TAUBMAN

SOLELY WITH RESPECT TO HIS OBLIGATIONS UNDER SECTION 7.3 AND, TO THE EXTENT HE IS SERVING AS CHIEF EXECUTIVE OFFICER, HIS CEO OBLIGATIONS:

WILLIAM S. TAUBMAN

[Signature page to TRG Joint Venture Operating Agreement]